SCHEDULE 14C and SCHEDULE 14F-1

(Rule 14c-101 and Rule 14f-1)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Information Statement Pursuant to Section 14(f) of the

Securities Exchange Act of 1934

And Rule 14f-1 Thereunder

(Amendment No.   )

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☒	Preliminary information statement	☐	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☐	Definitive information statement

NEWTOWN LANE MARKETING, INCORPORATED

(Name of Registrant as Specified in Its Charter)

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NEWTOWN LANE MARKETING, INCORPORATED
c/o Graubard Miller

405 Lexington Avenue, 11th Floor

New York, New York 10174

212-818-8800

INFORMATION STATEMENT PURSUANT TO SECTION 14C AND SECTION 14(F) OF
THE SECURITIES EXCHANGE ACT OF 1934 AND RULE 14C-1 AND RULE 14F-1 THEREUNDER

September [____], 2021

No vote or other action by our stockholders is required or requested in response to this information statement. We are not asking you for a proxy and you are requested not to send us a proxy.

This information statement is being furnished to holders of record of the common stock of Newtown Lane Marketing, Incorporated, a Delaware corporation (the “Company”), as of the close of business on September [_____], 2021, in accordance with the requirements of Sections 14(c) and 14(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rules 14c-1 and 14f-1 promulgated under the Exchange Act. This also notifies the Company’s stockholders that on or about February 8, 2021 and September 6, 2021, the Company received written consents in lieu of meetings of stockholders from the holder of a majority of the Company’s common stock approving the following:

●	the change (the “Change of Control”) in the majority of the Company’s board of directors (the “Board”) that is expected to result from the consummation of the transactions contemplated by that certain Agreement and Plan of Reorganization, dated as of February 8, 2021 (the “Merger Agreement”), entered into among the Company, Newtown Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), and Cyxtera Cybersecurity, Inc. d/b/a AppGate, a Delaware corporation (“Appgate”);

●	the second amended and restated certification of incorporation of the Company (the “Amended Charter”), which, among other things, amends the Company’s amended and restated certificate of incorporation, which became effective on February 27, 2006 and was subsequently amended on October 18, 2007 and August 15, 2008 (the “Existing Charter”), to (i) change the Company’s name to “Appgate, Inc.”, (ii) designate specific courts as the exclusive forum for certain litigation that may be initiated by the Company’s stockholders, (iii) include a staggered board, which means that our Board of Directors is classified into three classes of directors with staggered three-year terms, (iv) include a prohibition on stockholder action by written consent from and after the date on which SIS Holdings (as defined below), BCEC-Cyxtera Technologies Holdings (Guernsey) L.P. (“BC Partners”), Medina Capital Fund II – SIS Holdco, LP (the “Medina Stockholder”), LDEF Series B-1 LLC – Series 17, Star Investment Series LLC – Series 38 and each of their respective affiliates (collectively, the “Investors”) cease to beneficially own in the aggregate at least 50% of the outstanding shares of common stock (the “Trigger Event”), (v) require that, from and after the Trigger Event, directors may only be removed for cause and only upon the affirmative vote of the holders of at least 66 2/3% in voting power of all of the then-outstanding shares of our common stock entitled to vote thereon, voting together as a single class, (vi) require, from and after the Trigger Event, the affirmative vote of holders of at least 75% of the voting power of all of the then outstanding shares of common stock to amend provisions of the Amended Charter relating to the management of our business, the Board, stockholder action by written consent, competition and corporate opportunities, Section 203 of the Delaware General Corporation Law (the “DGCL”), forum selection and the liability of our directors, or to amend, alter, rescind or repeal our bylaws, and (vii) increase the Company’s authorized shares of common stock from 100,000,000 to 270,000,000; and

●	the Company’s 2021 Incentive Compensation Plan (the “2021 Plan”).

The Change of Control, Amended Charter and 2021 Plan are further described under the heading “Description of Stockholder Matters” below.

As of September 10, 2021, the Company had issued and outstanding 14,643,740 shares of common stock, which is the Company’s only class of securities that would be entitled to vote for directors at a stockholders’ meeting if one were to be held. Each share of common stock is entitled to one vote.

Please read this information statement carefully. It describes the Change of Control, Amended Charter and 2021 Plan in detail and contains certain biographical and other information concerning the Company’s current and proposed executive officers and directors.

SUMMARY OF THE MATERIAL TERMS OF THE TRANSACTIONS

●	The Company has entered into the Merger Agreement with Merger Sub and Appgate. Upon the consummation of the transactions contemplated by the Merger Agreement, Merger Sub will be merged with and into Appgate (the “merger” or the “Merger”), with Appgate surviving the merger and becoming a wholly owned subsidiary of the Company. See the section titled “The Merger — Structure of the Merger” for more information on the structure of the merger.

●	Appgate is a cybersecurity company that helps corporate enterprises, financial institutions, and government entities protect against cybersecurity breaches and fraud through solutions based on Zero Trust principles. Appgate sells and delivers its solutions using a combination of term-based license subscriptions, perpetual licenses and software-as-a-service, together with related support services. Appgate was incorporated in Delaware in October 2016 and conducts business worldwide, including in the United States, Canada, Latin America, Europe, the Middle East and Asia. Appgate’s headquarters are in Coral Gables, Florida.

●	Upon consummation of the merger, each outstanding share of Appgate common stock will be converted into 234,299.84 shares of the Company’s common stock. As a result of the foregoing, the stockholders of Appgate will receive an aggregate of 117,149,920 shares of the Company’s common stock. See the section titled “The Merger — Structure of the Merger” for more information on the merger consideration and the ownership of the Company’s common stock following the merger.

●	Additionally, the Company will guarantee Appgate’s obligations of payment of principal, interest and other liabilities under the Note Issuance Agreement (as defined below) and assume Appgate’s Conversion Obligations (as defined in the Note Issuance Agreement) and Change of Control Conversion Obligations (as defined in the Note Issuance Agreement) thereunder.

●	SIS Holdings LP (“SIS Holdings”), the owner of all of the outstanding common stock of Appgate, and Ironbound Partners Fund, LLC (“Ironbound”), the current owner of the majority of the outstanding common stock of the Company, will agree, as a condition to the closing of the merger, to not to sell their shares of the Company’s common stock until the 12-month anniversary of the consummation of the merger, subject to certain exceptions.

●	Upon consummation of the merger, Jonathan J. Ledecky, the Company’s current sole director, is expected to remain on the Board, and Fahim Ahmed, Barry Field, Manuel D. Medina and Raymond Svider are expected to be appointed to the Board. See the section titled “Executive Officers, Directors and Key Employees” for more information on the Board following the merger.

●	Upon consummation of the merger, (i) Jonathan J. Ledecky is expected to resign from his position as president of the Company and (ii) Manuel D. Medina is expected to become the Executive Chairman of the Company, Barry Field is expected to become the Chief Executive Officer of the Company, Jawahar Sivasankaran is expected to become the President and Chief Operating Officer of the Company, Rene A. Rodriguez is expected to become the Chief Financial Officer of the Company and Jeremy M. Dale is expected to become the General Counsel and Secretary of the Company. See the section titled “Executive Officers, Directors and Key Employees” for more information on the management of the Company following the merger.

●	As a result of the foregoing, upon consummation of the merger, the Change of Control will occur, together with a change in the ownership of a majority of the Company’s outstanding common stock, as well as a comprehensive change in management, all as more fully described in this Information Statement.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of common stock beneficially owned as of September 10, 2021 by (i) those persons or groups known to beneficially own more than 5% of the Company’s common stock, (ii) each current director and executive officer of the Company and (iii) all executive officers and directors as a group. The information presented does not reflect the ownership interests of such individuals as a result of the merger or any of the transactions related to the merger.

The information is determined in accordance with Rule 13d-3 promulgated under the Exchange Act. Except as indicated below, the stockholders listed possess sole voting and investment power with respect to their shares.

Name of Beneficial Owner	Number of Shares(1)		Percent of Class
Ironbound Partners Fund, LLC(2) c/o Graubard Miller 405 Lexington Ave, 11th Floor, New York, NY 10174	9,509,440	(3)	69.1%
Jonathan J. Ledecky(4) c/o Graubard Miller 405 Lexington Ave, 11th Floor, New York, NY 10174	9,509,440	(3)	69.1%
Moyo Partners, LLC(5) c/o Arnold P. Kling 410 Park Avenue, Suite 1710 New York, NY 10022	2,377,360		17.3%
Arnold P. Kling(6) 410 Park Avenue, Suite 1710 New York, NY 10022	2,377,360		17.3%
Kirk M. Warshaw 2640 Lake Shore Drive, Unit 1708 Riviera Beach, FL 33404	1,070,880		7.5%
All executive officers and directors as a group (one person)	9,509,440		69.1%

(1)	Unless otherwise indicated, we have been advised that all individuals or entities listed have the sole power to vote and dispose of the number of shares set forth opposite their names. For purposes of computing the number and percentage of shares beneficially owned by a security holder, any shares which such person has the right to acquire within 60 days of September 10, 2021 are deemed to be outstanding, but those shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other security holder.

(2)	Jonathan J. Ledecky, the Company’s president and sole director, controls Ironbound Partners Fund, LLC and therefore is the beneficial owner of the shares held by this entity.

(3)	Does not include shares of Common Stock issuable upon the conversion of convertible promissory notes that have been issued from time to time by the Company to Ironbound Partners Fund, LLC, in the aggregate principal amount of $367,000.

(4)	Includes all the shares held by Ironbound Partners Fund, LLC.

(5)	Arnold P. Kling controls Moyo Partners, LLC and therefore is the beneficial owner of the shares held by this entity.

(6)	Includes all the shares held by Moyo Partners, LLC.

The Company currently does not have any equity compensation plans.

Security Ownership of Proposed Board Members and Executive Officers

The following table sets forth the number of shares of common stock owned by each person who is expected to serve as an officer and/or director of the Company following the Change of Control. For purposes of presentation, the information relating to the ownership interests of such individuals is provided after giving effect to the merger and the other transactions contemplated thereby (and as such, is based on 131,793,660 shares being issued and outstanding immediately following consummation of the merger).

Name of Beneficial Owner	Number of Shares(1)	Percent of Class(2)
Manuel D. Medina(3)	24,446,660	18.5%
Jonathan J. Ledecky(4)	9,509,440	7.2%
Fahim Ahmed	-	%
Barry Field	-	%
Raymond Svider	-	%
Rene A. Rodriguez	-	%
Jeremy M. Dale	-	%
Jawahar Sivasankaran	-	%
All executive officers and directors as a group (8 persons)	33,956,100	25.8%

*	Less than 1%.

(1)	Unless otherwise indicated, we have been advised that all individuals or entities listed have the sole power to vote and dispose of the number of shares set forth opposite their names. For purposes of computing the number and percentage of shares beneficially owned by a security holder, any shares which such person has the right to acquire within 60 days of September 10, 2021 are deemed to be outstanding, but those shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other security holder.

(2)	Does not give effect (i) to any grants or issuances under the proposed 2021 Plan or (ii) conversion of the Notes (as defined herein) by Magnetar (as defined herein). See “Merger Agreement—Note Purchase Agreement.”

(3)	Represents the pro rata ownership interest of the Medina Stockholder in the common stock held by SIS Holdings. The Medina Stockholder has the right to nominate certain members of the board of directors of SIS Holdings GP, LLC (“SIS GP”) subject to majority control of the board by BCEC – Cyxtera Technologies Holdings (Guernsey) L.P., the general partner of which is BCEC Management X Limited, which is controlled by its board of directors, which is appointed by affiliates of BC Partners. The general partner of the Medina Stockholder is Medina Capital Fund II – SIS Holdco GP, LLC (“Medina GP”). Medina GP is controlled through certain affiliates of Medina Capital that are ultimately controlled by Manuel D. Medina. The business address of the Medina Stockholder, Medina GP and Manuel D. Medina is 2333 Ponce De Leon Blvd., Suite 900, Coral Gables, Florida 33134. Mr. Medina disclaims beneficial ownership of all shares of common stock owned by the Medina Stockholder, through its interest in SIS Holdings, except to the extent of his pecuniary interest therein.

(4)	Represents shares held by Ironbound Partners Fund, LLC. Jonathan J. Ledecky, the Company’s president and sole director, controls Ironbound Partners Fund, LLC and therefore is the beneficial owner of the shares held by this entity.

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

The following sets forth information regarding (i) the Company’s current executive officers and directors and (ii) the Company’s expected executive officers and directors following the merger and the Change of Control. Except for the Merger Agreement, there is no agreement or understanding between the Company and any current or proposed director or executive officer pursuant to which he was selected as an officer or director.

Name	Age	Current Position	Position following Change of Control
Manuel D. Medina	68	None	Director and Executive Chairman
Jonathan J. Ledecky	63	President and Sole Director	Director
Fahim Ahmed	42	None	Director
Barry Field	51	None	Director and Chief Executive Officer
Raymond Svider	59	None	Director
Jawahar Sivasankaran	44	None	President and Chief Operating Officer
Rene A. Rodriguez	45	None	Chief Financial Officer
Jeremy M. Dale	36	None	General Counsel and Secretary

Jonathan J. Ledecky is expected to continue to serve as a Director following the Change of Control. Mr. Ledecky has served as the Company’s president and a director since October 2015. Mr. Ledecky has been a co-owner of the National Hockey League’s New York Islanders franchise since October 2014. He also serves as an Alternate Governor on the Board of Governors of the NHL and as President of NY Hockey Holdings LLC. Mr. Ledecky has served as chairman of Ironbound Partners Fund, LLC, a private investment management fund, since March 1999. He served as the President and Chief Operating Officer of Northern Star Acquisition Corp. from September 2020 until it consummated an initial business combination with Barkbox, Inc. in June 2021 (NYSE: BARK), at which time it was renamed The Original Bark Company and he has continued to serve as a director since such date. He is the President, Chief Operating Officer and director of Northern Star Investment Corp. II (NYSE: NSTB), a blank check company that has entered into a definitive agreement for a business combination with Apex Clearing Holdings LLC, the parent company of Apex Clearing Corporation, a custody and clearing engine that’s powering the future of digital wealth management. Mr. Ledecky is also the President, Chief Operating Officer and director of Northern Star Investment Corp. III (NYSE: NSTC) and Northern Star Investment Corp. IV (NSTD), each since November 2020, and Chairman of the Board of Pivotal Investment Corporation III (NYSE: PICC), since October 2020. Each of Northern Star Investment Corp. III, Northern Star Investment Corp. IV and Pivotal Investment Corporation III is a blank check company that is currently searching for an initial business combination. From July 2019 to December 2020, Mr. Ledecky was the Chief Executive Officer and Chairman of the Board of Directors of Pivotal Investment Corporation II (NYSE: PIC), a blank check company that consummated an initial business combination with XL Fleet, which is a leading provider of fleet electrification solutions for Class 2-6 commercial vehicles in North America. From August 2018 to December 2019, he served as Chairman and Chief Executive Officer of Pivotal Acquisition Corp. (NYSE: PVT), a blank check company that consummated an initial business combination with KLDiscovery Inc. in December 2019, and served as a member of the board of KLDiscovery from such date until June 2021. From July 2005 to December 2007, Mr. Ledecky served as President, Secretary and a Director of Endeavor Acquisition Corp., a blank check company that completed its initial business combination with American Apparel, Inc. From January 2007 to May 2009, he served as President, Secretary and a Director of Victory Acquisition Corp., a blank check company that was unable to consummate an initial business combination. He also served as President, Secretary and a Director of Triplecrown Acquisition Corp., a blank check company, from June 2007 until it completed its initial business combination with Cullen Agricultural Technologies, Inc. in October 2009. Mr. Ledecky founded U.S. Office Products in October 1994 and served as its Chief Executive Officer until November 1997 and as its Chairman until its sale in June 1998. U.S. Office Products was one of the fastest start-up entrants in the history of the Fortune 500 with sales in excess of $3 billion within its first three years of operation. From 1999 to 2001, Mr. Ledecky was vice chairman of Lincoln Holdings, owners of the Washington sports franchises in the NBA, NHL and WNBA. In addition to the foregoing, Mr. Ledecky served as Chairman of the Board and Chief Executive Officer of Consolidation Capital Corporation from its formation in February 1997 until March 2000 when it merged with Group Maintenance America Corporation. Mr. Ledecky also has served as a trustee of George Washington University, a director of the U.S. Chamber of Commerce and a commissioner on the National Commission on Entrepreneurship and previously served as a trustee of the U.S. Olympic Foundation and the U.S. Paralympic Foundation. In 2004, Mr. Ledecky was elected the Chief Marshal of the 2004 Harvard University Commencement, an honor bestowed by his alumni peers for a 25th reunion graduate deemed to have made exceptional contributions to Harvard and the greater society while achieving outstanding professional success. Mr. Ledecky received a B.A. (cum laude) from Harvard University in 1979 and an M.B.A. from the Harvard Business School in 1983. We believe Mr. Ledecky’s qualifications to serve on the Board include his extensive executive leadership and business and entrepreneurial experience, including experience in the technology sector.

Manuel D. Medina is expected to be a Director and serve as Executive Chairman following the Change of Control. Mr. Medina currently serves as the Executive Chairman of Appgate. Previously, Mr. Medina was Chief Executive Officer of Cyxtera Technologies, Inc. from May 2017 to December 2019 and President from May 2017 to February 2018. Mr. Medina is also the Founder and Managing Partner of Medina Capital, a private equity investment firm that he founded in 2012. Mr. Medina has more than 30 years of experience as a highly successful businessman and entrepreneur in the IT infrastructure and cybersecurity industries. Mr. Medina was the Founder, Chairman of the Board and CEO of Terremark until April of 2011, when Terremark was acquired by Verizon Communications Inc. (NYSE: VZ). Under his leadership, Terremark distinguished itself as a leading global provider of managed IT infrastructure services for Fortune 500 enterprises and federal government agencies. At Terremark, Mr. Medina brought his vision to deliver a comprehensive set of best-of-breed IT infrastructure services from purpose-built, carrier-neutral data center facilities to fruition. Mr. Medina is also the founder and chairman of the board of eMerge Americas, the premier B2B technology event connecting the U.S., Latin America, and Europe. Mr. Medina currently serves on the board of Cyxtera Technologies, Inc. (NASDAQ: CYXT). He received his B.S. in Accounting from Florida Atlantic University. Mr. Medina’s qualifications to serve on the Board include his extensive business and entrepreneurial experience in the technology sector, as well as his strong executive leadership experience and in-depth knowledge of Appgate.

Fahim Ahmed is expected to be a Director following the Change of Control. Mr. Ahmed currently serves as Partner at BC Partners. BC Partners is a leading international investment firm that specializes in the investment of assets under management in private equity. Before joining BC Partners in 2006, from 2004 to 2006 and from 2000 to 2002, Mr. Ahmed served as a consultant of the Boston Consulting Group. Mr. Ahmed currently serves on the boards of Chewy Inc. (NYSE: CHWY), an online pet retailer company, Cyxtera Technologies, Inc. (NASDAQ: CYXT), Presidio Inc. and PetSmart. Mr. Ahmed previously served as a director of Suddenlink Communications, and was involved in investments in Office Depot, Inc., Intelsat S.A., Dometic Corporation, and Foxtons. Mr. Ahmed holds a Master of Philosophy degree in economics from Oxford University, where he was a Rhodes Scholar, and a B.A. from Harvard University. Mr. Ahmed’s qualifications to serve on the Board include his outside board experience as a director of public and private entities, his extensive finance expertise and his in-depth knowledge of the technology sector.

Raymond Svider is expected to be a Director following the Change of Control. Mr. Svider currently serves as Partner and Chairman of BC Partners and as Chairman of the Executive Committee of BC Partners. He joined BC Partners in 1992 and is currently based in New York. Since Mr. Svider joined BC Partners in 1992, he has led investments in a number of sectors including TMT, healthcare, industrials, business services, consumer and retail. He is currently Executive Chairman of PetSmart, Inc., a pet supply company, since March 2015, Chairman of the Board of Chewy, Inc. (NYSE: CHWY) since April 2019, Chairman of the Advisory Board of The Aenova Group, a pharmaceutical manufacturing company, since April 2019 and also serves on the boards of Altice USA (NYSE: ATUS), a cable television provider, since June 2017, Intelsat, a communications satellite services provider, since June 2007, Navex Global, a software company, since September 2018, GFL Environmental (NYSE: GFL), a waste management company, since May 2018, GardaWorld, a private security firm, since October 2019, Presidio, Inc., a technology services company, since December 2019, and Cyxtera Technologies, Inc. (NASDAQ: CYXT), a data center company, since February 2020. Mr. Svider previously served as a director of Office Depot, an office supply company, from June 2009 to November 2013, as well on boards of various domestic and international private companies. He is also on the boards of the Mount Sinai Children’s Center Foundation in New York and the Polsky Center Private Equity Council at the University of Chicago. Mr. Svider received an MBA from the University of Chicago and an MS in Engineering from both Ecole Polytechnique and Ecole Nationale Superieure des Telecommunications in France. Mr. Svider’s qualifications to serve on the Board include his outside board experience as a director of public and private entities, and his in-depth knowledge of private equity, finance, corporate governance, and executive compensation and the technology sector.

Barry Field is expected to be a Director and serve as Chief Executive Officer following the Change of Control. Mr. Field currently serves as Chief Executive Officer of Appgate, a position he has held since May 2020. Previously, Mr. Field was Chief Revenue Officer of Appgate from January 2020 to May 2020, and Chief Revenue Officer of Cyxtera Technologies, Inc., Appgate’s former parent company, from May 2017 to January 2020. Mr. Field has also been a Partner at Medina Capital, a private equity investment firm, since May 2013. Mr. Field has extensive experience as a sales executive leading successful IT infrastructure and software-enabled technology sales organizations. Mr. Field previously served as CEO of Cryptzone, where he led the strategic vision, product development, international growth and expansion into new markets. He received his B.S. in Marketing from Fairfield University. Mr. Field’s qualifications to serve on the Board include his familiarity with Appgate’s business and operations, as well as his leadership, management and technology experience, particularly in Appgate’s industry.

Jawahar Sivasankaran is expected to serve as President and Chief Operating Officer following the Change of Control. Mr. Sivasankaran currently serves as President and Chief Operating Officer of Appgate, a position he has held since August 2021. Previously, Mr. Sivasankaran was Group Vice President, Head of Global Security Specialization Sales at Splunk from July 2019 to August 2021. Before that, Mr. Sivasankaran held various positions at Cisco, including, but not limited to, Head of Sales & Business Development, Alliances, Strategic Partners & Managed Services, Global Security Sales Organization from July 2017 to July 2019, Global Security Sales, Senior Director, Head of Business Development and Go-to-Market Strategy from April 2015 to June 2017 and Global Field CTO, Senior Director from December 2012 to April 2015. Mr. Sivasankaran has more than 23 years of industry experience in sales, consulting, business development, and various past technical leadership roles. He received his B.S. in Engineering from the University of Madras, his Masters in Information Systems Management from the University of Phoenix and his MBA from the University of Pennsylvania’s Wharton School.

Rene A. Rodriguez is expected to serve as Chief Financial Officer following the Change of Control. Mr. Rodriguez currently serves as Chief Financial Officer of Appgate, a position he has held since March 2020. Previously, Mr. Rodriguez was Chief Financial Officer of Cyxtera Technologies, Inc., Appgate’s former parent company, from May 2017 to January 2020. Mr. Rodriguez has also been the Chief Financial Officer of Medina Capital, a private equity investment firm, since July 2011. Mr. Rodriguez has more than 20 years of experience as a finance executive with expertise in managing financial operations, capital markets, investor relations, financial analysis, and mergers and acquisitions. He received his B.B.A. in Accounting from the University of Notre Dame and his MBA in Finance from the University of Miami.

Jeremy M. Dale is expected to serve as General Counsel and Secretary following the Change of Control. Mr. Dale currently serves as General Counsel of Appgate, a position he has held since January 2020. Previously, Mr. Dale was Associate General Counsel of Cyxtera Technologies, Inc., Appgate’s former parent company, from May 2017 to January 2020, and Associate General Counsel of 3Cinteractive from July 2014 to April 2017. Prior to that, Mr. Dale was an associate at Greenberg Traurig, LLP from September 2010 to June 2014. He received his B.S. in Finance, B.A. in Economics, and M.S. in Finance from the University of Florida, and his Juris Doctorate from the University of Virginia.

Director Independence and Board Committees

The Board currently consists of Jonathan J. Ledecky as the sole director. Upon consummation of the transactions contemplated by the Merger Agreement and the Change of Control, Jonathan J. Ledecky is expected to remain a director and each of Fahim Ahmed, Manuel D. Medina, Barry Field and Raymond Svider, are expected to be appointed to the Board.

Utilizing the definition of “independent” set forth in the NASDAQ Stock Market’s listing standards, the Company believes that Fahim Ahmed and Raymond Svider will be considered independent upon the Change of Control.

As the Company currently has one member of the Board and given its limited operations, the Company does not have separate or independent audit, nominating or compensation committees. The Board has determined that the Company does not have an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K. In addition, we have not adopted any procedures by which the Company’s stockholders may recommend nominees to the Board. The Company is expected to remain without separate or independent audit, nominating or compensation committees upon consummation of the transactions contemplated by the Merger Agreement and the Change of Control.

Family Relationships

There are no family relationships among the Company’s existing or incoming directors or officers.

Involvement in Certain Legal Proceedings

During the past ten years, no existing or incoming officer or director of the Company has:

(1) Petitioned for bankruptcy under the federal bankruptcy laws or had a petition under the federal bankruptcy laws or any state insolvency law filed by or against, or had a receiver, fiscal agent or similar officer appointed by a court, any business of which such person was a general partner or executive officer either at the time of the bankruptcy or proceeding or within two years prior to that time;

(2) Been convicted in a criminal proceeding or is a named subject of any pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) Been subject to any order, judgment or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him/her from, or otherwise limiting his/her involvement in the following activities:

(a) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor brokerage, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing to conduct or practice in connection with such activity;

(b) Engaging in any type of business practice; or

(c) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

(4) Been subject to any order, judgment or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days his/her right to engage in any type of activity described in 3(a) above, or to be associated with persons engaged in any such activity;

(5) Been found by a court of competent jurisdiction in a civil action or by the SEC to have violated any federal or state securities law, and the judgment in such civil action or finding by the SEC has not been subsequently reversed, suspended, or vacated;

(6) Been found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated a federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated;

(7) Been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or fining, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(a) Any federal or state securities or commodities law or regulation;

(b) Any law or regulation respecting financing institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(c) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8) Been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act, any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Meetings

During the fiscal year ended March 31, 2021, the sole director of the Company acted by unanimous written consent on three occasions. The sole director also acted by unanimous written consent on one occasion since April 1, 2021.

The Company encourages its director(s) to attend its annual meeting of stockholders; however, the Company did not have an annual meeting of stockholders in the fiscal years ended March 31, 2020 or 2021.

Compliance with Section 16(a) of the Exchange Act

Each director and executive officer of the Company and each beneficial owner of 10% or more of the Company’s common stock is required to report his or her transactions in shares of the Company’s common stock to the SEC within a specified period following a transaction. Based on the Company’s review of filings with the SEC and written representations furnished to the Company during the fiscal year ended March 31, 2021, the directors, executive officers, and 10% beneficial owners filed all such reports within the specified time period.

EXECUTIVE AND DIRECTOR COMPENSATION

Current Executive Compensation

Jonathan J. Ledecky, who serves as the Company’s sole executive officer, did not receive any salary or other compensation from the Company in the fiscal years ended March 31, 2020 or March 31, 2021.

The Company is not party to any employment agreements or other compensation plans.

Directors’ Compensation

The Company did not pay any director compensation in the fiscal years ended March 31, 2020 or 2021.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board currently consists solely of Jonathan J. Ledecky. He is not “independent” as such term is defined under the NASDAQ Stock Market’s listing standards.

On May 14, 2013, Ironbound, the Company’s majority stockholder, loaned $100,000 to the Company and the Company issued a promissory note in such amount (the “May 2013 Note”) to Ironbound. In July 2014, the May 2013 Note was amended and restated (the “Amended and Restated Note”) to extend the maturity date to August 31, 2015 and provide for the principal and accrued interest to be convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the Amended and Restated Note), or upon the consummation of a “Fundamental Transaction” (as defined in the Amended and Restated Note) at the “Conversion Price” (as defined in the Amended and Restated Note).

On July 25, 2014, Ironbound loaned an additional $72,000 to the Company pursuant to a promissory note (the “July 2014 Note”) on the same terms as the Amended and Restated Note, including having a maturity date of August 31, 2015.

Effective September 1, 2015, the maturity dates of the Amended and Restated Note and the July 2014 Note (the “Prior Notes”) were extended from August 31, 2015 to August 31, 2016.

On December 31, 2015, Ironbound loaned the Company an additional $10,000. This loan was subsequently evidenced by a note with the same terms as the Prior Notes (the “December 2015 Note”).

On April 1, 2016, Ironbound loaned the Company an additional $10,000. This loan was evidenced by a note with the same terms as the Prior Notes (the “April 2016 Note”). The proceeds of the April 2016 Note were used by the Company to fund working capital needs.

On July 15, 2016, Ironbound loaned the Company an additional $25,000. This loan was evidenced by a note (the “July 2016 Note”) with a maturity date of August 31, 2017 and interest rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the July 2016 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the July 2016 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the July 2016 Note) at the “Conversion Price” (as defined in the July 2016 Note). The proceeds of the July 2016 Note were used by the Company to fund working capital needs.

Effective September 1, 2016, the maturity dates of all of the other outstanding notes between Ironbound and the Company were extended from August 31, 2016 to August 31, 2017.

On February 14, 2017, Ironbound loaned the Company an additional $50,000. This loan was evidenced by a note (the “February 2017 Note”) with a maturity date of August 31, 2017 and interest rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the February 2017 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the February 2017 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the February 2017 Note) at the “Conversion Price” (as defined in the February 2017 Note). The proceeds of the February 2017 Note were used by the Company to fund working capital needs.

Effective September 1, 2017, the maturity dates of all of the outstanding Notes between Ironbound and the Company were extended from August 31, 2017 to August 31, 2018.

In August 2018, the maturity dates of all of the outstanding notes between Ironbound and the Company were extended from August 31, 2018 to August 31, 2019.

On August 27, 2018, Ironbound loaned the Company an additional $15,000. This loan was evidenced by a note (the “August 2018 Note”) with a maturity date of August 31, 2019 and interest rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the August 2018 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the August 2018 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the August 2018 Note) at the “Conversion Price” (as defined in the August 2018 Note). The proceeds of the August 2018 Note were used by the Company to fund working capital needs.

On December 4, 2018, Ironbound loaned the Company an additional $25,000. This loan was evidenced by a note (the “December 2018 Note”) with a maturity date of August 31, 2019 and interest rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the December 2018 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the December 2018 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the December 2018 Note) at the “Conversion Price” (as defined in the December 2018 Note). The proceeds of the December 2018 Note were used by the Company to fund working capital needs.

Effective November 12, 2019, the maturity dates of all of the outstanding notes between Ironbound and the Company were extended from August 31, 2019 to August 31, 2020.

On November 27, 2019, Ironbound loaned the Company an additional $40,000. The loan was evidenced by a note (the “November 2019 Note”) with a maturity date of August 31, 2020 and interest rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the November 2019 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the November 2019 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the November 2019 Note) at the “Conversion Price” (as defined in the November 2019 Note). The proceeds of the November 2019 Note were used by the Company to fund working capital needs.

Effective August 31, 2020, the maturity dates of all of the outstanding notes between Ironbound and the Company were extended from August 31, 2020 to August 31, 2021.

On August 18, 2020, the Company issued a convertible promissory note (the “August 2020 Note”) in the principal amount of $20,000 to Ironbound. The August 2020 Note has a maturity date of August 31, 2021 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the August 2020 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the August 2020 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the August 2020 Note) at the “Conversion Price” (as defined in the August 2020 Note). The proceeds of the August 2020 Note were utilized by the Company to fund working capital needs.

On February 8, 2021, concurrently with the execution of the Merger Agreement, SIS Holdings, the holder of Appgate common stock representing 100% of the then-outstanding common stock, entered into an agreement (“Appgate Support Agreement”) pursuant to which it agreed to (i) appear at a stockholder meeting called by Appgate for the purpose of approving the merger and other transactions contemplated by the Merger Agreement, for the purpose of establishing a quorum, (ii) vote all shares of Appgate common stock beneficially owned by it (or execute a written consent) in favor of the merger and the adoption of the Merger Agreement, (iii) vote all shares of Appgate common stock beneficially owned by it (or execute a written consent) against any action that would reasonably be expected to materially impede, interfere with, delay, postpone, or adversely affect the merger or any of the other transactions contemplated by the Merger Agreement, (iv) not solicit, initiate, encourage, or facilitate certain alternate business combinations, and (v) not to transfer, assign, or sell such covered shares, except to certain permitted transferees, prior to the consummation of the merger.

On February 8, 2021, concurrently with the execution of the Merger Agreement, Ironbound, the controlling stockholder of the Company, entered into an agreement (“Parent Support Agreement”), pursuant to which Ironbound agreed to (i) appear at a stockholder meeting called by the Company for the purpose of approving the merger and other transactions contemplated by the Merger Agreement, for the purpose of establishing a quorum, (ii) vote all shares of the Company’s common stock beneficially owned by it (or execute a written consent) in favor of the merger and the adoption of the Merger Agreement, including certain actions contemplated in the Merger Agreement as necessary to permit consummation of the merger such as increases in the Company’s authorized shares of common stock, increases to the size of the Board and changing Company’s name to “Appgate, Inc.”, (iii) vote all shares of the Company’s common stock beneficially owned by it (or execute a written consent) against any action that would reasonably be expected to materially impede, interfere with, delay, postpone, or adversely affect the merger or any of the other transactions contemplated by the Merger Agreement, (iv) not solicit, initiate, encourage, or facilitate certain alternate business combinations, and (v) not to transfer, assign, or sell such covered shares, except to certain permitted transferees, prior to the consummation of the merger.

The Merger Agreement provides that, prior to Closing, the Company will enter into an agreement (the “Newtown Registration Rights Agreement”) with SIS Holdings and Ironbound pursuant to which such parties will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of 1933, as amended (“Securities Act”), of the Company’s common stock to be issued to them at the Closing, subject to certain conditions set forth therein.

Related Party Policy

The Company has not adopted a Related Party Transactions Policy (the “policy”) given its limited operations. However, it is expected that following the consummation of the merger, the policy will be adopted. It is expected that the policy will require the Company to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the Board (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

The Company also requires each director and executive officer to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

DESCRIPTION OF STOCKHOLDER MATTERS

On February 8, 2021, the Company obtained the written consent of a majority of its outstanding shares of common stock approving the Change of Control. On September 6, 2021, the Company obtained the written consent of a majority of its outstanding shares of common stock approving the 2021 Plan and the Amended Charter, which amends the Existing Charter to, among other things, (i) change the Company’s name to “Appgate, Inc.”, (ii) designate specific courts as the exclusive forum for certain litigation that may be initiated by the Company’s stockholders, (iii) include a staggered board, which means that our Board of Directors is classified into three classes of directors with staggered three-year terms, (iv) include a prohibition on stockholder action by written consent from and after the Trigger Event, (v) require that, from and after the Trigger Event, directors may only be removed for cause and only upon the affirmative vote of the holders of at least 66 2/3% in voting power of all of the then-outstanding shares of our common stock entitled to vote thereon, voting together as a single class, (vi) require, from and after the Trigger Event, the affirmative vote of holders of at least 75% of the voting power of all of the then outstanding shares of common stock to amend provisions of the Amended Charter relating to the management of our business, the Board, stockholder action by written consent, competition and corporate opportunities, Section 203 the DGCL, forum selection and the liability of our directors, or to amend, alter, rescind or repeal our bylaws, and (vii) increase the Company’s authorized shares of common stock from 100,000,000 to 270,000,000. The foregoing actions by written consent eliminated the need to call and hold a special stockholder meeting to approve such items. The Company’s sole director had previously approved each of the foregoing items.

Each of the Change of Control, Amended Charter and the 2021 Plan will be effective upon consummation of the merger with Appgate and, solely in the case of the Amended Charter, the filing of the Amended Charter with the Secretary of State of the State of Delaware, which is anticipated to take place during the third quarter of our fiscal year 2021 after the satisfaction by the Company and Appgate of certain closing conditions; provided, however, that in no event will such actions be effective earlier than at least 20 days after the mailing of this Information Statement to the Company’s stockholders.

The following is a description of the actions taken by majority written consent:

Change of Control

On February 8, 2021, the Company entered into the Merger Agreement with Merger Sub and Appgate. A copy of the Merger Agreement is attached to this information statement as Annex A. Upon the consummation of the transactions contemplated by the Merger Agreement, Merger Sub will be merged with and into Appgate, with Appgate surviving the merger and becoming a wholly owned subsidiary of the Company.

Upon consummation of the merger, the sole holder of common stock of Appgate will receive an aggregate of 117,149,920 shares of the Company’s common stock. Upon consummation of the merger, neither the Company nor Appgate will have any options or warrants outstanding. As a result of the foregoing, and assuming no conversion of the Notes or Additional Notes (each as defined below), and not giving effect to the 2021 Plan, the current holders of common stock of the Company will own an aggregate of approximately 11% of the common stock of the Company and the sole stockholder of Appgate will own an aggregate of approximately 89% of the common stock of the Company.

Upon consummation of the merger, (i) Jonathan J. Ledecky is expected to remain a member of the Board and (ii) each of Fahim Ahmed, Barry Field, Manuel D. Medina and Raymond Svider are expected to be appointed to the Board.

Additionally, upon consummation of the merger, (i) Jonathan J. Ledecky is expected to resign from his position as president of the Company and (ii) Manuel D. Medina is expected to become the Executive Chairman of the Company, Barry Field is expected to become the Chief Executive Officer of the Company, Jawahar Sivasankaran is expected to become the President and Chief Operating Officer of the Company, Rene A. Rodriguez is expected to become the Chief Financial Officer of the Company, and Jeremy M. Dale is expected to become the General Counsel and Secretary of the Company.

As a result of the foregoing, the Change of Control will occur with respect to the Company’s stock ownership and management upon consummation of the merger with Appgate.

The merger and the Merger Agreement are described in more detail below in the section titled “The Merger.”

Amended Charter

General

On or about September 6, 2021, the Company received the written consent of a majority of its outstanding shares of common stock approving the adoption of the Amended Charter. A copy of the Amended Charter is attached to this information statement as Annex B.

The following summary describes the material provisions of our Amended Charter and is qualified in its entirety by the provisions of the Amended Charter and the DGCL. We urge you to read our Amended Charter, which is included as Annex B to this information statement.

Our purpose will be to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

Certain provisions of the Amended Charter summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock.

The Company will file the Amended Charter with the Secretary of State of the State of Delaware. Concurrently with the filing of the Amended Charter, the Company plans to notify the Financial Industry Regulatory Authority of the proposed name change and work with the Financial Industry Regulatory Authority to obtain a new trading symbol for its common stock.

Name Change

Because the Company’s business operations will be conducted through Appgate (which does business as “AppGate”) upon consummation of the merger, the Company is changing its name to “Appgate, Inc.”.

Exclusive Forum

The Amended Charter will designate that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or other employees or stockholders to us or our stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty, (3) any action asserting a claim against us or any of our directors or officers or other employees or stockholders arising pursuant to, or any action to interpret, apply, enforce any right, obligation or remedy under or determine the validity of, any provision of the DGCL or our amended certificate of incorporation or bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (4) any action asserting a claim that is governed by the internal affairs doctrine, or (5) any other action asserting an “internal corporate claim” under the DGCL shall be the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery does not have subject matter jurisdiction, another state court sitting in the State of Delaware or, if and only if neither the Court of Chancery nor any state court sitting in the State of Delaware has subject matter jurisdiction, then the federal district court for the District of Delaware) (the “Delaware Forum Provision”).

Notwithstanding the foregoing, the Amended Charter will provide that the Delaware Forum Provision will not apply to any actions arising under the Securities Act or the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to this provision. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.

Additionally, the Amended Charter will provide that unless the Company consents in writing to the selection of an alternative forum, the federal district court for the District of Delaware shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company are deemed to have notice of and consented to this provision. The Supreme Court of Delaware has held that this type of exclusive federal forum provision is enforceable. There may be uncertainty, however, as to whether courts of other jurisdictions would enforce such provision, if applicable.

Increase in Authorized Number of Shares of Common Stock

The Amended Charter will authorize capital stock consisting of:

●	270,000,000 shares of common stock, par value $0.001 per share; and

●	1,000,000 shares of preferred stock, par value $0.001 per share.

The increase in the authorized number of shares of common stock is necessary for the Company to consummate the merger (and to issue the shares that may be required to be issued to holders of Notes) and have additional authorized shares of common stock for financing its business, for acquiring other businesses, for grants and issuances under the 2021 Plan, for forming strategic partnerships and alliances and for stock dividends and stock splits. Notwithstanding the foregoing, authorized but unissued shares of common stock may enable the Board to render it more difficult or to discourage an attempt to obtain control of the Company and thereby protect continuity of or entrench its management, which may adversely affect the market price of the Company’s common stock. If in the due exercise of its fiduciary obligations, for example, the Board were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by the Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

General Description of Common Stock

Voting Rights. Each share of our common stock will entitle its owner to one vote on all matters submitted to a vote of our stockholders, including the election of directors. Under our Amended Charter, our stockholders will not have cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors will be able to elect all of the directors standing for election, if they should so choose.

Dividend Rights. The holders of our common stock will be entitled to ratably receive dividends, when, as and if declared by our Board, in its discretion, from funds legally available for the payment of dividends.

Liquidation Rights. If we liquidate, dissolve or wind up, the owners of our common stock will be entitled to share proportionately in our assets, if any, legally available for distribution to stockholders, but only after prior satisfaction of all outstanding debts and other liabilities and the payment of liquidation preferences, if any, on any outstanding preferred stock.

Other Rights and Preferences. Our common stock will not have preemptive rights, sinking fund provisions or subscription, redemption or conversion privileges, and it will not be subject to any further calls or assessments by us. All outstanding shares of our common stock will be fully paid and non-assessable. The rights, powers, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may authorize and issue in the future.

General Description of Preferred Stock

Our Amended Charter will authorize our Board, without further stockholder approval, to: (i) issue preferred stock in one or more series; (ii) establish the number of shares to be included in each such series; and (iii) fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions on those shares. The Board may establish a class or series of preferred stock with preferences, powers and rights (including voting rights) senior to the rights of the holders of our common stock. If we issue any of our preferred stock, it may have the effect of delaying, deferring or preventing a change in control.

Dividends

Declaration and payment of any dividend will be subject to the discretion of our Board. The time and amount of dividends will be dependent upon, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations our Board may regard as relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Anti-Takeover Provisions

Our Amended Charter will contain provisions that may delay, defer or discourage another party from acquiring control of us, including our classified Board and our ability to issue new series of preferred stock without stockholder approval. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our Board the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares; Undesignated Preferred Stock. The authorized but unissued shares of our common stock will be available for future issuance without stockholder approval except as required by law or by any stock exchange on which our common stock may be listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise capital, acquisitions and employee benefit or compensation plans. In addition, our Board may authorize, without stockholder approval, the issuance of undesignated preferred stock with voting rights or other rights or preferences designated from time to time by our Board. The existence of authorized but unissued shares of common stock or preferred stock may enable our Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Board Classification. Our Amended Charter will provide that our Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with the directors serving three-year terms. As a result, approximately one-third of our Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board. Our Amended Charter will provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our Board.

No Cumulative Voting. Our Amended Charter will provide that stockholders are not permitted to cumulate votes in the election of directors.

Stockholder Action by Written Consent. Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. Our Amended Charter will preclude stockholder action by written consent from and after the Trigger Event.

Removal of Directors; Vacancies. Under the DGCL, unless otherwise provided in our Amended Charter, directors serving on a classified board may be removed by the stockholders only for cause. Our Amended Charter provides that from and after the Trigger Event, directors may only be removed with cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of common stock of the Company entitled to vote thereon. In addition, our Amended Charter will provide that from and after the Trigger Event, any newly created directorship on our Board that results from an increase in the number of directors and any vacancy occurring in our Board may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders).

Supermajority Provisions. Our Amended Charter will provide that our Board is expressly authorized to alter, amend, rescind or repeal, in whole or in part, our bylaws without a stockholder vote in any matter not inconsistent with Delaware law and our Amended Charter. From and after the Trigger Event, in addition to any vote of the holders of any class or series of capital stock of our Company required therein, our bylaws or applicable law, any amendment, alteration, rescission or repeal of our bylaws by our stockholders will require the affirmative vote of the holders of at least 75% in voting power of all the then-outstanding shares of stock of our Company entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class is required to amend a corporation’s certificate of incorporation unless the certificate of incorporation requires a greater percentage. Our Amended Charter will provide that the following provisions in our Amended Charter may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 75% in voting power of all the then-outstanding shares of stock of our Company entitled to vote thereon, voting together as a single class:

●	the provision requiring a 75% supermajority vote for stockholders to amend our bylaws;

●	the provisions providing for a classified board of directors (the election and term of our directors);

●	the provisions regarding removal of directors;

●	the provisions regarding stockholder action by written consent;

●	the provisions regarding calling special meetings of stockholders;

●	the provisions regarding filling vacancies on our Board and newly created directorships;

●	the provisions regarding competition and corporate opportunities;

●	the provisions regarding Section 203 of the DGCL;

●	the provisions eliminating monetary damages for breaches of fiduciary duty by a director and governing forum selection; and

●	the amendment provision requiring that the above provisions be amended only with a 75% supermajority vote.

Limitations on Liability and Indemnification of Officers and Directors

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation, or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for director liability with respect to unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Our Amended Charter will provide for such limitation of liability.

Our Amended Charter will provide that, to the fullest extent permitted by the DGCL, a member of the Board shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty owed to the Company its stockholders.

Corporate Opportunity Doctrine

Our Amended Charter will provide that, to the fullest extent permitted by law (including without limitation Section 122(17) of the DGCL), the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to us or any of our officers or directors, or any of our or their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations we or they may have as of the date of the Amended Charter or in the future. Our Amended Charter will also provide that we renounce any expectancy that any of our directors or officers, or any of their respective affiliates, will offer any such corporate opportunity of which he or she may become aware to us; provided, however, that the doctrine of corporate opportunity shall apply with respect to any of our directors or officers only with respect to a corporate opportunity that was offered to such person solely and exclusively in his or her capacity as a director or officer of the Company, and (i) such opportunity is one that we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue and (ii) to the extent the director or officer is permitted to refer that opportunity to us without violating any other legal obligation.

Business Combination with Interested Stockholders

We will opt out of Section 203 of the DGCL; however, our Amended Charter will contain similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

●	prior to such time, our Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

●	at or subsequent to that time, the business combination is approved by our Board and by the affirmative vote of holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests. Our Amended Charter will provide that the Investors, and any of their respective direct or indirect transferees and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.

2021 Plan

On or about September 6, 2021, our stockholder holding a majority of our issued and outstanding shares of common stock and our sole director approved the adoption of a new public company equity incentive plan, which we refer to as the 2021 Plan. The 2021 Plan is expected to become effective upon closing of the merger. A copy of the 2021 Plan is attached to this information statement as Annex C.

The 2021 Plan is designed to allow the Company to make equity-based incentive awards to officers, employees, directors and other key persons (including consultants). The Board anticipates that providing such persons with a direct stake in the Company, following the merger, will assure a closer alignment of the interests of such individuals with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The 2021 Plan will provide for a share issuance pool equal to 11,022,170 shares of common stock as of the effective date of the 2021 Plan, which we refer to as the Share Pool Limit. The Share Pool Limit is subject to adjustment in the event of a stock split, stock dividend or other change in the Company’s capitalization. The maximum aggregate number of shares of common stock that may be issued upon exercise of incentive stock options under the 2021 Plan shall not exceed the Share Pool Limit.

If any award under the 2021 Plan is forfeited, expires or otherwise terminates without issuance of the shares of common stock in respect of such award, or if any award is settled for cash, then the shares to which those awards were subject, shall, to the extent of such forfeiture, expiration, termination, non-issuance or cash settlement, again be available for delivery with respect to awards under the 2021 Plan. It should be noted that Shares used to pay the exercise price or tax withholding associated with awards will count against and, therefore, will not be returned to the pool.

The 2021 Plan contains a limitation whereby the value of all awards under the 2021 Plan granted to any non-employee director for services as a non-employee director in any fiscal year may not exceed $750,000.

The 2021 Plan is expected to be administered by the Compensation Committee of the Board, or, if at any such time there is no Compensation Committee, the 2021 Plan will be administered by the Board. For purposes of this description of the 2021 Plan, references to the Compensation Committee shall instead refer to the Board in the event that there is no Compensation Committee. The Compensation Committee will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2021 Plan. The Compensation Committee may delegate to the chief executive officer or any other officer the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act, subject to certain limitations and guidelines. Persons eligible to participate in the 2021 Plan will be those full or part-time employees, non-employee directors and other key service providers (including consultants) as selected from time to time by the Compensation Committee in its discretion.

Under the 2021 Plan, the Compensation Committee is authorized to grant stock options, stock appreciation rights, restricted stock, restricted stock units, other equity-based awards and cash incentive awards as described below. Awards may be subject to a combination of time and performance-based vesting conditions, as may be determined by the Compensation Committee.

The 2021 Plan permits the granting by the Compensation Committee of both options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the 2021 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and key persons. The option exercise price of each option will be determined by the Compensation Committee but may not be less than 100% of the fair market value of the common stock on the date of grant unless the option is granted (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code or (ii) to individuals who are not subject to U.S. income tax. The term of each option will be fixed by the Compensation Committee and may not exceed ten years following the date of grant. The Compensation Committee will determine at what time or times each option may be exercised, including whether the vesting of such options may be accelerated under any given circumstances.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Compensation Committee or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee for at least six months or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the Compensation Committee may permit non-qualified options to be exercised using a net exercise feature, which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the aggregate exercise price.

The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of common stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price may not be less than 100% of the fair market value of common stock on the date of grant. The term of each stock appreciation right will be fixed by the Compensation Committee and may not exceed ten years following the date of grant. The Compensation Committee will determine at what time or times each stock appreciation right may be exercised.

The Compensation Committee may award restricted shares of common stock and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified vesting period. The Compensation Committee may also grant shares of common stock that are free from any restrictions under the 2021 Plan. Unrestricted stock may be granted to a participant in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The Compensation Committee may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of common stock.

The 2021 Plan provides that upon the effectiveness of a “change in control,” as defined in the 2021 Plan, an acquirer or successor entity may assume, continue or substitute outstanding awards under the 2021 Plan or cash-out awards. The Compensation Committee has the discretion to accelerate vesting of awards.

Participants in the 2021 Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the Compensation Committee, participants may elect to have up to the maximum tax withholding obligations satisfied by authorizing the Company to withhold shares of common stock to be issued pursuant to the exercise or vesting of such award.

The Compensation Committee may make such adjustments to awards as it considers appropriate to preserve their value in the event of an extraordinary dividend, recapitalization, stock split, spin-off or any other event that constitutes an equity restructuring, including adjustments to the terms of (i) the number of shares with respect to which awards may be granted under the 2021 Plan and (ii) outstanding awards (including adjustments to exercise prices of options and other affected terms of awards).

The Compensation Committee may (i) cause the cancellation of any award, (ii) require reimbursement of any award by a participant or beneficiary, and (iii) effect any other right of recoupment of equity or other compensation provided under the 2021 Plan or otherwise in accordance with any company policies that currently exist or that may from time to time be adopted or modified in the future by the Board or the Compensation Committee and/or applicable law, each of which is referred to as a “clawback policy.” In addition, a participant may be required to repay to the Company certain previously paid compensation, whether provided under the 2021 Plan or an award agreement or otherwise, in accordance with any clawback policy. By accepting an award, a participant is also agreeing to be bound by any existing or future clawback policy adopted by the Board or the Compensation Committee, or any amendments that may from time to time be made to the clawback policy in the future by the Board or the Compensation Committee in its discretion (including without limitation any clawback policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the participant’s award agreements may be unilaterally amended by the Compensation Committee, without the participant’s consent, to the extent that Compensation Committee in its discretion determines to be necessary or appropriate to comply with any clawback policy.

Except as otherwise provided by the Compensation Committee or set forth in an award agreement, awards will not be transferable except by will or by laws of descent and distribution. In no event may any award be transferred to a third party in exchange for value without the consent of the Company’s stockholders prior to vesting.

The Board may amend or discontinue the 2021 Plan, and the Compensation Committee may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may adversely affect rights under an award without the holder’s consent. Certain amendments to the 2021 Plan require the approval of the Company’s stockholders.

THE MERGER

The discussion in this information statement of the merger and the principal terms of the Merger Agreement by and among the Company, Merger Sub and Appgate is subject to, and is qualified in its entirety by reference to, the Merger Agreement. A copy of the Merger Agreement is attached to this information statement as Annex A.

The Parties

The parties to the Merger Agreement are the Company, Merger Sub and Appgate. The mailing address of each of the Company and Merger Sub is c/o Graubard Miller, 405 Lexington Avenue, 11th Floor, New York, New York 10174, and the telephone number of each is 212-818-8800. The mailing address of Appgate is 2333 Ponce De Leon Blvd., Suite 900, Coral Gables, Florida 33134, and the telephone number is 866-524-4782.

Structure of the Merger

The Merger Agreement provides for the merger of Merger Sub with and into Appgate, with Appgate surviving the merger and becoming a wholly owned subsidiary of the Company. Thereafter, the Company will operate under the name “Appgate, Inc.”

Upon consummation of the merger, the sole holder of common stock of Appgate will receive an aggregate of 117,149,920 shares of the Company’s common stock. Upon consummation of the merger, neither the Company nor Appgate will have any options or warrants outstanding. As a result of the foregoing, assuming no conversion of the Notes or Additional Notes and not giving effect to the 2021 Plan, the current holders of common stock of the Company will own an aggregate of approximately 11% of the common stock of the Company and the sole stockholder of Appgate will own an aggregate of approximately 89% of the common stock of the Company.

Indemnification

In connection with the execution of the Merger Agreement, the Company and Appgate entered into an indemnification letter agreement dated as of February 8, 2021, pursuant to which Appgate agreed to indemnify and hold harmless, subject to certain limitations specified therein, the Company and its directors and officers for all reasonable, documented legal fees and expenses incurred by any of them in connection with certain demands, claims, suits, causes of action or other proceedings arising from or related to the Merger Agreement and the transactions contemplated thereby and the operation of the Company or Appgate and its subsidiaries during the period from the date thereof until the closing.

Lock-up Agreements

SIS Holdings, the owner of all of the outstanding common stock of Appgate, and Ironbound, the owner of the majority of the outstanding common stock of the Company will agree, as a condition to the closing of the merger, to not to sell their shares until the 12-month anniversary of the consummation of the merger, subject to certain exceptions.

Background of the Merger

The terms of the Merger Agreement are the result of arms’ length negotiations between representatives of the Company and Appgate. The following is a brief discussion of the background of these negotiations, the Merger Agreement and related transactions.

As previously disclosed, the Company was incorporated in Delaware on September 26, 2005. We previously held the exclusive license to exploit the Dreesen’s Donut Brand in the United States with the exception of the states of Florida and Pennsylvania, and in Suffolk County, New York, which Dreesen retained for itself. In August 2007 there was a change in control, and we discontinued our efforts to promote the Dreesen’s Donut Brand at that time. The license from Dreesen expired on December 31, 2007.

Since the effective date of the change in control in August 2007, our main purpose has been to serve as a vehicle to acquire an operating business and we are currently considered a “shell” company in as much as we have no employees or material assets, are not generating revenues, do not own an operating business, and have no specific plan other than to engage in a merger or acquisition transaction with an operating company or business. Our principal business objective has been to achieve long-term growth potential through a combination with an operating business rather than immediate, short-term earnings. We did not restrict our potential candidate target companies to any specific business, industry or geographical location and, thus, were in a position to acquire any type of business with the analysis of new business opportunities undertaken by or under the supervision of our officers and directors.

In furtherance of this strategy, in late December 2021, representatives of the Company and Appgate discussed the terms of a potential transaction between the two entities, including the extent to which any combination would incorporate a private investment, or PIPE, by a third party.

On or about January 1, 2021, counsel for the Company circulated a skeletal draft of the Merger Agreement to Appgate and its counsel which draft lacked economic terms. From January 1, 2021 to January 7, 2021, Appgate’s executives discussed various high level considerations, including certain structural considerations, options available to Appgate with respect to listing on various stock exchanges and the availability of audited financial statements required under applicable SEC rules.

On January 5, 2021, Appgate formally engaged DBO Partners to serve as its financial advisor with respect to the merger. On January 7, 2021, a draft investor presentation detailing the business of Appgate and the proposed transaction was circulated by Appgate to the Company.

On January 8, 2021, Appgate’s executives met virtually with the Company’s President to discuss high level considerations, including discussions concerning the valuation of the Company at which any PIPE investor would invest and timing of closing of the merger.

During the week of January 11 through January 15, 2021, the representatives of the Company and Appgate met with potential PIPE investors, including the ultimate leading potential PIPE investor, Magnetar Capital, that might be interested in Appgate’s business and engaged in customary business due diligence discussions to assist the investors in their investment decision.

On January 16, 2021, Magnetar Capital provided a proposed term sheet outlining the terms of a $100 million investment into Appgate which investment would be assumed by the Company upon the closing of the merger. The investment would be in the form of 5.50% Convertible Senior Secured Notes due 2026 with an option to purchase an additional $25 million of notes within one year after closing and incorporation of a 1% original issue discount, or OID. The term sheet contemplated conversion at a $900 million pre-money equity valuation, or $1 billion post-money equity valuation with various contingencies which could adjust such valuation downward as well as certain maintenance financial covenants.

Between January 16 and January 18, 2021, the parties engaged in numerous discussions concerning the structure and terms of the PIPE investment with the interest rate for the notes being reduced from 5.50% to 5.00% to the extent paid in cash but remaining at 5.50% if paid-in-kind, all security supporting the notes being removed, the total investment being reduced from $100 million to $75 million but with the option to draw down the additional $25 million within one year of closing remaining. All OID was removed with the maturity date reduced from 2026 to 2024. All contingencies resulting in the conversion rate adjusting downward were removed such that conversion would occur only at the pre-money equity valuation of $900 million. Customary make-whole premiums were incorporated in the event of a change of control of Appgate and the maintenance financial covenants were more liberalized reducing minimum cash requirements from $25 million to $10 million and providing for more flexibility for the Company to incur indebtedness. See “The Merger Agreement—Note Purchase Agreement.” Magnetar Capital was also granted a right to participate in 25% of any subsequent convertible or debt offering.

On January 18, 2021, the Company circulated a refreshed draft of the Merger Agreement to Appgate and its counsel.

On January 19, 2021, counsel for Appgate held a telephonic meeting with counsel for the Company to discuss high level due diligence considerations, including the history of the Company and its capitalization progression as well as certain structural considerations, regulatory matters, including compliance with antitrust laws, anticipated dilution resulting from the equity compensation plan, as well as the appropriate level of restrictions set forth in the “no shop” provision of the merger agreement.

Between January 19, 2021 to February 3, 2021 counsel for Appgate revised the proposed draft merger agreement previously provided by counsel to the Company providing for greater liberalization of post-signing, pre-closing covenants, corresponding revisions to termination provisions and arriving at consensus concerning the exchange ratio to be incorporated into the merger agreement, particularly given the impact of the Magnetar Capital notes and potential conversion thereof prior to maturity. During this same period Appgate continued to populate an electronic data room to allow the Company and Magnetar Capital to conduct customary confirmatory due diligence.

Simultaneously between January 22, 2021 and February 3, 2021 counsel for Appgate revised and negotiated proposed definitive documentation provided by counsel to Magnetar Capital.

On January 24, 2021, the Company formally engaged Canaccord Genuity to serve as its financial advisor with respect to the merger. During the first week of February 2021, the Company and Appgate and their respective counsel continued to negotiate various terms of the transaction and the Merger Agreement.

On February 8, 2021, the sole director of the Company acted by written consent to approve the Merger Agreement. On February 8, 2021, the Company obtained the written consent of a majority of its outstanding shares of common stock approving the Change of Control.

The Merger Agreement was signed on February 8, 2021. On February 9, 2021, the Company issued a press release and subsequently filed a Current Report on Form 8-K on February 9, 2021, announcing the execution of the Merger Agreement and discussing the terms of the merger.

On September 6, 2021, the sole director of the Company acted by written consent to approve the Amended Charter and the adoption of the 2021 Plan to be effective upon consummation of the merger and, solely in the case of the Amended Charter, the filing of the Amended Charter with the Secretary of State of the State of Delaware. On September 6, 2021, the Company obtained the written consent of a majority of its outstanding common stock approving the Amended Charter and the adoption of the 2021 Plan to be effective upon consummation of the merger and, solely in the case of the Amended Charter, the filing of the Amended Charter with the Secretary of State of the State of Delaware. See “Description of Stockholder Matters—Amended Charter” and “Description of Stockholder Matters—2021 Plan” above.

Reasons for the Merger

The Board concluded that the Merger Agreement with Appgate was in the best interests of the Company and its stockholders. The following are material factors that were considered by the Board:

●	Appgate’s participation in the large and growing cybersecurity industry;

●	Appgate’s positioning within the cybersecurity industry, including its differentiated Zero Trust approach, third party recognized, market leading product suite and continued innovation;

●	Appgate’s potential for future growth with existing and new customers;

●	Experience and skills of Appgate’s management team; and

●	Our estimated valuation of Appgate relative to its competitors in its industry.

Based on Appgate’s existing client roster of more than 650 global corporations and government entities, and the quality of Appgate’s products and services, the Company believes that Appgate is well situated to achieve future growth. The Company believes that Appgate will materially benefit from a public company structure, gaining access to significant capital quickly to accelerate this growth, scale its business and implement its go-to-market strategies. In its decision to pursue a business combination with Appgate, the Company noted the experience and expertise of Appgate’s existing management team and that existing Appgate equity owners, led by BC Partners, Medina Capital, and management, will retain 100% of their equity in the combined company immediately following the merger.

Appraisal Rights

Under Delaware law, the Company’s stockholders do not have appraisal rights in connection with the merger or the Change of Control.

Anticipated Accounting Treatment

The merger will be accounted for as a “reverse merger” and recapitalization since immediately following the completion of the transaction, the sole stockholder of Appgate immediately prior to the merger will have effective control of the Company through its approximate 89% ownership interest in the combined entity (assuming no conversion of the Notes or Additional Notes and not giving effect to the 2021 Plan). In addition, through the sole stockholder of Appgate’s approximate 89% stockholder interest (assuming no conversion of the Notes or Additional Notes and not giving effect to the 2021 Plan), the sole stockholder of Appgate will have effective control of the combined entity through control of a substantial proportion of the Board by appointing the majority of the Board seats immediately following closing of the merger. Additionally, all of Appgate’s senior executive positions are expected to continue on as management of the combined entity after consummation of the merger. For accounting purposes, Appgate will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Appgate. Accordingly, Appgate’ assets, liabilities and results of operations will become the historical financial statements of the Company, and the Company’s assets, liabilities and results of operations will be consolidated with Appgate effective as of the merger date. No step-up in basis or intangible assets or goodwill will be recorded in this transaction.

Regulatory Matters

The merger and the transactions contemplated by the Merger Agreement are not subject to any additional federal or state regulatory requirement or approval except for filings with the State of Delaware necessary to effectuate the merger.

Required Vote

Under Delaware law, the Company’s stockholders were not required to vote to approve the Merger Agreement. However, on February 8, 2021, the Company obtained the written consent of a majority of its outstanding common stock approving the Merger Agreement and Change of Control and on September 6, 2021, the Company obtained the written consent of a majority of its outstanding common stock approving the Amended Charter and the adoption of the 2021 Plan to be effective upon consummation of the merger and, solely in the case of the Amended Charter, the filing of the Amended Charter with the Secretary of State of the State of Delaware. See “Description of Stockholder Matters—Amended Charter” and “Description of Stockholder Matters—2021 Plan” above. The foregoing eliminated the need for a special stockholder meeting to approve such items.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this information statement. Such summary is qualified by reference to the complete text of the Merger Agreement and is incorporated herein by reference. For a discussion of the merger structure, the merger consideration, indemnification and lock-up provisions of the Merger Agreement, see the section titled “The Merger” above.

Representations and Warranties

The Merger Agreement contains representations and warranties of each of the Company, Merger Sub and Appgate relating to, among other things:

●	proper organization and similar corporate matters;

●	capital structure of each constituent company;

●	the authorization, performance and enforceability of the Merger Agreement;

●	taxes;

●	financial statements, off balance sheet arrangements and absence of undisclosed liabilities;

●	holding of leases and ownership of other properties, including intellectual property;

●	contracts;

●	title to, and condition of, properties and assets and environmental and other conditions thereof;

●	absence of certain changes;

●	employee matters;

●	compliance with laws;

●	litigation; and

●	regulatory matters.

Covenants

The Company and Appgate have each agreed to take such actions as are necessary, proper or advisable to consummate the merger. They have also agreed to continue to operate their respective businesses in the ordinary course prior to the closing and not to take certain specified actions without the prior written consent of the other party.

The Merger Agreement also contains additional covenants of the parties, including covenants providing for:

●	the parties to use commercially reasonable efforts to obtain all necessary approvals from governmental agencies and other third parties that are required for the consummation of the transactions contemplated by the Merger Agreement;

●	the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;

●	Appgate to obtain the approval of its sole stockholder of the transactions contemplated by the Merger Agreement;

●	Appgate to deliver its audited financial statements for the fiscal years ended December 31, 2020 and 2019 as promptly as possible;

●	the Company to prepare and file this information statement with the SEC advising non-consenting stockholders of the actions taken by the consenting stockholders, as well as the Change of Control; and

●	Appgate to provide periodic financial information to the Company through the closing.

Conditions to Closing

General Conditions

Consummation of the merger is conditioned on Appgate’s sole stockholder approving the Merger Agreement and related transactions (which has already been obtained). In addition, the consummation of the transactions contemplated by the Merger Agreement is conditioned upon, among other things:

●	no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such transactions;

●	the execution by and delivery to each party of each of the various transaction documents;

●	the delivery by each party to the other party of a certificate to the effect that the representations and warranties of each party are true and correct in all material respects as of the closing and all covenants contained in the Merger Agreement have been materially complied with by each party;

●	the receipt of all necessary consents and approvals by third parties and the completion of necessary proceedings in compliance with the rules and regulations of each jurisdiction having jurisdiction over the subject matters; and

●	the lock-up agreements shall have been executed and delivered by the parties thereto.

Company’s and Merger Sub’s Conditions to Closing

The obligations of the Company and Merger Sub to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

●	there shall have been no material adverse change in the business or financial condition of Appgate since the date of the Merger Agreement; and

●	receipt of Appgate’s audited financial statements and, except with respect to certain adjustments with respect to Appgate’s business operation, them not being materially different from the unaudited financial statements previously received by the Company.

Appgate’s and its Sole Stockholder’s Conditions to Closing

The obligations of Appgate to consummate the transactions contemplated by the Merger Agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

●	there being no material adverse change in the business or financial condition of the Company since the date of the Merger Agreement;

●	the Newtown Registration Rights Agreement shall have been executed and delivered by the parties thereto;

●	specified officers and directors of the Company shall have resigned from their positions;

●	the Company shall have duly executed and delivered a supplemental agreement to that certain Note Issuance Agreement (as defined below), in form and substance reasonably satisfactory to the Representative (as defined in the Note Issuance Agreement) and Appgate, providing for (i) the assumption or guarantee by the Company of all of Appgate’s obligations under the Note Issuance Agreement, (ii) the substitution of the Company’s common stock for Appgate’s capital stock thereunder in all respects, and (iii) the unconditional release of Appgate from certain of its obligations thereunder, in each case effective upon consummation of the merger;

●	the consummation of the Additional Notes Issuance (as defined in the Merger Agreement);

●	without the prior written consent of Appgate, no convertible securities of the Company constituting any portion of the Company’s debt shall have been converted into any right to receive any shares of the Company’s capital stock; and

●	an officer of the Company shall certify to the reasonable satisfaction of Appgate that the Cancellation and Issuance (as defined in the Merger Agreement) or any alternative means by which the obligations intended to be satisfied by the Cancellation and Issuance have occurred.

Waivers

If permitted under applicable law, either the Company or Appgate may waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the Merger Agreement.

Termination

The Merger Agreement may be terminated at any time, but not later than the closing, as follows:

●	by mutual written agreement of the Company and Appgate;

●	by either the Company or Appgate if the merger is not consummated by November 15, 2021 (the “Outside Date”), provided that such termination is not available to a party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to be consummated before such date and such action or failure to act is a breach of the Merger Agreement, and provided further, that, if the audited financial statements of Appgate have not been delivered to the Company in accordance with the terms of the Merger Agreement by the Outside Date, but all other conditions to close have been satisfied by such date, Appgate shall continue to work diligently and in good faith to provide such audited financial statements and take additional actions to the extent reasonably determined to be necessary, and the Outside Date will be extended as necessary until such audited financial statements have been delivered, but in no event later than May 15, 2022;

●	by either the Company or Appgate if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, judgment, ruling or other action is final and nonappealable;

●	by Appgate, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or Merger Sub, or if any representation or warranty of the Company or Merger Sub shall have become untrue, in either case such that (i) the conditions set forth in Article VI of the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and (ii) such breach by the Company or Merger Sub is incapable of being cured by the Outside Date or, if curable, is not cured by the Outside Date, provided that Appgate may not terminate the Merger Agreement if it is in material breach thereof; and

●	by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Appgate or a stockholder set forth in the Merger Agreement, or if any representation or warranty of Appgate or a stockholder shall have become untrue, in either case such that (i) the conditions set forth in Article VI of the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and (ii) such breach by Appgate or a stockholder is incapable of being cured by the Outside Date or, if curable, is not cured by the Outside Date, provided that the Company may not terminate the Merger Agreement if it is in material breach thereof.

Fees and Expenses

All fees and expenses of the Merger Agreement and the transactions contemplated thereby shall be paid by Appgate, provided, that, in the event the Merger Agreement is terminated and the closing of the merger does not occur, Appgate shall only be responsible for any such fees and expenses of the Company and Merger Sub in the event the Merger Agreement is terminated by the Company for Appgate’s breach as described in the section immediately above.

Confidentiality; Access to Information

The Company and Appgate will afford to the other party and its financial advisors, accountants, counsel and other representatives prior to the completion of the merger reasonable access during normal business hours, upon reasonable notice, to all of their respective properties, books, records and key personnel to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel, as each party may reasonably request. The Company and Appgate will maintain in confidence any non-public information received from the other party, and use such non-public information only for purposes of consummating the transactions contemplated by the Merger Agreement.

Amendments

The Merger Agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

Public Announcements

The parties have agreed that until the closing or termination of the Merger Agreement, the parties will:

●	use commercially reasonable efforts to consult with each other before issuing any press release or other public statement (including through social media platforms) with respect to the Merger Agreement and the transactions contemplated thereby, provided that, prior to the closing, the Company and Appgate shall prepare a press release announcing the consummation of the merger, which shall be in a form reasonably acceptable to Appgate; and

●	except as may be required by applicable law, not issue any press release or other public statement pertaining to the Merger Agreement or the transactions contemplated thereby without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed by such other party.

Support Agreements

Concurrently with the execution of the Merger Agreement, SIS Holdings entered into the Appgate Support Agreement pursuant to which it agreed to (i) appear at a stockholder meeting called by Appgate for the purpose of approving the merger and other transactions contemplated by the Merger Agreement, for the purpose of establishing a quorum, (ii) vote all shares of Appgate common stock beneficially owned by it (or execute a written consent) in favor of the merger and the adoption of the Merger Agreement, (iii) vote all shares of Appgate common stock beneficially owned by it (or execute a written consent) against any action that would reasonably be expected to materially impede, interfere with, delay, postpone, or adversely affect the merger or any of the other transactions contemplated by the Merger Agreement, (iv) not solicit, initiate, encourage, or facilitate certain alternate business combinations, and (v) not transfer, assign, or sell such covered shares, except to certain permitted transferees, prior to the consummation of the merger.

Concurrently with the execution of the Merger Agreement, Ironbound, the controlling stockholder of the Company, entered into the Parent Support Agreement, pursuant to which Ironbound agreed to (i) appear at a stockholder meeting called by the Company for the purpose of approving the merger and other transactions contemplated by the Merger Agreement, for the purpose of establishing a quorum, (ii) vote all shares of the Company’s common stock beneficially owned by it (or execute a written consent) in favor of the merger and the adoption of the Merger Agreement, including certain actions contemplated in the Merger Agreement as necessary to permit consummation of the merger such as increases in the Company’s authorized shares of common stock, increases to the size of the Board and changing the Company’s name to “Appgate, Inc.”, (iii) vote all shares of the Company’s common stock beneficially owned by it (or execute a written consent) against any action that would reasonably be expected to materially impede, interfere with, delay, postpone, or adversely affect the merger or any of the other transactions contemplated by the Merger Agreement, (iv) not solicit, initiate, encourage, or facilitate certain alternate business combinations, and (v) not transfer, assign, or sell such covered shares, except to certain permitted transferees, prior to the consummation of the merger.

Note Purchase Agreement

Concurrently with the execution of the Merger Agreement, Appgate entered into a note purchase agreement (the “Note Purchase Agreement”) together with Appgate’s wholly-owned domestic subsidiaries (each, a “Guarantor”) and Magnetar Financial LLC (collectively with its affiliates, “Magnetar”), as representative of the several initial holders named therein (the “Initial Holders”). Pursuant to the Note Purchase Agreement, Appgate agreed to sell, and the Initial Holders agreed to purchase, upon the terms and subject to the conditions contained in the Note Purchase Agreement, (i) $50.0 million aggregate principal amount of Appgate’s 5.00% Convertible Senior Notes due 2024 (the “Notes”) on the date of the initial closing (the “Initial Closing”), (ii) $25.0 million aggregate principal amount of Notes (the “Additional Notes”) on the date of the consummation of the Merger and (iii) at the election of Magnetar, up to $25.0 million additional Notes in one or more subsequent transactions, on or prior to February 8, 2022.

Under the terms of the Note Purchase Agreement, Magnetar shall have the right to fund up to 25% of certain issuances of indebtedness of Appgate or any of its subsidiaries that is either (i) convertible or exchangeable for capital stock of Appgate or any of its subsidiaries or (ii) issued with warrants or a similar equity component convertible or exchangeable for capital stock of Appgate or any of its subsidiaries. The Note Purchase Agreement also grants to Magnetar certain preemptive rights in respect to future issuances of equity of Appgate or any of its subsidiaries.

The Initial Closing and the issuance of $50.0 million aggregate principal amount of Notes in connection therewith took place on February 9, 2021. The Notes were issued under and are governed by the terms of the Note Issuance Agreement (as defined and described below).

Note Issuance Agreement

Concurrently with the execution of the Merger Agreement, on the date of the Initial Closing, Appgate entered into a note issuance agreement (the “Note Issuance Agreement”) together with the Guarantors and Magnetar, as representative of the Initial Holders. The terms of the Note Issuance Agreement and the Notes are summarized below; capitalized terms used in this section but not otherwise defined herein shall have the respective definitions ascribed to them in the Note Issuance Agreement:

Interest and Maturity. The Notes bear interest at 5.50% per annum, payable, at the election of Appgate, entirely in cash, entirely in kind or a combination of in cash and in kind, which interest accrues from February 9, 2021, and will be payable semiannually in arrears on February 1 and August 1 of each year, beginning on August 1, 2021; provided, that in the event Appgate elects to make an interest payment in cash for any interest period, the interest rate in respect of such interest period shall be 5.00% per annum. The Notes will mature on February 9, 2024 unless earlier redeemed or repurchased.

Conversion upon Change of Control. If Appgate undergoes a Change of Control other than the Merger prior to maturity, each holder of Notes shall have the option to convert all or any portion of such Notes into Appgate common stock subject to and in accordance with the terms of the Note Issuance Agreement, including the applicable conversion rate thereunder.

Conversion. Other than upon a Change of Control, prior to maturity, each holder of Notes shall have the option to convert all or any portion of such Notes into Appgate common stock subject to and in accordance with the terms of the Note Issuance Agreement, including the applicable conversion rate thereunder.

Guarantees; Conversion Obligations. The Notes are guaranteed by each of Appgate’s wholly-owned domestic subsidiaries. Upon the consummation of certain events resulting in Appgate becoming a direct or indirect subsidiary of any person (including the Merger), such acquiring person, any direct or indirect parent company thereof and each subsidiary thereof (immediately prior to such event) shall unconditionally guarantee Appgate’s Obligations and assume all of Appgate’s Conversion Obligations and Change of Control Conversion Obligations and, upon such assumption, Appgate shall be released from its Conversion Obligations and Change of Control Conversion Obligations.

Repurchase Upon a Fundamental Change. Upon the occurrence of a Fundamental Change at any time after a Public Company Event, each holder of Notes shall have the option to require Appgate to repurchase for cash all or any portion of such Notes, at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, subject to and in accordance with the terms of the Note Issuance Agreement.

Repurchase Upon a Change of Control. Upon the occurrence of a Change of Control other than the Merger at any time before a Public Company Event, each holder of Notes shall have the option to require Appgate to repurchase for cash all or any portion of such Notes, at a repurchase price equal to 102% of the principal amount thereof, plus accrued and unpaid interest thereon, subject to and in accordance with the terms of the Note Issuance Agreement.

Covenants. The Note Issuance Agreement contains restrictive covenants that, among other things, generally limit the ability of Appgate and certain of its subsidiaries (subject to certain exceptions) to: (i) incur additional debt and issue Disqualified Stock; (ii) create liens; (iii) pay dividends, acquire shares of capital stock, or make investments; (iv) issue guarantees; (v) sell assets and (vi) enter into transactions with affiliates. The foregoing restrictive covenants are subject to a number of important exceptions and qualifications, as set forth in the Note Issuance Agreement.

Events of Default. The Note Issuance Agreement provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others: (i) nonpayment of principal or interest; (ii) breach of covenants or other agreements in the Note Issuance Agreement; (iii) defaults in failure to pay certain other indebtedness; and (iv) certain events of bankruptcy or insolvency. Generally, if an event of default occurs and is continuing under the Note Issuance Agreement, Magnetar or the holders of at least 25% in aggregate principal amount of the Note then outstanding may declare the principal of, premium, if any, and accrued interest on all the Notes immediately due and payable.

No Registration. The Notes and the Appgate common stock to be issued upon conversion of the Notes have not been registered under the Securities Act, or any state securities laws and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements. This description of the Note Issuance Agreement and the Notes does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Magnetar Registration Rights and Lock-Up Agreement

Concurrently with the execution of the Merger Agreement, Appgate and the holders of Notes entered into a registration rights agreement, pursuant to which, following a Public Company Event, Appgate will be obligated to file a registration statement to register the resale of certain securities of Appgate (including Appgate common stock issued upon conversion of the Notes) held by such holders of Notes.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms used herein and not otherwise defined shall have the respective meanings assigned to such terms elsewhere in this information statement.

Introduction

The following unaudited pro forma condensed combined financial information gives effect to the proposed Merger between Merger Sub and Appgate and certain other transactions between the Company and/or Merger Sub, on the one hand, and Appgate, on the other hand, as provided for in the Merger Agreement and as described in the notes accompanying the following unaudited pro forma condensed combined financial information. For purposes of this section, we refer to the Merger and such other transactions collectively as the “Transactions”.

Summary of the Transactions upon consummation of the Merger:

●	The Company will issue 117,149,920 shares of its common stock to the sole stockholder of Appgate in exchange for all outstanding shares of Appgate common stock;

●	In connection with the Transactions, either (a) 666,667 shares of Company common stock will be transferred from one or more existing stockholders of the Company to an advisor of the Company or (b) the Company will issue 666,667 shares of Company common stock to an advisor of the Company and one or more existing stockholders of the Company will contribute 666,667 shares of Company common stock to the Company;

●	The Company will guarantee Appgate’s obligations of payment of principal, interest and other liabilities under the Note Issuance Agreement and assume Appgate’s Conversion Obligations and Change of Control Conversion Obligations thereunder; and

●	Immediately after giving effect to the Merger and assuming no conversion of the Notes or Additional Notes and no issuance of shares under the 2021 Plan, the current holders of the Company’s common stock will own an aggregate of approximately 11% of the Company’s common stock and the sole stockholder of Appgate will own an aggregate of approximately of 89% of the common stock of the Company. The equity and accumulated deficit of Appgate will be eliminated to reflect the legal capitalization of the combined entity upon the completion of the Merger.

As a result of the Transactions, the former owner of Appgate will become the controlling stockholder of the Company. Accordingly, the Merger of the Company’s wholly owned subsidiary, Merger Sub, with and into Appgate is a reverse merger that will be accounted for as a recapitalization of Appgate. Upon completion of the Merger, the Company will change its name to Appgate, Inc. The unaudited pro forma condensed combined financial information is presented with Appgate as the accounting acquirer and the Company as the accounting acquiree.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 aggregates the balance sheets of the Company and Appgate and gives pro forma effect to the Transactions as if they had occurred on June 30, 2021, which is the last day of the Company’s most recently completed fiscal quarter. The unaudited pro forma condensed combined statements of operations for the year ended March 31, 2021 and for the three months ended June 30, 2021, have been derived by aggregating the Company’s historical financial statements and the historical financial statements of Appgate, including certain pro forma adjustments to such aggregated financial statements to give effect to the Transactions as if they had occurred on April 1, 2020, which was the first day of the Company’s fiscal year ended March 31, 2021.

The unaudited pro forma condensed combined financial information herein has been prepared to illustrate the effects of the Transactions in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to Article 11 of Regulation S-X. Information regarding these pro forma adjustments is subject to risks and uncertainties that could cause actual results to differ materially from those presented in the unaudited pro forma condensed consolidated financial information herein.

In the Company’s opinion, all adjustments necessary to reflect the effects of the Transactions as described above have been included and are based upon currently available information and assumptions that the Company believes are reasonable as of the date of this information statement; however, such adjustments are subject to change. Any of the factors underlying these estimates and assumptions may change or prove to be materially different than expected. The unaudited pro forma condensed combined financial information also does not purport to represent what the Company’s actual results of operations and financial position would have been had the Transactions occurred on the dates indicated, nor are they intended to be representative of or project the Company’s future financial condition or results of operations or financial position.

The unaudited pro forma condensed combined financial information and the accompanying notes are provided for informational and illustrative purposes only and should be read in conjunction with the Company’s historical audited financial statements and the accompanying notes for the year ended March 31, 2021, the Company’s unaudited financial statements and accompanying notes for the three months ended June 30, 2021, Appgate’s historical audited consolidated financial statements and the accompanying notes for the year ended December 31, 2020, Appgate’s unaudited consolidated financial statements and accompanying notes for the three and six months ended June 30, 2021, included in this information statement, as well as the financial and other information appearing elsewhere in this information statement, including information contained in the sections titled “Management’s Discussion and Analysis of Newtown’s Financial Condition and Results of Operations” and “Management’s Discussion and Analysis of Appgate’s Financial Condition and Results of Operations.”

Description of the Transactions

On February 8, 2021, the Company entered into the Merger Agreement with Merger Sub and Appgate. Pursuant to the Merger Agreement, Merger Sub has agreed to merge with and into Appgate with Appgate being the surviving entity of the Merger and becoming a wholly owned subsidiary of the Company. The Merger is expected to be consummated during the fourth quarter of the calendar year 2021, subject to the fulfillment of those conditions contained in the Merger Agreement, some of which are summarized below.

Upon consummation of the Merger (the “Closing”), each share of Appgate’s common stock outstanding on the closing date will be converted into 234,299.84 shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”). Additionally, the Company will guarantee Appgate’s obligations of payment of principal, interest and other liabilities under Appgate’s note issuance agreement (“Note Issuance Agreement”) and the 5% convertible senior notes (“Notes”) issued thereunder in an aggregate principal amount of $50.0 million, with an additional aggregate principal amount of $25.0 million expected to be issued at Closing (the “Additional Notes”) and a further aggregate principal amount of $25.0 million issuable, at the option of the holders of the Notes, within 12 months of signing of the Merger Agreement. Further, the Company will assume Appgate’s Conversion Obligations and Change of Control Conversion Obligations under the Note Issuance Agreement. The parties estimate that, immediately following consummation of the Merger and assuming none of the Notes or Additional Notes have been converted into shares of Company Common Stock and no issuance of shares under the 2021 Plan, the current sole stockholder of Appgate will own approximately 89% of the outstanding shares of Company Common Stock and the Company’s current stockholders will own approximately 11% of the outstanding shares of Company Common Stock.

Accounting for the Merger

The Merger will be accounted for as a “reverse merger” and recapitalization because, immediately following the completion of the Merger, the sole stockholder of Appgate immediately prior to the Merger will have effective control of the Company through its approximate 89% ownership interest in the combined entity (assuming no conversion of the Notes or Additional Notes and not giving effect to the 2021 Plan). In addition, through the sole stockholder of Appgate’s approximate 89% stockholder interest (assuming no conversion of the Notes or Additional Notes and no issuance of shares under the 2021 Plan), the sole stockholder of Appgate will have effective control of the combined entity through control of a substantial proportion of the Board by appointing the majority of the board seats immediately following closing of the Merger. Additionally, all of Appgate’s senior executive positions are expected to continue on as management of the combined entity after consummation of the Merger. For accounting purposes, Appgate will be deemed to be the accounting acquirer in the Merger and, consequently, the Merger will be treated as a recapitalization of Appgate. Accordingly, Appgate’s historical financial statements will become the historical financial statements of the Company, and the Company’s assets, liabilities and results of operations will be consolidated with Appgate effective as of the Closing. No step-up in basis or intangible assets or goodwill will be recorded in the Merger.

Basis of Presentation

This unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The adjustments in this unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of the effect of the Merger and have been prepared for informational purposes only. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described above and in the accompanying notes.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2021

(in thousands)

	Historical		Transaction Accounting		As of June 30, 2021
	As of June 30, 2021		Adjustments		Pro Forma
	Newtown	Appgate	(Note 2)		Combined

ASSETS
Current assets:
Cash	$7	$33,109	$25,000	(a)	$53,636
			(4,377	)(f)
			(103	)(b)
Restricted cash	-	1,437	-		1,437
Accounts receivable, net of allowance	-	9,256	(109	)(c)	9,147
Contract assets	-	2,782	-		2,782
Deferred contract acquisition costs, current	-	3,059	-		3,059
Prepaid and other current assets	-	4,962	(2,023	)(f)	2,939
Total current assets	7	54,605	18,388		73,000
Property and equipment, net	-	1,921	-		1,921
Operating lease right-of-use assets	-	1,557	-		1,557
Contract assets, noncurrent	-	8,048	-		8,048
Deferred contract acquisition costs, noncurrent	-	7,660	-		7,660
Goodwill	-	71,604	-		71,604
Intangible assets, net	-	41,063	-		41,063
Deferred income taxes	-	554	-		554
Other assets	-	120	-		120
Total assets	$7	$187,132	$18,388		$205,527
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$103	$2,880	$(103	)(b)	$2,880
Accrued expenses	-	10,912	(1,000	)(f)	9,912
Operating lease liabilities, current	-	753	-		753
Deferred revenue, current	-	5,534	-		5,534
Other current liabilities	-	3	-		3
Due to unrelated party	109	-	(109	)(c)	-
Total current liabilities	212	20,082	(1,212)		19,082
Deferred revenue, noncurrent	-	1,400	-		1,400
Operating lease liabilities, noncurrent	-	954	-		954
Convertible senior notes	-	49,674	25,000	(a)	74,674
Convertible notes payable - Related Party	367	-	(367	)(d)	-
Deferred income tax liability	-	372	-		372
Other liabilities	-	444	-		444
Total liabilities	579	72,926	23,421		96,926
Shareholders’ equity:
Common stock	15	-	117	(e)	132
Additional paid-in capital	2,084	509,849	367	(d)	504,112
			(117	)(e)
			(2,671	)(g)
			(5,400	)(f)
Accumulated other comprehensive loss	-	(911)	-		(911)
Accumulated deficit	(2,671)	(394,732)	2,671	(g)	(394,732)
Total stockholders’ equity	(572)	114,206	(5,033)		108,601
Total liabilities and stockholders’ equity	$7	$187,132	$18,388		$205,527

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED MARCH 31, 2021

(in thousands, except share and per share information)

	Historical		Transaction		Year Ended March 31, 2021
	Year Ended March 31, 2021		Accounting Adjustments		Pro Forma
	Newtown	Appgate	(Note 2)		Combined

Revenue	$-	$34,174	$-		$34,174
Cost of revenue, exclusive of amortization shown below	-	15,192	-		15,192
Amortization expense	-	5,675			5,675
Total cost of revenue	-	20,867	-		20,867
Gross profit	-	13,307	-		13,307
Operating expenses:
Sales and marketing	-	25,753	-		25,753
Research and development	-	9,636	-		9,636
General and administrative	138	13,839	-		13,977
Depreciation and amortization	-	5,210	-		5,210
Total operating expenses	138	54,438	-		54,576
Loss from continuing operations	(138)	(41,131)	-		(41,269)
Interest expense, net	(18)	(3,926)	(1,250	)(bb)	(5,194)
Other expenses, net	-	(220)	-		(220)
Loss from continuing operations before income taxes	(156)	(45,277)	(1,250)		(46,683)
Income tax expense of continuing operations	-	(2,047)	-	(cc)	(2,047)
Net loss of continuing operations	$(156)	$(47,234)	$(1,250)		$(48,730)
Loss per share:
Net loss per share - basic and diluted	$(0.01)	$(94,648.00)			$(0.37)
Weighted average shares outstanding used in computing net loss per share - basic and diluted	13,874,040	500		(aa)	131,023,960

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED JUNE 30, 2021

(in thousands, except share and per share information)

	Historical		Transaction		Three Months Ended June 30,
	Three Months Ended June 30, 2021		Accounting Adjustments		2021 Pro Forma
	Newtown	Appgate	(Note 2)		Combined

Revenue	$-	$9,886	$-		$9,886
Cost of revenue, exclusive of amortization shown below	-	4,169	-		4,169
Amortization expense	-	1,131	-		1,131
Total cost of revenue	-	5,300	-		5,300
Gross profit	-	4,586	-		4,586
Operating expenses:
Sales and marketing	-	9,166	-		9,166
Research and development	-	2,723	-		2,723
General and administrative	13	4,599	-		4,612
Depreciation and amortization	-	1,352	-		1,352
Total operating expenses	13	17,840	-		17,853
Loss from continuing operations	(13)	(13,254)	-		(13,267)
Interest expense, net	(5)	(643)	(313	)(bb)	(961)
Other expenses, net	-	(93)	-		(93)
Loss from continuing operations before income taxes	(18)	(13,990)	(313)		(14,321)
Income tax expense of continuing operations	-	(592)	-	(cc)	(592)
Net loss of continuing operations	$(18)	$(14,582)	$(313)		$(14,913)
Loss per share:
Net loss per share - basic and diluted	$(0.00)	$(29,164.00)			$(0.11)
Weighted average shares outstanding used in computing net loss per share - basic and diluted	14,643,740	500		(aa)	131,793,660

NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

1.	Basis of Presentation

The Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Appgate with the Transactions treated as the equivalent of Appgate issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be presented as those of Appgate in future public reports of the combined entity.

The pro forma adjustments have been prepared as if the Transactions had been consummated on June 30, 2021, in the case of the unaudited pro forma condensed combined balance sheet, and as if the Transactions had been consummated on April 1, 2020, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with U.S. GAAP.

As the fiscal year end of the Company is March 31st, the unaudited pro forma condensed combined financial information has been prepared using March 31st as the fiscal year end of the combined entity. The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2021 combines the historical audited statement of operations of the Company for the year ended March 31, 2021 with the historical unaudited consolidated statement of operations of Appgate for the 12 months ended March 31, 2021. The historical unaudited consolidated statement of operations of Appgate for the 12 months ended March 31, 2021 was derived by subtracting the historical unaudited consolidated statement of operations of Appgate for the three months ended March 31, 2020 from the historical audited consolidated statement of operations of Appgate for the year ended December 31, 2020 and adding the historical unaudited consolidated statement of operations of Appgate for the three months ended March 31, 2021 – see reconciliation included in Note 3.

The pro forma adjustments represent management’s estimates based on information available as of the date of this information statement and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs anticipated to be incurred prior to, or concurrent with, the Closing of the Transactions are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction from the recapitalization transaction, which are reflected in the combined entity’s additional paid-in capital and are assumed to be cash settled.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the Merger. The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that would have been realized had Appgate and the Company been a combined company during the periods presented.

2.	Adjustments to the Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transactions and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to reflect the accounting for the Transactions in accordance with U.S. GAAP.

The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Appgate and the Company filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Appgate’s shares outstanding, assuming the Transactions occurred on April 1, 2020.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 reflects the following adjustments:

(a)	The proceeds to Appgate from the expected issuance of $25.0 million of aggregate principal amount of Additional Notes upon Closing, net of debt issuance costs. Debt issuance costs do not appear in the pro forma adjustment due to rounding convention.

(b)	The payment of the Company’s accounts payable to be settled at Closing.

(c)	The elimination of the Company’s “Due to unrelated party” payable to Appgate against Appgate’s “Accounts receivable” from Newtown at Closing.

(d)	The settlement of the Company’s convertible notes payable to a related party prior to Closing in accordance with the Merger Agreement.

(e)	The issuance of 117,149,920 shares of Company Common Stock to the sole stockholder of Appgate, consisting of 500 shares of Appgate’s common stock outstanding as of June 30, 2021 (representing an exchange ratio of 234,299.84 shares of Company Common Stock for each outstanding share of Appgate common stock).

(f)	The settlement of approximately $11.0 million of estimated advisory, legal, accounting, and other recapitalization expenses related to the Transactions, including (i) $5.6 million settled with Company Common Stock either through (a) the transfer of 666,667 shares of Company Common Stock from one of more existing stockholders of the Company to an advisor of the Company in the Transactions or (b) the issuance of 666,667 shares of Company Common Stock to an advisor of the Company in the Transactions, and one or more existing stockholders of the Company contributing 666,667 shares of Company Common Stock to the Company, and (ii) $2.5 million contingent upon consummation of the Transactions and not previously accrued. For purposes of (i), the Company estimated the fair value of the consideration to the advisor by reference to the closing price of $8.40 of the Company’s Common Stock on September 8, 2021.

(g)	The reclassification of the Company’s historical accumulated deficit to additional paid-in-capital as part of the recapitalization.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The unaudited pro forma condensed combined statements of operations for the year ended March 31, 2021 and for the three months ended June 30, 2021 reflect the following adjustments:

(aa)	The Company’s issuance of 117,149,920 shares of Company Common Stock to the sole stockholder of Appgate in exchange for all 500 outstanding shares of Appgate common stock in connection with the Transactions.

(bb)	The net increase to interest expense resulting from the expected issuance of the $25.0 million in aggregate principal amount of Additional Notes upon Closing.

(cc)	The effect on income tax expense of the pro forma adjustment at the estimated effective tax rate. The estimated effective tax rate is assumed to be 0% given the valuation allowance recorded against Appgate’s net deferred tax assets.

3.	Reconciliation of Appgate’s Historical Unaudited Condensed Statement of Operations for the Year Ended March 31, 2021.

A reconciliation of Appgate’s historical unaudited condensed statement of operations for the year ended March 31, 2021 is as follows (in thousands):

		Less:	Plus:
	Year Ended December 31, 2020	Three Months Ended March 31, 2020	Three Months Ended March 31, 2021	Year Ended March 31, 2021
Revenue	$33,729	$9,625	$10,070	$34,174
Cost of revenue, exclusive of amortization shown below	15,560	3,946	3,578	15,192
Amortization expense	6,168	1,624	1,131	5,675
Total cost of revenue	21,728	5,570	4,709	20,867
Gross profit	12,001	4,055	5,361	13,307
Operating expenses:
Sales and marketing	25,175	6,536	7,114	25,753
Research and development	9,782	2,343	2,197	9,636
General and administrative	15,824	5,327	3,342	13,839
Depreciation and amortization	5,211	1,342	1,341	5,210
Total operating expenses	55,992	15,548	13,994	54,438
Loss from continuing operations	(43,991)	(11,493)	(8,633)	(41,131)
Interest expense, net	(4,088)	(995)	(833)	(3,926)
Other expenses, net	(1,640)	(1,546)	(126)	(220)
Loss from continuing operations before income taxes	(49,719)	(14,034)	(9,592)	(45,277)
Income tax expense of continuing operations	(1,842)	(208)	(413)	(2,047)
Net loss of continuing operations	$(51,561)	$(14,242)	$(10,005)	$(47,324)

OTHER INFORMATION ABOUT THE COMPANY

Business of the Company

The Company is a shell company as defined in Rule 12b-2 of the Exchange Act and holds limited amounts of cash. The Company was incorporated in Delaware on September 26, 2005. The Company is a corporation with limited operations and has had very limited revenues from business operations since its incorporation.

Until December 31, 2007, the Company held the exclusive license to exploit the Dreesen’s Donut Brand in the United States with the exception of the states of Florida and Pennsylvania, and in Suffolk County, New York, which Dreesen retained for itself. In August 2007 there was a change in control, as detailed below, and the Company discontinued its efforts to promote the Dreesen’s Donut Brand at that time. The license from Dreesen expired on December 31, 2007.

On August 29, 2008, the Company implemented a 1 for 50 reverse stock split (the “Reverse Split”) of its common stock. Pursuant to the Reverse Split, each 50 shares of the Company’s common stock issued and outstanding was converted into one share of common stock.

Effective August 15, 2013, the Company declared and paid a stock dividend on its outstanding common stock to stockholders of record as of August 15, 2013 (the “Record Date”). As a result, all stockholders on the Record Date received nine new shares of common stock for each share of common stock owned by them as of the that date (the “2013 Stock Dividend”).

All share and per share data contained in this information statement has been retroactively restated to reflect the Reverse Split and the 2013 Stock Dividend and all fractional shares, if any, as a result thereof have been rounded upward to the next whole share.

On August 8, 2007 (the “Effective Date”), the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Moyo Partners, LLC, a New York limited liability company (“Moyo”) and R&R Biotech Partners, LLC, a Delaware limited liability company (“R&R” collectively with Moyo, the “Purchasers”), pursuant to which the Company sold to them, in the aggregate, approximately, four million four hundred seventy nine thousand two hundred fifty (4,479,250) shares of the Company’s common stock and five hundred (500) shares of the Company’s Series A Preferred Stock (“Series A Preferred Stock”), each share convertible at the option of the holder into, approximately, fourteen thousand eight hundred twenty (14,820) shares of the Company’s common stock, for aggregate gross proceeds to the Company of $600,000. The shares of Series A Preferred Stock were convertible only to the extent there were a sufficient number of shares of common stock available for issuance upon any such conversion.

At closing of the Purchase Agreement, (i) the Purchasers acquired control of the Company, with (a) R&R acquiring nine million five hundred nine thousand four hundred forty (9,509,440) shares of the Company’s common stock (assuming the conversion by R&R of the four hundred (400) shares of Series A Preferred Stock it acquired pursuant to the Purchase Agreement into five million nine hundred twenty eight thousand (5,928,000) shares of common stock), constituting 72% of the then issued and outstanding shares of common stock, and (b) Moyo acquiring two million three hundred seventy seven thousand three hundred sixty (2,377,360) shares of common stock (assuming the conversion by Moyo of its one hundred (100) shares of Series A Preferred Stock it acquired pursuant to the Purchase Agreement into one million four hundred eighty one thousand five hundred ten (1,481,510) shares of common stock), constituting 18% of the then issued and outstanding shares of common stock; and (ii) in full satisfaction of the Company’s obligations under outstanding convertible promissory notes in the principal amount of $960,000, the note holders converted an aggregate of $479,811 of principal and accrued interest into 274,200 shares of common stock and accepted a cash payment from us in the aggregate amount of $625,030 for the remaining principal balance.

At the closing of the Purchase Agreement: (i) Arnold P. Kling was appointed to the Board and served together with Vincent J. McGill, a then current director who continued to serve until August 20, 2007, the effective date of his resignation from the Board; (ii) all of the Company’s then officers and directors, with the exception of Mr. McGill, resigned from their respective positions with us; (iii) our Board appointed Mr. Kling as president and Kirk M. Warshaw as chief financial officer and secretary; and (iv) the Company relocated headquarters to Chatham, New Jersey.

Following Mr. McGill’s resignation from the Board on August 20, 2007, Mr. Kling became the Company’s sole director and president.

On October 19, 2007, the Company effected an amendment to its certificate of incorporation to increase to 100,000,000 the number of authorized shares of common stock available for issuance (the “Charter Amendment”). As a result of the Charter Amendment, as of October 19, 2007, the Company had adequate shares of common stock available for issuance upon the conversion of all the issued and outstanding shares of Series A Preferred Stock.

On December 19, 2007, the holders of all the issued and outstanding shares of Series A Preferred Stock elected to convert all of their shares into shares of common stock. As a result, the 500 shares of Series A Preferred Stock outstanding were exchanged for 7,407,540 shares of common stock, and all 500 shares of the Series A Preferred Stock were returned to the status of authorized and unissued shares of undesignated preferred stock.

In December 2008, we sold 550,000 shares of restricted common stock to our Chief Financial Officer, for $2,000. The issuance of these shares was exempt from registration pursuant to Sections 4(2) and 4(6) or the Securities Act. The stock certificate representing these shares was imprinted with a legend restricting transfer unless pursuant to an effective registration statement or an exemption from registration under the Act.

On May 6, 2013, Ironbound acquired 9,509,440 shares of our outstanding common stock (the “Acquired Shares”) for an aggregate purchase price of $15,000, or $0.00157737 per share, from the Chapter 7 Trustee of the Estates of Rodman & Renshaw, LLC (“Rodman”), Direct Markets, Inc., and Direct Markets Holdings, Corp. in Chapter 7 bankruptcy proceedings pending in the United States Bankruptcy Court for the Southern District of New York (Cases No. 13-10087, 13-10088 and 13-10089). The Acquired Shares constituted all the shares of the Company’s common stock previously owned by R&R, an affiliate of Rodman, and represented 69.1% of the Company’s total issued and outstanding shares of Common Stock as of May 6, 2013.

On February 8, 2021, the Company entered into Merger Agreement with Merger Sub and Appgate. Pursuant to the Merger Agreement, Merger Sub will merge with Appgate with Appgate being the surviving entity of the merger and becoming a wholly owned subsidiary of the Company.

Facilities

The Company’s does not maintain independent corporate offices and receipt of all mailings is c/o Graubard Miller, the Company’s general counsel, 405 Lexington Avenue, 11th Floor, New York, New York 10174.

Legal Proceedings

There are no legal proceedings pending against the Company.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the Company’s financial statements and related notes thereto included elsewhere in this information statement.

Three Month Period Ended June 30, 2021 Compared To The Three Month Period Ended June 30, 2020

We are a corporation with limited operations and did not have any operating revenues during the three month periods ended June 30, 2021 and 2020, respectively.

Total expenses for the three months ended June 30, 2021 and 2020 were $18,144 and $14,859, respectively. The majority of these expenses primarily constituted general and administrative expenses related to legal and accounting and compliance with the Exchange Act.

Fiscal Year Ended March 31, 2021 Compared to the Fiscal Year Ended March 31, 2020

We are a corporation with limited operations and did not have any operating revenues during the fiscal years ended March 31, 2021 and 2020, respectively.

Total expenses for the fiscal years ended March 31, 2021 and 2020 were $155,680 and $62,411, respectively. The majority of these expenses primarily constituted general and administrative expenses related to legal and accounting and compliance with the Exchange Act. The increase in expenses from 2020 to 2021 is primarily related to professional fees paid in connection with our entering into the definitive agreement with Appgate.

Liquidity and Capital Resources

For the fiscal year ended March 31, 2021, and the three months ended June 30, 2021, we did not have any revenues from operations. Our principal source of operating capital recently has been provided in the form of loans and capital contributions from our stockholders. Absent a merger or other combination with an operating company, we do not expect to have any revenues from operations. No assurance can be given that such a merger or other combination will occur or that we can engage in any public or private sales of our equity or debt securities to raise working capital. We are dependent upon future loans or capital contributions from our present stockholders and/or management and there can be no assurances that our present stockholders or management will make any loans or capital contributions to us.

At June 30, 2021, we had outstanding promissory notes in the aggregate principal amount of $367,000 payable to Ironbound, our majority stockholder. We had cash of $7,228 and negative working capital of $571,867. Such funds will not be sufficient to satisfy our cash requirements during the next twelve months and we will require additional funds. We cannot provide assurance that adequate additional funds will be available or, if available, will be offered on acceptable terms.

Our present material commitments are professional and administrative fees and expenses associated with the preparation of our financial statements and filings with the SEC and other regulatory requirements, as well as expenses in connection with our proposed transaction with Appgate.

Commitments

As of June 30, 2021, we do not have any commitments which are required to be disclosed in tabular form.

The Company’s present material commitments are professional and administrative fees and expenses associated with the preparation of our financial statements and filings with the SEC and other regulatory requirements. The Company’s proposed merger with Appgate will cause the Company to have additional material professional fee commitments.

Critical Accounting Policies and Estimates

Our financial statements are prepared in conformity with GAAP. Note 2 to the financial statements describes the significant accounting policies and methods used in the preparation of our financial statements.

We have identified the policies below as some of the more critical to our business and the understanding of our financial position and results of operations. These policies may involve a high degree of judgment and complexity in their application and represent the critical accounting policies used in the preparation of our financial statements. Although we believe our judgments and estimates are appropriate and correct, actual future results may differ from estimates. If different assumptions or conditions were to prevail, the results could be materially different from these reported results. The impact and any associated risks related to these policies on our business operations are discussed throughout this information statement where such policies affect our reported and expected financial results.

Use of Estimates

In preparing financial statements in accordance with GAAP, management makes certain estimates and assumptions, where applicable, that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management does not expect such variances, if any, to have a material effect on the financial statements.

Income Taxes

The asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carry forwards and for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it is more likely than not that such assets will be realized.

Financial Instruments

The estimated fair values of all reported assets and liabilities which represent financial instruments, none of which are held for trading purposes, approximate their carrying value because of the short term maturity of these instruments or the stated interest rates are indicative of market interest rates.

Equity Based Compensation

The accounting guidance for “Share Based Payments” requires the recognition of the fair value of employee stock options and similar awards and applies to all outstanding and vested stock-based awards. In computing the impact, the fair value of each option is estimated on the date of grant based on the Black-Scholes options-pricing model utilizing certain assumptions for a risk free interest rate; volatility; and expected remaining lives of the awards. The assumptions used in calculating the fair value of share-based payment awards represent management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our stock-based compensation expense could be materially different in the future. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. In estimating our forfeiture rate, we analyzed its historical forfeiture rate, the remaining lives of unvested options, and the number of vested options as a percentage of total options outstanding. If our actual forfeiture rate is materially different from its estimate, or if we reevaluate the forfeiture rate in the future, the stock-based compensation expense could be significantly different from what we have recorded in the current period.

Off-Balance Sheet Arrangements

As of June 30, 2021, the Company has no off-balance sheet arrangements such as guarantees, retained or contingent interest in assets transferred, obligation under a derivative instrument and obligation arising out of or a variable interest in an unconsolidated entity.

Quantitative and Qualitative Disclosures About Market risk

As a smaller reporting company, the Company is not required to provide the information required by this Item.

Controls and Procedures

Evaluation of Disclosure Controls and Procedures

The Company’s management, with the participation of its president, carried out an evaluation of the effectiveness of its “disclosure controls and procedures” (as defined in the Exchange Act) Rules 13a-15(e) and 15-d-15(e)) as of the end of March 31, 2021 and December 31, 2020 (the “Evaluation Date”). Based upon that evaluation, the Company’s president concluded that, as of the Evaluation Date, the Company’s disclosure controls and procedures are effective to ensure that information required to be disclosed by it in the reports that it files or submit sunder the Exchange Act (i) is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and (ii) is accumulated and communicated to the Company’s management, including its president, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Control over Financial Reporting

There were no changes in the Company’s internal controls over financial reporting during the periods described above that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

The Company has previously reported in Item 9A. Controls and Procedures of its Form 10-K as of and for the year ended March 31, 2021 that its internal control over financial reporting was effective. Following the consummation of the Merger, Appgate, the surviving entity, will become the registrant. As a privately held company, Appgate was not required to evaluate its internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act, or Section 404.

In connection with the preparation of Appgate’s consolidated financial statements as of and for the year ended December 31, 2020, Appgate’s management identified material weaknesses in internal controls over financial reporting over the design of Appgate’s information technology general controls related to user access and change management as well as certain financial reporting transaction level controls including account reconciliations, related party transactions and journal entries.

After consummation of the Merger, Appgate’s management will be responsible for the internal control over financial reporting for the surviving entity and is taking steps to address the material weaknesses, which include engaging external advisors to document the design and implementation of the Company’s internal controls, including the evaluation of the operating effectiveness of these internal controls.

Although Appgate’s management expects to continue to review and bolster the effectiveness of its disclosure controls and procedures and internal control over financial reporting, there can be no guarantee that its internal control over financial reporting will be effective in accomplishing all control objectives all of the time and Appgate may identify additional control deficiencies, significant deficiencies and/or material weaknesses when assessing its internal controls for financial reporting and disclosures controls and procedures.

BUSINESS OF APPGATE

History

Appgate is a cybersecurity company that operated as a subsidiary of Cyxtera Technologies, Inc. (“Cyxtera”) until December 31, 2019, at which time Cyxtera spun out Appgate to become a standalone company.

Business

Appgate is a cybersecurity company that helps corporate enterprises, financial institutions, and government entities protect against cybersecurity breaches and fraud through solutions based on Zero Trust principles. “Zero Trust” is a new and fundamentally different approach to cybersecurity that recognizes that the entire extended IT network, including its infrastructure components, is vulnerable to attack, that no user, device, or application should be implicitly trusted and access should be provided on the principle of least privilege to users, devices and entities. While traditional security approaches focus on building a static protective barrier around an organization’s resources (“perimeter-centric” approaches) and implicitly trusting users and devices within the perimeter, Zero Trust focuses on reducing access to a minimum while maintaining user productivity, continuously monitoring users based on their devices, locations and context, and making access decisions based on these factors (an “identity-centric” approach). Given the widespread failure of traditional organization security architectures to adequately protect against modern security threats, Zero Trust has become the de facto approach to secure an organization’s IT infrastructure, delivering demonstrably superior security, resiliency, and efficiency.

Appgate is a pioneer and a leader in the Zero Trust approach to cybersecurity. Appgate’s Zero Trust approach limits the ability of both users and potential attackers to roam freely within a network (“move laterally”), therefore reducing the risk of attackers causing widespread damage based solely on gaining access through a single-entry point, such as by using a particular user’s compromised credentials.

Appgate currently provides the following software and services:

Software products:

Software Defined Perimeter (“SDP”) enables secure, precise connections for users and devices. SDP offers comprehensive network security by segmenting resources and making them invisible to a user or device until trust is established. SDP uses adaptive and dynamic authentication policies based on user identity and security-related device data (“device posture”) to continuously monitor users and limit lateral movement.

Risk Based Authentication (“RBA”) is designed to ensure strong and secure validation of communications between financial institutions and their customers to prevent transaction and financial fraud. RBA combines advanced authentication techniques and behavioral analytics before authorizing transactions.

Digital Threat Protection (“DTP”) offers proactive protection against external threats for employees and consumers. DTP continuously analyzes and monitors a wide range of digital channels, including email, web, and social media, to prevent and detect phishing campaigns.

Services:

Threat Advisory Services provides a dedicated, highly pedigreed team of consultants who conduct breach and attack simulation in the form of customized vulnerability assessments and penetration testing (in contrast to widely offered off-the shelf penetration tests), helping customers validate the effectiveness of their security infrastructure.

We believe customers choose Appgate for the following three reasons:

●	Protecting existing investments in IT and security infrastructures – Appgate provides solutions that build on and optimize an organization’s existing technology and IT infrastructure, which enhances security while minimizing the requirement for new investment.

●	Accelerating digital transformation – Appgate enables secure, precise connections for users anywhere while minimizing the number of points from which an attacker can access a network (known as the “attack surface”).

●	Future-proofing IT against known and unknown threats – Appgate solutions are part of a modern IT approach that simplifies day-to-day operations and adapts to secure an organization’s future.

Market Overview

Traditional security tools have been rendered ineffective in the modern world

Historically, security has focused on network perimeters to keep adversaries out, leaving users to generally move freely within a network once inside the perimeter. While this perimeter-centric approach once made sense, it is no longer an effective means of network security.

As corporate infrastructure and working environments have expanded to meet the demands of today’s online connectivity and a shift to remote working, the traditional network perimeter has largely evaporated as the number and type of network devices have increased together with a user base that is more geographically disbursed. The wide adoption of hybrid IT environments (combining on-premises, public, and private cloud resources), software-as-a-service (“SaaS”), mobile devices, internet of things (“IoT”), and large-scale remote working have transformed yesterday’s insular networking environments for which perimeters could reasonably be defined. While these changes have essentially become necessary for organizations to work efficiently and effectively, they introduce new security challenges by increasing the number of vulnerable entry points into a network (often called “increasing the attack surface”). Therefore, rather than simply monitoring a perimeter, which has now become dispersed and hard to define, there is a need to continuously and dynamically monitor users and devices regardless of both location and type of resource access.

Additionally, the perimeter-centric model relies on the notion of implicit trust, in which users, once inside the network, are granted broad access to network resources, regardless of a particular user’s need to access those resources. This model assumes that an authorized user will maintain the security of a network’s resources and further assumes that no user will become compromised and used as an attacking agent. As a result, if an attacker gains network access using access credentials or a device for an otherwise authorized user, the attacker has broad access to much of the network, allowing the attacker to easily perform reconnaissance, exploit vulnerable systems, and remain undetected while they carry out their mission, potentially causing widespread damage.

Some of these traditional perimeter-centric technologies have existed for well over two decades with little innovative change over that period of time. Many vendors of perimeter-centric technologies have simply refreshed their product portfolios with better hardware, leaving the core security mechanism unchanged. For instance, VPN technology has existed largely unchanged since the 1990s, and VPN’s continue to be exploited regularly by adversaries. The implications of this are profound, resulting in damaging and disruptive enterprise breaches that have become an all-too-frequent occurrence.

Cybersecurity attacks are increasing in severity and frequency

Cyber threats are rising, as adversaries are highly motivated and increasingly sophisticated in their approaches. Breaches are expected to cost $6 trillion in aggregate damage to those impacted by breaches in 2021 and experts predict that in 2021, a ransomware attack will occur every 11 seconds, up nearly four times since 2016. One of the leading drivers behind the increasing costs of breaches is an attacker’s ability to remain undetected for long periods while moving laterally within a network. According to IBM, the average breach in 2020 took 207 days to detect and another 73 days to contain, giving an attacker time to cause significant financial and reputational damage to an organization.

Financial fraud is also on the rise, as cyber criminals are increasingly using digital channels for attacks using malware or stolen credentials, targeting consumers, financial institutions and a wide variety of businesses. According to Javelin Strategy & Research’s 2021 Identity Fraud Study, this sector of fraud reached $13 billion in 2020.

Zero Trust is a fundamentally different security philosophy that is built for modern organizations and threats

Given the shift of networks to decentralized and distributed environments, many organizations must now move urgently to abandon ineffective traditional security products and instead implement modern solutions grounded in Zero Trust. A Zero Trust approach shifts the focus from a network perimeter, which has become disbursed and difficult to define, and focuses instead on all points of access, including within the network, therefore minimizing an attack’s potential damage (the “blast radius”) should a breach occur. Zero Trust also enables the business to safely and efficiently adopt new technologies, to support innovation and digital transformation initiatives.

APPGATE’S MANAGEMENT’S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Appgate’s financial condition and results of operations is intended to assist in the understanding and assessment of significant changes and trends related to the results of operations and financial position of Appgate. This discussion and analysis should be read in conjunction with Appgate’s unaudited condensed consolidated financial statements and the accompanying notes and Appgate’s audited consolidated financial statements and the accompanying notes, in each case appearing elsewhere in this information statement. Unless the context requires otherwise, references in the following discussion and analysis to “Appgate,” refer to Cyxtera Cybersecurity, Inc. (doing business as AppGate) and its consolidated subsidiaries. Appgate operates on a calendar year basis. Thus, references to 2020, for example, refer to Appgate’s year ended December 31, 2020. Capitalized terms used in this section and not defined herein have the respective meanings given to such terms elsewhere in this information statement.

Cautionary Statements

This information statement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking and can be identified by the use of words such as “anticipate,” “estimate,” “could,” “would,” “should,” “will,” “may,” “forecast,” “approximate,” “expect,” “project,” “seek,” “predict,” “potential,” “intend,” “plan,” “believe,” and other words of similar meaning. Without limiting the generality of the foregoing, forward-looking statements contained in this information statement include statements regarding Appgate and its industry relating to matters such as anticipated future financial and operational performance, business prospects, the percentage of Appgate’s future revenue derived from subscription term-based licenses, expected future increases in revenue, gross profit and gross margin and planned investments in sales and marketing and related increases in operating and general and administrative expenses as a result of Appgate’s expected growth, potential future investments in Appgate by Magnetar Financial, LLC under the Notes (as defined below), the impact of foreign currency exchanges and inflation on Appgate’s business, strategy and plans and similar matters.

The forward-looking statements included in this information statement involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Appgate has based these forward-looking statements on current expectations and assumptions about future events, taking into account all information currently known by Appgate. While Appgate considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and beyond our control. These risks and uncertainties include, but are not limited to, access to and cost of capital and liquidity, the impact of the COVID-19 pandemic, additional expenses associated with becoming a public company, intensified competition in Appgate’s industry and/or operating problems in its operating business projects and their impact on revenues and profit margins or additional factors. Forward-looking statements speak only as of the date on which such statements are made, and Appgate does not intend to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Overview of Appgate’s Business

Appgate is a cybersecurity company that protects against breaches and fraud through innovative, identity-centric, Zero Trust solutions. Appgate exists to provide modern enterprises with a solution to increasingly common cyber-attacks, against which traditional cybersecurity tools are proving ineffective. Appgate sells and delivers its solutions using a combination of term-based license subscriptions, perpetual licenses and software-as-a-service (“SaaS”), together with related support services. Appgate’s headquarters is in Coral Gables, Florida.

Factors Affecting Appgate’s Business

Formation and Cyxtera Spin-Off

Prior to December 31, 2019, Appgate was wholly owned by Cyxtera Technologies, Inc. (“Cyxtera”).

Appgate’s consolidated financial statements for the periods prior to December 31, 2019 were prepared in accordance with Securities and Exchange Commission (“SEC”) guidance for carve-out financial statements.

In connection with the formation of Cyxtera in 2017, Cyxtera and all of Cyxtera’s subsidiaries and controlled affiliates as of such date, including Appgate (collectively, the “Company Group”), entered into an Intercompany Master Services Agreement (the “Intercompany Master Services Agreement”). Under the Intercompany Master Services Agreement, Cyxtera Management, Inc., a wholly owned subsidiary of Cyxtera (the “Management Company”), agreed to provide certain services to other members of the Company Group from time to time, including financial, accounting, administrative, facilities and other services. For the year ended December 31, 2019 and prior, Cyxtera allocated a portion of the Management Company’s general and administrative, depreciation and amortization, interest and certain other expenses to Appgate using the direct allocation method based on direct usage when identifiable or the most relevant allocation method to the services being provided. These allocation methods included the following methods applied consistently: (i) sales bookings; (ii) revenue; (iii) number of customers; (iv) number of employees; (v) number of vendor payments; and (vi) number of customer invoices. In 2019, operating expenses allocated to Appgate in such manner were as follows (in thousands):

2019
General and administrative	$19,698
Depreciation and amortization	1,411
Interest expense, net	182
Other expenses, net	22
Total	$21,313

In the opinion of management, the assumptions and method of allocating these costs were reasonable. However, such expenses are not indicative of, nor is it practical or meaningful for the Company to estimate for all historical periods presented, the actual level of expenses that would have been incurred had Appgate been operating as a separate, stand-alone public company.

Upon consummation of the Cyxtera Spin-Off (as such term is defined in Appgate’s consolidated financial statements included elsewhere in this information statement), Appgate and the Management Company entered into a transition services agreement (the “Transition Services Agreement”), pursuant to which the Management Company provided certain transition services to Appgate, and Appgate provided certain transition services to the Management Company. The term under the Transition Services Agreement commenced on January 1, 2020 and ended on June 30, 2021. Substantially all of the obligations under the Transition Services Agreement ceased on December 31, 2020.

During 2020, the Management Company charged Appgate $4.2 million for services rendered under the Transition Services Agreement. Such costs are included in general and administrative expenses in Appgate’s consolidated statement of operations for 2020. For the three and six months ended June 30, 2020, the Management Company charged Appgate $1.3 million and $2.7 million, respectively, for services rendered under the Transition Services Agreement. Charges under the Transition Services Agreement for the three and six months ended June 30, 2021 were insignificant. Such costs are included in general and administrative expenses in Appgate’s unaudited condensed consolidated statements of operations for the three and six months ended June 30, 2020.

During 2020, Appgate charged the Management Company $0.3 million of fees for services provided to the Management Company and its affiliates by Appgate under the Transition Services Agreement. Income for these services is included in other expense, net in Appgate’s consolidated statement of operations for 2020. For the three and six months ended June 30, 2021, Appgate charged the Management Company $48 thousand and $0.1 million, respectively, of fees for services provided to the Management Company and its affiliates by Appgate under the Transition Services Agreement. For the three and six months ended June 30, 2020, Appgate charged the Management Company $0.1 million and $0.3 million, respectively, of fees for services provided to the Management Company and its affiliates by Appgate under the Transition Services Agreement. Income for these services is included in other expense, net in the unaudited condensed consolidated statement of operations for the three and six months ended June 30, 2021 and 2020.

On February 8, 2021, Appgate made a payment of $1.0 million to Cyxtera (and/or its subsidiaries) as settlement in full of trade balances with Cyxtera and its subsidiaries and other amounts due to / from under the Intercompany Master Services Agreement and the Transition Services Agreement, which trade balances and other amounts totaled $2.6 million.

Promissory Notes

On March 31, 2019, Appgate issued promissory notes to each of Cyxtera and the Management Company (together, the “Promissory Notes”) evidencing funds borrowed at such time by Appgate from each of Cyxtera and the Management Company, as well as potential future borrowings. The Promissory Notes had a combined initial aggregate principal amount of $95.2 million and provided for additional borrowings during the term of the Promissory Notes for additional amounts not to exceed approximately $52.5 million in the aggregate (approximately $147.7 million including the initial aggregate principal amount). Interest accrued on the unpaid principal balance of the Promissory Notes at a rate per annum equal to 3%; provided, that with respect to any day during the period from the date of the Promissory Notes through December 31, 2019, interest was calculated assuming that the unpaid principal balance of the Promissory Notes on such day was the unpaid principal amount of the notes on the last calendar day of the quarter in which such day occurs. Interest was payable upon the maturity date of the Promissory Notes. Each of the Promissory Notes had an initial maturity date of March 30, 2020 and was extended through March 30, 2021 by amendments entered into effective as of March 30, 2020.

The outstanding principal and interest under the Promissory Notes was $153.8 million and $130.3 million as of December 31, 2020 and 2019, respectively.

On February 8, 2021, Appgate repaid Cyxtera $20.6 million, representing the entirety of the then outstanding principal and interest under the Promissory Note held by Cyxtera, and Appgate made a partial repayment of $99.0 million to the Management Company on the then outstanding principal and interest of $133.6 million under the Promissory Note held by the Management Company. On that same date, the Management Company issued Appgate a payoff letter, extinguishing the balance remaining unpaid following such repayment. Because Cyxtera was Appgate’s direct parent at the time of issuance of the Promissory Notes and an affiliate under common control with Appgate at the time of repayment, Appgate accounted for the note extinguishment of $34.6 million as a capital contribution in 2021.

Sale of Brainspace

On September 30, 2020, Appgate adopted a plan for the sale of Brainspace Corporation (“Brainspace”), a formerly wholly owned subsidiary of Appgate, which met the criteria for discontinued operations under ASC Topic 205-20, Presentation of Financial Statements – Discontinued Operations – see Note 3 to Appgate’s unaudited condensed consolidated financial statements and Appgate’s consolidated financial statements for discontinued operations disclosures. Appgate executed a securities purchase agreement with respect to the sale of 100% of the outstanding equity interests of Brainspace for cash consideration of $125.0 million on December 17, 2020, and the sale transaction closed on January 20, 2021. Brainspace offers a comprehensive and advanced data analytics platform for investigations, eDiscovery, intelligence mining, and compliance. Unless otherwise stated, all discussion of Appgate’s results of operations included in this discussion and analysis focus on continuing operations.

Merger with Newtown

On February 8, 2021, Appgate entered into the Merger Agreement with Newtown Lane Marketing, Incorporated, a public company incorporated in Delaware (“Newtown”), and Merger Sub. Pursuant to the Merger Agreement, Merger Sub has agreed to merge with and into Appgate, with Appgate surviving the Merger as a wholly owned subsidiary of Newtown. Upon consummation of the Merger, Newtown will change its name to “Appgate, Inc.” The Merger is expected to be consummated during the fourth quarter of calendar year 2021.

Risks and Uncertainties due to COVID-19

The COVID-19 pandemic continues to evolve and disrupt normal activities in many segments of the U.S. and global economies even as COVID-19 vaccines have been and continue to be administered in 2021. Much uncertainty still surrounds the pandemic, including its duration and ultimate overall impact on Appgate’s operations. Management continues to carefully evaluate potential outcomes and has plans to mitigate related risks. While the COVID-19 pandemic did not have a material impact on Appgate’s business, financial condition or results of operations for the year ended December 31, 2020, management took measures during such periods to minimize the risks from the pandemic. Those measures were aimed at safeguarding Appgate, and the health, safety and wellbeing of its employees and customers.

Public Company Costs

Following the consummation of the Merger, Appgate will become a public company, which will require hiring of additional staff and implementation of processes and procedures to address public company regulatory requirements and customary practices. Appgate expects to incur substantial additional annual expenses for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external costs for investor relations, accounting, audit, legal, corporate secretary and other functions.

Key Components of Results of Operations

Revenues

Appgate recognizes revenue under ASC 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, Appgate recognizes revenue when its customers obtain control of goods or services in an amount that reflects the consideration that it expects to receive in exchange for those goods or services.

Appgate primarily sells its software through on-premise term-based license agreements, perpetual license agreements and SaaS subscriptions, which allow its customers to use its SaaS services without taking possession of the software. Appgate’s products offer substantially the same functionality whether its customers receive them through a perpetual, or term-based license or a SaaS arrangement. Appgate’s agreements with customers for software licenses may include maintenance contracts and may also include professional services contracts. Maintenance revenues consist of fees for providing unspecified software updates and technical support for its products for a specified term, which is typically one to three years. Appgate offers a portfolio of professional services and extended support contract options to assist its customers with integration, optimization, training and ongoing advanced technical support. Appgate also generates revenue from threat advisory services, including penetration testing, application assessments, vulnerability analysis, reverse engineering, architecture review and source code review.

Subscription. Appgate’s term-based license arrangements include both upfront revenue recognition when the distinct license is made available to the customer as well as revenue recognized ratably over the contract period for support and maintenance based on the stand-ready nature of these elements. Revenue on Appgate’s SaaS arrangements is recognized ratably over the contract period as Appgate satisfies the performance obligation, beginning on the date the service is made available to its customers.

Subscription revenue represented 72% and 63% of Appgate’s revenue for the years ended December 31, 2020 and 2019, respectively, 87% for each of the three months ended June 30, 2021 and 2020, and 77% and 69% for the six months ended June 30, 2021 and 2020, respectively. Appgate expects that a majority of its revenue will be from subscriptions for the foreseeable future. Changes in period-over-period subscription revenue growth are primarily impacted by the following factors:

●	the type of new and renewed subscriptions (i.e., term-based or SaaS); and

●	the duration of new and renewed term-based subscriptions.

While the number of new and increased subscriptions during a period impacts Appgate’s subscription revenue growth, the type and duration of those subscriptions has a significantly greater impact on the amount and timing of revenue recognized in a period. Subscription revenue from the software license components of term-based licenses is recognized at the beginning of the subscription term, while subscription revenue from SaaS and support and maintenance is recognized ratably over the subscription term. As a result, Appgate’s revenue may fluctuate due to the timing of the software license components of term-based licensing transactions. In addition, keeping other factors constant, when the percentage of subscription term-based licenses to total subscriptions sold or renewed in a period increases relative to the prior period, revenue growth will increase. Conversely, when the percentage of subscription SaaS and support and maintenance to total subscriptions sold or renewed in a period increases, revenue growth will generally decrease, as compared to a prior period. Additionally, a multi-year subscription term-based license will generally result in greater revenue recognition up front relative to a one-year subscription term-based license. Therefore, keeping other factors constant, revenue growth will also trend higher in a period where the percentage of multi-year subscription term-based licenses to total subscription term-based licenses increases.

Perpetual licenses. Appgate’s perpetual license arrangements include both upfront revenue recognition when the distinct license is made available to the customer as well as revenue recognized ratably over the contract period for support and maintenance based on the stand-ready nature of these elements. Revenue related to support and maintenance is included as part of subscription revenue.

For the years ended December 31, 2020 and 2019, 8% and 10%, respectively, of Appgate’s revenue was from perpetual licenses, 1% for each of the three months ended June 30, 2021 and 2020, and 7% and 8%, respectively, for the six months ended June 30, 2021 and 2020.

Services and other. Appgate’s services-related performance obligations predominantly relate to the provision of consulting and threat advisory services, and to a lesser extent, training and software installation. Software installation services are distinct from subscriptions and do not result in significant customization of the software. Appgate’s services are generally priced on a time and materials basis, which is generally invoiced monthly and for which revenue is recognized as the services are performed. Revenue from Appgate’s training services and sponsorship fees is recognized on the date the services are complete. Over time, Appgate expects services revenue to remain relatively stable as a percentage of total revenue.

For the years ended December 31, 2020 and 2019, 19% and 28%, respectively, of Appgate’s revenue was from services and other, 13% for each of the three months ended June 30, 2021 and 2020, and 16% and 23%, respectively, for the six months ended June 30, 2021 and 2020.

Concentrations. The following table summarizes revenue by main geography in which Appgate operates, including in the United States and Canada (“US&C”), Latin America (“LATAM”), Europe, the Middle East and Africa (“EMEA”), and Asia Pacific (“APAC”), based on the billing address of customers who have contracted with Appgate (in thousands):

	Years Ended December 31,		Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2021	2020	2021	2020
US&C	$17,385	$15,875	$5,660	$3,709	$10,487	$8,971
LATAM	11,768	11,198	3,033	2,375	7,387	5,892
EMEA	2,857	2,242	810	679	1,354	1,179
APAC	1,719	1,077	383	356	728	702
Total	$33,729	$30,392	$9,886	$7,119	$19,956	$16,744

No single Appgate customer accounted for 10% or more of the total revenue in the periods presented.

Cost of Revenue

Cost of revenue consists primarily of employee compensation costs for employees associated with supporting Appgate’s licensing arrangements and service arrangements, certain third-party expenses and the amortization of developed technology assets. Employee compensation and related costs include cash compensation and benefits to employees, equity-based compensation, costs of third-party contractors and associated overhead costs. Third-party expenses consist of cloud infrastructure costs and other expenses directly associated with Appgate’s customer support. Appgate expects cost of revenue to increase in absolute dollars relative to the growth of its business.

Gross Profit and Gross Margin

Gross profit, or revenue less cost of revenue, and gross margin, or gross profit as a percentage of revenue, have been and will continue to be affected by various factors, including the timing of Appgate’s acquisition of new customers and renewals of and follow-on sales to existing customers, the average sales price of its services, mix of services offered in its solutions, including new product introductions, the extent to which it expands its customer support and operations and the extent to which Appgate can increase the efficiency of its technology and infrastructure through technological improvements. Appgate expects gross profit to increase in absolute dollars and gross margin to increase slightly over the long term, although its gross profit and gross margin could fluctuate from period to period depending on the interplay of all the above factors.

Operating Expenses

Appgate’s operating expenses consist of sales and marketing, research and development, and general and administrative expenses. Personnel costs are the most significant component of operating expenses and consist of salaries, benefits, bonuses, equity-based compensation expense and, with respect to sales and marketing expenses, sales commissions that are recognized as expenses. Operating expenses also include overhead costs for facilities, IT, depreciation expense and amortization expense.

Sales and Marketing

Sales and marketing expenses consist primarily of employee compensation and related expenses, including salaries, bonuses and benefits for Appgate’s sales and marketing employees, sales commissions that are recognized as expenses over the period of benefit, equity-based compensation expense, marketing and channel programs, travel and entertainment expenses, expenses for conferences and events and allocated overhead costs. Appgate capitalizes its sales commissions and associated payroll taxes and recognizes them as expenses over the estimated period of benefit. The amount recognized in its sales and marketing expenses reflects the amortization of cost previously deferred as attributable to each period presented in Appgate’s unaudited condensed consolidated financial statements and Appgate’s consolidated financial statements, as described in Note 1 – Business and Summary of Significant Accounting Policies to Appgate’s unaudited condensed consolidated financial statements and consolidated financial statements included elsewhere in this information statement. Advertising expenses are charged to sales and marketing expense in the consolidated statements of operations as incurred.

Appgate intends to continue to make significant investments in its sales and marketing organization to drive additional revenue, further penetrate the market and expand its global customer base. As a result, Appgate expects its sales and marketing expenses to continue to increase in absolute dollars and to be its largest operating expense category for the foreseeable future. In particular, Appgate will continue to invest in growing and training its sales force, broadening its brand awareness and expanding and deepening its channel partner relationships. However, Appgate expects sales and marketing expenses to decrease as a percentage of its revenue over the long term, although its sales and marketing expenses may fluctuate as a percentage of revenue from period to period due to the timing and extent of these expenses.

Research and Development

Research and development costs to develop software to be sold, leased or marketed are expensed as incurred up to the point of technological feasibility for the related software product. Appgate has not capitalized development costs for software to be sold, leased or marketed to date, as the software development process is essentially completed concurrent with the establishment of technological feasibility. As such, these costs are expensed as incurred and recognized in research and development costs in the consolidated statements of operations.

Software developed for internal use, with no substantive plans to market such software at the time of development, are capitalized and included in property and equipment, net in the consolidated balance sheets. Costs incurred during the preliminary planning and evaluation and post implementation stages of the project are expensed as incurred. Costs incurred during the application development stage of the project are capitalized.

Appgate’s research and development expenses support its efforts to add new features to its existing offerings and to ensure the reliability, availability and scalability of its solutions. Appgate’s research and development teams employ software engineers in the design and the related development, testing, certification and support of its solutions. Accordingly, the majority of Appgate’s research and development expenses result from employee-related costs, including salaries, bonuses and benefits and costs associated with technology tools used by its engineers.

Appgate intends to continue to make significant investments in research and development to extend the features of its existing offerings and technology capabilities.

General and Administrative

General and administrative expenses consist primarily of employee-related costs, including salaries and bonuses, equity-based compensation expense and employee benefit costs for Appgate’s finance, legal, human resources and administrative personnel, as well as professional fees for external legal services (including certain litigation-related expenses), accounting and other related consulting services. If any, litigation-related expenses include professional fees and related costs incurred by Appgate in defending or settling significant claims that its management deem not to be in the ordinary course of Appgate’s business and, if applicable, accruals related to estimated losses in connection with these claims. Appgate expects its general and administrative expenses to increase in absolute dollars for the foreseeable future, as it continues to incur compliance costs and other related costs necessary to operate as a public company. However, Appgate expects its general and administrative expenses to decrease as a percentage of revenue over the long term, although its general and administrative expenses may fluctuate as a percentage of revenue from period to period due to the timing and extent of these expenses.

Depreciation and Amortization

Acquired intangible assets consist of identifiable intangible assets, including trademarks and tradenames and customer relationships resulting from business combinations. Acquired finite-lived intangible assets are initially recorded at fair value and are amortized on a straight-line basis over their estimated useful lives. Amortization expense for trademarks and tradenames and customer relationships is recorded primarily within depreciation and amortization in the consolidated statements of operations.

Interest Expense

Interest expense consists primarily of interest incurred on Appgate’s obligations under the Notes and through February 8, 2021, obligations under the Promissory Notes. See “Liquidity and Capital Resources.”

Income Tax

Through December 31, 2019, the operations of Appgate were included in the consolidated U.S. federal, state, local and foreign income tax returns filed by Cyxtera, where applicable. Income tax expense and other income tax related information contained in the consolidated financial statements is presented on a separate return basis as if Appgate filed its own tax returns for 2019.

Appgate’s income taxes, as presented in the consolidated financial statements, may not be indicative of the income taxes it will generate in the future. In jurisdictions where Appgate was included in the tax returns filed by Cyxtera, any income taxes payable/receivable resulting from the related income tax provisions have been reflected in the balance sheets of each separate entity’s provision.

Benefit (provision) for income taxes consists primarily of income taxes related to U.S. federal and state income taxes and income taxes in foreign jurisdictions in which Appgate conducts business.

Results of Operations

The following tables set forth Appgate’s consolidated results of operations for the periods presented. The period-to-period comparisons of Appgate’s historical results are not necessarily indicative of the results that may be expected in the future. The results of operations data for the years ended December 31, 2020 and 2019 have been derived from Appgate’s audited consolidated financial statements included elsewhere in this information statement. The results of operations data for the three and six months ended June 30, 2021 and 2020 have been derived from Appgate’s unaudited condensed consolidated financial statements which have been prepared following substantially the same basis and estimates and assumptions as those used by management in the preparation of Appgate’s consolidated financial statements and related notes included elsewhere in this information statement.

Three and six months ended June 30, 2021 and 2020. The following table sets forth Appgate’s historical operating results for the periods indicated, and the changes between periods (in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Variance %	2021	2020	Variance %
Revenue	$9,886	$7,119	39%	$19,956	$16,744	19%
Cost of revenue, exclusive of amortization shown below	4,169	3,598	16%	7,747	7,544	3%
Amortization expense	1,131	1,624	-30%	2,262	3,248	-30%
Total cost of revenue	5,300	5,222	1%	10,009	10,792	-7%
Gross profit	4,586	1,897	142%	9,947	5,952	67%
Operating expenses:
Sales and marketing	9,166	6,793	35%	16,280	13,329	22%
Research and development	2,723	2,137	27%	4,920	4,480	10%
General and administrative	4,599	4,901	-6%	7,941	10,228	-22%
Depreciation and amortization	1,352	1,282	5%	2,693	2,624	3%
Total operating expenses	17,840	15,113	18%	31,834	30,661	4%
Loss from continuing operations	(13,254)	(13,216)	0%	(21,887)	(24,709)	-11%
Interest expense, net	(643)	(976)	-34%	(1,476)	(1,971)	-25%
Other (expenses) income, net	(93)	9	-1133%	(219)	(1,537)	-86%
Loss from continuing operations before income taxes	(13,990)	(14,183)	-1%	(23,582)	(28,217)	-16%
Income tax expense of continuing operations	(592)	(628)	-6%	(1,005)	(836)	20%
Net loss of continuing operations	(14,582)	(14,811)	2%	(24,587)	(29,053)	15%
Net income of discontinued operations, net of tax	-	586	-100%	60,012	3,878	1447%
Net (loss) income	$(14,582)	$(14,225)	3%	$35,425	$(25,175)	-241%

Revenues

Revenues from continuing operations were as follows for the three and six months ended June 30, 2021 and 2020:

	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Variance %	2021	2020	Variance %
Subscription revenue	$8,579	$6,174	39%	$15,404	$11,587	33%
Perpetual licenses	58	43	35%	1,371	1,320	4%
Services and other	1,249	902	38%	3,181	3,837	-17%
Total	$9,886	$7,119	39%	$19,956	$16,744	19%

Revenues increased by $2.8 million, or 39%, for the three months ended June 30, 2021 compared to the same period in the prior year. The increase in revenue was primarily attributable to higher subscription revenue of $2.4 million, of which $1.3 million was due to an increase in multi-year subscription term-based licenses revenue and $0.7 million from an increase in one-year subscription term-based licenses. Services and other revenue also increased by $0.3 million during the same period as a result of an increase in service hours billed to customers during the three months ended June 30, 2021 compared to the same period in the prior year.

Revenues increased by $3.2 million, or 19%, for the six months ended June 30, 2021 compared to the same period in the prior year. The increase in revenue was primarily attributable to higher subscription revenue of $3.8 million, of which $2.0 million was due to an increase in multi-year subscription term-based licenses revenue, $1.5 million resulting from an increase in one-year subscription term-based licenses, and $0.4 million resulting from higher support and maintenance. These increases in revenue were partially offset by a decrease in services and other revenue of $0.7 million during the same period as a result of an overall decrease in service hours billed to customers during the six months ended June 30, 2021 compared to the same period in the prior year.

Cost of Revenue

Total cost of revenue from continuing operations increased by $0.1 million, or 1%, for the three months ended June 30, 2021 compared to the same period in the prior year. The increase in total cost of revenue was primarily the result of higher subscription service and equipment resale costs in line with the increase in other services and revenue during the same period, partially offset by lower amortization expense of $0.5 million due to some of Appgate’s developed technology assets becoming fully amortized during the period.

Total cost of revenue from continuing operations decreased by $0.8 million, or 7%, for the six months ended June 30, 2021 compared to the same period in the prior year. The decrease in total cost of revenue was primarily the result of lower amortization expense of $1.0 million due to some of Appgate’s developed technology becoming fully amortized during the period.

Gross Profit

Gross profit totaled $4.6 million for the three months ended June 30, 2021, an increase of $2.7 million, when compared to the same period in the prior year. Gross profit totaled $9.9 million for the six months ended June 30, 2021, an increase of $4.0 million, when compared to the same period in the prior year. These increases were the result of the factors described above.

Operating Expenses

Total operating expenses from continuing operations increased by $2.7 million, or 18%, for the three months ended June 30, 2021 when compared to the same period in the prior year. Total operating expenses from continuing operations increased by $1.2 million, or 4%, for the six months ended June 30, 2021 when compared to the same period in the prior year. The main factors contributing to the increase in operating expenses are described below.

Sales and marketing expenses increased by $2.4 million, or 35%, for the three months ended June 30, 2021 when compared to the same period in the prior year. Sales and marketing expenses increased by $3.0 million, or 22%, for the six months ended June 30, 2021 when compared to the same period in the prior year. These increases were primarily the result of an increase in personnel costs from higher headcount in 2021 and to a lesser extent, costs incurred in connection with the Merger transaction and related initiatives.

Research and development increased $0.6 million, or 27%, for the three months ended June 30, 2021 when compared to the same period in the prior year. Research and development increased $0.4 million, or 10%, for the six months ended June 30, 2021 when compared to the same period in the prior year. These increases were the result of an increase in personnel costs from higher headcount in 2021.

General and administrative expenses decreased by $0.3 million, or 6%, for the three months ended June 30, 2021 when compared to the same period in the prior year. The decrease in general and administrative expenses for the three months ended June 30, 2021 when compared to the same period in the prior year was primarily due to a decrease of $0.8 million in facilities costs, as Appgate’s workforce has been working from home, and lower severance of $0.6 million, partially offset by higher professional services fees of $1.1 million incurred in connection with the Merger transaction and related initiatives. General and administrative expenses decreased by $2.3 million, or 22%, for the six months ended June 30, 2021 when compared to the same period in the prior year. The decrease in general and administrative expenses for the six months ended June 30, 2021 when compared to the same period in the prior year was primarily due to a decrease of $1.8 million in facilities costs, and lower severance of $0.8 million, partially offset by higher professional services fees of $1.5 million, in each case for the reasons described above.

Depreciation and Amortization

Depreciation and amortization expense increased by $0.1 million for the three and six months ended June 30, 2021 when compared to the same periods in the prior year. These increases in depreciation and amortization were primarily due to depreciation and amortization on purchases of property and equipment during 2020 and 2021.

Interest Expense, Net

Interest expense, net decreased by $0.3 million for the three months ended June 30, 2021 when compared to the same period in the prior year. Interest expense, net decreased by $0.5 million for the six months ended June 30, 2021 when compared to the same period in the prior year. These decreases in interest expense, net were primarily attributable to the change in the mix of Appgate’s debt during 2021. During 2020, interest expense consisted of interest incurred under the Promissory Notes. The average outstanding balance of the Promissory Notes during 2020 was $137.4 million. As described above, the Promissory Notes were repaid in part with the balance extinguished, in each case on February 8, 2021. On February 9, 2021, Appgate issued $50.0 million in aggregate principal amount of the Notes, which are described below.

Other (Expenses) Income, Net

Other expenses, net was $0.1 million for the three months ended June 30, 2021. Other expenses, net was $0.2 million for the six months ended June 30, 2021 when compared to $1.5 million for the same period in the prior year. The change during the six months ended June 30, 2021 was primarily due to a disposal of fixed assets following separation from Cyxtera.

Income Tax Expense

Appgate’s effective tax rate for the three months ended June 30, 2021 and 2020 was 4.2% and 4.4%, respectively. The effective tax rate for the three months ended June 30, 2021 and 2020 differs from the U.S. Federal income tax rate of 21% primarily due to foreign taxes and changes in the valuation allowance provided against deferred tax assets.

Appgate’s effective tax rate for the six months ended June 30, 2021 and 2020 was 4.3% and 3%, respectively. The effective tax rate for the six months ended June 30, 2021 and 2020 differs from the U.S. Federal income tax rate of 21% primarily due to foreign taxes and changes in the valuation allowance provided against deferred tax assets.

Years ended December 31, 2020 and 2019. The following table sets forth Appgate’s historical operating results for the periods indicated, and the changes between periods (in thousands):

	2020	2019	Variance %
Revenue	$33,729	$30,392	11%
Cost of revenue, exclusive of amortization shown below	15,560	15,822	-2%
Amortization expense	6,168	6,697	-8%
Total cost of revenue	21,728	22,519	-4%
Gross profit	12,001	7,873	52%
Operating expenses:
Sales and marketing	25,175	16,097	56%
Research and development	9,782	11,682	-16%
General and administrative	15,824	28,651	-45%
Depreciation and amortization	5,211	6,649	-22%
Goodwill impairment	-	170,000	-100%
Total operating expenses	55,992	233,079	-76%
Loss from continuing operations	(43,991)	(225,206)	-80%
Interest expense, net	(4,088)	(2,785)	47%
Other expenses, net	(1,640)	(976)	68%
Loss from continuing operations before income taxes	(49,719)	(228,967)	-78%
Income tax expense of continuing operations	(1,842)	(1,242)	48%
Net loss of continuing operations	(51,561)	(230,209)	-78%
Net income (loss) of discontinued operations, net of tax	1,136	(265)	-529%
Net loss	$(50,425)	$(230,474)	-78%

Revenues

Revenues from continuing operations were as follows for 2020 and 2019:

	2020	2019	Variance %
Subscription revenue	$24,432	$19,039	28%
Perpetual licenses	2,770	2,946	-6%
Services and other	6,527	8,407	-22%
Total	$33,729	$30,392	11%

Revenues increased by $3.3 million, or 11%, during 2020 compared to 2019. The increase in revenue was primarily attributable to higher subscription revenue of $5.4 million, of which $2.8 million was due to an increase in multi-year subscription term-based licenses revenue and $1.8 million resulting from more one-year subscription term-based licenses. These increases were partially offset by a decrease of $1.9 million in services and other revenue primarily as a result of fewer hours billed to customer projects due to the impact of COVID-19 and the cancellation of Appgate’s annual cybersecurity conference.

Cost of Revenue

Total cost of revenue from continuing operations decreased by $0.8 million, or 4%, during 2020 compared to 2019. The decrease in total cost of revenue was primarily the result of lower amortization expense of $0.5 million and lower employee-related expenses of $0.9 million as a result of lower headcount in 2020, and lower conference costs of $0.7 million due to the cancellation of Appgate’s annual cybersecurity conference due to COVID-19, partially offset by higher IT costs of $1.3 million incurred as Appgate established its own IT infrastructure following the separation from Cyxtera.

Gross Profit

Gross profit totaled $12.0 million for 2020, an increase of $4.1 million, or 52%, when compared to 2019. This increase was the result of the factors described above.

Operating Expenses

Total operating expenses from continuing operations decreased by $177.1 million, or 76%, during 2020 compared to 2019, primarily as a result of $170.0 million of goodwill impairment recognized in 2019. The impairment charge was attributed to weaker performance in sales while operating under Cyxtera, as compared to the assumptions contained in the models originally used to value the assets recognized by Cyxtera upon its acquisition of Appgate. Other factors that contributed to the $177.1 million variance in operating expenses are detailed below.

Sales and marketing expenses increased by $9.1 million, or 56%, for 2020 when compared to 2019. This increase was mainly the result of an expansion in the sales force and marketing departments, including increased headcount, to support Appgate’s increase in revenue and growth in operations after its separation from Cyxtera.

Research and development decreased $1.9 million, or 16%, for 2020 when compared to 2019, principally due to a reduction in personnel costs resulting from the timing of new hires following the Cyxtera Spin-Off. As described above, Appgate expects to make significant investments in research and development in the future to extend the features of its existing offerings and technology capabilities.

General and administrative expenses decreased by $12.8 million, or 45%, for 2020 when compared to 2019. The decrease in general and administrative expenses was primarily due to the $19.7 million allocation by Cyxtera of a portion of the costs of the Management Company, partially offset by the $4.2 million charged to Appgate during 2020 under the Transition Services Agreement, and $0.9 million higher professional services in 2020.

Depreciation and Amortization

Depreciation and amortization expense decreased by $1.4 million for 2020 when compared to 2019. The decrease in depreciation and amortization was primarily due to a disposal of fixed assets following separation from Cyxtera.

Interest Expense, Net

Interest expense, net increased by $1.3 million for 2020 when compared to 2019. The increase in interest expense, net was directly attributable to the increase in amounts owed under the Promissory Notes and the length of time during which the balances were outstanding. The Promissory Notes were issued on March 31, 2019; thus, for 2019, interest was incurred for only 9 months of the year, while for 2020, interest was incurred for the entire year and for a greater average outstanding balance. During 2020, Appgate borrowed an additional $19.4 million from Cyxtera and/or the Management Company under the Promissory Notes.

Other Expenses, Net

Other expenses, net increased by $0.7 million for 2020 when compared to 2019, primarily from a loss on disposal of fixed assets of $1.7 million following separation from Cyxtera, partially offset by $0.3 million income received by Appgate under the Transition Services Agreement.

Income Tax Expense

Appgate’s effective tax rate for 2020 and 2019 was 3.7% and 0.5%, respectively. The effective tax rate for 2020 differs from the U.S. Federal income tax rate of 21% primarily due to changes in the valuation allowance, state taxes, and foreign taxes. The effective tax rate for 2019 differs from the U.S. Federal income tax rate of 21% primarily due to the permanent addback of the goodwill impairment and changes in the valuation allowance.

Liquidity and Capital Resources

As of June 30, 2021 and December 31, 2020, Appgate had cash and cash equivalents of $33.1 million and $3.5 million, respectively. Historically, Appgate’s principal source of liquidity was borrowing availability under the Promissory Notes and cash generated from Appgate’s operations. As discussed above, on February 8, 2021, Appgate repaid Cyxtera the full amount of the Promissory Note held by Cyxtera and made a partial repayment on the then accumulated principal and interest under the Promissory Note held by the Management Company. On that same date, the Management Company issued a payoff letter to Appgate extinguishing the balance remaining unpaid of $34.6 million following such repayment. The payoff letter resulted in the full settlement and extinguishment of the Promissory Note held by the Management Company. We have generated significant operating losses and negative cash flows from operations as reflected in our accumulated deficit and condensed consolidated statements of cash flows. We expect to continue to incur operating losses and negative cash flows from operations for the foreseeable future. Currently, Appgate’s principal sources of liquidity are the proceeds from the issuance of the Notes as described below and cash generated from Appgate’s operations, which have enabled Appgate to make continued investments to support the growth of its business. In addition, upon closing of the Merger, Appgate expects to issue an additional $25.0 million in aggregate principal amount of the Notes as described below. Appgate expects that proceeds from the Notes and cash generated from Appgate’s operations will provide sufficient cash to fund working capital and capital expenditures for at least the next 12 months.

Debt

As of June 30, 2021, Appgate had $50.0 million in aggregate principal amount of its Notes outstanding. As of December 31, 2020, Appgate had $153.8 million due under the Promissory Notes. As discussed above, the Promissory Notes were fully settled and extinguished on February 8, 2021.

Convertible Notes

On February 9, 2021, Appgate issued $50.0 million in aggregate principal amount of convertible senior notes due 2024 (the “Notes”) to various funds managed by Magnetar Financial LLC (“Magnetar”). The Notes are subject to the terms and conditions of the note issuance agreement between Appgate and Magnetar, the representative of the holders (the “Note Issuance Agreement”), and the note purchase agreement between Appgate and the lender parties thereto.

On issuance, Appgate received net proceeds of $49.8 million from the sale of the Notes, after deducting fees and expenses of $0.2 million. Appgate recorded the expenses as debt issuance costs that will be amortized over the term of the Notes.

The Notes are senior, unsecured obligations of Appgate, and the payment of the principal and interest is unconditionally guaranteed, jointly and severally by Appgate’s U.S. subsidiaries. The Notes will mature on February 9, 2024, unless earlier converted, redeemed, or repurchased. Upon closing of the Merger, Appgate expects to issue an additional $25.0 million in aggregate principal amount of Notes. Appgate may also issue up to an additional $25.0 million in aggregate principal amount of Notes at the election of the holders of the Notes, in one or more closings, on or prior to February 8, 2022.

Interest on the Notes is payable either entirely in cash or entirely in kind (“PIK Interest”), or a combination of cash and PIK Interest at Appgate’s discretion. The Notes bear interest at the annual rate of 5.0% with respect to interest payments made in cash and 5.5% with respect to PIK Interest, with interest payable semi-annually on February 1 and August 1 of each year, commencing on August 1, 2021. Additional notes (“PIK Notes”) to be issued for PIK Interest will have the same terms and conditions as the Notes. The Note Issuance Agreement includes certain affirmative and financial covenants Appgate is required to satisfy. Appgate was in compliance with all covenants as of June 30, 2021 and expects to remain in compliance with such covenants for at least the next 12 months.

If the holders have not converted the Notes and the Notes have not been redeemed by the maturity date, Appgate must repay the outstanding principal amount and accrued interest.

Promissory Notes

On March 31, 2019, Appgate issued the Promissory Notes to each of Cyxtera and the Management Company. The outstanding principal and interest under the Promissory Notes was $153.8 million and $130.3 million as of December 31, 2020 and 2019, respectively. As discussed above and in Appgate’s unaudited condensed consolidated financial statements, on February 8, 2021, Appgate repaid Cyxtera the full amount on the then outstanding principal and interest of $20.6 million under the Promissory Note held by Cyxtera and made a partial repayment of $99.0 million to the Management Company on the then outstanding principal and interest of $133.6 million under the Promissory Note held by the Management Company. On that same date, the Management Company issued a payoff letter to Appgate extinguishing the balance remaining unpaid following such repayment. Because Cyxtera was Appgate’s direct parent at the time of issuance of the Promissory Notes and an affiliate under common control with Appgate at the time of repayment, Appgate recognized the note extinguishment of $34.6 million as a capital contribution in 2021.

Other Contractual Obligations and Commitments

In addition to its debt obligations under the Notes, and lease obligations under several operating and finance lease arrangements, Appgate has other contractual commitments. Refer to Note 8 – Leases and Note 9 – Convertible Notes, to Appgate’s unaudited condensed consolidated financial statements included elsewhere in this information statement for additional information on maturities. Refer to Note 10 – Commitments and Contingencies to Appgate’s unaudited condensed consolidated financial statements included elsewhere in this information statement for additional information regarding cash amounts committed under other contractual obligations.

Cash Flow

Cash Flows for the Six Months ended June 30, 2021 and 2020. The following table sets forth Appgate’s historical cash flows for the periods indicated, and the changes between periods (in thousands):

	Six Months Ended June 30,
	2021	2020
Net cash, cash equivalents and restricted cash used in operating activities	$(29,886)	$(6,396)
Net cash, cash equivalents and restricted cash provided by (used in) investing activities	$124,555	$(362)
Net cash, cash equivalents and restricted cash (used in) provided by financing activities of continuing operations	$(69,832)	$5,669

Operating Activities

Appgate’s largest source of operating cash is cash collections from customers for sales of licenses and services. Appgate’s primary uses of cash from operating activities are for employee-related expenditures, marketing expenses and third-party hosting costs.

During the six months ended June 30, 2021, Appgate used $29.9 million of cash in its operating activities, whereas Appgate used $6.4 million of cash in its operating activities during the same period in the prior year. The change in cash flows from operating activities during the six months ended June 30, 2021 when compared to the same period in the prior year was primarily from cash and working capital generated by discontinued operations.

Investing Activities

During the six months ended June 30, 2021, Appgate’s investing activities provided $124.6 million of cash, whereas Appgate used $0.4 million in investing activities during the same period in the prior year. The change in cash flows from investing activities during the six months ended June 30, 2021 when compared to the same period in the prior year was primarily due to the receipt of $125.0 million in net proceeds received from the sale of Brainspace in January 2021.

Financing Activities

During the six months ended June 30, 2021, Appgate used $69.8 million in financing activities, whereas Appgate’s financing activities provided $5.7 million of cash during the same period in the prior year. Cash used in financing activities during the six months ended June 30, 2021 was primarily due to the repayment of $119.6 million to Cyxtera in February 2021 as settlement and extinguishment of the Promissory Notes. During the same period, Appgate received gross proceeds of $50.0 million from the issuance of the Notes. Cash provided by financing activities during the six months ended June 30, 2020 was from cash advances received under the Promissory Notes.

Cash Flows for the Years Ended December 31, 2020 and 2019. The following table sets forth Appgate’s historical cash flows for the periods indicated, and the changes between periods (in thousands):

	Years Ended December 31,
	2020	2019
Net cash, cash equivalents and restricted cash used in operating activities	$(17,183)	$(42,670)
Net cash, cash equivalents and restricted cash used in investing activities	$(1,074)	$-
Net cash, cash equivalents and restricted cash provided by financing activities	$19,408	$43,085

Operating Activities

During 2020, Appgate used $17.2 million of cash in its operating activities as compared to $42.7 million during 2019. The change in net cash used in operating activities during 2020 compared to 2019 was primarily due to a net increase in cash provided by operating activities from discontinued operations by $10.3 million and changes in working capital of continuing operations.

Investing Activities

During 2020, Appgate used $1.1 million of cash in investing activities in the acquisition of property and equipment following the separation from Cyxtera. Appgate did not used cash in investing activities during 2019.

Financing Activities

During 2020, Appgate’s financing activities provided $19.4 million of cash as compared to $43.1 million during 2019. The change in net cash provided by financing activities during 2020 compared to 2019 was primarily due to less cash borrowed under the Promissory Notes.

Critical Accounting Estimates

The discussion and analysis of Appgate’s financial condition and results of operations are based upon Appgate’s unaudited condensed consolidated financial statements and Appgate’s consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenue and expenses and related disclosures of contingent assets and liabilities at the date of Appgate’s financial statements. Appgate evaluates its estimates and assumptions on an ongoing basis. The estimates and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions, impacting Appgate’s reported results of operations and financial condition.

Critical accounting policies and estimates are those that Appgate considers the most important to the portrayal of its financial condition and results of operations because they require Appgate’s most difficult, subjective, or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Based on this definition, Appgate has identified the following critical accounting policies and estimates: revenue from contracts with customers, accounting for income taxes, and accounting for goodwill and intangible assets. These critical accounting policies are addressed below. In addition, Appgate has other key accounting policies and estimates that are described in Note 1 – Business and Summary of Significant Accounting Policies to Appgate’s unaudited condensed consolidated financial statements and consolidated financial statements included elsewhere in this information statement.

Revenue Recognition

Appgate recognizes revenue under ASC 606. Under ASC 606, Appgate recognizes revenue when its customers obtain control of goods or services in an amount that reflects the consideration that it expects to receive in exchange for those goods or services.

Appgate primarily sells its software through on-premise term-based license agreements, perpetual license agreements and SaaS subscriptions, which allow its customers to use its SaaS services without taking possession of the software. Appgate’s products offer substantially the same functionality whether its customers receive them through a perpetual, or term-based license or a SaaS arrangement. Appgate’s agreements with customers for software licenses may include maintenance contracts and may also include professional services contracts. Maintenance revenues consist of fees for providing unspecified software updates and technical support for its products for a specified term, which is typically one to three years. Appgate offers a portfolio of professional services and extended support contract options to assist its customers with integration, optimization, training and ongoing advanced technical support. Appgate also generates revenue from threat advisory services, including penetration testing, application assessments, vulnerability analysis, reverse engineering, architecture review and source code review.

If a contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. For contracts that contain multiple distinct performance obligations, Appgate allocates the transaction price to each performance obligation based on a relative standalone selling price (“SSP”). Appgate determines the transaction price with reference to the SSP of the various performance obligations inherent within a contract. The SSP is determined based on the prices at which Appgate separately sells these products, assuming the majority of these fall within a pricing range. In instances where SSP is not directly observable, such as when Appgate does not sell the software license separately, Appgate derives the SSP utilizing market conditions and other factors, including customer type, market conditions and pricing objectives, historical sales data, and negotiated discounts from price lists, if any, that can require significant judgement.

Income Taxes

Through December 31, 2019, the operations of Appgate were included in the consolidated U.S. federal, state, local and foreign income tax returns, filed by Cyxtera, where applicable. Income tax expense and other income tax related information contained in the consolidated financial statements is presented on a separate return basis as if Appgate filed its own tax returns for 2019.

Appgate accounts for income taxes using the asset and liability method. Deferred income taxes are recognized by applying the enacted statutory tax rates applicable to future years to differences between the carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance to amounts that are more likely than not to be realized. In addition, certain Federal and state NOL carryforward assets are reduced by a valuation allowance and/or may be limited by Internal Revenue Code Section 382.

Goodwill and Other Long-Lived Assets, including Acquired Intangible Assets

Goodwill represents the excess of the fair value of purchase consideration in a business combination over the fair value of net tangible and intangible assets acquired. Goodwill amounts are not amortized, but rather tested for impairment at least annually or more often if circumstances indicate that the carrying value may not be recoverable. Upon the Cyxtera Spin-Off, Appgate’s opening carve-out consolidated financial statements included the goodwill balances carried over from Cyxtera in connection with Cyxtera’s acquisition of the entities that formed Appgate, less impairments.

Acquired intangible assets consist of identifiable intangible assets, including developed technology, trademarks and tradenames, and customer relationships, resulting from business combinations. Acquired finite-lived intangible assets are initially recorded at fair value and are amortized on a straight-line basis over their estimated useful lives. Amortization expense of trademarks and tradenames, and customer relationships is recorded primarily within depreciation and amortization in Appgate’s consolidated statements of operations. Amortization expense of developed technology is recorded within cost of revenue in Appgate’s consolidated statements of operations.

Long-lived assets, such as property and equipment and acquired intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Appgate measures the recoverability of these assets by comparing the carrying amounts to the future undiscounted cash flows that these assets are expected to generate. If the total of the future undiscounted cash flows are less than the carrying amount of an asset, Appgate records an impairment charge for the amount by which the carrying amount of the asset exceeds the fair value. Appgate did not record any impairment of long-lived assets in 2019, 2020 or during the six months ended June 30, 2021.

Recent Accounting Pronouncements

Recently issued accounting pronouncements are described in Note 1 of Appgate’s consolidated financial statements included elsewhere in this information statement.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact Appgate’s financial position due to adverse changes in financial market prices and rates. Since Appgate has operations in the United States and internationally, its market risk exposure is primarily a result of exposure due to potential changes in inflation or interest rates. Appgate does not hold financial instruments for trading purposes.

Foreign Currency Exchange Risk

Appgate’s revenues and expenses are primarily denominated in U.S. dollars. During 2020 and 2019, Appgate recorded a loss of $0.1 million and $0.3 million on foreign exchange transactions, respectively. For the three months ended June 30, 2021 and 2020, Appgate recorded a loss of $45 thousand and $36 thousand on foreign exchange transactions, respectively. For the six months ended June 30, 2021, Appgate recorded a loss of $0.1 million on foreign exchange transactions (amount was not significant for the same period in 2020). To date, Appgate has not entered into any hedging arrangements with respect to foreign currency risk or other derivative financial instruments but may do so in the future if its exposure to foreign currency should become more significant. For business conducted outside of the United States, Appgate may have both revenue and costs incurred in the local currency of the subsidiary, creating a partial natural hedge. Changes to exchange rates therefore have not had a significant impact on the business to date. However, Appgate will continue to reassess its foreign exchange exposure as it continues to grow its business globally. During the years ended December 31, 2020 and 2019, and the three and six months ended June 30, 2021 and 2020, a hypothetical 10% change in foreign currency exchange rates applicable to Appgate’s business would not have had a material impact on its condensed consolidated financial statements.

Interest Rate Risk

Appgate does not hold financial instruments subject to variable interest rates.

Inflation Risk

Appgate does not believe that inflation has had a material effect on its business, financial condition, or results of operations. If its costs become subject to significant inflationary pressures, Appgate may not be able to fully offset such higher costs through price increases. Appgate’s inability or failure to do so could harm its business, financial condition, and operating results.

OTHER INFORMATION

The Company is subject to the information requirements of the Exchange Act and files annual, quarterly and current event reports, proxy statements and other information with the SEC. You can read the Company’s SEC filings, including the information statement, over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document the Company files with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

NEWTOWN LANE MARKETING, INCORPORATED

Dated: [____], 2021

NEWTOWN LANE MARKETING, INCORPORATED

NEWTOWN LANE MARKETING, INCORPORATED

CONDENSED BALANCE SHEETS

	June 30,	March 31,
	2021	2021
	(unaudited)
ASSETS

Current Assets
Cash	$7,228	$7,285
TOTAL ASSETS	$7,228	$7,285

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$103,159	$195,258
Convertible notes payable - Related Party	367,000	367,000
Due to unrelated party	108,936	-
TOTAL LIABILITIES	579,095	562,258

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT

Preferred stock, $0.001 par value, 1,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized, 14,643,740 shares issued and outstanding, respectively	14,644	14,644
Additional paid-in capital	2,084,482	2,083,232
Accumulated deficit	(2,670,993)	(2,652,849)

TOTAL STOCKHOLDERS’ DEFICIT	(571,867)	(554,973)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$7,228	$7,285

The accompanying notes are an integral part of these unaudited condensed financial statements.

NEWTOWN LANE MARKETING, INCORPORATED

CONDENSED STATEMENTS OF OPERATIONS

Three Months Ended June 30, 2021 and 2020

(unaudited)

	Three Months Ended
	June 30,
	2021	2020
Expenses
Selling, general and administrative	$13,569	$10,533
Interest expense, net	4,575	4,326
Total expense	$18,144	$14,859

Loss before income taxes	$(18,144)	$(14,859)

Provision for income taxes	-	-

Net loss	$(18,144)	$(14,859)

Net loss per share - basic and diluted	$(0.00)	$(0.00)

Weighted average shares outstanding - basic and diluted
	14,643,740	13,757,550

The accompanying notes are an integral part of these unaudited condensed financial statements

NEWTOWN LANE MARKETING, INCORPORATED

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

Three Months Ended June 30, 2021 and 2020

					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at March 31, 2021	-	$-	14,643,740	$14,644	2,083,232	$(2,652,849)	$(554,973)
Contributed services					1,250		1,250
Net Loss						(18,144)	(18,144)
Balance at June 30, 2021 (unaudited)	-	$-	14,643,740	$14,644	$2,084,482	$(2,670,993)	$(571,867)

					Additional		Total
	Preferred Stock		Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at March 31, 2020	-	$-	13,757,550	$13,758	$2,070,756	$(2,497,169)	$(412,655)
Contributed services					1,250		1,250
Net loss						(14,859)	(14,859)
Balance at June 30, 2020 (unaudited)	-	$-	13,757,550	$13,758	$2,072,006	$(2,512,028)	$(426,264)

The accompanying notes are an integral part of these unaudited condensed financial statements.

NEWTOWN LANE MARKETING, INCORPORATED

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	Three Months Ended June 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(18,144)	$(14,859)
Adjustments to reconcile net loss to cash used in operating activities:
Contributed services	1,250	1,250
Changes in operating assets and liabilities:
Increase (decrease) in accounts payable and accrued expenses	(92,099)	1,537
NET CASH USED IN OPERATING ACTIVITIES	$(108,993)	$(12,072)

CASH FLOWS FROM FINANCING ACTIVITIES
Due to unrelated party	$108,936	$-
NET CASH PROVIDED BY FINANCING ACTIVITIES	$108,936	$-

NET CHANGE IN CASH	(57)	(12,072)

CASH AT BEGINNING OF PERIOD	7,285	13,831
CASH AT END OF PERIOD	$7,228	$1,759

Supplemental disclosures for cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these unaudited condensed financial statements.

NEWTOWN LANE MARKETING, INCORPORATED

NOTES TO CONDENSED FINANCIAL STATEMENTS
June 30, 2021
(unaudited)

NOTE 1 – DESCRIPTION OF COMPANY

Newtown Lane Marketing, Incorporated (“we”, “our”, “us” or “Newtown”) was incorporated in Delaware on September 26, 2005. We previously held the exclusive license to exploit the Dreesen’s Donut Brand in the United States with the exception of the states of Florida and Pennsylvania, and in Suffolk County, New York, which Dreesen retained for itself. In August 2007 there was a change in control, as detailed below, and we discontinued our efforts to promote the Dreesen’s Donut Brand at that time. The license from Dreesen expired on December 31, 2007.

The interim financial information as of June 30, 2021 and for the three month periods ended June 30, 2021 and 2020 have been prepared without audit, pursuant to the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although we believe that the disclosures made are adequate to provide for fair presentation. These financial statements should be read in conjunction with the financial statements and the notes thereto, included in our Annual Report on Form 10-K, for the fiscal year ended March 31, 2021, previously filed with the SEC.

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair statement of our financial position as of June 30, 2021 and results of operations and cash flows for the three months ended June 30, 2021 and 2020 as applicable, have been made. The results of operations for the three months ended June 30, 2021 are not necessarily indicative of the operating results that may be expected for the full fiscal year or any future periods.

RECENT EVENTS

On February 8, 2021, the Company entered into an Agreement and Plan of Reorganization (“Merger Agreement”) with Newtown Merger Sub Corp., a Delaware corporation and the Company’s wholly owned subsidiary (“Merger Sub”), and Cyxtera Cybersecurity, Inc. (doing business as AppGate), a Delaware corporation (“Appgate”). Pursuant to the Agreement, Merger Sub will merge with Appgate (the “Merger”) with Appgate being the surviving entity of the Merger and becoming a wholly-owned subsidiary of the Company.

Upon consummation of the Merger (the “Closing”), each share of Appgate’s common stock outstanding on the closing date will be converted into 234,299.84 shares of the Company’s common stock. Additionally, the Company will guarantee Appgate’s obligations of payment of principal, interest and other liabilities under its note issuance agreement (“Notes Issuance Agreement”) and the 5% convertible senior notes (“Convertible Senior Notes”) issued thereunder in an aggregate principal amount of $50 million, with an additional aggregate principal amount of $25 million subject to issuance at Closing (the “Additional Notes”) and a further aggregate principal amount of $25 million issuable, in the option of the holders, within 12 months of signing of the Merger Agreement. Further, the Company will assume Appgate’s Conversion Obligations (as defined in the Note Issuance Agreement) and Change of Control Conversion Obligations (as defined in the Note Issuance Agreement) thereunder.

It is estimated that, at the Closing and assuming none of the Convertible Senior Notes or Additional Notes have been converted into shares of the Company’s common stock and not taking into account an equity incentive plan, the current sole stockholder of Appgate will own approximately 89% of the outstanding shares of the Company’s common stock and the current stockholders of the Company will own approximately 11% of the outstanding common stock of the Company.

The Merger is expected to be consummated in the third quarter of our 2021 fiscal year, subject to the fulfillment of certain closing conditions.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern - The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates Newtown continuing as a going concern. Our purpose has been to serve as a vehicle to acquire an operating business and we are currently considered a “shell” company inasmuch as we are not generating revenues, we do not own an operating business, and have no specific plan other than to engage in the merger transaction with Appgate. There are no assurances that we will be able to consummate such transaction. The implementation of our business objectives is wholly contingent upon a business combination. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Since inception, Newtown has incurred an accumulated deficit of $2,670,993 through June 30, 2021. For the three months ended June 30, 2021 and 2020, Newtown had net losses of $18,144 and $14,859, respectively. Newtown has incurred negative cash flow from operating activities since its inception. Newtown has spent, and subject to obtaining additional financing, expects to continue to spend, substantial amounts in connection with executing its business strategy. These conditions raise substantial doubt about Newtown’s ability to continue as a going concern.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The estimates include valuation of deferred taxes and valuation of contributed services.

Fair Value of Financial Instruments - Pursuant to the FASB guidance, “Disclosures About Fair Value of Financial Instruments,” we are required to estimate the fair value of all financial instruments included on our balance sheet. We consider the carrying value of accounts payable, accrued expenses, due to unrelated parties and convertible notes in the financial statements to approximate their face value.

Statements of Cash Flows - For purposes of the statements of cash flows we consider all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

Loss Per Share - Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by FASB ASC No. 260, “Earnings Per Share”. Diluted loss per share is computed by dividing net loss by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during the period. For June 30, 2021 and 2020, 0 and 886,190 options outstanding were not included in the computation of loss per share because their inclusion is anti-dilutive.

Recent accounting pronouncements - All recent accounting pronouncements issued but not yet effective have been reviewed and determined to be not applicable or is not expected to have a material impact on the Company’s condensed financial statements.

NOTE 3 – CONVERTIBLE NOTES PAYABLE – RELATED PARTY

On May 14, 2013, Ironbound loaned $100,000 to us and we issued a convertible promissory note in the principal amount of $100,000 to Ironbound (the “May 2013 Note”). The May 2013 Note was initially issued with a two-year term and bore interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the May 2013 Note was convertible into shares of Common Stock upon the consummation of a “Fundamental Transaction” (as defined in the May 2013 Note) at the “Conversion Price” (as defined in the May 2013 Note). The May 2013 Note was amended in July 2014 in accordance with the Amended and Restated Note, as described below.

On July 25, 2014, we raised gross proceeds of $72,000 in a debt financing transaction with Ironbound and, in connection therewith, issued to Ironbound a convertible promissory note (the “2014 Note”) in the principal amount of $72,000. The 2014 Note has a maturity date of August 31, 2015 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the 2014 Note is convertible, at the election of Ironbound, into shares of our Common Stock following the consummation of a “Qualified Financing” (as defined in the 2014 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the 2014 Note) at the “Conversion Price” (as defined in the 2014 Note).

Further, on July 25, 2014, we issued an amended and restated convertible promissory note (the “Amended and Restated Note” and together with the 2014 Note, the “Prior Notes”) to Ironbound in the principal amount of $100,000, in substitution for the May 2013 Note. The Amended and Restated Note extended the maturity of the May 2013 Note to August 31, 2015 and provided for the principal and accrued interest on the May 2013 Note to be convertible, at the election of Ironbound, into shares of our Common Stock following the consummation of a “Qualified Financing” (as defined in the May 2013 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the May 2013 Note) at the “Conversion Price” (as defined in the May 2013 Note). The May 2013 Note otherwise remained unchanged.

Effective September 1, 2015, the maturity dates of the Prior Notes was extended from August 31, 2015 to August 31, 2016.

On October 30, 2015, Mr. Kling resigned from his position as our sole director and from his position as our President. Also on October 30, 2015, Mr. Warshaw resigned from his positions as our Chief Financial Officer and Secretary. Messrs. Kling’s and Warshaw’s resignation were not due to any disagreement with the Company or its management on any matter relating to the Company’s operations, policies or practices. Prior to Mr. Kling’s resignation, our Board of Directors appointed Jonathan J. Ledecky, the managing member of Ironbound, our largest stockholder, to fill the vacancy created by Mr. Kling’s resignation and will assume the role of President of the Company.

On December 31, 2015, Ironbound advanced to us an additional $10,000. This amount was subsequently evidenced by a promissory note (the “December 2015 Note”) with the same terms as the Prior Notes. The proceeds of the December 2015 Note were utilized by the Company to fund working capital needs.

On April 1, 2016, we issued a convertible promissory note (the “2016 Note”) in the principal amount of $10,000 to Ironbound. The 2016 Note has the same terms as the Prior Notes. The proceeds of the 2016 Note were utilized by the Company to fund working capital needs.

On July 15, 2016, we issued a convertible promissory note (the “July 2016 Note”) in the principal amount of $25,000 to Ironbound Partners Fund, LLC. The July 2016 Note has a maturity date of August 31, 2017 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the July 2016 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the July 2016 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the July 2016 Note) at the “Conversion Price” (as defined in the July 2016 Note). The proceeds of the July 2016 Note were utilized by the Company to fund working capital needs.

Effective September 1, 2016, the maturity dates of all of the other outstanding notes between Ironbound and us were extended from August 31, 2016 to August 31, 2017.

On February 14, 2017, we issued a convertible promissory note (the “February 2017 Note” and together with the December 2015 Note, the 2016 Note and the July 2016 Note, the “Outstanding Notes”) in the principal amount of $50,000 to Ironbound. The February 2017 Note has a maturity date of August 31, 2017 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the February 2017 Note is convertible, at the election of Ironbound, into shares of our common stock following the consummation of a “Qualified Financing” (as defined in the February 2017 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the February 2017 Note) at the “Conversion Price” (as defined in the February 2017 Note). The proceeds of the February 2017 Note were utilized by the Company to fund working capital needs.

Effective September 1, 2017, the maturity dates of the Outstanding Notes was extended from August 31, 2017 to August 31, 2018.

In August 2018, the maturity dates of the Outstanding Notes were extended from August 31, 2018 to August 31, 2019.

On August 27, 2018, we issued a convertible promissory note (the “August 2018 Note”) in the principal amount of $15,000 to Ironbound. The August 2018 Note has a maturity date of August 31, 2019 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the August 2018 Note is convertible, at the election of Ironbound, into shares of our common stock following the consummation of a “Qualified Financing” (as defined in the August 2018 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the August 2018 Note) at the “Conversion Price” (as defined in the August 2018 Note). The proceeds of the August 2018 Note were utilized by the Company to fund working capital needs.

On December 4, 2018, we issued a convertible promissory note (the “December 2018 Note”) in the principal amount of $25,000 to Ironbound. The December 2018 Note has a maturity date of August 31, 2019 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the December 2018 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the December 2018 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the December 2018 Note) at the “Conversion Price” (as defined in the December 2018 Note). The proceeds of the December 2018 Note were utilized by the Company to fund working capital needs.

Effective November 12, 2019 the maturity dates of the Outstanding Notes and the August 2018 Note and December 2018 Note was extended from August 31, 2019 to August 31, 2020.

On November 27, 2019, we issued a convertible promissory note (the “November 2019 Note”) in the principal amount of $40,000 to Ironbound. The November 2019 Note has a maturity date of August 31, 2020 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the November 2019 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the November 2019 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the November 2019 Note) at the “Conversion Price” (as defined in the November 2019 Note). The proceeds of the November 2019 Note were utilized by the Company to fund working capital needs.

Effective August 31, 2020, the maturity dates of the Outstanding Notes, the August 2018 Note, the December 2018 Note and the November 2019 Note were extended from August 31, 2020 to August 31, 2021.

On August 18, 2020, we issued a convertible promissory note (the “August 2020 Note”) in the principal amount of $20,000 to Ironbound. The August 2020 Note has a maturity date of August 31, 2021 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the August 2020 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the August 2020 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the August 2020 Note) at the “Conversion Price” (as defined in the August 2020 Note). The proceeds of the August 2020 Note were utilized by the Company to fund working capital needs.

NOTE 4 – STOCKHOLDER’S DEFICIT

As of June 30, 2021, our authorized capital stock consisted of 100,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock of which 14,643,740 shares of Common Stock, and no shares of Preferred Stock, were issued and outstanding. All shares of Common Stock currently outstanding are validly issued, fully paid and non-assessable.

During the three months ended June 30, 2021 and 2020, we recorded contributions to capital of $1,250 for the fair value relating to the use, occupancy and administrative services rendered by the officer.

NOTE 5 – DUE TO UNRELATED PARTY

In connection with Merger Agreement with Appgate (see Note 1), the Merger Agreement provides that from the date of the Merger Agreement (February 8, 2021) through the date of closing, all expenses incurred by Newtown in connection with consummating the merger with Appgate that are payable by Newtown prior to the closing shall be paid by Appgate. As of June 30, 2021, Appgate has paid $108,936 on behalf of Newtown and the amount is recorded as Due to Unrelated Party until the closing date. If the merger were not to close under certain circumstances, those expenses that are payable by Newtown or paid by Appgate on behalf of Newtown would be obligations of Newtown. The Merger is expected to be consummated in the third quarter of our 2021 fiscal year, subject to the fulfillment of certain closing conditions.

NOTE 6 – RELATED PARTY TRANSACTIONS

At June 30, 2021, we had promissory notes in the aggregate principal amount of $367,000 payable to Ironbound, our majority stockholder (see Note 3).

During the three months ended June 30, 2021 and 2020, we recorded contributions to capital of $1,250 for the fair value relating to the use, occupancy and administrative services rendered by the officer (see Note 4).

NOTE 7 – SUBSEQUENT EVENT

In connection with Merger Agreement with Appgate described in Note 5, subsequent to June 30, 2021, Appgate paid an additional $15,802 on behalf of Newtown and the amount is recorded as Due to Unrelated Party until the closing date.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Newtown Lane Marketing, Incorporated

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Newtown Lane Marketing, Incorporated (the “Company”) as of March 31, 2021 and 2020, the related statements of operations, stockholders’ deficit, and cash flows for the two years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2021 and 2020, and the results of its operations and its cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph - Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has an accumulated deficit and a working capital deficit as of March 31, 2021. The Company has incurred recurring losses and will have to obtain additional capital to sustain operations. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting in accordance with the standards of the PCAOB. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Liggett & Webb P.A.
We have served as the Company’s auditor since 2012.

Boynton Beach, Florida

June 28, 2021

NEWTOWN LANE MARKETING, INCORPORATED

BALANCE SHEETS

	2021	2020
ASSETS
Current Assets
Cash	$7,285	$13,831
TOTAL CURRENT ASSETS	$7,285	$13,831

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$195,258	$79,486
Convertible notes payable - Related Party	367,000	347,000
TOTAL CURRENT LIABILITIES	562,258	426,486

COMMITMENTS AND CONTINGENCIES (Note 6)	-	-

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.001 par value, 1,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value; 100,000,000 shares authorized, 14,643,740 and 13,757,550 shares issued and outstanding, respectively	14,644	13,758
Additional paid-in capital	2,083,232	2,070,756
Accumulated deficit	(2,652,849)	(2,497,169)
TOTAL STOCKHOLDERS’ DEFICIT	(554,973)	(412,655)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$7,285	$13,831

The accompanying notes are an integral part of these financial statements.

NEWTOWN LANE MARKETING, INCORPORATED

STATEMENTS OF OPERATIONS

	Year Ended March 31,
	2021	2020
Expenses
Selling, general and administrative	$137,714	$46,340
Interest expense, net	17,966	16,071
Total expense	155,680	62,411

Net loss	$(155,680)	$(62,411)

Net loss per share - basic and diluted	$(0.01)	$(0.01)

Weighted average shares outstanding - basic and diluted	13,874,040	13,757,550

The accompanying notes are an integral part of these financial statements

NEWTOWN LANE MARKETING, INCORPORATED

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the years ended March 31, 2021 and 2020

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances at March 31, 2019	--	$--	13,757,550	$13,758	$2,065,756	$(2,434,758)	$(355,244)
Contributed Services	--	--	--	--	5,000	--	5,000
Net loss	--	--	--	--	--	(62,411)	(62,411)
Balances at March 31, 2020	--	$--	13,757,550	$13,758	$2,070,756	$(2,497,169)	$(412,655)
Stock issued for the exercise of stock options	--	--	886,190	886	7,476	--	8,362
Contributed services	--	--	--	--	5,000	--	5,000
Net loss	--	--	--	--	--	(155,680)	(155,680)
Balances at March 31, 2021	--	$--	14,643,740	$14,644	$2,083,232	$(2,652,849)	$(554,973)

The accompanying notes are an integral part of these financial statements.

NEWTOWN LANE MARKETING, INCORPORATED

STATEMENTS OF CASH FLOWS

	Year Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(155,680)	$(62,411)
Adjustments to reconcile net loss to net cash used in operations
Contributed services	5,000	5,000
Changes in operating assets and liabilities:
Increase in accounts payable and accruals	115,772	20,464
NET CASH USED IN OPERATING ACTIVITIES	(34,908)	(36,947)

NET CASH FROM FINANCING ACTIVITIES
Issuance of convertible notes payable - Related Party	20,000	40,000
Proceeds from the exercise of stock options	8,362	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	28,362	40,000

NET CHANGE IN CASH	(6,546)	3,053
CASH AT BEGINNING OF YEAR	13,831	10,778
CASH AT END OF YEAR	$7,285	$13,831
Supplemental disclosure of cash flow information:
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

NEWTOWN LANE MARKETING, INCORPORATED

NOTES TO FINANCIAL STATEMENTS

Years Ended March 31, 2021 and 2020

NOTE 1 – DESCRIPTION OF COMPANY

Newtown Lane Marketing, Incorporated (“we”, “our”, “us” or “Newtown”) was incorporated in Delaware on September 26, 2005. We previously held the exclusive license to exploit the Dreesen’s Donut Brand in the United States with the exception of the states of Florida and Pennsylvania, and in Suffolk County, New York, which Dreesen retained for itself. In August 2007 there was a change in control, as detailed below, and we discontinued our efforts to promote the Dreesen’s Donut Brand at that time. The license from Dreesen expired on December 31, 2007.

EQUITY TRANSACTIONS

On August 8, 2007 (the “Effective Date”), we entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Moyo Partners, LLC, a New York limited liability company (“Moyo”) and R&R Biotech Partners, LLC, a Delaware limited liability company (“R&R” collectively with Moyo, the “Purchasers”), pursuant to which we sold to them, in the aggregate, approximately, four million four hundred seventy nine thousand two hundred fifty (4,479,250) shares of our common stock, par value $.001 per share (“Common Stock”) and five hundred (500) shares of our Series A Preferred Stock, par value $.001 per share (“Series A Preferred Stock”), each share convertible at the option of the holder into, approximately, fourteen thousand eight hundred twenty (14,820) shares of Common Stock, for aggregate gross proceeds to us of $600,000. The shares of Series A Preferred Stock were convertible only to the extent there were a sufficient number of shares of Common Stock available for issuance upon any such conversion.

On the Effective Date: (i) the Purchasers acquired control of Newtown, with (a) R&R acquiring nine million five hundred nine thousand four hundred forty (9,509,440) shares of Common Stock (assuming the conversion by R&R of the four hundred (400) shares of Series A Preferred Stock it acquired pursuant to the Purchase Agreement into five million nine hundred twenty eight thousand (5,928,000) shares of Common Stock) constituting 72% of the then issued and outstanding shares of Common Stock, and (b) Moyo acquiring two million three hundred seventy seven thousand three hundred sixty (2,377,360) shares of Common Stock (assuming the conversion by Moyo of its one hundred (100) shares of Series A Preferred Stock it acquired pursuant to the Purchase Agreement into one million four hundred eighty one thousand five hundred ten (1,481,510) shares of Common Stock) constituting 18% of the then issued and outstanding shares of Common Stock; and (ii) in full satisfaction of our obligations under outstanding convertible promissory notes in the principal amount of $960,000 (the “December Notes”), the Note holders of the December Notes converted an aggregate of $479,811 of principal and accrued interest into 274,200 shares of Common Stock and accepted a cash payment from us in the aggregate amount of $625,030 for the remaining principal balance.

On the Effective Date: (i) Arnold P. Kling was appointed to our Board of Directors (“Board”) and served together with Vincent J. McGill, a then current director who continued to serve until August 20, 2007, the effective date of his resignation from our Board; (ii) all of our then officers and directors, with the exception of Mr. McGill, resigned from their respective positions with us; (iii) our Board appointed Mr. Kling as president and Kirk M. Warshaw as chief financial officer and secretary; and (iv) we relocated our headquarters to Chatham, New Jersey.

Following Mr. McGill’s resignation from our Board on August 20, 2007, Mr. Kling became our sole director and president.

On October 19, 2007, we effected an amendment to our Certificate of Incorporation to increase to 100,000,000 the number of authorized shares of Common Stock available for issuance (the “Charter Amendment”). As a result of the Charter Amendment, as of October 19, 2007, we had adequate shares of Common Stock available for issuance upon the conversion of all the issued and outstanding shares of Series A Preferred Stock.

On December 19, 2007, the holders of all the issued and outstanding shares of Series A Preferred Stock elected to convert all of their shares into shares of Common Stock. As a result, the 500 shares of Series A Preferred Stock outstanding were exchanged for 7,407,540 shares of Common Stock, and all 500 shares of the Series A Preferred Stock were returned to the status of authorized and unissued shares of undesignated preferred stock, par value $.001 per shares. None of the Series A Preferred Stock were outstanding as of the Series A Preferred Elimination Date.

In December 2008, we sold 550,000 shares of restricted Common Stock to our Chief Financial Officer, for $2,000. The issuance of these shares was exempt from registration pursuant to Sections 4(2) and 4(6) or the Securities Act of 1933, as amended (the “Act”). The stock certificate representing these shares was imprinted with a legend restricting transfer unless pursuant to an effective registration statement or an exemption from registration under the Act.

On May 6, 2013, Ironbound Partners Fund, LLC (“Ironbound”) acquired 9,509,440 shares of our outstanding Common Stock (the “Acquired Shares”) for an aggregate purchase price of $15,000, or $0.00157737 per share, from the Chapter 7 Trustee of the Estates of Rodman & Renshaw, LLC (“Rodman”), Direct Markets, Inc., and Direct Markets Holdings, Corp. in Chapter 7 bankruptcy proceedings pending in the United States Bankruptcy Court for the Southern District of New York (Cases No. 13-10087, 13-10088 and 13-10089). The Acquired Shares constituted all the shares of Common Stock previously owned by R&R, an affiliate of Rodman, and represented 69.1% of our total issued and outstanding shares of Common Stock as of May 6, 2013.

On May 14, 2013, Ironbound loaned $100,000 to us and we issued a convertible promissory note in the principal amount of $100,000 to Ironbound (the “May 2013 Note”). The May 2013 Note was initially issued with a two-year term and bore interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the May 2013 Note was convertible into shares of Common Stock upon the consummation of a “Fundamental Transaction” (as defined in the May 2013 Note) at the “Conversion Price” (as defined in the May 2013 Note). The May 2013 Note was amended in July 2014 in accordance with the Amended and Restated Note, as described below.

On July 25, 2014, we raised gross proceeds of $72,000 in a debt financing transaction with Ironbound and, in connection therewith, issued to Ironbound a convertible promissory note (the “2014 Note”) in the principal amount of $72,000. The 2014 Note had a maturity date of August 31, 2015 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the 2014 Note is convertible, at the election of Ironbound, into shares of our Common Stock following the consummation of a “Qualified Financing” (as defined in the 2014 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the 2014 Note) at the “Conversion Price” (as defined in the 2014 Note).

Further, on July 25, 2014, we issued an amended and restated convertible promissory note (the “Amended and Restated Note” and together with the 2014 Note, the “Prior Notes”) to Ironbound in the principal amount of $100,000, in substitution for the May 2013 Note. The Amended and Restated Note extended the maturity of the May 2013 Note to August 31, 2015 and provided for the principal and accrued interest on the May 2013 Note to be convertible, at the election of Ironbound, into shares of our Common Stock following the consummation of a “Qualified Financing” (as defined in the May 2013 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the May 2013 Note) at the “Conversion Price” (as defined in the May 2013 Note). The May 2013 Note otherwise remained unchanged.

Effective September 1, 2015, the maturity dates of the Prior Notes were extended from August 31, 2015 to August 31, 2016.

On October 30, 2015, Mr. Kling resigned from his position as our sole director and from his position as our President. Also on October 30, 2015, Mr. Warshaw resigned from his positions as our Chief Financial Officer and Secretary. Messrs. Kling’s and Warshaw’s resignation were not due to any disagreement with the Company or its management on any matter relating to the Company’s operations, policies or practices. Prior to Mr. Kling’s resignation, our Board of Directors appointed Jonathan J. Ledecky, the managing member of Ironbound, our largest stockholder, to fill the vacancy created by Mr. Kling’s resignation and assume the role of President of the Company

On December 31, 2015, Ironbound advanced to us an additional $10,000. This amount was subsequently evidenced by a promissory note (the “December 2015 Note”) with the same terms as the Prior Notes. The proceeds of the December 2015 Note were used by the Company to fund working capital needs.

On April 1, 2016, we issued a convertible promissory note (the “2016 Note” and together with the December 2015 Note and the Prior Notes, the “Outstanding Notes”) in the principal amount of $10,000 to Ironbound. The 2016 Note has the same terms as the Prior Notes. The proceeds of the 2016 Note were used by the Company to fund working capital needs.

On July 15, 2016, we issued a convertible promissory note (the “July 2016 Note”) in the principal amount of $25,000 to Ironbound Partners Fund, LLC. The July 2016 Note had a maturity date of August 31, 2017 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the July 2016 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the July 2016 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the July 2016 Note) at the “Conversion Price” (as defined in the July 2016 Note). The proceeds of the July 2016 Note were used by the Company to fund working capital needs.

Effective September 1, 2016, the maturity dates of all of the outstanding notes between Ironbound and us were extended from August 31, 2016 to August 31, 2017.

On February 14, 2017, Ironbound loaned the Company an additional $50,000. This loan was evidenced by a note (the “February 2017 Note”) with a maturity date of August 31, 2017 and interest rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the February 2017 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the February 2017 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the February 2017 Note) at the “Conversion Price” (as defined in the February 2017 Note). The proceeds of the February 2017 Note were used by the Company to fund working capital needs.

Effective September 1, 2017, the maturity dates of all of the outstanding notes between Ironbound and us were extended from August 1, 2017 to August 31, 2018.

In August 2018, the maturity dates of all of the outstanding notes between Ironbound and us were extended from August 31, 2018 to August 31, 2019.

On August 27, 2018, Ironbound loaned the Company an additional $15,000. This loan was evidenced by a note (the “August 2018 Note”) with a maturity date of August 31, 2019 and interest rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the August 2018 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the August 2018 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the August 2018 Note) at the “Conversion Price” (as defined in the August 2018 Note). The proceeds of the August 2018 Note were used by the Company to fund working capital needs.

On December 4, 2018, Ironbound loaned the Company an additional $25,000. This loan was evidenced by a note (the “December 2018 Note”) with a maturity date of August 31, 2019 and interest rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the December 2018 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the December 2018 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the December 2018 Note) at the “Conversion Price” (as defined in the December 2018 Note). The proceeds of the December 2018 Note were used by the Company to fund working capital needs.

Effective November 12, 2019, the maturity dates of all of the outstanding notes between Ironbound and the Company were extended from August 31, 2019 to August 31, 2020.

On November 27, 2019, Ironbound loaned the Company an additional $40,000. The loan was evidenced by a note (the “November 2019 Note”) with a maturity date of August 31, 2020 and interest rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the November 2019 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the November 2019 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the November 2019 Note) at the “Conversion Price” (as defined in the November 2019 Note). The proceeds of the November 2019 Note were used by the Company to fund working capital needs.

Effective August 31, 2020, the maturity dates of all of the outstanding notes between Ironbound and us were extended from August 31, 2020 to August 31, 2021.

On August 18, 2020, we issued a convertible promissory note (the “August 2020 Note”) in the principal amount of $20,000 to Ironbound. The August 2020 Note has a maturity date of August 31, 2021 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the August 2020 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the August 2020 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the August 2020 Note) at the “Conversion Price” (as defined in the August 2020 Note). The proceeds of the August 2020 Note were used by the Company to fund working capital needs.

THE COMPANY TODAY

Since the Effective Date, our main purpose has been to serve as a vehicle to acquire an operating business and we are currently considered a “shell” company in as much as we are not generating revenues, do not own an operating business, and have no specific plan other than to engage in a merger or acquisition transaction.

On February 8, 2021, we entered into an Agreement and Plan of Reorganization (“Merger Agreement”) with Newtown Merger Sub Corp., a Delaware corporation and our wholly-owned subsidiary (“Merger Sub”), and Cyxtera Cybersecurity, Inc. (doing business as AppGate), a Delaware corporation (“Appgate”). Pursuant to the Merger Agreement, Merger Sub will merge with Appgate (the “Merger”) with Appgate being the surviving entity of the Merger and becoming a wholly-owned subsidiary of ours.

Upon consummation of the Merger (the “Closing”), each share of Appgate’s common stock outstanding on the closing date will be converted into 234,299.84 shares of our common stock. Additionally, we will guarantee Appgate’s obligations of payment of principal, interest and other liabilities under its note issuance agreement (“Notes Issuance Agreement”) and the 5% convertible senior notes (“Convertible Senior Notes”) issued thereunder in an aggregate principal amount of $50 million, with an additional aggregate principal amount of $25 million subject to issuance at Closing (the “Additional Notes”) and a further aggregate principal amount of $25 million issuable, in the option of the holders, within 12 months of signing of the Merger Agreement. Further, we will assume Appgate’s Conversion Obligations (as defined in the Note Issuance Agreement) and Change of Control Conversion Obligations (as defined in the Note Issuance Agreement) thereunder.

It is estimated that, at the closing and assuming none of the Convertible Senior Notes or Additional Notes have been converted into shares of our common stock, and not taking into account an equity incentive plan, the current sole stockholder of Appgate will own approximately 89% of the outstanding shares of our common stock and the current stockholders of the Company will own approximately 11% of our outstanding common stock.

The Merger is expected to be consummated in the third quarter of our 2021 fiscal year, subject to the fulfillment of certain closing conditions.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Newtown’s accounting policies are in accordance with accounting principles generally accepted in the United States of America. Outlined below are those policies considered particularly significant.

(a)	Going Concern:

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplates Newtown continuing as a going concern. Our purpose has been to serve as a vehicle to acquire an operating business and we are currently considered a “shell” company inasmuch as we are not generating revenues, we do own an operating business, and have no specific plan other than to engage in a merger or acquisition transaction with Appgate. The implementation of our business objectives is wholly contingent upon a business combination and/or the successful sale of our securities. We intend to utilize the proceeds of any offering, any sales of equity securities or debt securities, bank and other borrowings or a combination of those sources to effect a business combination with a target business which we believe may have significant growth potential. There is no assurance that these plans will be realized in whole or in part. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Newtown has an accumulated deficit of $2,652,849 and a working capital deficit of $554,973 March 31, 2021. For the years ended March 31, 2021 and 2020, Newtown had net losses of $155,680 and $62,411, respectively. Newtown has incurred negative cash flow from operating activities since its inception. Newtown has spent, and subject to obtaining additional funding, expects to continue to spend substantial amounts in connection with executing its business strategy. These conditions raise substantial doubt about Newtown’s ability to continue as a going concern.

(b)	Use of Estimates:

In preparing financial statements with accounting principles generally accepted in the United States of America, management makes certain estimates and assumptions, where applicable, that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management does not expect such variances, if any, to have a material effect on the financial statements. The estimates include valuation of deferred taxes, valuation of equity-based transactions and valuation of contributed services.

(c)	Statement of Cash Flows:

For purposes of the statements of cash flows Newtown considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

(d)	Loss per Common Share:

The Financial Accounting Standards Board (FASB) has issued accounting guidance “Earnings Per Share” that provides for the calculation of “Basic” and “Diluted” earnings per share. Basic earnings per share include no dilution and is computed by dividing the loss to common stockholders by the weighted average number of common shares outstanding for the period. All potentially dilutive securities have been excluded from the computations since they would be antidilutive. However, these dilutive securities could potentially dilute earnings per share in the future. As of March 31, 2021 and 2020, we had a total of 0 and 886,190 of potentially dilutive securities comprised solely of stock options and shares issuable on the conversion of the convertible note payable for $367,000 and $347,000, respectively.

(e)	Income Taxes:

The asset and liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for operating loss and tax credit carryforwards for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets unless it I more likely than not that such assets will be realized.

(f)	Financial instruments:

The estimated fair values of all reported assets and liabilities which represent financial instruments, none of which are held for trading purposes, approximate their carrying values because of the short term maturity of these instruments or the stated interest rates are indicative of market interest rates.

(g)	Equity Based Compensation:

We adopted the FASB accounting guidance for share based payment transactions. This standard requires us to measure the cost of employee services received in exchange for equity share options granted based on the grant date fair value of the options and applies to all outstanding and vested stock-based awards.

In computing the impact, the fair value of each option is estimated on the date of grant based on the Black-Scholes options-pricing model utilizing certain assumptions for a risk free interest rate; volatility and expected remaining lives of the awards. The assumptions used in calculating the fair value of share-based payment awards represent management’s bet estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our stock-based compensation expense could be materially different in the future. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. In estimating our forfeiture rate, we analyzed our historical forfeiture rate, the remaining lives of unvested options, and the amount of vested option as a percentage of total options outstanding. If our actual forfeiture rate is materially different from its estimate, or if we reevaluate the forfeiture rate in the future, the stock-based compensation expense could be significantly different from what we have recorded in the current period.

The accounting guidance requires the use of a valuation model to calculate the fair value of each stock-based award. We use the Black-Scholes model to estimate the fair value of stock options granted based on the following assumptions:

Options to purchase an aggregate of 886,190 shares were exercised in the year ended March 31, 2021. No options were exercised in the year ended March 31, 2020.

(h)	New Accounting Pronouncements:

All new accounting pronouncements issued but not yet effective have been reviewed and determined to be not applicable. As a result, the adoption of such new accounting pronouncements is not expected to have a material impact on the Company’s financial statements.

NOTE 3 – STOCKHOLDERS’ DEFICIT

During the years ended March 31, 2021 and March 31, 2020, the Company recorded a $5,000 contribution to capital for the fair value relating to the use, occupancy and administrative services rendered by the officers.

STOCK OPTIONS

During the year ended March 31, 2014, we issued 886,990 non-qualified stock options to an officer and consultant. These options have a ten year term with exercise prices ranging from $0.002 to $0.02 per share. Some of these options immediately and other options issued vested 50% upon issuance and the remainder vet on their six month anniversary.

During the year ended March 31, 2021, we issued 886,990 shares of common stock for the exercise of 886,900 non-qualified stock options at exercise prices ranging from $0.002 to $0.02 per share in exchange for $8,363 in cash.

A summary of the common stock option activity for officers and consultants as of March 31, 2021 and 2020 and for the years then ended is as follows:

		Weighted Average Exercise	Weighted Average Remaining Contractual Term
	Shares	Price	(Years)
Outstanding at March 31, 2019	886,190	$0.009	4.2
Granted	-	-	-
Exercised	-	-	-
Forfeited	-	-	-
Expired	-	-	-
Outstanding at March 31, 2020	886,190	$0.009	3.2
Granted	-	-	-
Exercised	(886,190)	0.009	-
Forfeited	-	-	-
Expired	-	-	-
Outstanding at March 31, 2021	-	$-	-

Based on the last trade or purchase of Newtown’s shares at a per share price of $0.15 as of March 31, 2020. The intrinsic value of stock options outstanding was $133,049.

NOTE 4 – NOTES PAYABLE – RELATED PARTY

On May 14, 2013, Ironbound Partners Fund LLC (“Ironbound”) loaned $100,000 to us and we issued a convertible promissory note in the principal amount of $100,000 to Ironbound (the “May 2013 Note”). The May 2013 Note was initially issued with a two-year term and bore interest at a rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the May 2013 Note was convertible into shares of Common Stock upon the consummation of a “Fundamental Transaction” (as defined in the May 2013 Note) at the “Conversion Price” (as defined in the May 2013 Note). The May 2013 Note was amended in July 2014 in accordance with the amended and Restated Note, as described below.

On July 25, 2014, we raised gross proceeds of $72,000 in a debt financing transaction with Ironbound and, in connection therewith, issued to Ironbound a convertible promissory note (the “2014 Note”) in the principal amount of $72,000. The 2014 Note has a maturity date of August 31, 2015 and bears interest at a rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the 2014 Note is convertible, at the election of Ironbound, into shares of our common stock following the consummation of a “Qualified Financing” (as defined in the 2014 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the 2014 Note) at the “Conversion Price” (as defined in the 2014 Note).

Further, on July 25, 2014, we issued an amended and restated convertible promissory note (the “Amended and Restated Note” and together with the 2014 Note, the “Prior Notes”) to Ironbound in the principal amount of $100,000, in substitution for the May 2013 Note. The Amended and Restated Note extended the maturity of the May 2013 Note to August 31, 2015 and provided for the principal and accrued interest on the May 2013 Note to be convertible, at the election of Ironbound, into shares of our Common Stock following the consummation of a “Qualified Financing” (as defined in the May 2013 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the May 2013 Note) at the “Conversion Price” (as defined in the May 2013 Note). The May 2013 Note otherwise remained unchanged by the Amended and Restated Note.

Effective September 1, 2015, the maturity dates of the Prior Notes was extended from August 31, 2015 to August 31, 2016.

On October 30, 2015, Mr. Kling resigned from his position as our sole director and from his position as our President. Also on October 30, 2015, Mr. Warshaw resigned from his positions as our Chief Financial Officer and Secretary. Messrs. Kling’s and Warshaw’s resignation were not due to any disagreement with the Company or its management on any matter relating to the Company’s operations, policies or practices. Prior to Mr. Kling’s resignation, our Board of Directors appointed Jonathan J. Ledecky, the managing member of Ironbound, our largest stockholder, to fill the vacancy created by Mr. Kling’s resignation and will assume the role of President of the Company.

On December 31, 2015, Ironbound loaned the Company an additional $10,000. This loan was subsequently evidenced by a note with the same terms as the Prior Notes (the “December 2015 Note”). The proceeds of the December 2015 Note were utilized by the Company to fund working capital needs.

On April 1, 2016, Ironbound loaned the Company an additional $10,000. This loan was evidenced by a note with the same terms as the Prior Notes (the “April 2016 Note”). The proceeds of the April 2016 Note were used by the Company to fund working capital needs.

On July 15, 2016, Ironbound loaned the Company an additional $25,000. This loan was evidenced by a note (the “July 2016 Note”) with a maturity date of August 31, 2017 and interest rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the July 2016 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the July 2016 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the July 2016 Note) at the “Conversion Price” (as defined in the July 2016 Note). The proceeds of the July 2016 Note were used by the Company to fund working capital needs.

Effective September 1, 2016, the maturity dates of the Outstanding Notes was extended from August 31, 2016 to August 31, 2017.

On February 14, 2017, we issued a convertible promissory note (the “February 2017 Note”) in the principal amount of $50,000 to Ironbound. The February 2017 Note has a maturity date of August 31, 2017 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the February 2017 Note is convertible, at the election of Ironbound, into shares of our common stock following the consummation of a “Qualified Financing” (as defined in the February 2017 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the February 2017 Note) at the “Conversion Price” (as defined in the February 2017 Note). The proceeds of the February 2017 Note were utilized by the Company to fund working capital needs.

Effective September 1, 2017, the maturity dates of the Outstanding Notes was extended from August 1, 2017 to August 31, 2018.

In August 2018, the maturity dates of the Outstanding Notes was extended from August 1, 2018 to August 31, 2019.

On August 27, 2018, we issued a convertible promissory note (the “August 2018 Note”) in the principal amount of $15,000 to Ironbound. The August 2018 Note has a maturity date of August 31, 2019 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the August 2018 Note is convertible, at the election of Ironbound, into shares of our common stock following the consummation of a “Qualified Financing” (as defined in the August 2018 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the August 2018 Note) at the “Conversion Price” (as defined in the August 2018 Note). The proceeds of the August 2018 Note were utilized by the Company to fund working capital needs.

On December 4, 2018, we issued a convertible promissory note (the “December 2018 Note”) in the principal amount of $25,000 to Ironbound. The December 2018 Note has a maturity date of August 31, 2019 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the December 2018 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the December 2018 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the December 2018 Note) at the “Conversion Price” (as defined in the December 2018 Note). The proceeds of the December 2018 Note were utilized by the Company to fund working capital needs.

Effective November 12, 2019, the maturity dates of the outstanding promissory notes held by Ironbound was extended from August 31, 2019 to August 31, 2020.

On November 27, 2019, we issued a convertible promissory note (the “November 2019 Note”) in the principal amount of $40,000 to Ironbound. The November 2019 Note has a maturity date of August 31, 2020 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the November 2019 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the November 2019 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the November 2019 Note) at the “Conversion Price” (as defined in the November 2019 Note). The proceeds of the November 2019 Note were utilized by the Company to fund working capital needs.

Effective August 31, 2020, the maturity dates of the Outstanding Notes and the August 2018 Note and December 2018 Note was extended from August 31, 2020 to August 31, 2021.

On August 18, 2020, we issued a convertible promissory note (the “August 2020 Note”) in the principal amount of $20,000 to Ironbound. The August 2020 Note has a maturity date of August 31, 2021 and bears interest at the rate of 5.0% per annum, payable at maturity. The principal and accrued interest on the August 2020 Note is convertible, at the election of Ironbound, into shares of the Company’s common stock following the consummation of a “Qualified Financing” (as defined in the August 2020 Note), or upon the consummation of a “Fundamental Transaction” (as defined in the August 2020 Note) at the “Conversion Price” (as defined in the August 2020 Note). The proceeds of the August 2020 Note were utilized by the Company to fund working capital needs.

NOTE 5 – INCOME TAXES

The Company’s income tax expense differed from the statutory rates (federal 21%) as follows:

	March 31, 2021	March 31, 2020

Expected tax expense (benefit) - Federal	$(32,693)	$(13,106)
Expected tax expense (benefit) - State	-	-
Non-deductible expenses	1,050	1,050
Change in valuation allowance	31,643	12,056
Actual tax expense (benefit)	$-	$-

The net deferred taxes in the accompanying balance sheets includes the following amounts of deferred tax assets and liabilities:

	March 31, 2021	March 31, 2020

Gross deferred tax assets:
Net operating loss carryforwards	$(478,792)	$(447,149)
Total deferred tax assets	(478,792)	(447,149)
Less: valuation allowance	478,792	447,149
Net deferred tax asset recorded	$-	$-

As of March 31, 2021 and 2020, the Company has net operating losses carry forward (NOLs) of approximately $2,280,000 and $2,129,000 available to offset future taxable income. The valuation allowance was established to reduce the deferred tax asset to the amount that will more likely than not be realized. This is necessary due to the Company’s continued operating loss and the uncertainty of the Company’s ability to utilize approximately $2,015,000 of the net operating loss carryforwards before they will expire through the year 2037 and approximately $265,000 of net operating loss carryforwards that can be carried-forward indefinitely subject to limitation. In addition, the utilization of the net operating loss carryforward has been limited as to its use pursuant to the Internal Revenue Code Section 382 due to the past changes in ownership of the Company. The benefits of these NOLs may be reduced in the future if the Company is successful in establishing a new business. The Company’s federal and state income tax returns for the years 2017 through 2021 remain open for audit by applicable regulatory authority.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

During the years ended March 31, 2021 and March 31, 2020, the Company recorded a $5,000 contribution to capital for the fair value relating to the use, occupancy and administrative services rendered by our officers.

NOTE 7 – SUBSEQUENT EVENTS

In connection with Merger Agreement with Appgate (see Note 1), the Merger Agreement provides that from the date of the Merger Agreement (February 8, 2021) through the date of closing, all expenses incurred by Newtown in connection with consummating the merger with Appgate that are payable by Newtown prior to the closing shall be paid by Appgate. Subsequent to March 31, 2021, Appgate has paid $101,436 on behalf of Newtown and the amount is recorded as advances from Appgate until the closing date. If the merger were not to close under certain circumstances, those expenses that are payable by Newtown or paid by Appgate on behalf of Newtown would be obligations of Newtown. The Merger is expected to be consummated in the second quarter of our 2021 fiscal year, subject to the fulfillment of certain closing conditions.

CYXTERA CYBERSECURITY, INC. D/B/A APPGATE

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Unaudited Condensed Consolidated Balance Sheets

As of June 30, 2021 and December 31, 2020

(in thousands, except share information)

	As of
	June 30,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$33,109	$3,505
Restricted cash	1,437	2,116
Accounts receivable, net of allowance of $427 and $437, respectively	9,256	12,052
Contract assets	2,782	1,427
Deferred contract acquisition costs, current	3,059	3,065
Prepaid and other current assets	4,962	2,012
Due from former Parent, net (Note 2)	-	1,183
Current assets of discontinued operations	-	66,604
Total current assets	54,605	91,964
Property and equipment, net	1,921	1,829
Operating lease right-of-use assets	1,557	2,008
Contract assets, noncurrent	8,048	6,496
Deferred contract acquisition costs, noncurrent	7,660	5,791
Goodwill	71,604	71,604
Intangible assets, net	41,063	45,642
Deferred tax asset	554	735
Other assets	120	184
Total assets	$187,132	$226,253
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$2,880	$6,558
Accrued expenses	10,912	9,156
Operating lease liabilities, current	753	779
Deferred revenue, current	5,534	5,995
Other current liabilities	3	15
Promissory Notes, including accrued interest	-	153,811
Current liabilities of discontinued operations	-	6,548
Total current liabilities	20,082	182,862
Deferred revenue, noncurrent	1,400	995
Operating lease liabilities, noncurrent	954	1,256
Convertible senior notes	49,674	-
Deferred income tax liability	372	-
Other liabilities	444	263
Total liabilities	72,926	185,376
Commitments and contingencies (Note 10)
Stockholder’s equity:
Common stock, $0.01 par value; 1,000 shares authorized; 500 shares issued and outstanding	-	-
Additional paid-in capital	509,849	471,701
Accumulated other comprehensive loss	(911)	(667)
Accumulated deficit	(394,732)	(430,157)
Total stockholder’s equity	114,206	40,877
Total liabilities and stockholder’s equity	$187,132	$226,253

See accompanying notes to unaudited condensed consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Unaudited Condensed Consolidated Statements of Operations

For the Three and Six Months Ended June 30, 2021 and 2020

(in thousands, except share and per share information)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$9,886	$7,119	$19,956	$16,744
Cost of revenue, exclusive of amortization shown below	4,169	3,598	7,747	7,544
Amortization expense	1,131	1,624	2,262	3,248
Total cost of revenue	5,300	5,222	10,009	10,792
Gross profit	4,586	1,897	9,947	5,952
Operating expenses:
Sales and marketing	9,166	6,793	16,280	13,329
Research and development	2,723	2,137	4,920	4,480
General and administrative	4,599	4,901	7,941	10,228
Depreciation and amortization	1,352	1,282	2,693	2,624
Total operating expenses	17,840	15,113	31,834	30,661
Loss from continuing operations	(13,254)	(13,216)	(21,887)	(24,709)
Interest expense, net	(643)	(976)	(1,476)	(1,971)
Other (expenses) income, net	(93)	9	(219)	(1,537)
Loss from continuing operations before income taxes	(13,990)	(14,183)	(23,582)	(28,217)
Income tax expense of continuing operations	(592)	(628)	(1,005)	(836)
Net loss of continuing operations	(14,582)	(14,811)	(24,587)	(29,053)
Net income of discontinued operations, net of tax	-	586	60,012	3,878
Net (loss) income	$(14,582)	$(14,225)	$35,425	$(25,175)
(Loss) income per share:
Net loss from continuing operations per share - basic and diluted	$(29,164)	$(29,622)	$(49,174)	$(58,106)
Net income from discontinued operations per share - basic and diluted	$-	$1,172	$120,024	$7,756
Weighted-average shares used in computing net loss from continuing operations per share - basic and diluted	500	500	500	500
Weighted-average shares used in computing net income from discontinued operations per share - basic and diluted	500	500	500	500

See accompanying notes to unaudited condensed consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Unaudited Condensed Consolidated Statements of Comprehensive (Loss) Income

For the Three and Six Months Ended June 30, 2021 and 2020

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net (loss) income	$(14,582)	$(14,225)	$35,425	$(25,175)
Other comprehensive loss:
Change in foreign currency translation	(482)	(64)	(244)	(256)
Other comprehensive loss:	(482)	(64)	(244)	(256)
Comprehensive (loss) income	$(15,064)	$(14,289)	$35,181	$(25,431)

See accompanying notes to unaudited condensed consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Unaudited Condensed Consolidated Statements of Changes in Stockholder’s Equity

For the Three and Six Months Ended June 30, 2021 and 2020

(in thousands, except share information)

				Accumulated other
			Additional	comprehensive		Total
	Common stock		paid-in	(loss)	Accumulated	stockholder’s
	Shares	Amount	capital	income	deficit	equity
Balance as of December 31, 2020	500	$-	$471,701	$(667)	$(430,157)	$40,877
Equity-based compensation	-	-	950	-	-	950
Transactions with former Parent (Notes 1 and 2)	-	-	36,241	-	-	36,241
Net income	-	-	-	-	50,007	50,007
Other comprehensive income	-	-	-	238	-	238
Balance as of March 31, 2021	500	-	508,892	(429)	(380,150)	128,313
Equity-based compensation	-	-	957	-	-	957
Net loss	-	-	-	-	(14,582)	(14,582)
Other comprehensive loss	-	-	-	(482)	-	(482)
Balance as of June 30, 2021	500	$-	$509,849	$(911)	$(394,732)	$114,206

Balance as of December 31, 2019	500	$-	$466,256	$449	$(379,732)	$86,973
Equity-based compensation	-	-	993	-	-	993
Net loss	-	-	-	-	(10,950)	(10,950)
Other comprehensive loss	-	-	-	(192)	-	(192)
Balance as of March 31, 2020	500	-	467,249	257	(390,682)	76,824
Equity-based compensation	-	-	1,026	-	-	1,026
Net loss	-	-	-	-	(14,225)	(14,225)
Other comprehensive loss	-	-	-	(64)	-	(64)
Balance as of June 30, 2020	500	$-	$468,275	$193	$(404,907)	$63,561

See accompanying notes to unaudited condensed consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Unaudited Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2021 and 2020

(in thousands)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$35,425	$(25,175)
Net income of discontinued operations, including gain on sale of $58.8 million, net of tax in 2021	(60,012)	(3,878)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	4,955	5,872
Equity-based compensation, net	1,955	2,268
Amortization of deferred contract acquisition costs	1,406	844
Amortization of debt issuance costs	25	-
Loss on disposal of assets	-	1,667
Operating leases, net	134	84
Bad debt expense (recoveries), net	(52)	557
Deferred income taxes, net	(553)	66
Changes in assets and liabilities, excluding dispositions:
Accounts receivable	(3,388)	(4,403)
Contract assets	(4,194)	320
Prepaid and other current assets	(2,950)	(643)
Due from affiliates, net	3,252	5,345
Deferred contract acquisition costs	(768)	(1,725)
Other assets	5	(118)
Accounts payable	(3,785)	4,117
Accrued expenses	(3,640)	578
Deferred revenue	1,144	1,464
Other current liabilities	(11)	(12)
Net cash, cash equivalents and restricted cash used in operating activities of continuing operations	(31,052)	(12,772)
Net cash, cash equivalents and restricted cash provided by operating activities of discontinued operations	1,166	6,376
Net cash, cash equivalents and restricted cash used in operating activities	(29,886)	(6,396)
Cash flows from investing activities:
Purchases of property and equipment	(467)	(362)
Net cash, cash equivalents and restricted cash used in investing activities of continuing operations	(467)	(362)
Net cash, cash equivalents and restricted cash provided by investing activities of discontinued operations	125,022	-
Net cash, cash equivalents and restricted cash provided by (used in) investing activities	124,555	(362)
Cash flows from financing activities:
Proceeds from convertible senior notes	50,000	-
Payment of debt issuance costs	(180)	-
(Repayment) proceeds from Promissory Notes	(119,640)	5,679
Repayment of finance leases	(12)	(10)
Net cash, cash equivalents and restricted cash (used in) provided by financing activities of continuing operations	(69,832)	5,669
Effect of foreign currency exchange rates on cash	4,088	2,519
Net increase in cash, cash equivalents and restricted cash	28,925	1,430
Cash, cash equivalents and restricted cash at beginning of period	5,621	6,156
Cash, cash equivalents and restricted cash at end of period	34,546	7,586
Less cash of discontinued operations	-	(4)
Cash, cash equivalents and restricted cash of continuing operations at end of period	$34,546	$7,582

Cash	$33,109	$5,690
Restricted cash	1,437	1,892
Total cash, cash equivalents and restricted cash of continuing operations at end of period	$34,546	$7,582

	Six Months Ended June 30,
Supplemental cash flow information:	2021	2020
Cash paid for income taxes	$99	$30
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$-	$337

See accompanying notes to unaudited condensed consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements

Note 1. Business and Summary of Significant Accounting Policies

Merger with Newtown Lane

On February 8, 2021, Cyxtera Cybersecurity, Inc., a Delaware corporation doing business as AppGate (“Appgate,” the “Company,” “we,” “us,” or “our”) entered into an agreement and plan of reorganization (the “Merger Agreement”) with Newtown Lane Marketing, Incorporated, a public company incorporated in Delaware (“Newtown”), and with Newtown Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Newtown (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub has agreed to merge with and into Appgate (the “Merger”), with Appgate surviving the Merger as a wholly owned subsidiary of Newtown. Upon consummation of the Merger, Newtown will change its name to “Appgate, Inc.” The Merger is expected to be consummated during the fourth quarter of the calendar year 2021.

As of June 30, 2021, we had deferred specific incremental transaction costs within prepaid and other current assets of $2.0 million, of which $1.0 million is included in accrued expenses in the condensed consolidated balance sheet. Such costs will be recorded as additional paid-in capital upon close of the Merger.

Sale of Brainspace

On September 30, 2020, Appgate adopted a plan for the sale of Brainspace Corporation (“Brainspace”), a formerly wholly owned subsidiary of Appgate, which met the criteria for discontinued operations under ASC Topic 205-20, Presentation of Financial Statements – Discontinued Operations – see Note 3 for discontinued operations disclosures. We executed a securities purchase agreement with respect to the sale of 100% of the outstanding equity interests of Brainspace for cash consideration of $125.0 million on December 17, 2020, and the sale transaction closed on January 20, 2021. Brainspace offers a comprehensive and advanced data analytics platform for investigations, eDiscovery, intelligence mining, and compliance.

Basis of Presentation and Use of Estimates

The accompanying unaudited condensed consolidated financial statements have been prepared by our management and reflect all adjustments, consisting only of normal recurring adjustments, which in the opinion of management are necessary to fairly state the financial position and the results of operations for the interim periods presented. The condensed consolidated balance sheet data as of December 31, 2020 has been derived from our audited consolidated financial statements as of that date. The condensed consolidated financial statements have been prepared in accordance with the regulations of the Securities and Exchange Commission (“SEC”) but omit certain information and footnote disclosure necessary to present the statements in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). For further information, refer to our audited consolidated financial statements as of and for the year ended December 31, 2020. Results for the interim periods are not necessarily indicative of results to be expected for the entirety of 2021.

All references to “$” or “dollars” are to the currency of the United States (“U.S.”) unless otherwise indicated. We operate on a calendar year basis. References to 2020, for example, refer to our year ended December 31, 2020.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

Risks and Uncertainties due to COVID-19 Pandemic

The COVID-19 pandemic continues to evolve and disrupt normal activities in many segments of the U.S. and global economies even as COVID-19 vaccines have been and continue to be administered in 2021. Much uncertainty still surrounds the pandemic, including its duration and ultimate overall impact on our operations. Management continues to carefully evaluate potential outcomes and has plans to continue mitigating related risks. While the COVID-19 pandemic did not have a material impact on our business, financial condition or results of operations for 2020 or the three and six months ended June 30, 2021, management took measures during such periods to minimize the risks from the pandemic. Those measures were aimed at safeguarding the Company, and the health, safety and wellbeing of our employees and customers.

Net Loss Per Share

The Company does not have any instruments that would be dilutive to common stockholders.

On February 7, 2021, Appgate effected a 500-for-1 split of its common stock in the form of a stock dividend to SIS Holdings LP (“SIS Holdings”), the only stockholder of record as of the record date for the split. Immediately prior to the split, Appgate had one (1) share of common stock outstanding. As a result of the split, SIS Holdings currently owns 500 shares of Appgate’s common stock, which represents 100% of Appgate’s current outstanding shares of common stock. Net (loss) income loss per share amounts for all periods presented has been retrospectively adjusted for the stock split.

Debt Issuance Costs and Fees

Debt issuance costs and fees are capitalized and amortized over the term of the related loans based on the effective interest method. Such amortization is a component of interest expense, net on the condensed consolidated statements of operations. Debt issuance costs related to outstanding debt are presented as a reduction of the carrying amount of the debt liability on our condensed consolidated balance sheets.

Recently Adopted Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740) (“ASU 2019-12”): Simplifying the Accounting for Income Taxes. The new standard eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences related to changes in ownership of equity method investments and foreign subsidiaries. The guidance also simplifies aspects of accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. For public business entities, it is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted. We adopted this standard on January 1, 2021. The adoption of this standard did not have a material impact to our consolidated financial statements.

In August 2020, the FASB issued ASU No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, designed to reduce the complexity and improve comparability of financial reporting associated with accounting for convertible instruments and contracts in an entity’s own equity. Key changes in the ASU include:

●	Convertible debt will no longer be bifurcated into debt and equity for most convertible securities, thus improving the U.S. GAAP interest expense treatment;

●	Precludes the use of the treasury stock method for convertible securities with flexible settlement with net share settlement intent;

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

●	Removes the following features required for equity contracts to be exempt from derivative accounting: (a) to consider whether a contract would be settled in registered shares, (b) to consider whether collateral is required to be posted and (c) to assess shareholder rights;

●	Enhances information transparency by making targeted improvements to disclosure for convertible instruments and earnings-per share guidance; and

●	Clarifies that an average market price for a given reporting period (and not the quarter-end stock price) should be used to calculate any in-the-money share dilution.

The ASU allows entities to adopt the guidance through either a modified retrospective method (i.e., applying changes on an ongoing basis) or fully retrospective method (i.e., applying changes retrospectively). The new standard is effective for smaller reporting companies defined for fiscal years beginning after December 15, 2023, including the interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2020, including interim periods. We adopted this standard on January 1, 2021. The adoption of this standard did not have a material impact to our consolidated financial statements

Note 2. Transactions with Former Parent – Cyxtera

Prior to December 31, 2019, Appgate was wholly owned by Cyxtera Technologies, Inc. (“Cyxtera” or “former Parent”). On December 31, 2019, Cyxtera consummated several transactions (the “Cyxtera Spin-Off”), following which Appgate became a stand-alone entity. The transaction separated Cyxtera’s data center business from Appgate’s cybersecurity business. Over time, Appgate has entered into several agreements and transactions with Cyxtera (and/or one or more of its subsidiaries), SIS Holdings, and certain equity owners of SIS Holdings. These agreements, relationships and transactions are described below.

Service Provider Fees

In connection with the formation of Cyxtera in 2017, certain equity owners of SIS Holdings and/or affiliates thereof (collectively, the “Service Providers”) entered into a Services Agreement (the “Services Agreement”), dated May 1, 2017, with Cyxtera and all of Cyxtera’s subsidiaries and controlled affiliates as of such date, including Appgate (collectively, the “Company Group”). Under the Services Agreement, the Service Providers agreed to provide members of the Company Group with certain executive and management, financial, consulting, human resources and advisory services as requested by members of the Company Group from time to time. Pursuant to the Services Agreement, the Company Group also agreed to pay the Service Providers an annual service fee in the aggregate amount of $1.0 million in equal quarterly installments. Amounts allocated to Appgate during each of the three and six months ended June 30, 2020 under the Services Agreement through the Intercompany Master Services Agreement described below were insignificant. The Service Providers waived all fees under the Services Agreement for 2021. The Services Agreement was terminated on July 29, 2021.

Cyxtera Management Inc. Intercompany Master Services Agreement Fee

In connection with the formation of Cyxtera in 2017, the Company Group entered into an Intercompany Master Services Agreement (the “Intercompany Master Services Agreement”). Under the Intercompany Master Services Agreement, Cyxtera Management, Inc., a wholly owned subsidiary of Cyxtera (the “Management Company”), agreed to provide certain services to other members of the Company Group from time to time, including financial, accounting, administrative, facilities and other services. The variable costs in the agreement were allocated based on sales bookings, revenue, number of customers, number of employees, number of vendor payments, and number of customer invoices. The Intercompany Master Services Agreement was terminated on July 29, 2021.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

Cyxtera Management Inc. Transition Services Agreement

Upon consummation of the Cyxtera Spin-Off, Appgate and the Management Company entered into a transition services agreement (the “Transition Services Agreement”), pursuant to which the Management Company provided certain transition services to us, and we provided certain transition services to the Management Company. The term under the Transition Services Agreement commenced on January 1, 2020 and ended on June 30, 2021. Substantially all of the obligations under the Transition Services Agreement ceased on December 31, 2020. For the three and six months ended June 30, 2020, the Management Company charged us $1.3 million and $2.7 million, respectively, for services rendered under the Transition Services Agreement, including $0.4 million and $0.8 million, respectively, of short-term lease costs, and $44 thousand and $0.1 million, respectively, of variable lease costs during the same periods. Charges under the Transition Services Agreement for the three and six months ended June 30, 2021 were insignificant. Costs incurred under the Transition Services Agreement are included in general and administrative expenses in the condensed consolidated statement of operations for the three and six months ended June 30, 2020.

For the three and six months ended June 30, 2021, we charged the Management Company $48 thousand and $0.1 million, respectively, of fees for services provided to the Management Company and its affiliates by Appgate under the Transition Services Agreement. For the three and six months ended June 30, 2020, we charged the Management Company $0.1 million and $0.3 million, respectively, of fees for services provided to the Management Company and its affiliates by Appgate under the Transition Services Agreement. Income for these services is included in other expense, net in the condensed consolidated statement of operations for the three and six months ended June 30, 2021 and 2020.

On February 8, 2021, we made a payment of $1.0 million to Cyxtera (and/or its subsidiaries) as settlement in full of trade balances with Cyxtera and its subsidiaries and other amounts due to / from under the Intercompany Master Services Agreement and the Transition Services Agreement, which trade balances and other amounts totaled $2.6 million. Because the Management Company was an affiliate under common control with us at the time of repayment, the settlement of these amounts was recognized as a capital contribution of $1.6 million.

Promissory Notes

On March 31, 2019, we issued promissory notes to each of Cyxtera and the Management Company (together, the “Promissory Notes”) evidencing funds borrowed at such time by Appgate from each of Cyxtera and the Management Company, as well as potential future borrowings. The Promissory Notes had a combined initial aggregate principal amount of $95.2 million and provided for additional borrowings during the term of the Promissory Notes for additional amounts not to exceed approximately $52.5 million in the aggregate (approximately $147.7 million including the initial aggregate principal amount). Interest accrued on the unpaid principal balance of the Promissory Notes at a rate per annum equal to 3%; provided, that with respect to any day during the period from the date of the Promissory Notes through December 31, 2019, interest was calculated assuming that the unpaid principal balance of the Promissory Notes on such day was the unpaid principal amount of the notes on the last calendar day of the quarter in which such day occurs. Interest was payable upon the maturity date of the Promissory Notes. Each of the Promissory Notes had an initial maturity date of March 30, 2020 and was extended through March 30, 2021 by amendments entered into effective as of March 30, 2020.

During 2020, we received advances of $19.4 million under the Promissory Notes. The outstanding principal and interest under the Promissory Notes aggregated $153.8 million as of December 31, 2020. Management believes that the carrying value of the Promissory Notes approximated fair value.

During the three and six months ended June 30, 2020, we recognized $1.0 million and $2.0 million, respectively, of interest expense on the Promissory Notes. During the six months ended June 30, 2021, we recognized $0.5 million of interest expense on the Promissory Notes.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

On February 8, 2021, we repaid Cyxtera $20.6 million, representing the entirety of the then outstanding principal and interest of $20.6 million under the Promissory Note held by Cyxtera, and we made a partial repayment of $99.0 million to the Management Company on the then outstanding principal and interest of $133.6 million under the Promissory Note held by the Management Company. On that same date, the Management Company issued us a payoff letter, extinguishing the balance remaining unpaid following such repayment. Because Cyxtera was our direct parent at the time of issuance of the Promissory Notes and an affiliate under common control with us at the time of repayment, we recognized the note extinguishment of $34.6 million as a capital contribution.

Note 3. Discontinued Operations

As stated in Note 1, on January 20, 2021, we completed the sale of 100% of the outstanding equity interests of our formerly wholly owned subsidiary, Brainspace, for $125.0 million. We recorded a gain on the sale of Brainspace of $58.8 million. We have classified the results of Brainspace as discontinued operations in our condensed consolidated statements of operations for all periods presented. Additionally, the related assets and liabilities associated with the discontinued operations in the prior year condensed consolidated balance sheet are classified as discontinued operations.

The major classes of assets and liabilities attributable to discontinued operations as of December 31, 2020 are presented below (in thousands):

ASSETS
Current assets:
Cash	$27
Accounts receivable, net of allowance of $97	5,202
Contract assets	208
Deferred contract acquisition costs, current	979
Total current assets	6,416
Contract assets, noncurrent	8,419
Deferred contract acquisition costs, noncurrent	2,315
Goodwill	33,696
Intangible assets, net	15,758
Total assets	$66,604
LIABILITIES AND NET ASSETS
Current liabilities:
Accounts payable	$128
Accrued expenses	4,993
Deferred revenue	1,247
Total current liabilities	6,368
Other liabilities	180
Total liabilities	6,548
Net assets	$60,056

Total assets and total liabilities as of December 31, 2020 were classified as current assets and liabilities of discontinued operations in the December 31, 2020 consolidated balance sheet.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

The major items constituting net income of discontinued operations for the six months ended June 30, 2021 and the three and six months ended June 30, 2020 are presented below (in thousands):

	Three Months Ended June 30,	Six Months Ended June 30,
	2020	2021	2020
Revenue	$4,028	$2,220	$10,908
Cost of revenue, exclusive of amortization shown below	619	142	1,279
Amortization expense	765	-	1,530
Total cost of revenue	1,384	142	2,809
Gross profit	2,644	2,078	8,099
Operating expenses:
Sales and marketing	766	240	1,628
Research and development	922	290	1,841
General and administrative	3	-	18
Depreciation and amortization (1)	364	-	728
Total operating expenses	2,055	530	4,215
Income from operations	589	1,548	3,884
Gain on the disposal of the discontinued operation	-	58,835	-
Other expense, net	(3)	-	(6)
Income from discontinued operations before income taxes	586	60,383	3,878
Income tax expense of discontinued operations	-	371	-
Net income of discontinued operations, net of tax	$586	$60,012	$3,878

(1)	Comprises amortization expense of direct Brainspace intangibles.

Note 4. Revenue

Disaggregation of Revenue

The following table summarizes our revenue by category (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Subscription revenue:
Multi-year subscription term-based licenses	$3,364	$2,098	$5,187	$3,204
1-year subscription term-based licenses	1,788	1,055	3,549	2,059
Total subscription term-based licenses	5,152	3,153	8,736	5,263
Subscription SaaS	2,406	2,247	4,658	4,706
Support and maintenance	1,021	774	2,010	1,618
Total subscription revenue	8,579	6,174	15,404	11,587
Perpetual licenses	58	43	1,371	1,320
Services and other	1,249	902	3,181	3,837
Total	$9,886	$7,119	$19,956	$16,744

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

The following table summarizes revenue by main geography in which we operate, including in the United States and Canada (“US&C”), Latin America (“LATAM”), Europe, the Middle East and Africa (“EMEA”), and Asia Pacific (“APAC”), based on the billing address of customers who have contracted with us (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
US&C	$5,660	$3,709	$10,487	$8,971
LATAM	3,033	2,375	7,387	5,892
EMEA	810	679	1,354	1,179
APAC	383	356	728	702
Total	$9,886	$7,119	$19,956	$16,744

Significant Customers

No single customer accounted for 10% or more of the total revenue in the periods presented.

Contract Balances

Timing of revenue recognition may differ from the timing of invoicing to customers. We record an unbilled receivable when revenue is recognized prior to invoicing, or deferred revenue when revenue is recognized after invoicing. For multi-year agreements, we generally invoice customers annually at the beginning of each annual coverage period. We record a receivable related to revenue recognized for multi-year on-premises licenses as we generally have an unconditional right to invoice and receive payment in the future related to those licenses.

Contract liabilities consist of deferred revenue and include payments received in advance of performance under a customer contract. Such amounts are recognized as revenue over the contractual period. During the three and six months ended June 30, 2021, we recognized revenue of $2.4 million and $4.4 million, respectively, that was included in the corresponding contract liability balance at the beginning of the related period. During the three and six months ended June 30, 2020, we recognized revenue of $2.1 million and $3.2 million, respectively, that was included in the corresponding contract liability balance at the beginning of the related period.

We receive payments from customers based upon contractual billing schedules and accounts receivable are recorded when the right to consideration becomes unconditional. Payment terms on invoiced amounts are typically 30 to 45 days. Contract assets include amounts related to our contractual right to consideration for both completed and partially completed performance obligations that may not have been invoiced. Unbilled receivables were $10.8 million and $7.9 million as of June 30, 2021 and December 31, 2020, respectively.

In instances where the timing of revenue recognition differs from the timing of invoicing, we have determined our contracts generally do not include a significant financing component. The primary purpose of our invoicing terms is to provide customers with simplified and predictable ways of purchasing our products and services, not to provide customers with financing. Examples include invoicing at the beginning of a subscription term for SaaS services with revenue recognized ratably over the contract period, and multi-year on-premises licenses that are invoiced annually with license revenue recognized upfront and support and maintenance recognized ratably over the contract period.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

Remaining Performance Obligations

The typical contractual term for term-based licenses and support and maintenance is one to three years. Most of our contracts are non-cancelable. However, customers typically have the right to terminate their contracts for cause if we fail to perform and cure within the applicable cure period. As of June 30, 2021, the aggregate amount of the transaction price allocated to remaining performance obligations was $31.7 million. We expect to recognize 42% of the transaction price over the next 12 months, with the remainder recognized thereafter. As of December 31, 2020, the aggregate amount of the transaction price allocated to remaining performance obligations was $26.5 million. We expect to recognize 50% of the transaction price over the next 12 months, with the remainder recognized thereafter.

Costs to Obtain and Fulfill a Contract

The following table summarizes the activity of the deferred contract acquisition costs (in thousands):

	Six Months Ended June 30,	Year Ended December 31,
	2021	2020
Beginning balance	$8,856	$5,607
Capitalization of contract acquisition costs	3,113	4,927
Amortization of deferred contract acquisition costs	(1,406)	(1,790)
Impacts of foreign currency translation	156	112
Ending balance	$10,719	$8,856

Deferred contract acquisition costs, current	$3,059	$3,065
Deferred contract acquisition costs, noncurrent	$7,660	$5,791

We periodically review the carrying amount of deferred contract acquisition costs to determine whether events or changes in circumstances have occurred that could impact the period of benefit of these deferred costs. We did not recognize any impairment losses of deferred contract acquisition costs during the six months ended June 30, 2021 or the year ended December 31, 2020.

Sales commissions accrued but not paid as of June 30, 2021 and December 31, 2020 totaled $1.7 million at each date, which are included within accrued expenses in the condensed consolidated balance sheets.

Our fulfillment costs are generally not significant.

Note 5. Fair Value Measurements

Our financial instruments consist of cash equivalents, accounts receivable, accounts payable, accrued expenses, deferred revenue, and our debt, which consisted of our convertible senior notes as of June 30, 2021 and our Promissory Notes as of December 31, 2020. The fair value of cash equivalents, accounts receivable, accounts payable, accrued expenses, and deferred revenue approximate their carrying value because of the short-term nature of these instruments. Refer to Note 2 – Transactions with Former Parent – Cyxtera, for the carrying amount and estimated fair value of our Promissory Notes as of December 31, 2020 and their subsequent repayment and extinguishment.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

The carrying value of our Notes (as defined in Note 9), net of issuance costs was $49.7 million as of June 30, 2021. The fair value of the Notes was estimated as $50.4 million as of June 30, 2021. The fair value was estimated using a TF binomial lattice model, which considered a calibrated yield and volatility for the Notes, with a risk-adjusted yield and volatility for movements in the market over the period from the issuance of the Notes to June 30, 2021. Because our common stock is not publicly traded, a synthetic credit rating for Appgate was developed by comparing certain of our financial ratios and metrics to those of other issuers with publicly available credit ratings from Standard & Poor’s, all of which are considered Level 3 inputs in the fair value hierarchy.

Note 6. Balance Sheet Components

Accounts Receivable and Allowance for Doubtful Accounts

Our accounts receivable represent amounts invoiced and due from our customers under our revenue contracts. The activity in the allowance for doubtful accounts was as follows (in thousands):

	Six Months Ended June 30,	Year Ended December 31,
	2021	2020
Beginning balance	$437	$650
(Reversal) provision for doubtful accounts	(52)	364
Write offs	-	(592)
Impacts of foreign currency translation	42	15
Ending balance	$427	$437

Prepaid and Other Current Assets

Our prepaid and other current assets consisted of the following as of June 30, 2021 and December 31, 2020 (in thousands):

	June 30,	December 31,
	2021	2020
Prepaid expenses	$2,677	$1,640
Deferred transaction costs	2,023	-
Withholding taxes	260	336
Other current assets	2	36
Total	$4,962	$2,012

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

Property and Equipment, Net

Our property and equipment, net consisted of the following as of June 30, 2021 and December 31, 2020 (in thousands):

	June 30,	December 31,
	2021	2020
Leasehold improvements	$4,419	$5,241
Equipment and fixtures	3,817	2,856
	8,236	8,097
Less: accumulated depreciation and amortization	(6,315)	(6,268)
Property and equipment, net	$1,921	$1,829

During the three and six months ended June 30, 2021, we recognized depreciation and amortization expense on property and equipment of $0.2 million and $0.4 million, respectively. During the three and six months ended June 30, 2020, we recognized depreciation and amortization expense on property and equipment of $0.1 million and $0.3 million, respectively.

Note 7. Goodwill and Intangible Assets

Goodwill

Goodwill was $71.6 million as of June 30, 2021 and December 31, 2020.

Intangible Assets, Net

Our acquired intangible assets subject to amortization consist of customer relationships, trademarks and tradenames, and developed technology and were originally acquired by Cyxtera when it acquired the entities that formed Appgate. The useful lives of the assets were as follows: (i) customer relationships – 7.5 to 17.5 years, (ii) trademarks and tradenames – 8.5 to 14.5 years, and (iii) developed technology – 2.5 to 7.5 years. Acquired intangibles subject to amortization consist of the following as of June 30, 2021 and December 31, 2020 (in thousands):

	June 30, 2021			December 31, 2020			Weighted average remaining
	Gross	Accumulated amortization	Net	Gross	Accumulated amortization	Net	useful life (Years)
Customer relationships	$30,157	$(14,028)	$16,129	$30,157	$(12,347)	$17,810	5
Trademarks and tradenames	18,732	(7,397)	11,335	18,732	(6,741)	11,991	9.2
Developed technology	38,886	(25,287)	13,599	38,869	(23,028)	15,841	3.1
Total	$87,775	$(46,712)	$41,063	$87,758	$(42,116)	$45,642

The main changes in the carrying amount of each major class of intangible assets during the six months ended June 30, 2021 and the year ended December 31, 2020 was amortization, and to a lesser extent, foreign currency translation.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

We recorded amortization expense on intangible assets of $2.3 million and $4.6 million in the three and six months ended June 30, 2021, respectively. We recorded amortization expense on intangible assets of $2.8 million and $5.6 million in the three and six months ended June 30, 2020, respectively. Amortization expense for all intangible assets, except our developed technology, was recorded within depreciation and amortization expense in the condensed consolidated statements of operations. Amortization expense for our developed technology was recorded within cost of revenue in the condensed consolidated statements of operations.

Future amortization expense of intangible assets is as follows (in thousands):

For the years ending:
Remaining 2021	$4,594
2022	9,148
2023	8,623
2024	7,471
2025	4,303
Thereafter	6,924
Total	$41,063

Impairment Tests

We perform annual impairment tests of goodwill on October 1st of each year or whenever an indicator of impairment exists. No impairment charges were recorded during the six months ended June 30, 2021 and 2020.

Note 8. Leases

We lease office space and certain colocation space under non-cancelable operating lease agreements. As described in Note 2, we were also party to agreements with Cyxtera that have been determined to be short-term leases and some that consist solely of variable lease payments. We also lease certain equipment under finance lease arrangements that expire in November 2021. Finance leases are not significant and are included in other noncurrent liabilities in the consolidated balance sheets.

Operating Leases

The following is a summary of our operating lease costs for the three and six months ended June 20, 2021 and 2020 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating lease cost	$237	$346	$481	$687
Short-term lease cost	12	383	25	763
Variable lease cost	16	81	39	163
Total operating lease costs	$265	$810	$545	$1,613

Included in the three and six months ended June 30, 2020 short-term lease cost above is $0.4 million and $0.8 million, respectively, charged to us by the Management Company under the Transition Services Agreement described in Note 2. Included in the three and six months ended June 30, 2020 variable lease cost above is $44 thousand and $0.1 million, respectively, charged to us by the Management Company under the Transition Services Agreement described in Note 2. Substantially all of the obligations under the Transition Services Agreement ceased on December 31, 2020 and the Transition Services Agreement terminated on June 30, 2021.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

The following table presents information about leases on our condensed consolidated balance sheet as of June 30, 2021 and December 31, 2020 (in thousands):

	June 30,	December 31,
	2021	2020
Operating lease right-of-use assets	$1,557	$2,008
Operating lease liabilities, current	$753	$779
Operating lease liabilities, noncurrent	$954	$1,256

At June 30, 2021, the weighted-average remaining lease term and weighted-average discount rate for operating leases were 3.3 years and 5.59%, respectively. At December 31, 2020, the weighted-average remaining lease term and weighted-average discount rate for operating leases were 3.4 years and 5.92%, respectively.

Cash paid for amounts included in the measurement of operating lease liabilities was $0.5 million and $0.6 million for the six months ended June 30, 2021 and 2020, respectively.

Right-of-use assets obtained in exchange for lease obligations was $0.3 million for the six months ended June 30, 2020 (none in 2021).

Maturities of operating lease liabilities consisted of the following as of June 30, 2021 (in thousands):

For the years ending:
Remaining 2021	$443
2022	579
2023	290
2024	243
2025	243
Thereafter	61
Total future minimum lease payments	1,859
Less: Imputed interest	(152)
Total	$1,707

Note 9. Convertible Senior Notes

Convertible senior notes consist of the following as of June 30, 2021 (in thousands):

Principal amount of Notes	$50,000
Unamortized debt issuance costs	(326)
Net carrying amount	$49,674

On February 9, 2021, we issued $50.0 million in aggregate principal amount of convertible senior notes due 2024 (the “Notes”) to various funds managed by Magnetar Financial LLC (“Magnetar”). The Notes are subject to the terms and conditions of the note issuance agreement between Appgate and Magnetar, the representative of the holders (the “Note Issuance Agreement”), and the note purchase agreement between Appgate and the lender parties thereto.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

We received net proceeds of $49.8 million from the issuance of the Notes, after deducting fees and expenses of $0.2 million. As of June 30, 2021, we have additional debt issuance costs of $0.2 million recorded as accrued expenses in our condensed consolidated balance sheet. We recorded these expenses as debt issuance costs that will be amortized over the term of the Notes.

The Notes are senior, unsecured obligations of Appgate, and the payment of the principal and interest is unconditionally guaranteed, jointly and severally by Appgate’s U.S. subsidiaries. The Notes will mature on February 9, 2024, unless earlier converted, redeemed, or repurchased. Upon closing of the Merger, we expect to issue an additional $25.0 million in aggregate principal amount of Notes. We may also issue up to an additional $25.0 million in aggregate principal amount of Notes at the election of the holders of the Notes, in one or more closings, on or prior to February 8, 2022.

Interest on the Notes is payable either entirely in cash or entirely in kind (“PIK Interest”), or a combination of cash and PIK Interest at Appgate’s discretion. The Notes bear interest at the annual rate of 5% with respect to interest payments made in cash and 5.50% with respect to PIK Interest, with interest payable semi-annually on February 1 and August 1 of each year, commencing on August 1, 2021. Additional notes (“PIK Notes”) to be issued for PIK Interest will have the same terms and conditions as the Notes. The Note Issuance Agreement includes certain affirmative and financial covenants we are required to satisfy. Appgate was in compliance with all covenants as of June 30, 2021 and expects to remain in compliance with such covenants for at least the next 12 months.

Other key terms of the Notes follow:

Conversion upon Change of Control. If Appgate undergoes a Change of Control (as defined in the Note Issuance Agreement) other than the Merger prior to maturity, each holder of the Notes shall have the option to convert all or any portion of such Notes into Appgate common stock subject to and in accordance with the terms of the Note Issuance Agreement, including the applicable conversion rate thereunder.

Conversion. Other than upon a Change of Control, prior to maturity, each holder of the Notes shall have the option to convert all or any portion of such Notes into Appgate common stock subject to and in accordance with the terms of the Note Issuance Agreement, including the applicable conversion rate thereunder.

Guarantees; Conversion Obligations. The Notes are guaranteed by each of Appgate’s wholly owned domestic subsidiaries. Upon the consummation of certain events resulting in Appgate becoming a direct or indirect subsidiary of any person (including the Merger), such acquiring person, any direct or indirect parent company thereof and each subsidiary thereof (immediately prior to such event) shall unconditionally guarantee Appgate’s Obligations and assume all of Appgate’s Conversion Obligations and Change of Control Conversion Obligations and, upon such assumption, Appgate shall be released from its Conversion Obligations and Change of Control Conversion Obligations.

Repurchase Upon a Fundamental Change. Upon the occurrence of a Fundamental Change at any time after a Public Company Event (as such terms are defined in the Note Issuance Agreement), each holder of Notes shall have the option to require Appgate to repurchase for cash all or any portion of such Notes, at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, subject to and in accordance with the terms of the Note Issuance Agreement.

Repurchase Upon a Change of Control. Upon the occurrence of a Change of Control other than the Merger at any time before a Public Company Event, each holder of Notes shall have the option to require Appgate to repurchase for cash all or any portion of such Notes, at a repurchase price equal to 102% of the principal amount thereof, plus accrued and unpaid interest thereon, subject to and in accordance with the terms of the Note Issuance Agreement.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

Covenants. The Note Issuance Agreement contains restrictive covenants that, among other things, generally limit the ability of Appgate and certain of its subsidiaries (subject to certain exceptions) to: (i) incur additional debt and issue Disqualified Stock (as defined in the Note Issuance Agreement); (ii) create liens; (iii) pay dividends, acquire shares of capital stock, or make investments; (iv) issue guarantees; (v) sell assets and (vi) enter into transactions with affiliates. The foregoing restrictive covenants are subject to a number of important exceptions and qualifications, as set forth in the Note Issuance Agreement.

Events of Default. The Note Issuance Agreement provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others: (i) nonpayment of principal or interest; (ii) breach of covenants or other agreements in the Note Issuance Agreement; (iii) defaults in failure to pay certain other indebtedness; and (iv) certain events of bankruptcy or insolvency. Generally, if an event of default occurs and is continuing under the Note Issuance Agreement, Magnetar or the holders of at least 25% in aggregate principal amount of the Notes then outstanding may declare the principal of, premium, if any, and accrued interest on all the Notes immediately due and payable.

No Registration. The Notes and any Appgate common stock to be issued upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from registration requirements. This description of the Note Issuance Agreement and the Notes does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

If the holders have not converted the Notes and the Notes have not been redeemed by the maturity date, Appgate must repay the outstanding principal amount and accrued interest.

The Notes contain (i) call options to be settled in cash upon the occurrence of a Change of Control (other than the Merger), (ii) put options to be settled in cash contingent upon the occurrence of a Fundamental Change (as defined in the Note Issuance Agreement) after a Public Company Event or a Change of Control (other than the Merger) and (iii) a default interest rate increase of 3% applicable upon the occurrence of an event of default. Appgate evaluated the embedded call and put options under the guidance of ASC 815, Derivatives and Hedging, and determined that the call and put options upon a Change of Control (other than the Merger) are embedded derivatives requiring bifurcation at fair value. However, management determined the probability of a cash settlement to be remote and as such the fair value of the embedded redemption feature has been estimated to be zero. Management also evaluated the other redemption features and determined there were no discounts or premiums that exceed 10%, concluding that any repurchase would be at market value. Accordingly, the fair value of those other redemption features was also estimated to be zero. Lastly, management evaluated the embedded conversion feature, and determined that currently, this embedded feature does not meet the net settlement criterion under ASC 815-15-25 because the underlying shares usually are not freely transferrable and thus not deemed readily convertible to cash. Consequently, the automatic conversion does not meet the criteria under ASC 815-15-25-1(c). For an embedded feature to be bifurcated, it must meet all three criteria in ASC 815-15-25-1. Therefore, this embedded feature does not require bifurcation.

During the three and six months ended June 30, 2021, we recognized $0.6 million and $1.0 million, respectively, of interest expense on the Notes. The amortization of the debt issuance discount was insignificant during both periods.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

Note 10. Commitments and Contingencies

Letters of Credit

As of June 30, 2021 and December 31, 2020, we had $1.4 million and $2.1 million, respectively, in irrevocable stand-by letters of credit outstanding, which were issued primarily to guarantee a subsidiary’s performance under contracts with customers. As of June 30, 2021 and December 31, 2020, no amounts had been drawn on any of these irrevocable stand-by letters of credit.

Success Fee

As of June 30, 2021, we had a success fee arrangement with DBO Partners LLC for $2.5 million, which is contingent on the successful completion of the Merger.

Non-cancelable Purchase Obligations

In the normal course of business, we enter into non-cancelable purchase commitments with various parties to purchase products and services, such as technology equipment, subscription-based cloud service arrangements, corporate events and consulting services. As of June 30, 2021, we had outstanding non-cancelable purchase obligations with terms of 12 months or longer aggregating $2.7 million. As of December 31, 2020, we had outstanding non-cancelable purchase obligations with terms of 12 months or longer aggregating $1.9 million.

Note 11. Common Stock

Our authorized share capital consists of 1,000 shares of capital stock, all of which are designated as common stock. As of June 30, 2021, we had 500 shares of common stock issued and outstanding. As of December 31, 2020, we had one (1) share of common stock issued and outstanding. As described in Note 1, on February 7, 2021, Appgate effected a 500-for-1 split of its common stock in the form of a stock dividend to SIS Holdings, the only stockholder of record as of the record date for the split. As a result, SIS Holdings currently owns 500 shares of Appgate’s common stock, which represents 100% of Appgate’s current outstanding shares of common stock. We have retrospectively adjusted common stock outstanding for all periods presented to give effect to the split.

Note 12. Profit Interest Units of SIS Holdings LP

All awards under the SIS Holdings LP Class B Unit Plan (the “SIS Plan”) were issued in 2017, 2018 and 2019 (none in 2020 or 2021).

Equity-based compensation costs was as follows and is included in the following captions in our condensed consolidated statements of operations (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cost of revenue	$131	$130	$262	$260
Sales and marketing	537	533	1,104	1,081
Research and development	99	162	199	265
General and administrative	189	333	390	662
Total	$956	$1,158	$1,955	$2,268

No related income tax benefit was recognized as of June 30, 2021 or December 31, 2020.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

As of June 30, 2021, total equity-based compensation costs related to 67,170 unvested Class B units not yet recognized totaled $1.9 million, which is expected to be recognized over a weighted-average period of 0.78 years.

Effective July 29, 2021, the SIS Plan was amended to the extent required such that any distribution by SIS Holdings to its equity holders that is attributable to amounts received by SIS Holdings in respect of its equity interests in Cyxtera or Appgate, in each case upon the consummation of the transactions contemplated by Cyxtera’s merger with Starboard Value Acquisition Corp. in July 2021 (the “Cyxtera Transaction” and, together with the Merger, the “Transactions”) or the Merger Agreement, respectively, shall be deemed to have been made at an amount equal to the value of the Cyxtera common stock or Appgate common stock, as applicable, in each such Transaction.

Note 13. 401(k) Savings Plan

Effective January 1, 2021, Appgate’s employees became eligible to participate in the Cyxtera Cybersecurity Inc. d/b/a AppGate 401(k) Savings Plan (the “401(k) Plan”), a defined contribution benefit plan sponsored by the Company. Under the 401(k) Plan, the Company makes matching contributions equal to 100% of an employee’s salary deferral that does not exceed 1% of the employee’s compensation plus 50% of the salary deferral between 1% and 6% the employee’s compensation.

Prior to January 1, 2021, and effective July 2, 2017, Appgate’s employees were eligible to participate in the Cyxtera 401(k) Savings Plan (the “Plan”), a defined contribution benefit plan sponsored by the Management Company. Under the Plan, the Company made matching contributions equal to 100% of an employee’s salary deferral that does not exceed 1% of the employee’s compensation plus 50% of the salary deferral between 1% and 6% the employee’s compensation. Employees of Appgate were eligible to participate in the Plan after the Cyxtera Spin-Off through December 31, 2020. Costs related to the participation of our employees in the Plan were charged back to us by Cyxtera under the Transition Services Agreement described in Note 2 – Transactions with Former Parent – Cyxtera.

During the three and six months ended June 30, 2021, we made matching contributions to the 401(k) Plan of $0.5 million and $0.8 million, respectively. During the three and six months ended June 30, 2020, we made matching contributions to the Plan of $0.3 million and $0.7 million, respectively. These amounts are included in the following captions in the condensed consolidated statements of operations (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cost of revenue	$100	$77	$176	$158
Sales and marketing	170	85	300	200
Research and development	135	124	238	238
General and administrative	55	44	99	87
Total	$460	$330	$813	$683

Note 14. Income Taxes

Effective tax rates for interim periods are based upon the Company’s estimate of the annual effective tax rate. Effective tax rates vary based upon an estimate of taxable earnings and on the mix of taxable earnings in the various states and countries in which we operate. Changes in the annual allocation and apportionment of the Company’s activity amongst these jurisdictions results in changes to the effective rate.

The income tax expense of continuing operations for the three and six months ended June 30, 2021 was $0.6 million and $1.0 million, respectively. The income tax expense on the pre-tax loss for the three months and six months ended June 30, 2021 was different than the amount expected at the statutory federal income tax rate primarily as a result of foreign taxes and changes in the valuation allowance provided against our deferred tax assets.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Unaudited Condensed Consolidated Financial Statements (continued)

The income tax expense of continuing operations for the three and six months ended June 30, 2020 was $0.6 million and $0.8 million, respectively. The income tax expense on the pre-tax loss for the three months and six months ended June 30, 2020 was different than the amount expected at the statutory federal income tax rate primarily as a result of foreign taxes and changes in the valuation allowance provided against our deferred tax assets.

Note 15. Segment and Geographic Information

Our chief operating decision maker is our chief executive officer, who reviews financial information presented on a consolidated basis for the purposes of allocating resources and evaluating financial performance. Accordingly, management has determined that we operate as one operating and reportable segment.

Refer to Note 4 – Revenue, for information on revenue by geography.

Note 16. Related Party Transactions

Our most significant related party relationships and transactions are with Cyxtera, the Management Company, SIS Holdings and certain of the equity owners of SIS Holdings. In addition to those relationships and transactions described in Notes 1 and 2, in June 2021 and 2020, certain subsidiaries of Cyxtera entered into agreements with us pursuant to which they acquired one-year licenses for one of our cybersecurity software products. During each of the three and six months ended 2020, we recognized $0.1 million of revenue from these licenses. Charges for the three and six months ended June 30, 2021 were insignificant. As of June 30, 2021, the receivable from Cyxtera (and/or its subsidiaries) under these agreements was insignificant. As of December 31, 2020, we had a receivable from Cyxtera (and/or its subsidiaries) under these agreements for $0.1 million. The December 31, 2020 balance had been settled at the date of issuance of these financial statements.

Two members of the board of directors of SIS Holdings GP LLC (“SIS GP”), the sole general partner of SIS Holdings, are also members of the board of directors of Chewy, Inc. (“Chewy”), an American online retailer of pet food and other pet-related products. During the three and six months ended June 30, 2021, we recognized $0.3 million and $0.4 million, respectively, of revenue from these contracts with Chewy. During each of the three and six months ended June 30, 2020, we recognized $0.1 million of revenue from these contracts with Chewy.

A member of the board of directors of SIS GP, is also a member of the board of directors of Navex Global, Inc. (“Navex”), a worldwide leader in integrated risk and compliance management software and services. During the six months ended June 30, 2021, Appgate engaged Navex to provide certain compliance training and other related services. As of June 30, 2021, our payable to Navex was insignificant.

We did not have other significant related party relationships during the three and six months ended June 30, 2021, or the year ended December 31, 2020.

Note 17. Due from Unrelated Party

The Merger Agreement provides that we will pay all fees and expenses incurred by Newtown in connection with consummating the Merger; provided, that, in the event the Merger Agreement is terminated, and the closing of the Merger does not occur, we would be responsible for any such fees and expenses only in the event the Merger Agreement is terminated by Newtown for Appgate’s breach under certain circumstances set forth in the Merger Agreement. As of June 30, 2021, we had paid $0.1 million on behalf of Newtown, which we have recorded within accounts receivable in our condensed consolidated balance sheet, pending consummation of the Merger. As described in Note 1, the Merger is expected to be consummated during the fourth quarter of the calendar year 2021.

Note 18. Subsequent Events

Amendment to SIS Plan and Early Settlement of LTI Plan

Effective July 29, 2021, the SIS Plan was amended as further described in Note 12 – Profit Interest Units of SIS Holdings LP. On July 29, 2021, Cyxtera consummated the Cyxtera Transaction and caused its subsidiaries to terminate or declare an “Early Settlement Event” under (resulting in the final settlement of) the Cyxtera Management, Inc. Long-Term Incentive Plan (the “LTI Plan”) and any award agreements thereunder, in each case, without liability to Appgate, Cyxtera, or any of their respective subsidiaries. Prior to this date, certain employees of Appgate were participants under the LTI Plan.

Report of Independent Registered Public Accounting Firm

To the Stockholder and Board of Directors of

Cyxtera Cybersecurity, Inc. d/b/a AppGate

Miami, Florida

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Cyxtera Cybersecurity, Inc. d/b/a AppGate (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, changes in stockholder’s equity, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Revenue Recognition – Allocation of Standalone Selling Price

As described in Notes 1 and 4 to the consolidated financial statements, the Company sells software through term-based license agreements, perpetual licenses agreements and software as a service (“SaaS”) subscriptions. The Company’s agreements for software licenses include maintenance and may also include professional services. Management identifies each performance obligation in the contract and allocates the total contract price to each performance obligation based on an estimated relative stand-alone selling price. The Company determines the standalone selling price utilizing market conditions and other factors, including customer type, market conditions and pricing objectives, historical sales data, and negotiated discounts from price lists, if any, that can require significant judgement.

We identified the process of the determination of the estimated relative stand-alone selling price and allocation of the transaction price between performance obligations for the Company’s products and services using the adjusted market assessment approach as a critical audit matter. Subjective auditor judgment was involved in evaluating the Company’s assumptions regarding market conditions and pricing practices, including historical sales data and discounts from list price, where there was no direct observable data available.

The primary procedures we performed to address this critical audit matter included:

●	Performing procedures to test the completeness and accuracy of the data used to determine stand-alone selling price;

●	Evaluating the Company’s estimated standalone selling prices, including their compliance with the Company’s accounting policy, by assessing available, relevant external information and comparing the estimated standalone selling prices to internal historical disaggregated sales data by product or service, including discounts from list price, if any, by customer; and,

●	Testing the allocation of the transaction price between performance obligations based on the estimated relative standalone selling prices on a test basis.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2020.

Miami, Florida

September 10, 2021

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Consolidated Balance Sheets

As of December 31, 2020 and 2019

(in thousands, except share information)

	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$3,505	$4,264
Restricted cash	2,116	1,892
Accounts receivable, net of allowance of $437 and $650, respectively	12,052	7,242
Contract assets	1,427	2,370
Deferred contract acquisition costs, current	3,065	2,394
Prepaid and other current assets	2,012	1,226
Due from former Parent, net (Note 2)	1,183	3,709
Current assets held for sale	66,604	5,169
Total current assets	91,964	28,266
Property and equipment, net	1,829	2,916
Operating lease right-of-use assets	2,008	3,064
Contract assets, noncurrent	6,496	5,528
Deferred contract acquisition costs, noncurrent	5,791	3,213
Goodwill	71,604	71,604
Intangible assets, net	45,642	56,488
Deferred income taxes	735	1,400
Other assets	184	160
Noncurrent assets held for sale	-	65,787
Total assets	$226,253	$238,426
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accounts payable	$6,558	$1,226
Accrued expenses	9,156	8,959
Operating lease liabilities, current	779	973
Deferred revenue, current	5,995	4,280
Other current liabilities	15	74
Promissory Notes, including accrued interest	153,811	-
Current liabilities held for sale	6,548	2,846
Total current liabilities	182,862	18,358
Deferred revenue, noncurrent	995	847
Operating lease liabilities, noncurrent	1,256	1,955
Promissory Notes, including accrued interest	-	130,276
Other liabilities	263	17
Total liabilities	185,376	151,453
Commitments and contingencies (Note 9)
Stockholder’s equity:
Common stock, $0.01 par value per share; 1,000 shares authorized; 500 shares issued and outstanding	-	-
Additional paid-in capital	471,701	466,256
Accumulated other comprehensive (loss) income	(667)	449
Accumulated deficit	(430,157)	(379,732)
Total stockholder’s equity	40,877	86,973
Total liabilities and stockholder’s equity	$226,253	$238,426

See accompanying notes to consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Consolidated Statements of Operations

For the Years Ended December 31, 2020 and 2019

(in thousands, except share and per share information)

	2020	2019
Revenue	$33,729	$30,392
Cost of revenue, exclusive of amortization shown below	15,560	15,822
Amortization expense	6,168	6,697
Total cost of revenue	21,728	22,519
Gross profit	12,001	7,873
Operating expenses:
Sales and marketing	25,175	16,097
Research and development	9,782	11,682
General and administrative	15,824	28,651
Depreciation and amortization	5,211	6,649
Goodwill impairment	-	170,000
Total operating expenses	55,992	233,079
Loss from continuing operations	(43,991)	(225,206)
Interest expense, net	(4,088)	(2,785)
Other expenses, net	(1,640)	(976)
Loss from continuing operations before income taxes	(49,719)	(228,967)
Income tax expense of continuing operations	(1,842)	(1,242)
Net loss of continuing operations	(51,561)	(230,209)
Net income (loss) of discontinued operations, net of tax	1,136	(265)
Net loss	$(50,425)	$(230,474)

(Loss) income per share:
Net loss from continuing operations per share - basic and diluted	$(103,122)	$(460,418)
Net income (loss) from discontinued operations per share - basic and diluted	$2,272	$(530)
Weighted-average shares used in computing net loss from continuing operations per share - basic and diluted	500	500
Weighted-average shares used in computing net income (loss) from discontinued operations per share - basic and diluted	500	500

See accompanying notes to consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Consolidated Statements of Comprehensive Loss

For the Years Ended December 31, 2020 and 2019

(in thousands)

	2020	2019
Net loss	$(50,425)	$(230,474)
Other comprehensive (loss) income:
Change in foreign currency translation	(1,116)	592
Other comprehensive (loss) income	(1,116)	592
Comprehensive loss	$(51,541)	$(229,882)

See accompanying notes to consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Consolidated Statements of Changes in Stockholder’s Equity

For the Years Ended December 31, 2020 and 2019

(in thousands, except share information)

	Common stock		Additional paid-in	Accumulated other comprehensive (loss)	Accumulated	Total stockholder’s
	Shares	Amount	capital	income	deficit	equity
Balance as of December 31, 2018	500	$-	$463,129	$(143)	$(149,258)	$313,728
Equity-based compensation	-	-	3,058	-	-	3,058
Transactions with former Parent (Notes 1 and 2)	-	-	69	-	-	69
Net loss	-	-	-	-	(230,474)	(230,474)
Other comprehensive income	-	-	-	592	-	592
Balance as of December 31, 2019	500	-	466,256	449	(379,732)	86,973
Equity-based compensation	-	-	3,691	-	-	3,691
Transactions with former Parent (Notes 1 and 2)	-	-	1,754	-	-	1,754
Net loss	-	-	-	-	(50,425)	(50,425)
Other comprehensive loss	-	-	-	(1,116)	-	(1,116)
Balance as of December 31, 2020	500	$-	$471,701	$(667)	$(430,157)	$40,877

See accompanying notes to consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2020 and 2019

(in thousands)

	2020	2019
Cash flows from operating activities:
Net loss	$(50,425)	$(230,474)
Net (income) loss of discontinued operations, net of tax	(1,136)	265
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,379	13,346
Goodwill impairment	-	170,000
Equity-based compensation, net	4,235	3,985
Amortization of deferred contract acquisition costs	1,790	1,106
Loss on disposal of assets	1,683	-
Operating leases, net	57	(146)
Bad debt expense	364	661
Deferred income taxes	(665)	66
Changes in assets and liabilities:
Accounts receivable	(5,175)	1,057
Contract assets	242	(4,048)
Prepaid and other current assets	(776)	(359)
Due from affiliates, net	9,737	1,599
Deferred contract acquisition costs	(5,368)	(2,752)
Other assets	27	110
Accounts payable	5,329	1,202
Accrued expenses	145	3,043
Deferred revenue	1,883	(284)
Other current liabilities	(58)	42
Other liabilities	248	(47)
Net cash, cash equivalents and restricted cash used in operating activities of continuing operations	(26,484)	(41,628)
Net cash, cash equivalents and restricted cash provided by (used in) operating activities of discontinued operations	9,301	(1,042)
Net cash, cash equivalents and restricted cash used in operating activities	(17,183)	(42,670)
Cash flows from investing activities:
Purchases of property and equipment	(1,074)	-
Net cash, cash equivalents and restricted cash used in investing activities of continuing operations	(1,074)	-
Cash flows from financing activities:
Proceeds from Promissory Notes	19,429	43,104
Repayment of finance leases	(21)	(19)
Net cash, cash equivalents and restricted cash provided by financing activities of continuing operations	19,408	43,085
Effect of foreign currency exchange rates on cash	(1,746)	(2,098)
Net decrease in cash, cash equivalents and restricted cash	(595)	(1,683)
Cash, cash equivalents and restricted cash at beginning of period	6,243	7,926
Cash, cash equivalents and restricted cash at end of period	5,648	6,243
Less cash of discontinued operations	(27)	(87)
Cash, cash equivalents and restricted cash of continuing operations at end of period	$5,621	$6,156

Cash	$3,505	$4,264
Restricted cash	2,116	1,892
Total cash, cash equivalents and restricted cash of continuing operations at end of period	$5,621	$6,156

	2020	2019
Supplemental cash flow information:
Cash paid for income taxes, net of refunds	$56	$33
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	$583	$1,731

See accompanying notes to consolidated financial statements

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements

Note 1. Business and Summary of Significant Accounting Policies

Description of the Business

Cyxtera Cybersecurity, Inc., a Delaware corporation doing business as AppGate (“Appgate,” the “Company,” “we,” “us,” or “our”), is a cybersecurity company that protects against breaches and fraud through innovative, identity-centric, Zero Trust solutions. Appgate exists to provide modern enterprises with a solution to increasingly common cyber-attacks, against which traditional cybersecurity tools are proving ineffective. We sell and deliver our solutions using a combination of term-based license subscriptions, perpetual licenses and software-as-a-service (“SaaS”), together with related support services. We were incorporated in Delaware in October 2016 and conduct business worldwide. Our headquarters is in Coral Gables, Florida.

Formation and Cyxtera Spin-Off

Prior to December 31, 2019, Appgate was wholly owned by Cyxtera Technologies, Inc. (“Cyxtera” or “former Parent”).

On December 31, 2019, the boards of directors of SIS Holdings GP LLC (“SIS GP”), the sole general partner of SIS Holdings LP, Cyxtera’s then sole stockholder (“SIS Holdings”), and Cyxtera, approved several transactions to reorganize Cyxtera’s cybersecurity business. In connection with the reorganization, Cyxtera redeemed, cancelled and retired 0.04 of a share of its common stock, par value $0.01, held by SIS Holdings, representing the relative fair value of all of the outstanding equity interests of Cyxtera’s cybersecurity business, in exchange for the transfer by Cyxtera of all issued and outstanding equity interests of the cybersecurity business (the “Cyxtera Spin-Off”) to SIS Holdings. The Cyxtera Spin-Off was accounted for as a common control transaction. Accordingly, the Cyxtera Spin-Off was accounted for by Appgate as a carve out from Cyxtera and has been accounted for based upon the guidance in Accounting Standards Codification (“ASC”) Topic 805-50, Business Combinations, which requires receiving entities to recognize the net assets received at their historical carrying amounts.

Transactions with former Parent recognized in our consolidated statements of changes in stockholder’s equity resulted from carve out adjustments related to transactions with and allocations from our former Parent.

Sale of Brainspace

On September 30, 2020, Appgate adopted a plan for the sale of Brainspace Corporation (“Brainspace”), which met the criteria for discontinued operations under ASC Topic 205-20, Presentation of Financial Statements – Discontinued Operations – see Note 3 for discontinued operations disclosures. We executed a securities purchase agreement with respect to the sale of 100% of the outstanding equity interests of Brainspace for cash consideration of $125.0 million on December 17, 2020, and the sale transaction closed on January 20, 2021. Brainspace offers a comprehensive and advanced data analytics platform for investigations, eDiscovery, intelligence mining, and compliance.

Merger with Newtown Lane

On February 8, 2021, we entered into an agreement and plan of reorganization (the “Merger Agreement”) with Newtown Lane Marketing, Incorporated, a public company incorporated in Delaware (“Newtown”), and Newtown Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Newtown (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub has agreed to merge with and into Appgate (the “Merger”), with Appgate surviving the Merger as a wholly owned subsidiary of Newtown. Upon consummation of the Merger, Newtown will change its name to “Appgate, Inc.” The Merger is expected to be consummated during the fourth quarter of the calendar year 2021.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) and, for periods prior to December 31, 2019, in accordance with Securities and Exchange Commission (“SEC”) guidance for carve-out financial statements. While Appgate is a separate legal and reporting entity, the term carve-out as used herein applies to general purpose financial statements of an operating unit, usually not itself a separate legal or reporting entity, which are derived or carved-out of those of a larger entity. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included.

In connection with the formation of Cyxtera in 2017, Cyxtera and all of Cyxtera’s subsidiaries and controlled affiliates as of such date, including Appgate (collectively, the “Company Group”), entered into an Intercompany Master Services Agreement (the “Intercompany Master Services Agreement”). Under the Intercompany Master Services Agreement, Cyxtera Management, Inc., a wholly owned subsidiary of Cyxtera (the “Management Company”), agreed to provide certain services to other members of the Company Group from time to time, including financial, accounting, administrative, facilities and other services. For the year ended December 31, 2019 and prior, Cyxtera allocated a portion of the Management Company’s general and administrative, depreciation and amortization, interest and certain other expenses to Appgate using the direct allocation method based on direct usage when identifiable or the most relevant allocation method to the services being provided. These allocation methods included the following methods applied consistently: (i) sales bookings; (ii) revenue; (iii) number of customers; (iv) number of employees; (v) number of vendor payments; and (vi) number of customer invoices. In 2019, operating expenses allocated to Appgate in such manner were as follows (in thousands):

2019
General and administrative	$19,698
Depreciation and amortization	1,411
Interest expense, net	182
Other expenses, net	22
Total	$21,313

In the opinion of management, the assumptions and method of allocating these costs were reasonable. However, such expenses are not indicative of, nor is it practical or meaningful for the Company to estimate for all historical periods presented, the actual level of expenses that would have been incurred had we been operating as a separate, stand-alone public company.

All references to “$” or “dollars” are to the currency of the United States (“U.S.”) unless otherwise indicated. We operate on a calendar year basis. References to 2020, for example, refer to our year ended December 31, 2020.

Principles of Consolidation

The consolidated financial statements include the accounts of Appgate and the accounts of entities in which Appgate has a controlling financial interest, the usual condition of which is ownership of a majority voting interest. All material intercompany balances and transactions have been eliminated in consolidation.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported and disclosed in the financial statements and accompanying notes. Such estimates include, but are not limited to, the determination of revenue recognition, deferred revenue, deferred contract acquisition costs, valuation of goodwill and acquired intangible assets, the period of benefit generated from our deferred contract acquisition costs, allowance for doubtful accounts, valuation of equity awards, useful lives of property and equipment, useful lives of acquired intangible assets, valuation of deferred tax assets and liabilities, fair value of our promissory notes, and the discount rate used for operating leases. Management determines these estimates and assumptions based on historical experience and on various other assumptions that are believed to be reasonable. Actual results could differ significantly from these estimates, and such differences may be material to the consolidated financial statements.

Risks and Uncertainties due to COVID-19 Pandemic

The COVID-19 pandemic continues to evolve and disrupt normal activities in many segments of the U.S. and global economies even as COVID-19 vaccines have been and continue to be administered in 2021. Much uncertainty still surrounds the pandemic, including its duration and ultimate overall impact on our operations. Management continues to carefully evaluate potential outcomes and has plans to mitigate related risks. While the COVID-19 pandemic did not have a material impact on our business, financial condition or results of operations for 2020, management took measures during such period to minimize the risks from the pandemic. Those measures were aimed at safeguarding the Company, and the health, safety and wellbeing of our employees and customers.

Foreign Currency

Our reporting currency is the U.S. dollar. The functional currency of our foreign subsidiaries is generally the currency of the economic environment in which a particular subsidiary primarily does business. Accordingly, monetary assets and liabilities of our foreign subsidiaries are re-measured into U.S. dollars at the exchange rates in effect at the reporting date, non-monetary assets and liabilities are re-measured at historical rates, and revenue and expenses are re-measured at average exchange rates in effect during each reporting period. The effects of translation adjustments are reported as a component of accumulated other comprehensive income (loss) in the consolidated statements of stockholder’s equity. Foreign currency transaction gains and losses are recorded in other expense, net in the consolidated statements of operations. We recognized re-measurement losses of $0.1 million and $0.3 million in 2020 and 2019, respectively.

Financial Instruments and Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and accounts receivable. Our cash and cash equivalents and restricted bank deposits are invested with major banks in the United States, Latin America, Europe and Asia. Generally, these investments may be redeemed upon demand, and we believe that the financial institutions that hold our cash deposits are financially sound and, accordingly, subject us to minimal credit risk.

Our trade receivables are mainly derived from sales to a diverse set of customers located in the following main geographical regions: United States and Canada (“US&C”); Latin America (“LATAM”); Europe, the Middle East and Africa (“EMEA”); and Asia Pacific (“APAC”). Concentration of credit risk with respect to trade receivables is mitigated by credit limits, ongoing credit evaluation and account monitoring procedures.

As of December 31, 2020 and 2019, none of our customers comprised more than 10% of our accounts receivable, net.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Segment Information

We operate as one reportable and operating segment. Our chief operating decision maker is our chief executive officer, who reviews financial information presented on a consolidated basis for purposes of making operating decisions, assessing financial performance and allocating resources.

Revenue Recognition

We primarily sell our software through on-premise term-based license agreements, perpetual license agreements and SaaS subscriptions, which allow our customers to use our SaaS services without taking possession of the software. Our products offer substantially the same functionality whether our customers receive them through a perpetual or term-based license or a SaaS arrangement. Our agreements with customers for software licenses may include maintenance contracts and may also include professional services contracts. Maintenance revenues consist of fees for providing unspecified software updates and technical support for our products for a specified term, which is typically one to three years. We offer a portfolio of professional services and extended support contract options to assist our customers with integration, optimization, training and ongoing advanced technical support. We also generate revenue from threat advisory services, including penetration testing, application assessments, vulnerability analysis, reverse engineering, architecture review and source code review.

Under ASC Topic 606, Revenue from Contracts with Customers, we recognize revenue when the customer obtains control of the promised goods or services in an amount that reflects the consideration that we expect to receive in exchange for those goods or services. Our contracts include varying terms and conditions and identifying and evaluating the impact of these terms and conditions on revenue recognition requires significant judgment. In determining the appropriate amount of revenue to be recognized as we fulfill our obligations under each of our agreements, we perform the following steps:

(i) identification of the contract with a customer;

We enter into contracts with customers through order forms, which in some cases are governed by master sales agreements. We determine that we have a contract with a customer when the order form has been approved by us, each party’s rights regarding the products or services to be transferred can be identified, the payment terms for the services can be identified, we have determined that the customer has the ability and intent to pay and the contract has commercial substance. We apply judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit, reputation and financial or other information pertaining to the customer. At contract inception, we evaluate whether two or more contracts should be combined and accounted for as a single contract and whether the combined or single contract includes more than one performance obligation. We also evaluate termination rights at contract inception to determine the impact, if any, on the contractual term.

(ii) determination of whether the promised goods or services are performance obligations;

Performance obligations promised in a contract are identified based on the products and services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the products or services either on their own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the products and services is separately identifiable from other promises in the contract.

Our term-based license arrangements include both an obligation to provide the right to use our software, as well as an obligation to provide support and maintenance for the duration of the term. Our perpetual software licenses include the perpetual obligation to provide the right to use our software and may include an obligation to provide support and maintenance for a limited period of time. Our SaaS products provide access to SaaS services as well as support, which we consider to be a single performance obligation.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Services-related performance obligations relate to software installation and the provision of consulting and training services. Software-installation services are distinct from subscriptions and do not result in significant customization of the software.

We have concluded that our contracts with customers do not contain warranties that give rise to a separate performance obligation.

(iii) measurement of the transaction price;

The transaction price is the amount of consideration we expect to be entitled to receive in exchange for transferring our products and services to a customer, excluding amounts collected on behalf of third parties. The consideration promised in our contracts with customers may include fixed amounts, variable amounts, or both. Revenues from usage-based royalty arrangements for distinct on-premise licenses and SaaS subscriptions are recognized as the end user usage occurs. For usage-based arrangements with a fixed minimum guarantee amount, the minimum amount is generally recognized upfront when the software is made available to the customer.

(iv) allocation of the transaction price to the performance obligations; and

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. For contracts that contain multiple distinct performance obligations, we allocate the transaction price to each performance obligation based on a relative standalone selling price (“SSP”). We determine the transaction price with reference to the SSP of the various performance obligations inherent within a contract. The SSP is determined based on the prices at which we separately sell these products, assuming the majority of these fall within a pricing range. In instances where SSP is not directly observable, such as when we do not sell the software license separately, we derive the SSP utilizing market conditions and other factors, including customer type, market conditions and pricing objectives, historical sales data, and negotiated discounts from price lists, if any, that can require significant judgement.

(v) recognition of revenue when the Company satisfies each performance obligation;

Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised product or service to the customer. Our term-based and perpetual license arrangements include both upfront revenue recognition when the distinct license is made available to the customer, as well as revenue recognized ratably over the contract period for support and maintenance based on the stand-ready nature of these elements. Revenue on our SaaS arrangements is recognized ratably over the contract period as we satisfy the performance obligation, beginning on the date our service is made available to our customers.

Professional services and other revenue consist primarily of fees from professional services provided to our customers and partners to configure and optimize the use of our solutions, as well as training services related to the configuration and operation of our solutions. Our professional services are priced on a time and materials basis, which is generally invoiced monthly and for which revenue is recognized as the services are performed. Revenue from our training services and sponsorship fees is recognized on the date the services are complete.

We generate sales directly through our sales team and through our channel partners. Sales to channel partners are made at a discount, and revenues are recorded at this discounted price once all of the revenue recognition criteria above are met. To the extent that we offer rebates, incentives or joint marketing funds to such channel partners, recorded revenues are reduced by those amounts. Channel partners generally receive an order from an end-customer prior to placing an order with us. Payment from channel partners is generally not contingent on the partner’s collection from end-customers. We are generally the party primarily responsible for fulfilling the promise to provide the specified good or service to the end customer. Accordingly, for sales through our channel partners, we generally are considered the principal to the end customer and thus, we report revenue on a gross basis.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Any sales taxes collected from customers and remitted directly to government authorities are excluded from revenue and cost of sales.

Incremental Costs to Obtain a Contract with a Customer

We capitalize incremental costs associated with obtaining customer contracts, specifically certain commission payments. We pay commissions based on contract value upon signing a new arrangement with a customer and upon renewal and upgrades of existing contracts with customers only if the renewal and upgrades result in an incremental increase in contract value. We also incur commission expense on an ongoing basis based upon revenue recognized. In these cases, no incremental costs are deferred, as the commissions are earned and expensed in the same period for which the associated revenue is recognized. Based on the nature of our technology and services, and the rate at which we continually enhance and update our technology, the expected life of the customer arrangement is determined to be approximately five years. Commissions for new arrangements and incremental renewals are both amortized over approximately five years. Amortization is primarily included in sales and marketing expense in the consolidated statements of operations. The current portion of deferred commission and incentive payments is included in deferred contract acquisitions costs, current, and the long-term portion is included in deferred contract acquisition costs, noncurrent on our consolidated balance sheets.

Accounts Receivable and Allowance

Accounts receivable are recorded at the invoiced amount and are non-interest bearing. Accounts receivable are stated at their realizable value, net of an allowance for doubtful accounts. We have a well-established collections history from our customers. Credit is extended to customers based on an evaluation of their financial condition and other factors. In determining the necessary allowance for doubtful accounts, management considers the current aging and financial condition of our customers, the amount of receivables in dispute and current payment patterns. The allowance for doubtful accounts has historically not been material. We do not have any off-balance-sheet credit exposure related to our customers.

Cash Equivalents

We classify all highly liquid instruments with an original maturity of three months or less as cash equivalents.

Restricted Cash

Restricted cash consists of amounts invested in guaranteed investment certificates, which are required as collateral for the Company’s letters of credit and credit cards issued to several employees.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market, or if none exists, the most advantageous market, for the specific asset or liability at the measurement date (the exit price). The fair value is based on assumptions that market participants would use when pricing the asset or liability. The fair values are assigned a level within the fair value hierarchy, depending on the source of the inputs to the calculation, as follows:

Level 1 - Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability either directly or indirectly.

Level 3 - Unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Property and Equipment, Net

Property and equipment, net is stated at historical cost net of accumulated depreciation. Property and equipment, excluding leasehold improvements, are depreciated using the straight-line method over the estimated useful lives of the respective assets, generally ranging from three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the respective assets or the lease term.

Expenditures for maintenance and repairs are expensed as incurred and significant improvements and betterments that substantially enhance the life of an asset are capitalized.

Software Development Costs

Research and development costs for software to be sold, leased or marketed are expensed as incurred up to the point of technological feasibility for the related software product. We have not capitalized development costs for software to be sold, leased or marketed to date, as the software development process is essentially completed concurrently with the establishment of technological feasibility. As such, these costs are expensed as incurred and recognized in research and development costs in the consolidated statements of operations.

Software developed for internal use, with no substantive plans to market such software at the time of development, are capitalized and included in property and equipment, net in the consolidated balance sheets. Costs incurred during the preliminary planning and evaluation and post implementation stages of the project are expensed as incurred. Costs incurred during the application development stage of the project are capitalized.

Business Combinations

We account for our business combinations using the acquisition method of accounting, which requires, among other things, allocation of the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed at their estimated fair values on the acquisition date. The excess of the fair value of purchase consideration over the values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair value of assets acquired and liabilities assumed, we make estimates and assumptions, especially with respect to intangible assets. Our estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ materially from estimates. During the measurement period, not to exceed one year from the date of acquisition, we may record adjustments to the assets acquired and liabilities assumed, with a corresponding offset to goodwill if new information is obtained related to facts and circumstances that existed on the acquisition date. After the measurement period, any subsequent adjustments are reflected in the consolidated statements of operations. Acquisition costs, such as legal and consulting fees, are expensed as incurred.

Goodwill and Other Long-Lived Assets, including Acquired Intangible Assets

Goodwill represents the excess of the fair value of purchase consideration in a business combination over the fair value of net tangible and intangible assets acquired. Goodwill amounts are not amortized, but rather tested for impairment at least annually or more often if circumstances indicate that the carrying value may not be recoverable. Upon the Cyxtera Spin-Off, our opening carve-out consolidated financial statements included the goodwill balances carried over from Cyxtera in connection with Cyxtera’s acquisition of the entities that formed Appgate, less impairments.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Acquired intangible assets consist of identifiable intangible assets, including developed technology, trademarks and tradenames, and customer relationships, resulting from business combinations. Acquired finite-lived intangible assets are initially recorded at fair value and are amortized on a straight-line basis over their estimated useful lives. Amortization expense of trademarks and tradenames, and customer relationships is recorded primarily within depreciation and amortization in the consolidated statements of operations. Amortization expense of developed technology is recorded within cost of revenue in the consolidated statements of operations.

Long-lived assets, such as property and equipment and acquired intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. We measure the recoverability of these assets by comparing the carrying amounts to the future undiscounted cash flows that these assets are expected to generate. If the total of the future undiscounted cash flows are less than the carrying amount of an asset, we record an impairment charge for the amount by which the carrying amount of the asset exceeds the fair value. No impairment of long-lived assets was recorded during 2020 and 2019.

Assets Held for Sale

We consider assets to be held for sale when management, with appropriate authority, approves and commits to a formal plan to actively market the assets for sale at a price reasonable in relation to their estimated fair value, the assets are available for immediate sale in their present condition, an active program to locate a buyer has been initiated, the sale of the assets is probable and expected to be completed within one year and it is unlikely that significant changes will be made to the plan. Upon designation as held for sale, we record the assets at the lower of their carrying value or their estimated fair value, reduced for the cost to dispose the assets, and cease to record depreciation and amortization expenses on the assets.

Assets and liabilities of a discontinued operation are reclassified for all comparative periods presented in the consolidated balance sheet. Refer to Note 3 – Discontinued Operations for additional information regarding our assets and liabilities held for sale.

Discontinued Operations

We report financial results for discontinued operations separately from continuing operations to distinguish the financial impact of disposal transactions from ongoing operations. Discontinued operations reporting occurs only when the disposal of a component or a group of components of the Company (i) meets the held-for-sale classification criteria, is disposed of by sale, or disposed of other than by sale, and (ii) represents a strategic shift that will have a major effect on our operations and financial results. The results of operations and cash flows of a discontinued operation are restated for all comparative periods presented. Unless otherwise noted, discussion in the notes to our consolidated financial statements refers to the Company’s continuing operations only. Refer to Note 3 – Discontinued Operations for additional information regarding our discontinued operations.

Operating and Finance Leases

We enter into operating lease arrangements for real estate assets related to office space and colocation assets related to space and racks at data center facilities. Operating leases related balances are included in “operating lease right-of-use assets,” “operating lease liabilities, current,” and “operating lease liabilities, noncurrent” in our consolidated balance sheets. Right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make payments arising from the lease.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

We determine if an arrangement contains a lease at inception based on whether there is an identified asset and whether the Company controls the use of the identified asset throughout the period of use. We classify leases as either financing or operating. Our finance leases are not significant to any of the periods presented. Operating lease right-of-use assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. Lease payments consist of the fixed payments under the arrangement. Variable costs, such as maintenance and utilities based on actual usage, are not included in the measurement of right-to-use assets and lease liabilities but are expensed and disclosed when the event determining the amount of variable consideration to be paid occurs.

As the implicit rate of our leases is not determinable, we use an incremental borrowing rate based on the information available at the lease commencement date in determining the present value of lease payments. The lease expense is recognized on a straight-line basis over the lease term.

We generally use the base, non-cancelable lease term when recognizing the right-of-use assets and lease liabilities, unless it is reasonably certain that a renewal or termination option will be exercised. We account for lease components and non-lease components as a single lease component for all classes of underlying assets. Right-of-use assets are assessed for impairments consistent with our long-lived asset policy.

Leases with a term of twelve months or less are deemed short-term leases and are not recognized on the consolidated balance sheets for all classes of underlying assets. We recognize lease expense for these leases on a straight-line basis over the term of the lease and provide appropriate disclosures.

Equity-based Compensation

SIS Holdings issued equity awards in the form of profit interest units (“PIUs”) to certain employees of Appgate and its affiliates. Compensation expense related to PIU awards is based on the fair value of the underlying units on the grant date. Fair value of PIUs is estimated using a Black-Scholes option pricing model (“OPM”), which requires assumptions as to expected volatility, dividends, term, and risk-free rates. These PIUs vest based on a service condition. For additional information regarding equity-based compensation, see Note 11 – Profit Interest Units of SIS Holdings LP.

Research and Development

Our research and development expenses support our efforts to add new features to our existing offerings and to ensure the reliability, availability and scalability of our solutions. Our research and development teams employ software engineers in the design and the related development, testing, certification and support of our solutions. Accordingly, the majority of our research and development expenses result from employee-related costs, including salaries, bonuses and benefits and costs associated with technology tools used by our engineers.

Advertising Expenses

Advertising expenses are charged to sales and marketing expense in the consolidated statements of operations as incurred. We recognized advertising expense of $0.3 million and $0.4 million in 2020 and 2019, respectively.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Legal Contingencies

We may be subject to legal proceedings and litigation arising from time to time. We record a liability when we believe that it is both probable that a loss has been incurred and the amount can be reasonably estimated. We periodically evaluate developments in our legal matters that could affect the amount of liability that we accrue, if any, and adjust, as appropriate. Until the final resolution of any such matter for which we may be required to record a liability, there may be a loss exposure in excess of the liability recorded and such amount could be significant. We expense legal fees as incurred.

Income Taxes

Through December 31, 2019, operations of the Company were included in the consolidated U.S. federal, state, local and foreign income tax returns, filed by Cyxtera, where applicable. Income tax expense and other income tax related information contained in the consolidated financial statements is presented on a separate return basis as if we filed our own tax returns for 2019.

Our income taxes, as presented in the consolidated financial statements, may not be indicative of the income taxes we will incur in the future. In jurisdictions in which we were included in Cyxtera’s tax returns, any income taxes payable/receivable resulting from the related income tax provisions have been reflected in the balance sheets of each separate entity’s provision. See Note 2 – Transactions with Former Parent – Cyxtera.

We account for income taxes using the asset and liability method. Deferred income taxes are recognized by applying the enacted statutory tax rates applicable to future years to differences between the carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance to amounts that are more likely than not to be realized.

We recognize tax benefits from uncertain tax positions only if we believe that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement.

On December 22, 2017, the U.S. Tax Cuts and Jobs Act of 2017 (the “Tax Act”) was signed into law. The Tax Act revised U.S. corporate income tax law by, among other things, reducing the U.S. federal corporate income tax rate to 21 percent, imposed a minimum tax on foreign earnings related to intangible assets called global intangible low-taxed income (“GILTI”), a one-time transition tax on previously unremitted foreign earnings, and modified the taxation of other income and expense items. With regards to the GILTI minimum tax, foreign earnings are reduced by the profit attributable to tangible assets and a deductible allowance of up to 50 percent, subject to annual limitations. For GILTI, we have elected to account for the impact of the minimum tax as a period cost when incurred. The effects of the Tax Act on the measurement of deferred tax assets and liabilities and other aspects of our income tax provision are described in greater detail in Note 14 – Income Taxes.

Comprehensive Loss

Comprehensive loss consists of two components, net loss and other comprehensive income (loss). Other comprehensive income (loss) refers to unrealized foreign currency gains or losses that are recorded as an element of stockholder’s equity and are excluded from net loss.

Net Loss Per Share

The Company does not have any instruments that would be dilutive to common stockholders.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

As described in Notes 10 and 17, on February 7, 2021, Appgate effected a 500-for-1 split of its common stock in the form of a stock dividend to SIS Holdings, the only stockholder of record as of the record date for the split. Immediately prior to the split, Appgate had one (1) share of common stock outstanding. Following the split, SIS Holdings held 500 shares of Appgate’s common stock, which represents 100% of Appgate’s currently outstanding shares of common stock. Net income (loss) per share for all periods presented has been retrospectively adjusted for the stock split.

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), as amended, which requires recognition of lease assets and liabilities for leases with terms of more than 12 months. This standard is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. We adopted this standard effective January 1, 2019 using the transitional provision which allows for the adoption of Topic 842 to be applied on a modified retrospective basis at the beginning of the fiscal year of adoption. Our transition to ASC 842 represents a change in accounting principle and did not result in any impact to shareholders’ equity. As of January 1, 2019, we recognized approximately $2.9 million as an operating lease right-of-use asset, $1.3 million as an operating lease liability, current, and $1.6 million as an operating lease liability, noncurrent, on our consolidated balance sheet. We have elected the package of practical expedients permitted under the transition guidance, which allows us to carryforward our historical lease classification, our assessment on whether a contract is or contains a lease, and our initial direct costs for any leases that existed prior to adoption of the new standard. We have also elected to combine lease and non-lease components for real estate and colocation arrangements. In addition, we elected not to recognize lease liabilities and related right-of-use assets for leases that, at the lease commencement date, have a lease term of 12 months or less.

Recently Issued Accounting Pronouncements Not Yet Adopted

In August 2020, the FASB issued ASU No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, designed to reduce the complexity and improve comparability of financial reporting associated with accounting for convertible instruments and contracts in an entity’s own equity. Key changes in the ASU include:

●	Convertible debt will no longer be bifurcated into debt and equity for most convertible securities, thus improving the U.S. GAAP interest expense treatment;

●	Precludes the use of the treasury stock method for convertible securities with flexible settlement with net share settlement intent;

●	Removes the following features required for equity contracts to be exempt from derivative accounting: (a) to consider whether a contract would be settled in registered shares, (b) to consider whether collateral is required to be posted and (c) to assess shareholder rights;

●	Enhances information transparency by making targeted improvements to disclosure for convertible instruments and earnings-per share guidance; and

●	Clarifies that an average market price for a given reporting period (and not the quarter-end stock price) should be used to calculate any in-the-money share dilution.

The ASU allows entities to adopt the guidance through either a modified retrospective method (i.e., applying changes on an ongoing basis) or fully retrospective method (i.e., applying changes retrospectively). The new standard is effective for smaller reporting companies defined for fiscal years beginning after December 15, 2023, including the interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2020, including interim periods. We adopted this standard on January 1, 2021. The adoption of this standard did not have a material impact to our consolidated financial statements.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) (“ASU 2019-12”): Simplifying the Accounting for Income Taxes. The new standard eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period, and the recognition of deferred tax liabilities for outside basis differences related to changes in ownership of equity method investments and foreign subsidiaries. The guidance also simplifies aspects of accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. For public business entities, it is effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Early adoption is permitted. We adopted this standard on January 1, 2021. The adoption of this standard did not have a material impact to our consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This standard amends guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities to require that credit losses on available-for-sale debt securities be presented as an allowance rather than as a write-down. The measurement of credit losses for newly recognized financial assets and subsequent changes in the allowance for credit losses are recorded in the statements of operations. This standard is effective for smaller reporting companies for fiscal years beginning after December 15, 2022, with early adoption permitted. We plan to adopt this standard effective January 1, 2023 using the modified retrospective transition method. We are currently evaluating the potential impact of this standard on our consolidated financial statements and related disclosures.

Note 2. Transactions with Former Parent – Cyxtera

As discussed in Note 1, on December 31, 2019, Cyxtera consummated the Cyxtera Spin-Off, following which Appgate became a stand-alone entity. The transaction separated Cyxtera’s data center business from Appgate’s cybersecurity business. Over time, Appgate has entered into several agreements and transactions with Cyxtera (and/or one or more of its subsidiaries), SIS Holdings and certain equity owners of SIS Holdings. These agreements, relationships and transactions are described below.

Service Provider Fees

In connection with the formation of Cyxtera in 2017, certain equity owners of SIS Holdings and/or affiliates thereof (collectively, the “Service Providers”) entered into a Services Agreement (the “Services Agreement”), dated May 1, 2017, with the Company Group. Under the Services Agreement, the Service Providers agreed to provide certain executive and management, financial, consulting, human resources and advisory services as requested by members of the Company Group from time to time. Pursuant to the Services Agreement, the Company Group also agreed to pay the Service Providers an annual service fee in the aggregate amount of $1.0 million in equal quarterly installments. Appgate was allocated $0.1 million in each of 2020 and 2019 under the Services Agreement through the Intercompany Master Services Agreement described below. The Services Agreement was terminated on July 29, 2021.

Cyxtera Management Inc. Intercompany Master Services Agreement Fee

In connection with the formation of Cyxtera in 2017, the Company Group entered into the Intercompany Master Services Agreement. Under the Intercompany Master Services Agreement, the Management Company agreed to provide certain services to other members of the Company Group from time to time, including financial, accounting, administrative, facilities and other services. In 2019, approximately $21.3 million was allocated to Appgate under the Intercompany Master Services Agreement, including $0.6 million of variable lease costs and $1.3 million related to equity-based compensation costs. The variable costs in the Intercompany Master Services Agreement were allocated based on sales bookings, revenue, number of customers, number of employees, number of vendor payments, and number of customer invoices. See Note 1 for details regarding classification of these costs in the consolidated statement of operations for 2019.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

The Intercompany Master Services Agreement was terminated on July 29, 2021.

Cyxtera Management Inc. Transition Services Agreement

Upon consummation of the Cyxtera Spin-Off, Appgate and the Management Company entered into a transition services agreement (the “Transition Services Agreement”), pursuant to which the Management Company provided certain transition services to us, and we provided certain transition services to the Management Company. The term under the Transition Services Agreement commenced on January 1, 2020 and ended on June 30, 2021. Substantially all of the obligations under the Transition Services Agreement ceased on December 31, 2020. During 2020, the Management Company charged us $4.2 million for services rendered under the Transition Services Agreement, including $1.5 million and $0.1 million of short-term lease cost and variable lease costs. Costs incurred under the Transition Services Agreement are included in general and administrative expenses in the consolidated statement of operations for 2020. During 2020, we charged the Management Company $0.3 million of fees for services provided to the Management Company and its affiliates by Appgate under the Transition Services Agreement. Income for these services is included in other expenses, net in the consolidated statement of operations for 2020.

Promissory Notes

On March 31, 2019, we issued promissory notes to each of Cyxtera and the Management Company (together, the “Promissory Notes”) evidencing funds borrowed at such time by Appgate from each of Cyxtera and the Management Company, as well as potential future borrowings. The Promissory Notes had a combined initial aggregate principal amount of $95.2 million and provided for additional borrowings during the term of the Promissory Notes for additional amounts not to exceed approximately $52.5 million in the aggregate (approximately $147.7 million including the initial aggregate principal amount). Interest accrued on the unpaid principal balance of the Promissory Notes at a rate per annum equal to 3%; provided, that with respect to any day during the period from the date of the Promissory Notes through December 31, 2019, interest was calculated assuming that the unpaid principal balance of the Promissory Notes on such day was the unpaid principal amount of the notes on the last calendar day of the quarter in which such day occurs. Interest was payable upon the maturity date of the Promissory Notes. Each of the Promissory Notes had an initial maturity date of March 30, 2020 and was extended through March 30, 2021 by amendments entered into effective as of March 30, 2020.

The outstanding principal and interest under the Promissory Notes was $153.8 million and $130.3 million as of December 31, 2020 and 2019, respectively. Management believes that the carrying value of the Promissory Notes approximates fair value.

As discussed in Note 17 – Subsequent Events, on February 8, 2021, we repaid Cyxtera $20.6 million, representing the entirety of the then outstanding principal and interest under the Promissory Note held by Cyxtera, and we made a partial repayment of $99.0 million to the Management Company on the then outstanding principal and interest of $133.6 million under the Promissory Note held by the Management Company. On that same date, the Management Company issued us a payoff letter, extinguishing the balance remaining unpaid following such repayment. Because Cyxtera was our direct parent at the time of issuance of the Promissory Notes and an affiliate under common control with us at the time of repayment, we recognized the note extinguishment of $34.6 million as a capital contribution in 2021.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Note 3. Discontinued Operations

As stated in Note 1, on December 17, 2020, we executed a securities purchase agreement pursuant to which we agreed to sell 100% of the outstanding equity interests of our formerly wholly owned subsidiary, Brainspace, for $125.0 million. The transaction closed on January 20, 2021.

The major classes of assets and liabilities attributable to discontinued operations, which are included in total assets and liabilities of the disposal group classified as held for sale in our consolidated balance sheets as of December 31, 2020 and 2019 are presented below (in thousands):

	2020	2019
ASSETS
Current assets:
Cash	$27	$87
Accounts receivable, net of allowance of $97 and $42, respectively	5,202	3,786
Contract assets	208	468
Deferred contract acquisition costs, current	979	828
Total current assets	6,416	5,169
Contract assets, noncurrent	8,419	10,364
Deferred contract acquisition costs, noncurrent	2,315	2,579
Goodwill	33,696	33,696
Intangible assets, net	15,758	19,148
Total assets	$66,604	$70,956
LIABILITIES AND NET ASSETS
Current liabilities:
Accounts payable	$128	$170
Accrued expenses	4,993	1,760
Deferred revenue	1,247	916
Total current liabilities	6,368	2,846
Other liabilities	180	-
Total liabilities	6,548	2,846
Net assets	$60,056	$68,110

Total assets and total liabilities as of December 31, 2020 are classified as current assets and liabilities held for sale in the December 31, 2020 consolidated balance sheet.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

The major items constituting net income (loss) attributable to discontinued operations for 2020 and 2019 are presented below (in thousands):

	2020	2019
Revenue	$17,933	$15,694
Cost of revenue, exclusive of amortization shown below	2,492	2,613
Amortization expense	2,296	3,062
Total cost of revenue	4,788	5,675
Gross profit	13,145	10,019
Operating expenses:
Sales and marketing	3,397	3,679
Research and development	4,285	4,567
General and administrative	2,811	808
Depreciation and amortization (1)	1,094	1,458
Total operating expenses	11,587	10,512
Income (loss) from operations	1,558	(493)
Other (expense) income, net	(422)	228
Net income (loss) of discontinued operations	$1,136	$(265)

(1)	Comprises amortization expense of direct Brainspace intangibles.

Income tax of discontinued operations was inconsequential for 2020 and 2019.

Note 4. Revenue

Disaggregation of Revenue

The following table summarizes our revenue by category (in thousands):

	2020	2019
Subscription revenue:
Multi-year subscription term-based licenses	$6,636	$3,886
1-year subscription term-based licenses	4,984	3,217
Total subscription term-based licenses	11,620	7,103
Subscription SaaS	9,173	8,916
Support and maintenance	3,352	2,796
Total subscription revenue	24,145	18,815
Perpetual licenses	2,770	2,946
Services and other	6,814	8,631
Total	$33,729	$30,392

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

The following table summarizes revenue by main geography in which we operate based on the billing address of customers who have contracted with us (in thousands):

	2020	2019
US&C	$17,385	$15,875
LATAM	11,768	11,198
EMEA	2,857	2,242
APAC	1,719	1,077
Total	$33,729	$30,392

Significant Customers

No single customer accounted for 10% or more of the total revenue in the periods presented.

Contract Balances

Timing of revenue recognition may differ from the timing of invoicing to customers. We record an unbilled receivable when revenue is recognized prior to invoicing, or deferred revenue when revenue is recognized after invoicing. For multi-year agreements, we generally invoice customers annually at the beginning of each annual coverage period. We record a receivable related to revenue recognized for multi-year on-premises licenses as we generally have an unconditional right to invoice and receive payment in the future related to those licenses.

Contract liabilities consist of deferred revenue and include payments received in advance of performance under a customer contract. Such amounts are recognized as revenue over the contractual period. In 2020 and 2019, we recognized revenue of $4.1 million and $4.5 million, respectively, that was included in the corresponding contract liability balance at the beginning of the related year.

We receive payments from customers based upon contractual billing schedules and accounts receivable are recorded when the right to consideration becomes unconditional. Payment terms on invoiced amounts are typically 30 days to 45 days. Contract assets include amounts related to our contractual right to consideration for both completed and partially completed performance obligations that may not have been invoiced. Unbilled receivables were $7.9 million as of each of December 31, 2020 and 2019.

In instances where the timing of revenue recognition differs from the timing of invoicing, we have determined our contracts generally do not include a significant financing component. The primary purpose of our invoicing terms is to provide customers with simplified and predictable ways of purchasing our products and services, not to provide customers with financing. Examples include invoicing at the beginning of a subscription term for SaaS services with revenue recognized ratably over the contract period, and multi-year on-premises licenses that are invoiced annually with license revenue recognized upfront and support and maintenance recognized ratably over the contract period.

Remaining Performance Obligations

The typical contractual term for term-based licenses and support and maintenance is one to three years. Most of our contracts are non-cancelable. However, customers typically have the right to terminate their contracts for cause if we fail to perform and cure within the applicable cure period. As of December 31, 2020, the aggregate amount of the transaction price allocated to remaining performance obligations was $26.5 million. We expect to recognize 50% of the transaction price over the next 12 months, with the remainder recognized thereafter.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Costs to Obtain and Fulfill a Contract

The following table summarizes the activity of the deferred contract acquisition costs (in thousands):

	2020	2019
Beginning balance	$5,607	$3,556
Capitalization of contract acquisition costs	4,927	2,970
Amortization of deferred contract acquisition costs	(1,790)	(1,106)
Impacts of foreign currency translation	112	187
Ending balance	$8,856	$5,607

Deferred contract acquisition costs, current	$3,065	$2,394
Deferred contract acquisition costs, noncurrent	$5,791	$3,213

We periodically review the carrying amount of deferred contract acquisition costs to determine whether events or changes in circumstances have occurred that could impact the period of benefit of these deferred costs. We did not recognize any impairment losses of deferred contract acquisition costs during 2020 and 2019.

Sales commissions accrued but not paid as of December 31, 2020 and 2019 totaled $1.7 million at each date, which are included within accrued expenses in the consolidated balance sheets.

Our fulfillment costs are generally not significant.

Note 5. Fair Value Measurements

Our financial instruments consist of cash equivalents, accounts receivable, accounts payable, accrued expenses, deferred revenue, and our Promissory Notes. The fair value of cash equivalents, accounts receivable, accounts payable, accrued expenses, and deferred revenue approximate their carrying value because of the short-term nature of these instruments. Refer to Note 2 – Transactions with Former Parent – Cyxtera, for the carrying amount and estimated fair value of our Promissory Notes as of December 31, 2020 and 2019. Refer to Note 17 – Subsequent Events for details regarding the repayment and extinguishment of the Promissory Notes.

Note 6. Balance Sheet Components

Accounts Receivable and Allowance for Doubtful Accounts

Our accounts receivable represent amounts invoiced and due from our customers under our revenue contracts. The activity in the allowance for doubtful accounts was as follows (in thousands):

	2020	2019
Beginning balance	$650	$619
Provision for allowance for doubtful accounts	364	661
Write offs	(592)	(645)
Impacts of foreign currency translation	15	15
Ending balance	$437	$650

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Prepaid and Other Current Assets

Our prepaid and other current assets consisted of the following as of December 31, 2020 and 2019 (in thousands):

	2020	2019
Prepaid expenses	$1,640	$1,109
Withholding taxes	336	103
Other current assets	36	14
Total	$2,012	$1,226

Property and Equipment, Net

Our property and equipment, net consisted of the following as of December 31, 2020 and 2019 (in thousands):

	2020	2019
Leasehold improvements	$5,241	$5,890
Equipment and fixtures	2,856	3,107
	8,097	8,997
Less: accumulated depreciation and amortization	(6,268)	(6,081)
Property and equipment, net	$1,829	$2,916

During 2020 and 2019, we recognized depreciation and amortization expense on property and equipment of $0.5 million and $1.9 million, respectively, including $1.4 million in 2019 allocated to us by our former Parent under the Intercompany Master Services Agreement described in Note 2.

Note 7. Goodwill and Intangible Assets

Goodwill

The changes in the carrying amount of goodwill consisted of the following (in thousands):

Balance at December 31, 2018	$275,300
Impairment	(170,000)
Allocation to discontinued operations	(33,696)
Balance at December 31, 2019	$71,604
Balance at December 31, 2020	$71,604

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Intangible Assets, Net

Our acquired intangible assets subject to amortization consist of customer relationships, trademarks and tradenames, and developed technology and were originally acquired by Cyxtera when it acquired the entities that formed Appgate. The useful lives of the assets were as follows: (i) customer relationships – 7.5 to 17.5 years, (ii) trademarks and tradenames – 8.5 to 14.5 years, and (iii) developed technology – 2.5 to 7.5 years. Acquired intangibles subject to amortization consist of the following as of December 31, 2020 and 2019 (in thousands):

	2020			2019			Weighted average
	Gross	Accumulated amortization	Net	Gross	Accumulated amortization	Net	remaining useful life (Years)
Customer relationships	$30,157	$(12,347)	$17,810	$30,157	$(8,988)	$21,169	5.5
Trademarks and tradenames	18,732	(6,741)	11,991	18,732	(5,431)	13,301	9.7
Developed technology	38,869	(23,028)	15,841	38,860	(16,842)	22,018	3.6
Total	$87,758	$(42,116)	$45,642	$87,749	$(31,261)	$56,488

The main changes in the carrying amount of each major class of intangible assets during 2020 and 2019 was amortization, and to a lesser extent, foreign currency translation.

We recorded amortization expense on intangible assets of $10.9 million and $11.4 million in 2020 and 2019, respectively. Amortization expense for all intangible assets, except our developed technology, was recorded within depreciation and amortization expense in the consolidated statements of operations. Amortization expense for our developed technology was recorded within cost of revenue in the consolidated statements of operations.

Future amortization expense of intangible assets is as follows (in thousands):

For the years ending:

2021	$9,192
2022	9,148
2023	8,623
2024	7,471
2025	4,303
Thereafter	6,905
Total	$45,642

Impairment Tests

We perform annual impairment tests of goodwill on October 1st of each year or whenever an indicator of impairment exists. During 2019, we recorded a goodwill impairment charge of $170.0 million. The impairment charge was attributed to weaker performance in sales while operating under Cyxtera, as compared to the assumptions contained in the models Cyxtera used to value the assets at the time of their acquisition by Cyxtera.

For purposes of our annual impairment test of goodwill, fair value measurements were determined using both the income approach and the market approach. The income approach was based largely on inputs that are not observable to active markets, which would be deemed Level 3 fair value measurements. These inputs include management’s expectations about future revenue growth and profitability, marginal income tax rates by jurisdiction, and the rate at which the cash flows should be discounted in order to determine this fair value estimate. Where a market approach was used, the inputs also included publicly available data about our competitors’ financial ratios and transactions.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Note 8. Leases

We lease office space and certain colocation space under non-cancelable operating lease agreements. As described in Note 2, we were also party to agreements with Cyxtera that have been determined to be short-term leases and some that consist solely of variable lease payments. We also lease certain equipment under finance lease arrangements that expire in November 2021. Finance leases are not significant and are included in other noncurrent liabilities in the consolidated balance sheets.

Operating Leases

The following is a summary of our operating lease costs for 2020 and 2019 (in thousands):

	2020	2019
Operating lease cost	$1,411	$1,367
Short-term lease cost	1,611	71
Variable lease cost	334	788
Total operating lease costs	$3,356	$2,226

Included in 2020 short-term lease cost and variable lease cost above is $1.5 million and $0.1 million, respectively, charged to us by the Management Company under the Transition Services Agreement described in Note 2. Included in 2019 variable lease cost above is $0.6 million charged to us by Cyxtera under the Intercompany Master Services Agreement described in Note 2. Substantially all of the obligations under the Transition Services Agreement ceased on December 31, 2020. The Intercompany Master Services Agreement was terminated on July 29, 2021. The Transition Services Agreement ended on June 30, 2021.

The following table presents information about leases on our consolidated balance sheet as of December 31, 2020 and 2019 (in thousands):

	2020	2019
Operating lease right-of-use assets	$2,008	$3,064
Operating lease liabilities, current	$779	$973
Operating lease liabilities, noncurrent	$1,256	$1,955

At December 31, 2020, the weighted-average remaining lease term and weighted-average discount rate for operating leases were 3.4 years and 5.92%, respectively. At December 31, 2019, the weighted-average remaining lease term and weighted-average discount rate for operating leases were 3.7 years and 6.31%, respectively.

Cash paid for amounts included in the measurement of operating lease liabilities was $1.4 million and $1.5 million for 2020 and 2019, respectively.

Right-of-use assets obtained in exchange for lease obligations was $0.6 million and $1.7 million for 2020 and 2019, respectively.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Maturities of operating lease liabilities consisted of the following as of December 31, 2020 (in thousands):

For the years ending:
2021	$988
2022	600
2023	305
2024	232
2025	232
Thereafter	1
Total future minimum lease payments	2,358
Less: Imputed interest	(323)
Total	$2,035

Note 9. Commitments and Contingencies

Letters of Credit

As of December 31, 2020 and 2019, we had $2.1 million and $1.9 million, respectively, in irrevocable stand-by letters of credit outstanding, which were issued primarily to guarantee a subsidiary’s performance under contracts with customers. As of December 31, 2020 and 2019, no amounts had been drawn on any of these irrevocable stand-by letters of credit.

Non-cancelable Purchase Obligations

In the normal course of business, we enter into non-cancelable purchase commitments with various parties to purchase products and services, such as technology equipment, subscription-based cloud service arrangements, corporate events and consulting services. As of December 31, 2020, we had outstanding non-cancelable purchase obligations with terms of 12 months or longer aggregating $1.9 million.

Note 10. Common Stock

Our authorized share capital consists of 1,000 shares of capital stock, all of which are designated as common stock. As of December 31, 2020 and 2019, we had one (1) share of common stock issued and outstanding. As described in Notes 1 and 17, on February 7, 2021, Appgate effected a 500-for-1 split of its common stock in the form of a stock dividend to SIS Holdings, the only stockholder of record as of the record date for the split. As a result, SIS Holdings currently owns 500 shares of Appgate’s common stock, which represents 100% of Appgate’s current outstanding shares of common stock. We have retrospectively adjusted common stock outstanding for all periods presented to take into account the stock split.

Note 11. Profit Interest Units of SIS Holdings LP

SIS Holdings adopted the SIS Holdings LP Class B Unit Plan (the “SIS Holdings Plan”) in May 2017. The purpose of the SIS Holdings Plan is to promote the interests of SIS Holdings and its controlled affiliates, including Appgate and Cyxtera by (a) attracting and retaining officers, directors, managers, employees and consultants of SIS Holdings and its controlled affiliates, and (b) enabling such persons to acquire an equity interest in and participate in the long-term growth and financial success of SIS Holdings and its controlled affiliates. 1,000,000 Class B profit interest units were originally available for issuance pursuant to awards under the SIS Holdings Plan. Class B units issued under the SIS Holdings Plan are limited partnership units in SIS Holdings and are subject to the terms and conditions of the Amended and Restated Limited Partnership Agreement of SIS Holdings dated May 1, 2017.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

All outstanding awards, including, but not limited to, awards to employees of Appgate, under the SIS Holdings Plan were issued in 2017, 2018 and 2019. Awards under the SIS Holdings Plan are subject to a vesting schedule measured by a service condition such that awards vest 25% after the first anniversary of issue date (or, with respect to certain employees, the earlier of their hire date and May 1, 2017), and the remainder vest in equal monthly installments over the 42 months following the initial vesting date. In addition, vesting of all unvested units will be accelerated upon the satisfaction of a performance condition, namely an “exit event”. An exit event is defined as a change of control through sale of all or substantially all of the assets of SIS Holdings and its subsidiaries (whether by merger, recapitalization, stock sale or other sale or business combination, including the sale of any subsidiary accounting for all or substantially all of the revenues of SIS Holdings and its subsidiaries on a consolidated basis) or any transaction resulting in a change of in excess of 50% of the beneficial ownership of the voting units of SIS Holdings. The holders of the Class B units were not required to make any capital contributions to SIS Holdings, Appgate or Cyxtera in exchange for their Class B units and are entitled to receive distributions (when and if declared by SIS Holdings) on their vested units (including those accelerated upon an exit event).

Compensation expense related to the Class B units is recognized based on the estimated fair values of the Class B units and recognized on straight line basis over the service period. The fair value of the Class B units was estimated using a Black-Scholes OPM, which estimates the fair value of each class of security using call options. Similar to call options for publicly-traded stock, call options used in an OPM assign value to each class of security based on the potential to profit from the upside of the business while taking into account the unique characteristics of each class of security. Each call option gives its holder the right, but not the obligation, to buy the underlying asset at a predetermined price, or exercise price. The starting equity value is based on the total equity value of Appgate and Cyxtera rather than, in the case of a regular call option, the per share stock price.

The strike prices on the options in an OPM model are represented by “breakpoints”, which are the points at which there is a change in the proportion of the claims of the various securities on the total equity value. Each junior security is considered a call option with a claim on the equity value at an exercise price which settles all of the more senior claims and takes into account the unique characteristics of each class of security. A discount for lack of marketability was then calculated based on the Finnerty model, using series-specific volatility, and applied to the per share value of Class B units produced by the OPM, to arrive at a non-marketable value.

The following inputs were used in the valuation of the Class B units for grants issued during 2019:

●	Expected Life – 3.9 years. The expected term to a liquidity event was estimated based on the former Parent (Cyxtera) management’s view of timeline to achieve an exit event.

●	Risk-free rate – 1.55%. The estimated risk-free rate is based on the U.S. constant maturity treasury rate where the maturity is commensurate with the expected term.

●	Expected volatility – 45%. Since the Company is private, the volatility was estimated based on historical equity volatilities of a group of publicly traded comparable companies (considering the combined group of Appgate and Cyxtera), adjusted for leverage.

●	Expected dividend – 0%. Neither we nor Cyxtera has paid and is not expecting to pay dividends in the foreseeable future.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

The following summary shows the activity in PIU awards granted by SIS Holdings to employees of Appgate:

	Number of units	Weighted- average grant date fair value
Outstanding at December 31, 2018	273,027	$86.21
Granted	14,000	104.69
Forfeited	(25,268)	(86.94)
Outstanding at December 31, 2019	261,759	87.13
Forfeited	(8,375)	(87.32)
Outstanding at December 31, 2020	253,384	$87.12

Equity-based compensation costs totaled $4.2 million and $4.0 million for 2020 and 2019, respectively. These amounts are included in the following captions in the consolidated statements of operations (in thousands):

	2020	2019
Cost of revenue	$503	$224
Sales and marketing	2,211	1,196
Research and development	360	712
General and administrative	1,161	1,853
Total	$4,235	$3,985

No related income tax benefit was recognized as of December 31, 2020 or 2019.

As of December 31, 2020, total equity-based compensation costs related to 63,821 unvested Class B units not yet recognized totaled $4.2 million, which is expected to be recognized over a weighted-average period of 1.14 years.

Effective July 29, 2021, the SIS Holdings Plan was amended to the extent required such that any distribution by SIS Holdings to its equity holders that is attributable to amounts received by SIS Holdings in respect of its equity interests in Cyxtera or Appgate, in each case upon the consummation of the transactions contemplated by Cyxtera’s merger with Starboard Value Acquisition Corp. in July 2021 (the “Cyxtera Transaction” and, together with the Merger, the “Transactions”) or the Merger Agreement, respectively, shall be deemed to have been made at an amount equal to the value of the Cyxtera common stock or Appgate common stock, as applicable, in each such Transaction.

Note 12. Cyxtera Management, Inc. Long-Term Incentive Plan

On February 13, 2018, the Management Company adopted the Cyxtera Management, Inc. Long-Term Incentive Plan (the “LTI Plan”). The purpose of the LTI Plan is to retain key talent, attract new employees, align particular behavior with the common goals of profitability and revenue growth, provide incentive awards the value of which are tied to the equity value of SIS Holdings and to create an opportunity for certain key employees to participate in value creation. Certain employees of Appgate are participants under the LTI Plan.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Award units entitle the holder to share in the equity appreciation of SIS Holdings upon an exit event or an initial public offering (an “IPO”) of Cyxtera or its successor. Except in the case of an IPO, any payments in respect of the awards are expected to be made in cash. In an IPO, payment may be made in the stock of the IPO vehicle. Payout is estimated to range between $0 and $70.0 million, depending on a multiple based on the results of the exit event or IPO. While awards under the LTI Plan vest, to the extent there is no exit event or an IPO, the awards expire after seven years from the grant date. We have determined that no expense or liability should be recognized under this LTI Plan until an exit event or IPO occurs.

On July 29, 2021, Cyxtera consummated the Cyxtera Transaction and caused its subsidiaries to terminate or declare an “Early Settlement Event” under (resulting in the final settlement of) the LTI Plan and any award agreements thereunder, in each case, without liability to Appgate, Cyxtera, or any of their respective subsidiaries.

Note 13. Cyxtera 401(k) Savings Plan

Effective July 2, 2017, Appgate’s employees were eligible to participate in the Cyxtera 401(k) Savings Plan (the “Plan”), a defined contribution benefit plan sponsored by the Management Company. Under the Plan, the Company made matching contributions equal to 100% of an employee’s salary deferral that does not exceed 1% of the employee’s compensation plus 50% of the salary deferral between 1% and 6% the employee’s compensation. Employees of Appgate were eligible to participate in the Plan after the Cyxtera Spin-Off through December 31, 2020. Costs related to the participation of our employees in the Plan were charged back to us by Cyxtera under the Transition Services Agreement described in Note 2 – Transactions with Former Parent – Cyxtera.

During 2020 and 2019, we made matching contributions to the Plan of $1.4 million and $1.6 million, respectively. These amounts are included in the following captions in the consolidated statements of operations (in thousands):

	2020	2019
Cost of revenue	$313	$402
Sales and marketing	438	336
Research and development	463	524
General and administrative	183	312
Total	$1,397	$1,574

Note 14. Income Taxes

The amounts of loss from continuing operations before income taxes was as follows (in thousands):

	2020	2019
United States	$(52,224)	$(234,613)
Foreign	2,505	5,646
Total	$(49,719)	$(228,967)

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

The income tax expense from continuing operations for 2020 and 2019 consisted of the following (in thousands):

	2020	2019
Current:
Federal	$-	$-
State	87	79
Foreign	1,090	1,229
Total current expense	1,177	1,308
Deferred:
Federal	-	-
State	62	14
Foreign	603	(80)
Total deferred expense	665	(66)
Income tax expense	$1,842	$1,242

The effective tax rates for 2020 and 2019 were 3.7% and 0.5%, respectively. An income tax reconciliation between the U.S. Federal statutory tax rate of 21% for each of 2020 and 2019 and the effective tax rate is as follows (in thousands):

	2020		2019
Income tax at U.S. Federal statutory income tax rate	$(10,441)	21.0%	$(48,083)	21.0%
State and local taxes, net of Federal income tax benefit	(1,371)	2.8%	(405)	0.2%
State tax rate change	-	0.0%	(1,396)	0.6%
Valuation allowance	11,028	-22.2%	11,505	-5.0%
Goodwill impairment	-	0.0%	35,700	-15.6%
Nondeductible expenses	940	-2.0%	1,300	-0.6%
Taxes of foreign operations at rates different than U.S. Federal statutory income tax rate	1,435	-2.9%	1,072	-0.5%
Other	251	-0.5%	1,549	-0.7%
Total	$1,842	-3.7%	$1,242	-0.5%

The effective tax rate for 2020 differs from the U.S. Federal income tax rate of 21% primarily due to changes in the valuation allowance, state taxes, and foreign taxes. The effective tax rate for 2019 differs from the U.S. Federal income tax rate of 21% primarily due to the permanent addback of the goodwill impairment and changes in the valuation allowance.

The Tax Act, which was signed into law on December 22, 2017, contained many significant changes to the U.S. federal income tax laws. Among other things, the Tax Act reduced the U.S. corporate income tax rate from 35% to 21% effective January 1, 2018, limited the tax deductibility of interest expense, accelerated expensing of certain business assets and transitioned the U.S. international taxation from a worldwide tax system to a territorial tax system by imposing a one-time mandatory repatriation of undistributed foreign earnings. Also included in the Tax Act was the implementation of a minimum tax on foreign earnings.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was enacted and signed into law. Intended to provide economic relief to those impacted by the COVID-19 pandemic, the CARES Act includes provisions, among other things, addressing the carryback of NOLs for specific periods and temporary modifications to the limitation placed on the tax deductibility of interest expense.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities consists of the following (in thousands):

	2020	2019
Deferred tax assets:
Net operating loss carryforward	$60,280	$56,703
Accrued expenses	2,449	1,089
Allowance for doubtful accounts	127	167
163(j) Interest expense limitation and carryforward	996	629
Total deferred tax assets	63,852	58,588
Deferred tax liabilities:
Property and equipment	(427)	(615)
Deferred revenue	(3,884)	(5,440)
Intangible assets	(14,099)	(17,515)
Deferred contract acquisition costs	(2,753)	(2,048)
Other	(79)	(437)
Total deferred tax liabilities	(21,242)	(26,055)
Valuation allowance	(41,875)	(31,133)
Deferred income tax asset, net	$735	$1,400

The Company anticipates most of its deferred tax assets will be realized within the period during which its deferred tax liabilities are expected to reverse. However, there are certain U.S. federal and foreign deferred tax assets as well as state NOLs that are not expected to be realized before expiration and as such are not more-likely-than-not realizable and we have recorded a valuation allowance against such deferred tax assets.

As of December 31, 2020, we had U.S. Federal NOL carryforwards of $259.0 million generated in tax years 2002 through 2020, of which $154.1 million will expire from 2022 to 2037 and $105.0 million will carry forward indefinitely. We have state NOL carryforwards of $88.9 million generated in tax years 2007 through 2020. The state NOL carryforwards of $85.0 million will expire from 2021 to 2040 and $3.7 million will carryforward indefinitely. Additionally, we have foreign NOL carry forwards of $5.5 million generated from tax years 2006 through 2016, of which $5.5 million will carry forward indefinitely.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. In making such a determination, we considered all available positive and negative evidence, including our past operating results, forecasted earnings, frequency and severity of current and cumulative losses, duration of statutory carryforward periods, future taxable income and prudent and feasible tax planning strategies. On the basis of this evaluation, we continue to maintain a valuation allowance against a portion of the Company’s deferred tax assets. As of December 31, 2020, we have recorded a valuation allowance of $41.9 million for the portion of the deferred tax asset that did not meet the more-likely-than-not realization criteria. We increased the valuation allowance on our net deferred taxes by $10.7 million during 2020. The changes in the valuation allowance are primarily due to certain U.S. and foreign tax assets that management believes are not more-likely-than-not to be fully realized in future periods. In addition, certain Federal and state NOL carryforward assets are reduced by a valuation allowance and/or may be limited by Internal Revenue Code Section 382.

We are subject to taxation in the United States and various foreign jurisdictions. As of December 31, 2020, we were no longer subject to examination by the Internal Revenue Service for tax years prior to 2017 and generally not subject to examination by state tax authorities for tax years prior to 2015. With few exceptions, we are no longer subject to foreign examinations by tax authorities for tax years prior to 2017. All material withholding tax returns and income tax returns have been timely filed.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

We do not have any unrecorded unrecognized tax positions (“UTPs”) as of December 31, 2020. While we currently do not have any UTPs, it is foreseeable that the calculation of our tax liabilities may involve dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions across our global operations. ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits. Upon identification of a UTP, we would (1) record the UTP as a liability in accordance with ASC 740 and (2) adjust these liabilities if/when management’s judgment changes as a result of the evaluation of new information not previously available. Ultimate resolution of UTPs may produce a result that is materially different from an entity’s estimate of the potential liability. In accordance with ASC 740, we would reflect these differences as increases or decreases to income tax expense in the period in which new information is available. If any, we recognize and include interest and penalties accrued on uncertain tax positions as a component of income tax expense.

Note 15. Segment and Geographic Information

Our chief operating decision maker is our chief executive officer, who reviews financial information presented on a consolidated basis for the purposes of allocating resources and evaluating financial performance. Accordingly, management has determined that we operate as one operating and reportable segment.

Our long-lived assets consist of property and equipment and operating lease right-of-use assets, which are summarized by geographic area as follows:

	2020				2019
	US&C	LATAM	EMEA	Total	US&C	LATAM	EMEA	Total
Property and equipment, net	$1,239	$428	$162	$1,829	$2,333	$499	$84	$2,916
Operating lease right- of-use assets	705	456	847	2,008	1,042	866	1,156	3,064
Total	$1,944	$884	$1,009	$3,837	$3,375	$1,365	$1,240	$5,980

Refer to Note 4 – Revenue, for information on revenue by geography.

Note 16. Related Party Transactions

Our most significant related party relationships and transactions are with Cyxtera, the Management Company, SIS Holdings and certain of the equity owners of SIS Holdings. In addition to those relationships and transactions described in Notes 1 and 2, in June 2020, certain subsidiaries of Cyxtera entered into agreements with us pursuant to which they acquired one-year licenses for one of our cybersecurity software products. During 2020, we recognized $0.1 million of revenue from these licenses. As of December 31, 2020, we had a receivable from Cyxtera (and/or its subsidiaries) for $0.1 million under these agreements. The balance had been settled at the date of issuance of these financial statements.

Two members of the board of directors of SIS GP are also members of the board of directors of Chewy, Inc. (“Chewy”), an American online retailer of pet food and other pet-related products. During 2020, we recognized $0.2 million of revenue from contracts with Chewy for certain cybersecurity products.

A member of the board of directors of SIS GP is also a member of the board of directors of Navex Global, Inc. (“Navex”), a worldwide leader in integrated risk and compliance management software and services. During 2019, we recognized $0.1 million of revenue from a contract with Navex for certain professional services provided to Navex.

We did not have other significant related party relationships during 2019 or 2020.

Cyxtera Cybersecurity, Inc. (d/b/a AppGate)

Notes to Consolidated Financial Statements (continued)

Note 17. Subsequent Events

Closing of Brainspace Sale

On January 20, 2021, we completed the sale of 100% of the outstanding equity interests of our formerly wholly owned subsidiary, Brainspace, for $125.0 million and recognized a gain on sale of $58.8 million. We do not expect any significant continuing involvement with Brainspace after consummation of the sale.

Stock Split

On February 7, 2021, Appgate effected a 500-for-1 split of its common stock in the form of a stock dividend to SIS Holdings, the only stockholder of record as of the record date for the split. Immediately prior to the split, Appgate had one (1) share of common stock outstanding. Following the split, SIS Holdings held and currently holds 500 shares of Appgate’s common stock, which represents 100% of Appgate’s currently outstanding shares of common stock. We have retrospectively adjusted common stock outstanding for all periods presented to take into account the stock split.

Settlement of Promissory Notes and Transition Services Agreement with Cyxtera

On February 8, 2021, we repaid Cyxtera $20.6 million, representing the entirety of the then outstanding principal and interest under the Promissory Note held by Cyxtera, and we made a partial repayment of $99.0 million to the Management Company on the then outstanding principal and interest of $133.6 million under the Promissory Note held by the Management Company. On that same date, the Management Company issued us a payoff letter, extinguishing the balance remaining unpaid following such repayment. Because Cyxtera was our direct parent at the time of issuance of the Promissory Notes and an affiliate under common control with us at the time of repayment, we recognized the note extinguishment of $34.6 million as a capital contribution. In addition, we made a payment of $1.0 million to Cyxtera (and/or its subsidiaries) as settlement in full of trade balances with Cyxtera and its subsidiaries and other amounts due to / from under the Intercompany Master Services Agreement and the Transition Services Agreement described in Note 2 – Transactions with Former Parent – Cyxtera, which trade balances and other amounts totaled $2.6 million.

Merger Agreement with Newtown and Convertible Notes

On February 8, 2021, we entered into the Merger Agreement with Newtown and Merger Sub. Pursuant to the Merger Agreement, Merger Sub has agreed to merge with and into Appgate with Appgate surviving the Merger as a wholly owned subsidiary of Newtown. The Merger is expected to be consummated in the fourth quarter of the calendar year 2021, subject to the fulfillment of certain conditions. Prior to the consummation of the Merger, we expect Newtown to adopt, and its stockholders to approve, the 2021 Appgate, Inc. Incentive Stock Plan (the “2021 Plan”). Upon consummation of the Merger, the current owners of Appgate are expected to retain approximately 88.89% ownership of the combined company (assuming no conversion of the Notes (as defined below) and not giving effect to any shares issuable under the 2021 Plan).

On the same date, we also announced that Magnetar Financial LLC, together with its affiliates, agreed to invest up to $100.0 million in convertible notes. Under the terms of the investment, we issued $50.0 million in aggregate principal amount of convertible notes at the signing of the Merger Agreement (the “Initial Notes”), expect to issue $25.0 million in aggregate principal amount of convertible notes upon closing of the Merger (the “Additional Notes”), and may issue up to an additional $25.0 million in aggregate principal amount of convertible notes at the election of the holders of the notes, in one or more closings, on or prior to February 8, 2022 (the “Optional Notes” and, together with the Initial Notes and the Additional Notes, the “Notes”). Subject to certain exceptions, SIS Holdings will retain 100% of its existing equity in the combined company for at least 12 months post-closing of the Merger.

The Merger Agreement provides that we will pay all fees and expenses incurred by Newtown in connection with consummating the Merger; provided, that, in the event the Merger Agreement is terminated and the closing of the Merger does not occur, we would be responsible for any such fees and expenses only in the event the Merger Agreement is terminated by Newtown due to our breach under certain circumstances set forth in the Merger Agreement. Through the date of issuance of these financial statements, we have paid $0.2 million on behalf of Newtown. As described in Note 1, the Merger is expected to be consummated during the fourth quarter of calendar year 2021.

Amendment to SIS Holdings Plan and Early Settlement of LTI Plan

Effective July 29, 2021, the SIS Holdings Plan was amended as further described in Note 11 – Profit Interest Units of SIS Holdings LP. On July 29, 2021, Cyxtera consummated the Cyxtera Transaction and as further described on Note 12 – Cyxtera Management, Inc. Long-Term Incentive Plan, the consummation of the Cyxtera Transaction resulted in an “Early Settlement Event” under the LTI Plan.

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

NEWTOWN LANE MARKETING, INCORPORATED,

NEWTOWN MERGER SUB CORP.

and

CYXTERA CYBERSECURITY, INC.

DATED AS OF FEBRUARY 8, 2021

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of February 8, 2021 (the “Agreement Date”), by and among Newtown Lane Marketing, Incorporated, a Delaware corporation (“Parent”), Newtown Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Cyxtera Cybersecurity, Inc. (doing business as AppGate), a Delaware corporation (the “Company”). The term “Agreement” as used herein refers to this Agreement and Plan of Reorganization, as the same may be amended from time to time, and all schedules hereto (including the Company Schedules and the Parent Schedules, as defined in the preambles to Articles II and III hereof, respectively). Each of Parent, Merger Sub and the Company shall be referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 8.2.

RECITALS

A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), the Parties intend to enter into a business combination transaction by which Merger Sub will merge with and into the Company (with the Company being the surviving entity of the Merger (“Surviving Corporation”)) in exchange for the Company’s sole stockholder receiving shares of common stock, par value $0.001 per share, of the Parent (“Parent Common Stock”) as provided by this Agreement (the “Merger”).

B. The boards of directors of each of Parent, Merger Sub and the Company have determined that the Merger is fair to, and in the best interests of, their respective companies and their respective stockholders, and declared it advisable that each of their respective companies enter into this Agreement and consummate the transactions contemplated herein, including the Merger, and has recommended that their respective stockholders approve and adopt this Agreement and the Merger.

C. Simultaneously with the execution and delivery of this Agreement, as a condition to the Parties entering into this Agreement and as an inducement thereto, the sole stockholder of the Company and the stockholder of Parent identified in Schedule 1.12 (the “Parent Stockholder”) who holds approximately 69.1% of the issued and outstanding Parent Common Stock, are entering into Stockholder Support Agreements (as defined in Section 1.12), pursuant to which such stockholders are agreeing to take specified actions in furtherance of the Merger, including voting their respective shares of stock in the Company or Parent Common Stock, as the case may be, in favor of the approval of the Merger and adoption of this Agreement and any other transactions in furtherance thereof.

D. The Parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of Section 368 of the Code.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

THE MERGER

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the Merger and as a wholly owned subsidiary of Parent and the existing stockholders of the Company shall be entitled to the Merger Consideration in accordance with the provisions of this Article I.

1.2 Effective Time; Closing. Subject to the terms and conditions of this Agreement, as soon as practicable on or after the Closing Date (defined below), the Parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger, being the “Effective Time”). Unless this Agreement shall have been terminated pursuant to Section 7.1, the consummation of the Merger (the “Closing”), other than the filing of the Certificate of Merger, shall take place at the offices of Graubard Miller, counsel to Parent, located at The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174-1901 at a time and date to be specified by the Parties (or pursuant to the electronic or other remote exchange of all executed documents and other deliverables required by this Agreement to be delivered at Closing, including pursuant to Article VI), which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction thereof at the Closing), or at such other time, date and location as the Parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or by email .pdf files.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Governing Documents. At the Effective Time,

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to be identical to the Certificate of Incorporation of Merger Sub except that the name of the Surviving Corporation shall be that of the Company; and

(b) the Bylaws of the Surviving Corporation shall be amended and restated to be identical to the Bylaws of Merger Sub except that the name of the Surviving Corporation shall be that of the Company.

1.5 Effect on Securities.

(a) Post-Closing Parent Capitalization. Immediately following the Closing, the number of shares of Parent Common Stock outstanding (on a fully diluted as converted basis) shall be as set forth on Schedule 1.5(a) hereto (the “Post Closing Cap Table”). Neither Parent nor Company shall (x) issue or permit or cause any shares of Parent Common Stock or Company Stock, respectively (or any securities convertible into Parent Common Stock or Company Stock, respectively), to be issued on or after the date hereof and on or prior to Closing (except as contemplated by this Agreement or under the terms of warrants, options or other convertible securities outstanding as of the date of this Agreement and set forth in the disclosure schedules of each party as part of this Agreement, provided, that, Parent shall not issue or permit or cause any shares to be issued with respect to the Parent Debt notwithstanding that the Parent Debt is listed on the Parent Schedules nor shall Parent issue or permit or cause any shares to be issued to providers of consultancy services pursuant to existing contractual arrangements except to the extent an equivalent number of shares have been contributed to Parent and cancelled in anticipation thereof (a “Cancellation and Issuance”), which Cancellation and Issuance Parent shall certify at or prior to Closing), (y) permit any shares of Parent Common Stock or Company Stock to be changed into or exchanged for a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change, or (z) solely with respect to Parent, permit the conversion of the Parent Debt, in the case of (x), (y) or (z) without the prior written consent of the other party. If either Party consents and any changes pursuant to the immediately preceding sentence occur or if Parent or the Company breaches the immediately preceding sentence, a corresponding adjustment to the Post Closing Cap Table will automatically be made to provide to the holders of the Company Stock, the Parent Common Stock, the holders of the Convertible Notes and the number of shares of the Parent Plan the same economic effect as contemplated by this Agreement prior to such event.

(b) Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any further action on the part of Parent, Merger Sub or the Company or the holders of any of the Company’s, Parent’s or Merger Sub’s respective securities:

(i) other than shares cancelled pursuant to Section 1.5(e), each share of Company common stock, par value $0.01 per share (“Company Stock”), issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive (the “Per Share Merger Consideration”) 234,299.84 shares of Parent Common Stock (“Merger Shares”); and

(ii) each share of Merger Sub’s common stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and such shares shall constitute the only outstanding shares of the Surviving Corporation. Each certificate evidencing ownership of such shares of Merger Sub immediately prior to the Effective Time shall, as of the Effective Time, evidence ownership of such shares of the Surviving Corporation.

(c) Adjustments to Merger Consideration. The Per Share Merger Consideration issuable pursuant to this Section 1.5 shall be equitably adjusted to reflect appropriately and proportionately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Parent Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock occurring on or after the Agreement Date but at or prior to the Effective Time to provide to the holders of the Company Stock and the Parent Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that this Section 1.5(c) shall not be deemed to permit any action otherwise prohibited by Section 4.1.

(d) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger and no certificate or scrip for any such fractional shares shall be issued. Each holder of shares of Company Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock any time shares of Parent Common Stock are distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder in connection with such distribution) shall, upon compliance with Section 1.6, receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock.

(e) Cancellation of Treasury and Parent-Owned Stock. Each share of Company Stock held by the Company or Parent or any direct or indirect wholly-owned subsidiary of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

1.6 Merger Consideration Exchange Procedures.

(a) Exchange Agent. Prior to the Effective Time, the Company and Parent shall appoint a commercial bank, trust company or shareholder service provider to be mutually agreed upon by them, or shall mutually agree to designate either of the Company or Parent, to act as exchange agent (the “Exchange Agent”) for the delivery of the Merger Consideration to holders of the Company Stock (together with any cash in respect of any other dividends or distributions that such holders have the right to receive pursuant to Section 1.6(c)). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of holders of the Company Stock, for exchange in accordance with this Article I through the Exchange Agent, shares of Parent Common Stock (in certificated or book-entry form) to be delivered as the Merger Consideration (the “Exchange Fund”). Immediately following the Effective Time, Parent shall instruct the Exchange Agent to timely pay the Merger Consideration and such other amounts in accordance with this Agreement.

(b) Exchange Procedures. At the Closing, the Exchange Agent shall provide the Company with instructions for use by SIS Holdings LP, the sole stockholder of Company Stock (the “Company Stockholder”) to complete a letter of transmittal and instructions, which shall be in customary form (the “Letter of Transmittal”), effectuate the surrender, or deemed surrender pursuant to the terms of the Letter of Transmittal, of the Company Stockholder’s Company Stock and to receive in exchange therefor the Per Share Merger Consideration in book-entry form (unless certificates representing Merger Shares are otherwise requested by the Company Stockholder).

(c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Agreement Date with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Company Stock with respect to the Per Share Merger Consideration to be issued upon surrender thereof until the holders of record of such Company Stock shall surrender such Company Stock, in accordance with Section 1.6(b). Subject to applicable law, following surrender of such Company Stock, Parent shall promptly deliver to the record holders thereof, without interest, the Per Share Merger Consideration issued in exchange therefor in book-entry form and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Merger Shares.

(d) [Intentionally Omitted].

(e) Required Withholding. Parent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law. Parent shall provide notice of any withholding that it intends to make (or cause to be made) in connection with consideration payable or otherwise deliverable pursuant to this Agreement (other than any withholding required in connection with amounts properly treated as compensation for applicable Tax purposes) at least fifteen (15) days prior to the date of the relevant payment, and the Parties shall (and shall cause their Affiliates to) cooperate to minimize or eliminate any potential withholding. To the extent such amounts are so deducted or withheld consistent with the terms of this Section 1.6(e), such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(f)   No Further Ownership Rights in Company Stock. All shares of Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Stock and there shall be no further registration of transfers on the records of the Surviving Corporation of the shares of Company Stock that were outstanding immediately prior to the Effective Time.

(g) Legends. The shares of Parent Common Stock issued as Merger Consideration pursuant to this Agreement will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any State, and each certificate evidencing any such shares of Parent Common Stock shall bear a restrictive legend substantially in the following form (subject to appropriate modification to give effect to any reverse stock split or name change permitted by this Agreement):

THE SHARES, PAR VALUE $0.001 PER SHARE, OF THE COMPANY EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

1.7 [Intentionally Omitted].

1.8 Tax Consequences. It is intended by the Parties that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

1.9 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will use their reasonable best efforts to take all such lawful and necessary action.

1.10 [Intentionally Omitted].

1.11 Payment of Expenses.

(a) At least three (3) Business Days prior to the Closing Date, the Company shall provide to Parent a written report setting forth a list of all third party fees and expenses incurred by the Company or the Stockholders up to such date in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses will be unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including, but not limited to, the: (i) fees and disbursements of outside counsel to the Company and Company management incurred in connection with the transactions contemplated hereby and (ii) fees and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by the Company in connection with the transactions contemplated hereby (collectively, the “Outstanding Company Expenses”). On the Closing Date following the Closing, Parent shall pay or cause the Surviving Corporation to pay by wire transfer of immediately available funds the Outstanding Company Expenses.

(b) At least three (3) Business Days prior to the Closing Date, Parent shall provide to the Company a written report setting forth a list of all third party fees and expenses incurred by Parent and Merger Sub up to such date in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses will be unpaid as of the close of business on the Business Day immediately preceding the Closing Date, including, but not limited to, the: (i) fees and disbursements of outside counsel to Parent and Merger Sub incurred in connection with the transactions contemplated hereby and (ii) fees and expenses of Parent and Merger Sub for any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed in connection with the transactions contemplated hereby, including any financing related to the transactions contemplated hereby (all of the foregoing, collectively, the “Outstanding Parent Expenses”). On the Closing Date, Parent shall pay or cause to be paid by wire transfer of immediately available funds the Outstanding Parent Expenses.

(c) From the date hereof through the Closing Date, all reasonable, documented, out-of-pocket expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby that are payable prior to Closing by Parent or Merger Sub (including, but not limited to, HSR and SEC filings fees) shall be paid by the Company and deemed part of Outstanding Company Expenses, provided, that, in the event this Agreement is terminated and the Closing does not occur, the Company shall only be responsible for any such expenses in the event this Agreement is terminated by Parent pursuant to Section 7.1(e).

1.12 Support Agreements. The Company Stockholder as well as the stockholder of Parent identified on Schedule 1.12 attached hereto (collectively, the “Supporting Stockholders”) have agreed to enter into support agreements with the Company and Parent (the “Stockholder Support Agreements”) simultaneously with the execution and delivery of this Agreement, pursuant to which each of the Supporting Stockholders agrees to, among other things, vote all of the shares of Company Stock and Parent Stock beneficially owned by such respective Supporting Stockholder in favor of the Merger.

1.13 Convertible Notes. Concurrently herewith, the Company has consummated the issuance of 5% Convertible Senior Notes bearing an aggregate principal amount equal to fifty million dollars ($50,000,000) (the “Convertible Senior Notes”), the governing Note Issuance Agreement for which contemplates the additional issuance by the Company to the holders of the Convertible Senior Notes (the “Convertible Note Holders”) at Closing of additional Convertible Senior Notes bearing an aggregate principal amount equal to twenty five million dollars ($25,000,000) (the “Additional Notes Issuance”) with the option, in the Convertible Note Holders’ sole discretion, to purchase within twelve months after the date hereof additional Convertible Senior Notes bearing an aggregate principal amount equal to twenty five million dollars ($25,000,000). The Company has delivered to Parent true, complete and correct copies of the documentation governing such Convertible Senior Notes, together with all exhibits (including documents attached as exhibits), schedules, annexes and other attachments thereto, and any related agreements (collectively, the “Convertible Note Documents”). At the Effective Time, Parent shall assume or guarantee all of the Company’s obligations pursuant to the Convertible Note Documents which provide that, upon such assumption or guarantee, the Convertible Senior Notes shall convert into the right to acquire upon conversion thereof the number of shares of Parent Common Stock (rounded in accordance with the provisions of the Convertible Note Documents) determined by multiplying the number of shares of Company Stock subject to the Convertible Senior Notes by the conversion ratio set forth in the Convertible Note Documents.

1.14 Repayment of Debt. At Closing, Parent shall pay in full all amounts due and outstanding under the Parent Debt as of immediately prior to the Closing Date.

Article II

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions set forth in the schedules delivered by Company to Parent and Merger Sub in connection with this Agreement (the “Company Schedules”), Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1 Organization and Qualification.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders of or from any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the absence of such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the certificate of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended (if applicable) and currently in effect, have been heretofore made available to Parent or Parent’s counsel.

(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As of the Agreement Date, each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1(b).

2.2 Subsidiaries.

(a) As of the Agreement Date, the Company has no direct or indirect subsidiaries other than those listed in Schedule 2.2 (the “Subsidiaries”) and the Company owns all of the outstanding equity securities of the Subsidiaries, free and clear of all Liens other than Permitted Liens, either directly or indirectly through one or more other Subsidiaries. Except with respect to the Subsidiaries, the Company does not own, directly or indirectly, any equity or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the Agreement Date or as may hereafter be in effect, under which it may become obligated to make any future investment in or capital contribution to any other entity.

(b) Each Subsidiary is a company duly organized or formed, validly existing and in good standing (or the equivalent thereof) under the laws of its jurisdiction of organization or formation (as listed in Schedule 2.2) and has the requisite company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the absence of such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel.

(c) Each Subsidiary is duly qualified or licensed to do business as a foreign company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

2.3 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000 shares of Company Stock. Other than Company Stock, the Company has no class or series of securities authorized by its Charter Documents. Schedule 2.3(a) hereto contains a list of all of the stockholders of the Company and the number of shares of Company Stock owned by each stockholder, as of the Agreement Date.

(b) Except as set forth in Schedule 2.3(b) hereto or contemplated pursuant to the Convertible Note Documents, as of the Agreement Date, no shares of Company Stock are reserved for issuance upon the exercise of outstanding options, convertible notes, warrants or other rights to purchase Company Stock.

(c) Except as set forth in Schedule 2.3(a), Schedule 2.3(b), and Schedule 2.3(c) or contemplated pursuant to the Convertible Note Documents, as of the Agreement Date, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d) Except as set forth in Schedule 2.3(d) or as contemplated by this Agreement or the Convertible Note Documents, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which the Company is a party or by which the Company is bound with respect to any equity security of the Company.

(e) Except as provided for in this Agreement or the Convertible Note Documents, or as set forth in Schedule 2.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company (including anti-dilution rights) accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise). Except as set forth in Schedule 2.3(e) or the Convertible Note Documents, none of the securities or rights of the Company convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Company Stock (including any options or warrants), contains any anti-dilution rights, other than adjustments for stock splits, reverse stock splits, stock combinations, stock dividends and similar transactions affecting the stockholders as a whole.

(f) All outstanding shares of Company Stock have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Charter Documents. Neither the Company nor any Subsidiary has any outstanding bonds, debentures, notes or other indebtedness obligations the holders of which have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of the Company on any matter.

(g) As of the Agreement Date, no outstanding shares of Company Stock are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to: (i) execute, deliver and perform this Agreement and each Ancillary Agreement that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out the Company’s obligations hereunder and thereunder and, subject to the Company Stockholder Approval, to consummate the transactions contemplated hereby and thereby (including the Merger). The execution and delivery of this Agreement by the Company has been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its board of directors and its stockholders as required by the Charter Documents of the Company). The consummation by the Company of the transactions contemplated hereby (including the Merger) has been, or will be, duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its board of directors and, prior to the Closing, its stockholders as required by the DGCL). No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and each Ancillary Agreement to which it is a party has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto or thereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents. Except as set forth in Schedule 2.5 hereto:

(a) The execution and delivery of this Agreement or any Ancillary Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Charter Documents of the Company or any of its Subsidiaries, (ii) conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries (other than Permitted Liens) pursuant to, any Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, impairments, alterations, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) Except as set forth in Schedule 2.5(a), the execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or state securities laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of the required waiting period thereunder, (iii) the Company Stockholder Approval, (iv) for the filing of the Certificate of Merger, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on the Company or, after the Closing, Parent, or (y) prevent the consummation of the Merger or otherwise prevent the Company from performing its material obligations under this Agreement on a timely basis.

2.6 Compliance. During the period beginning two (2) years prior to the Agreement Date and ending on the Agreement Date (the “Lookback Period”), the Company and each of its Subsidiaries has complied with all, and is not in violation of any, Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. During the Lookback Period, the businesses and activities of the Company and of each of its Subsidiaries have not been and are not being conducted in violation of any Legal Requirements, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Neither the Company nor any of its Subsidiaries is in default or violation in any material respect of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 2.6, during the Lookback Period, no written notice of non-compliance with any Legal Requirements, that has not since been resolved, has been received by the Company or any of its Subsidiaries (and the Company has no knowledge of any such notice delivered to any other Person), except for written notices of non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

2.7 Financial Statements.

(a) The Company has made available to Parent true and complete copies of the unaudited consolidated financial statements (including any related notes thereto) of the Company and its Subsidiaries for the fiscal years ended 2019 and 2020 (the “Unaudited Financial Statements” or “Financial Statements”).

(b) Subject to normal audit adjustments and the absence of footnotes, the Financial Statements were prepared in all material respects in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis in accordance with past practice throughout the periods involved (except as may be indicated therein or in the notes thereto), and fairly present in all material respects the financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the respective periods indicated.

(c) [Reserved].

(d) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Except as otherwise noted in the Financial Statements, the accounts and notes receivable of the Company reflected in the Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) to the Company’s knowledge, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) to the Company’s knowledge, are not subject to any valid set-off or counterclaim to which the Company has been notified in writing as of the Agreement Date except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of the Company as of the Agreement Date.

2.8 No Undisclosed Liabilities. The Company (including its Subsidiaries) has no liabilities (absolute, accrued, contingent or otherwise) of a nature required under U.S. GAAP, applied on a consistent basis in accordance with past practice, to be disclosed on a consolidated balance sheet or in the related notes to the Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Financial Statements or in the notes to the most recent Financial Statements, (ii) such liabilities arising in the ordinary course of the Company’s business since the date of the most recent Financial Statement, (iii) liabilities disclosed in Schedule 2.8 and (iv) liabilities which are not, individually or in the aggregate, material to the Company.

2.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since January 1, 2021 until the execution and delivery of this Agreement, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) except as set forth on Schedule 2.9(iv), any granting by the Company or any of its Subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice or pursuant to any Plan, or any payment by the Company or any of its Subsidiaries of any bonus, except for bonuses made in the ordinary course of business consistent with past practice or pursuant to any Plan, or any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) except as set forth on Schedule 2.9(v), entry by the Company or any of its Subsidiaries into any licensing or other agreement or amendment to an agreement with regard to the acquisition or disposition of any material Intellectual Property other than licenses and services agreements in the ordinary course of business consistent with past practice, (vi) any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of the Company, or (viii) except as set forth on Schedule 2.9(viii), any material revaluation by the Company or any of its Subsidiaries of any of its material assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company or any of its Subsidiaries, other than in the ordinary course of business.

2.10 Litigation. Except as disclosed in Schedule 2.10 hereto, during the Lookback Period there have not been any claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, and which have not since been resolved or settled.

2.11 Employee Benefit Plans.

(a) Schedule 2.11(a) lists all material Plans as of the Agreement Date. For purposes of this Agreement, “Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and any other material employee compensation, incentive, fringe or employee benefit plan, program, policy or other arrangement (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company or its Subsidiaries, in each case, with respect to which the Company or its Subsidiaries has liability, other than (i) standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by Legal Requirements, (ii) any plan, program, policy or other arrangement that is sponsored or maintained by a Governmental Entity or (iii) any plan, program, policy or other arrangement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which the Company and its Subsidiaries have no remaining liabilities.

(b) As set forth in Schedule 2.11(b), with respect to each Plan, the Company has made available to Parent, where applicable and to the extent available, (i) a true and complete copy of the current Plan documents and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii)  copies of the most recently received Internal Revenue Service (“IRS”) determination, opinion or advisory letter for each such Plan, and (iv) any material nonroutine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years. The Company has no express commitment to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, each Plan has been maintained and administered in compliance, in all material respects, with their respective terms and with the Legal Requirements which are applicable to such Plans, and all contributions, premiums and other similar payments required to be made with respect to each Plan as of the Agreement Date have been made or, if not yet due, are reflected in the financial statements and records of the Company and its Subsidiaries to the extent required by U.S. GAAP.

(d) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan and (ii) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any governmental agency with respect to any Plan.

(e) Except as disclosed in Schedule 2.11(e), each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liability to Parent or the Surviving Corporation (other than ordinary administration expenses, ordinary investment fund liquidation charges, early withdrawal penalties and amounts payable for benefits accrued but not yet paid).

(f)   Except as disclosed in Schedule 2.11(f) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, bonus or otherwise) becoming due to any shareholder, director, officer or employee of the Company or its Subsidiaries under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits or (iv) result in any amount paid or payable being classified as an “excess parachute payment” under Section 280G of the Code.

(g) None of the Plans is or was within the past six (6) years, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation under (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code and/or Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under Section 3(40) of ERISA. For purposes of Agreement, “ERISA Affiliate” means any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA and/or Sections 414(b), (c) and/or (m) of the Code.

(h) Except as disclosed in Schedule 2.11(h) hereto, none of the Plans provides, nor does the Company have or reasonably expect to have any obligation to provide medical or death benefits to any current or former employee, officer, director or consultant of the Company after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder (or similar state law).

(i) Each Plan that is intended to be qualified under Section 401(a) or Section 401(k) of the Code has (i)  received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from federal income Taxation under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of the Company no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust. There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that could reasonably be expected to result in material liability to the Company.

(j) The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and to the knowledge of the Company no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated in compliance, in all material respects, with the provisions of Section 409A of the Code and the Treasury Regulations thereunder.

2.12 Labor Matters. Except as disclosed in Schedule 2.12(c) hereto:

(a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or its Subsidiaries nor does the Company have knowledge of any activities or proceedings of any labor union to organize any such employees. Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) there are no pending grievance or similar proceedings involving the Company or its Subsidiaries and any of its employees subject to a collective bargaining agreement or other labor union contract and (ii) there are no continuing obligations of the Company or its Subsidiaries pursuant to the resolution of any such proceeding that is no longer pending.

(b) To the knowledge of the Company, as of the Agreement Date, none of the officers of the Company or its Subsidiaries has indicated an intent to terminate his or her employment with the Company. The Company and its Subsidiaries are in compliance in all material respects and, to the Company’s knowledge, each of its employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company (or one of its Subsidiaries) and such individuals.

(c) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries are in compliance with all Legal Requirements applicable to its employees, respecting employment, employment practices, terms and conditions of employment and wages and hours and is not liable for any arrears of wages or penalties with respect thereto, (ii) all amounts that the Company or any of its Subsidiaries is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Entity as required by applicable Legal Requirements have, in each case, been duly deducted, transferred, withheld and paid, and the Company and its Subsidiaries do not have any outstanding obligation to make any such deduction, transfer, withholding or payment, and (iii) there are no pending, or to the Company’s knowledge, threatened or reasonably anticipated claims or actions against the Company or any of its Subsidiaries by any employee in connection with such employee’s employment or termination of employment by the Company or any of its Subsidiaries.

(d) Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, no employee or former employee of the Company or any of its Subsidiaries is owed any wages, benefits or other compensation for past services that has not yet been paid or reimbursed (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and any accrued benefits for services, which by their terms or under applicable law, are payable in the future, such as accrued vacation, recreation leave and severance pay).

(e) To the Company’s knowledge, prior to the Agreement Date, the Company has not experienced any material employment-related liability with respect to or arising out of COVID-19 or any Legal Requirement, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. Prior to the Agreement Date there have been no furloughs, layoffs, or salary reductions affecting any employee of the Company or any Subsidiary as a result of or in response to COVID-19.

2.13 Restrictions on Business Activities. Except as set forth in the Convertible Note Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its Subsidiaries or their respective assets or to which the Company or any of its Subsidiaries is a party which has had or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or its Subsidiaries, any acquisition of property by the Company or its Subsidiaries or the conduct of business by the Company or its Subsidiaries as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

2.14 Title to Property.

(a) Neither the Company nor any Subsidiary owns any real property. As of the Agreement Date there are no options or other contracts under which the Company or any Subsidiary has a right or obligation to acquire any material interest in real property.

(b) All leases of material real property held by the Company and its Subsidiaries, and all material personal property and other material property and assets of the Company and its Subsidiaries owned, used or held for use in connection with the business of the Company and its Subsidiaries (the “Personal Property”), are shown or reflected on the balance sheet included in the most recent Financial Statements, to the extent required by U.S. GAAP applied on a consistent basis in accordance with past practice, other than those entered into or acquired on or after the date of the most recent Financial Statements in the ordinary course of business. Schedule 2.14(b) hereto contains a list, as of the Agreement Date, of all leases of material real property and Personal Property held by the Company or its Subsidiaries. The Company and its Subsidiaries have good and marketable title to the Personal Property owned by them, and all such Personal Property is in each case held free and clear of all Liens, except for Permitted Liens or Liens disclosed in the Financial Statements or in Schedule 2.14(b) hereto, none of which Liens would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such property or on the present use of such property in the businesses of the Company and its Subsidiaries.

(c) All material leases pursuant to which the Company and/or one of its Subsidiaries leases from others material real property or Personal Property are valid and effective in accordance with their respective terms, subject to proper authorization and execution of such lease by the other party thereto and subject to bankruptcy, insolvency, reorganization, moratorium or similar Legal Requirements of general applicability relating to or affecting creditors’ rights and to general principles of equity and there is not, under any of such leases, any existing material default or event of default of the Company or its Subsidiaries or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

2.15 Taxes.

(a) Tax Returns and Audits. Except as set forth in Schedule 2.15 hereto:

(i) The Company and its Subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by them with any Tax authority prior to the Agreement Date, except such Returns that are not material to the Company and its Subsidiaries. All such Returns are true, correct and complete in all material respects. The Company and its Subsidiaries have paid all material Taxes shown to be due and payable on such Returns.

(ii) All material Taxes that the Company and its Subsidiaries are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(iii) The Company and its Subsidiaries have not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company and its Subsidiaries have complied in all material respects with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper taxing authorities all material amounts required to be so withheld and paid over for all periods.

(iv) No audit or other examination of any Return of the Company or any of its Subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination.

(v) No material adjustment relating to any Returns filed by the Company or any of its Subsidiaries that is currently pending and remains unresolved has been proposed in writing, formally or informally, by any Tax authority to the Company or any of its Subsidiaries or any representative thereof.

(vi) Neither the Company nor any of its Subsidiaries has any material liability for any unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course of business or any liability for unpaid Taxes incurred in connection with the transactions contemplated by this Agreement.

(vii) Neither the Company nor any of its Subsidiaries has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

2.16 Environmental Matters. Except as would not reasonably be expected, individually or in the aggregate, to result in a material liability of the Company and its Subsidiaries, taken as a whole: (i) the Company and its Subsidiaries are and at all times during the Lookback Period have been in compliance in all material respects with applicable Environmental Laws (as defined below); (ii) none of the Company or its Subsidiaries or, to the knowledge of the Company, any third party has, caused any properties currently leased or operated by the Company or its Subsidiaries to be contaminated with any Hazardous Substances (as defined below) in violation of applicable Environmental Law; (iii) to the Company’s knowledge the properties formerly leased or operated by the Company or its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership, leasing or operation by the Company or its Subsidiaries; (iv) as of the Agreement Date, none of the Company or its Subsidiaries has received written notice that it is potentially liable for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) as of the Agreement Date, none of the Company or its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any Subsidiary may be in material violation of or have material liability under any Environmental Law; and (vi) as of the Agreement Date, none of the Company or its Subsidiaries is subject to any orders, decrees, or injunctions with any Governmental Entity or subject to any contractual indemnity or other agreement with any third party relating to a material liability under any Environmental Law, including in relation to Hazardous Substances.

2.17 Brokers; Third Party Expenses. Except as set forth in Schedule 2.17 hereto, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.

2.18 Intellectual Property.

(a) Schedule 2.18(a)(i) hereto contains a true, correct and complete list of all Company Registered Intellectual Property that is owned or purported to be owned by the Company, as of the Agreement Date (showing in each, as applicable, the filing date, date of issuance, and registration or application number, and registrar). Schedule 2.18(a)(ii) sets forth all contracts or agreements to use any material Company Licensed Intellectual Property, including for Software or Business Systems of any other person (other than (1) licenses to standard, commercially available, “off-the-shelf” Software or Software services (including open source licenses), (2) standard employee agreements and standard consulting agreements containing background licenses; and (3) non-exclusive licenses granted to the Company in the ordinary course (each of the agreements in clauses (1)-(3), the “Standard Inbound IP Agreements”)). To the knowledge of the Company, the Company Intellectual Property together with the Company Licensed Intellectual Property constitutes all of the material Intellectual Property rights used in, or necessary for, the operation of the business of the Company and is sufficient for the conduct of such business as currently conducted as of the date hereof.

(b) To the knowledge of the Company, the Company owns or has rights to use all Intellectual Property required for the conduct of its business as presently conducted. Except as disclosed in Schedule 2.18 hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which would reasonably be expected to negatively affect the validity or enforceability of such Company Intellectual Property, which in any such case would reasonably be expected to have a Material Adverse Effect on the Company.

(c) Except as disclosed in Schedule 2.18 hereto, to the knowledge of the Company, the Company owns and has good and exclusive title to each material item of Company Intellectual Property free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business), except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d) To the knowledge of the Company, (i) during the Lookback Period, the operation of the business of the Company and its Subsidiaries as such business currently is conducted, including the Company’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition under the laws of any jurisdiction, (ii) the Company Intellectual Property has not during the Lookback Period and does not infringe or misappropriate the Intellectual Property of any third party, (iii) the Company has not during the Lookback Period received any claims or threats in writing from third parties alleging any such infringement, misappropriation or unfair competition and (iv) no third party has during the Lookback Period materially infringed or misappropriated any Company Intellectual Property.

(e) Except as disclosed in Schedule 2.18(e) hereto, the Company has taken and takes commercially reasonable actions to maintain and protect its material Intellectual Property rights, including the secrecy of its trade secrets and other confidential information. The Company has not disclosed any trade secrets or other material confidential information that relates to the Company Products or is otherwise material to the business of the Company to any other person other than subject to written or implied confidentiality obligations.

(f)   All persons that are employees or independent contractors of the Company who have created, whether solely or jointly with other employees or independent contractors of the Company, any material Company Intellectual Property have executed written agreements with the Company, substantially in the form made available to Parent, and pursuant to which such persons assigned to the Company all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such person in the course of and related to his, her or its relationship with the Company, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property. To the knowledge of the Company, such agreements are valid and enforceable. To the knowledge of the Company, all persons employed or engaged by predecessor owners of material Company Intellectual Property who contributed to the creation of such Company Intellectual Property other than works of authorship that became owned by such predecessor owner as works made for hire have executed written agreements with such predecessor owners pursuant to which such persons assigned to the applicable predecessor owner all of their entire right, title and interest to such Intellectual Property.

(g) Neither the Company nor, to the knowledge of the Company, any other person is in material breach or in material default of any agreement specified in Schedule 2.18.

(h) To the knowledge of the Company, there are no current unresolved material defects, technical concerns or problems in any of the Company Products which are not of the type that are capable of being remediated in the ordinary course of business.

(i) With respect to Business Systems which do not constitute Company Products (the “IT Systems”), the Company owns, leases, licenses, or to the knowledge of the Company otherwise has the legal right to use all such IT Systems, and such IT Systems are reasonably sufficient for the current needs of the business of the Company. The Company maintains commercially reasonable disaster recovery, business continuity and risk assessment plans, procedures and facilities. To the knowledge of the Company, during the Lookback Period and as of the Agreement Date, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(j) The Company is currently, and at all times during the Lookback Period was, in material compliance with (i) all applicable Privacy/Data Security Laws, (ii) any applicable public facing privacy policies of the Company concerning the collection, dissemination, storage or use of Personal Information, (iii) industry standards to which the Company publicly purports to adhere, and (iv)  contractual commitments that the Company has entered into with respect to privacy and/or data security (collectively, the “Data Security Requirements”). The Company has implemented commercially reasonable data security safeguards designed to protect the security and integrity of the Business Systems and Business Data. The Company’s employees and contractors with access to or control over Personal Information or Business Data receive reasonable training on information security issues. During the past three (3) years and as of the Agreement Date, the Company has not (x) to the knowledge of the Company, experienced any data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data which would require notification to a Governmental Authority or any customer or other individual; or (y)  received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, nor, to the knowledge of the Company has it been the subject of any such audits, proceedings or investigations, or received any material claims regarding the violation of any applicable Data Security Requirements, and, to the knowledge of the Company, there is no reasonable basis for the same.

(k) Except as set forth on Schedule 2.18(k) hereto, the Company is not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the transactions contemplated hereunder, that would prohibit Merger Sub or Parent from receiving or using Personal Information or other Business Data after the Closing Date, in the manner in which the Company receives and uses such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements.

(l) The Company is not, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that could require or obligate the Company to grant or offer to any other person any license or right to any Company Intellectual Property.

2.19 Agreements, Contracts and Commitments.

(a) Schedule 2.19 hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined) in effect on the Agreement Date, specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all legally binding contracts, agreements, purchase orders, leases, mortgages, indentures, notes, and bonds, whether written or oral, to which the Company or any of its Subsidiaries is a party or by or to which any of the properties or assets of the Company or any of its Subsidiaries may be bound (including without limitation notes for borrowed money payable to the Company or any of its Subsidiaries) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (A) that provided payments to the Company or any of its Subsidiaries in excess of $100,000 in 2020 in the aggregate or (B) under or in respect of which the Company or any of its Subsidiaries made an expenditure in excess of $75,000 in 2020 (other than any Company Contract of employment), (y) the Convertible Note Documents, and (z) the limitations of subclause (x) notwithstanding, each of the following Company Contracts:

(i) any mortgage, indenture, note, installment obligation or other instrument or agreement for or relating to any borrowing of money or guarantee thereof by the Company or any Subsidiary to any Insider, other than in connection with the advancement of expenses to employees in the ordinary course of business;

(ii) any mortgage, indenture, note, installment obligation or other instrument or agreement for or relating to any borrowing of money or guarantee thereof from an Insider by the Company or any Subsidiary, other than in connection with the payment of Company expenses (subject to reimbursement) in the ordinary course of business;

(iii) any guaranty, direct or indirect, by the Company or a Subsidiary of any obligation of a third party (other than the Company or any Subsidiary) for borrowings, or otherwise, in excess of $100,000, excluding endorsements made for collection in the ordinary course of business;

(iv)   any Company Contract of employment (excluding customary form offer letters entered into in the ordinary course of business) with an employee of the Company or its Subsidiaries that provides for annual base cash compensation in excess of $150,000;

(v) any Company Contract made other than in the ordinary course of business (x) providing for the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset of the Company or any Subsidiary or (y) providing for any exclusive right to sell or distribute, or otherwise relating to the exclusive sale or distribution of, any product or service of the Company or any Subsidiary;

(vi)   any obligation to register any shares of the capital stock or other securities of the Company with the SEC or any similar Governmental Entity;

(vii) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, all or substantially all of the assets or stock of other Persons;

(viii) any collective bargaining agreement with any labor union;

(ix)   any lease or similar arrangement for the use by the Company or any Subsidiary of real property or Personal Property where the Company or any of its Subsidiaries made annual lease payments of greater than $75,000 in 2020 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business);

(x) any Company Contract not terminable in connection with the Closing to which any Insider, or any entity owned or controlled by an Insider, is a party (other than (A) Company Contracts with Affiliates of an Insider that are on arms’ length terms and (B) employment agreements with employees of the Company and its Subsidiaries);

(xi)   any Company Contract relating to the purchase of engineering or design services that involve more than $100,000 in annual payments, other than those contracts and agreements that have been fully performed and under which no further services are due;

(xii) any Company Contract involving use of any Company Licensed Intellectual Property required to be listed in Schedule 2.18(a)(ii);

(xiii) any Company Contract which involves the license or grant of rights to Company Intellectual Property by the Company (other than (A) non-exclusive licenses granted by the Company in the ordinary course and (B) non-disclosure and confidentiality agreements entered in the ordinary course);

(xiv)   any Company Contract under which the Company has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored nation” basis or is otherwise subject to restrictions materially limiting the Company’s ability to conduct business anywhere in the world; and

(xv)   any agreement for the development of material Company Intellectual Property for the benefit of the Company (other than employee invention assignment and confidentiality agreements entered into on the Company’s standard form of such agreement made available to Parent).

(b) Each Material Company Contract is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. To the Company’s knowledge, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and substantially complete copies of all Material Company Contracts have been heretofore made available to Parent or Parent’s counsel.

(c) Except for payment delays in the ordinary course and as set forth in Schedule 2.19, neither the Company nor any Subsidiary party thereto nor, to the Company’s knowledge, any other party thereto is in breach of or in default under, and, to the Company’s knowledge, no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and no party to any Material Company Contract has given any written notice of any claim of any such breach, default or event, in each case, which breach, default or event, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(d) As of the Agreement Date and to the Company’s knowledge, all Material Company Contracts are being performed without any party thereto relying on any force majeure provisions to excuse non-performance or performance delays arising out of the COVID-19 pandemic.

2.20 Insurance. Schedule 2.20 sets forth, as of the Agreement Date, the Company’s and its Subsidiaries’ material Insurance Policies. The coverages provided by the Company’s and its Subsidiaries’ Insurance Policies are believed by the Company to be reasonably adequate in amount and scope for the Company’s and its Subsidiaries’ business and operations, including any insurance required to be maintained by Material Company Contracts.

2.21 Governmental Actions/Filings.

(a) The Company and its Subsidiaries have been granted and hold, and have made, all Governmental Actions/Filings (including, without limitation, Governmental Actions/Filings required for emission or discharge of effluents and pollutants into the air and the water) necessary to the conduct by the Company and its Subsidiaries of their businesses (as presently conducted) or used or held for use by the Company and its Subsidiaries, except for any of the foregoing that if not granted, held or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries are in substantial compliance in all material respects with all of their obligations with respect to such Governmental Actions/Filings. To the knowledge of the Company, no event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect on the Company.

(b) To the knowledge of the Company, no Governmental Action/Filing is necessary to be obtained, secured or made by the Company or any of its Subsidiaries to enable any of them to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is substantially consistent in all material respects with current practice.

2.22 Interested Party Transactions. Except as set forth in the Schedule 2.22 hereto, no Insider or a member of his or her immediate family is indebted to the Company or any of its Subsidiaries, nor is the Company or any of its Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries, (iii) for other employee benefits made generally available to all employees, and (iv) arms’ length relationships between the Company or any of its Subsidiaries, on the one hand, and an Affiliate of an Insider, on the other hand.

2.23 Board Approval. The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby in accordance with the Charter Documents of the Company.

2.24 Company Stockholder Approval. The approval and adoption of this Agreement, the Merger, and the transactions contemplated hereby, by the holders of Company Stock requires the affirmative vote of the Company Stockholder. The Company Stockholder Approval is the only vote of holders of Company Stock necessary to approve this Agreement, the Merger, and the other transactions contemplated hereby. The affirmative vote of the Company Stockholder will be sufficient to obtain the Company Stockholder Approval.

2.25 Customers and Suppliers.

(a) A list of the top ten (10) customers (by revenue) of the Company, for the fiscal year ended 2020 (collectively, the “Material Customers”), and the aggregate amount of consideration paid to the Company by each Material Customer during each such period, has been provided to Parent. Except as set forth in Schedule 2.25(a), as of the Agreement Date, no such Material Customer has expressed to the Company in writing, and the Company has no knowledge of, any Material Customer’s intention to cancel or otherwise terminate, or materially reduce or adversely modify, its relationship with the Company or of a material breach of the terms of any contract with such Material Customer. As of the Agreement Date, no Material Customer has asserted or, to the knowledge of the Company, threatened to assert a force majeure event or anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic.

(b) A list of the top ten (10) vendors to and/or suppliers of (by spend) of the Company (i) for the fiscal year ended 2020 (collectively, the “Material Suppliers”), and the amount of consideration paid to each Material Supplier by the Company during each such period, has been provided to Parent. Except as set forth in Schedule 2.25(b), no Material Supplier is the sole source of the goods or services supplied by such Material Supplier.

2.26 Information Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company at its direction, in writing specifically for inclusion in the Information Statement will, as of the date the Information Statement (or any amendment or supplement thereto) is first mailed to the Parent Stockholder, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that no warranty or representation is made by the Company with respect to (i) statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub or their respective Affiliates for inclusion in such materials or (ii) any projections or forecasts included in such materials.

2.27 No Additional Representations and Warranties. Except as otherwise expressly provided in this Article II (as modified by the Company Schedules) and in any Ancillary Agreement, neither the Company, any Subsidiary, any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any other express or implied representation or warranty whatsoever with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of their assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Parent, its Affiliates or any of their respective representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts or estimates or budgets made available to Parent, its Affiliates or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to Parent, its Affiliates or any of their respective representatives or any other person, and that any such representations or warranties are expressly disclaimed. The Company is not relying on any statement, representation or warranty, oral or written, express or implied, made by Parent or Merger Sub or any of their respective representatives, except as expressly set forth in Article III (as modified by the Parent Schedules), in any Ancillary Agreement, or in any Parent SEC Report.

2.28 Independent Investigation; No Reliance. The Company has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of Parent and Merger Sub, which investigation, review and analysis was conducted by the Company and its Affiliates and, to the extent deemed appropriate by them, by representatives of the Company. In entering into this Agreement, the Company acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and the representations and warranties of Parent and Merger Sub expressly set forth in Article III of this Agreement and Parent and Merger Sub expressly set forth in any Ancillary Agreement. The Company further acknowledges and agrees with the representations and warranties of Parent and Merger Sub set forth in Section 3.24.

Article III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to the exceptions set forth in the schedules delivered by Parent and Merger Sub to the Company in connection with this Agreement (the “Parent Schedules”), each of Parent and Merger Sub represents and warrants to the Company as follows:

3.1 Organization and Qualification.

(a) Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the absence of such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. Complete and correct copies of the Charter Documents of each of Parent and Merger Sub, as amended and currently in effect, have been heretofore delivered to the Company.

(b) Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. As of the Agreement Date, each jurisdiction in which Parent or Merger Sub is so qualified or licensed is listed in Schedule 3.1(b).

3.2 Subsidiaries. As of the Agreement Date, Parent has no, and has never had any, direct or indirect subsidiaries or participations in joint ventures or other entities other than Merger Sub, and Merger Sub has no, and has never had any, direct or indirect subsidiaries or participations in joint ventures or other entities. Parent owns all of the outstanding equity securities of Merger Sub, free and clear of all Liens. Except for Parent’s ownership of Merger Sub, neither Parent nor Merger Sub owns, directly or indirectly, any equity or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the Agreement Date or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other Person. Merger Sub does not have any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement.

3.3 Capitalization.

(a) As of the Agreement Date, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock” and together with the Parent Common Stock, the “Parent Stock”), of which 13,757,550 shares of Parent Common Stock and no shares of Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

(b) Except as set forth in Schedule 3.3(b), (i) no shares of Parent Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Stock granted to employees of Parent or other parties (“Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) no shares of Parent Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Stock (“Parent Warrants”) and there are no outstanding Parent Warrants; and (iii) no shares of Parent Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities (“Parent Convertible Securities”) and there are no outstanding Parent Convertible Securities. All shares of Parent Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Stock have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts.

(c) Except as set forth in Section 3.3(a), Section 3.3(b), Schedule 3.3(b), or Schedule 3.3(c) hereto, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent or Merger Sub is a party or by which it is bound obligating Parent or Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or Merger Sub or obligating Parent or Merger Sub to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Neither Parent nor Merger Sub has any outstanding bonds, debentures, notes or other obligations the holders of which have or upon the happening of certain events would have the right to vote (or which are convertible into or exercisable or exchangeable for securities having the right to vote) with the stockholders of Parent or Merger Sub on any matter.

(d) Except as set forth in Schedule 3.3(d) or as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent or Merger Sub is a party or by which Parent or Merger Sub is bound with respect to any equity security of any class of the Parent Stock or any equity securities of Merger Sub.

(e) Except as provided for in this Agreement or as set forth in Schedule 3.3(e), as a result of the consummation of the transactions contemplated hereby, no shares of capital stock, warrants, options or other securities of Parent or Merger Sub are issuable and no rights in connection with any shares, warrants, options or other securities of the Parent or Merger Sub accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f)   As of the Agreement Date, no outstanding shares of Parent Stock or equity securities of Merger Sub are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with Parent or Merger Sub.

(g) Except as disclosed in Schedule 3.3(g) hereto, neither Parent nor Merger Sub owns or has the right to acquire any securities of the Company.

(h) The shares of Parent Common Stock to be issued by Parent in connection with the Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock will be fully paid and nonassessable, free and clear of all Liens.

(i) The authorized and outstanding share capital of Merger Sub is 1,000 shares of common stock, par value $0.001 per share. Parent owns all of the outstanding equity securities of Merger Sub, free and clear of all Liens.

3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to: (i) execute, deliver and perform this Agreement, and each Ancillary Agreement that Parent and Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s and Merger Sub’s obligations hereunder and thereunder and, subject to approval by its stockholders, to consummate the transactions contemplated hereby and thereby (including the Merger). The execution and delivery of this Agreement and the Ancillary Agreements to which it is party by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including the approval by their respective boards of directors and, prior to the Closing, its stockholders as required by the DGCL and any other Legal Requirement). No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the applicable Ancillary Agreement or to consummate the transactions contemplated hereby or thereby, other than the approval of the Parent Stockholder. This Agreement and the applicable Ancillary Agreements has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto or thereto, constitutes the legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement or any Ancillary Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not: (i) conflict with or violate Parent’s or Merger Sub’s Charter Documents, (ii) conflict with or violate any Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub (other than Permitted Liens) pursuant to, any Parent Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Parent Contract, including any “change in control” or similar provision of any Parent Contracts, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, impairments, alterations, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent or Merger Sub.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, or other third party (including, without limitation, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which Parent is qualified to do business, (ii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, (iii) the qualification of Parent as a foreign corporation in those jurisdictions in which the business of the Company and its Subsidiaries makes such qualification necessary, (iv) for the approval of the Parent Stockholder in accordance with Section 5.1, (v) for the filing of the Certificate of Merger, and (vi) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) have a Material Adverse Effect on Parent or Merger Sub, or (y) prevent the consummation of the Merger or otherwise prevent Parent or Merger Sub from performing their material obligations under this Agreement on a timely basis.

3.6 Compliance. During the Lookback Period, each of Parent and Merger Sub has complied with all, and is not in violation of any, Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. During the Lookback Period, the businesses and activities of Parent and Merger Sub have not been and are not being conducted in violation of any Legal Requirements, except for violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub. Neither Parent nor Merger Sub is in default or violation in any material respect of any term, condition or provision of any applicable Charter Documents. Except as set forth in Schedule 3.6, during the Lookback Period, no written notice of non-compliance with any Legal Requirements has been received by Parent or Merger Sub (and Parent has no knowledge of any such notice delivered to any other Person).

3.7 Parent SEC Reports and Financial Statements.

(a) The Parent has timely filed all required registration statements, reports, schedules, forms, statements and other documents filed by Parent with the SEC within the last two (2) years (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). None of the Parent SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the Agreement Date or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of Parent (“Parent Audited Financial Statements”) and unaudited interim financial statements of Parent (“Parent Unaudited Financial Statements” and, together with the Parent Audited Financial Statements, the “Parent Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis in accordance with past practice during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Parent and Merger Sub as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports.

(b) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Parent’s knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(c) Parent has established and maintained a system of internal controls. To Parent’s knowledge, such internal controls are effective and sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of the Parent’s financial statements for external purposes in accordance with U.S. GAAP.

(d) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) To the knowledge of Parent, as of the Agreement Date, there are no outstanding SEC comments from the SEC with respect to the Parent SEC Reports. To the knowledge of Parent, none of the Parent SEC Reports filed on or prior to the Agreement Date is subject to ongoing SEC review or investigation as of the Agreement Date.

(f)   Except as otherwise noted in the Parent Financial Statements, the accounts and notes receivable of Parent and Merger Sub reflected in the Parent Financial Statements: (i) to Parent’s knowledge, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (ii) to Parent’s knowledge, are not subject to any valid set-off or counterclaim to which Parent has been notified in writing as of the Agreement Date except to the extent set forth in such balance sheet contained therein, and (iii) are not the subject of any actions or proceedings brought by or on behalf of Parent or Merger Sub as of the Agreement Date.

3.8 No Undisclosed Liabilities. Except as set forth in Schedule 3.8 hereto, neither Parent nor Merger Sub has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the Parent Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent or Merger Sub, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Parent Financial Statements or in the notes to the most recent Parent Financial Statements, and (ii) such liabilities arising in the ordinary course of Parent’s or Merger Sub’s business since the date of the most recent Parent Financial Statement, none of which, individually or in the aggregate, would reasonably be expected to be material to Parent and Merger Sub, taken as a whole.

3.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent Parent Financial Statement until the execution and delivery of this Agreement, there has not been: (i) any Material Adverse Effect on Parent or Merger Sub, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, or any payment by Parent of any bonus, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any material Intellectual Property other than licenses and services agreements in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing or services agreement, (vi) any material change by Parent or Merger Sub in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of Parent, or (viii) any material revaluation by Parent or Merger Sub of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent or Merger Sub.

3.10 Litigation. There are no, and have never been any, claims, suits, actions or proceedings pending or to Parent’s knowledge, threatened in writing against either Parent or Merger Sub, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator.

3.11 Employee Benefit Plans. Neither Parent nor Merger Sub maintains, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any stockholder, director, or employee of Parent or Merger Sub, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12 Labor Matters. Neither Parent nor Merger Sub is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or Merger Sub and neither Parent nor Merger Sub knows of any activities or proceedings of any labor union to organize any such employees.

3.13 Business Activities. Since its organization, neither Parent nor Merger Sub has conducted any business activities other than activities directed toward the accomplishment of a business combination. Merger Sub was created for the purpose of facilitating the Merger and has not conducted any prior business activities, other than any such activities incidental to consummating the Merger. Except as set forth in the Parent Charter Documents, there is no agreement, commitment, exclusive license, judgment, injunction, order, or decree binding upon Parent or Merger Sub or to which Parent or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or Merger Sub, any acquisition of property by Parent or Merger Sub, or the conduct of business by Parent or Merger Sub.

3.14 Title to Property. Neither Parent nor Merger Sub owns or leases any real property or personal property. Except as set forth in Schedule 3.14, as of the Agreement Date there are no options or other contracts under which Parent or Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

3.15 Intellectual Property. Neither Parent nor Merger Sub owns, licenses, or otherwise has any right, title or interest in any material Intellectual Property.

3.16 Taxes. Except as set forth in Schedule 3.16 hereto:

(a) Each of Parent and Merger Sub has timely filed all Returns required to be filed by Parent and Merger Sub with any Tax authority prior to the Agreement Date, except such Returns which are not material to Parent. All such Returns are true, correct, and complete in all material respects. Each of Parent and Merger Sub has paid all material Taxes shown to be due and payable on such Returns.

(b) All material Taxes that Parent and Merger Sub are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Governmental Entity to the extent due and payable.

(c) Neither Parent nor Merger Sub has been delinquent in the payment of any material Tax, nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent or Merger Sub executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Parent and Merger Sub have complied in all material respects with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper taxing authorities all material amounts required to be so withheld and paid over for all periods.

(d) No audit or other examination of any Return of Parent or Merger Sub by any Tax authority is presently in progress, nor has Parent or Merger Sub been notified in writing of any request for such an audit or other examination.

(e) No material adjustment relating to any Returns filed by Parent or Merger Sub that is currently pending and remains unresolved has been proposed in writing, formally or informally, by any Tax authority to Parent or Merger Sub or any representative thereof.

(f)   Neither Parent nor Merger Sub has any material liability for any unpaid Taxes which have not been accrued for or reserved on Parent’s balance sheets included in the Parent Audited Financial Statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, other than any material liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

(g) Merger Sub is a newly formed entity with no assets or liabilities (other than rights and obligations pursuant to this Agreement). Parent owns one hundred percent (100%) of the capital stock and any other equity interests in Merger Sub.

(h) Neither Parent nor Merger Sub has taken, intends to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.17 Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to result in a material liability of Parent and Merger Sub, taken as a whole: (i) Parent and Merger Sub have complied in all material respects with applicable Environmental Laws; (ii) none of Parent or Merger Sub or, the knowledge of Parent, any third party, has caused any properties currently owned, leased or operated by Parent and Merger Sub to be contaminated with any Hazardous Substances; (iii) the properties formerly owned, leased or operated by Parent and Merger Sub were not contaminated with Hazardous Substances during the period of ownership, leasing or operation by Parent or Merger Sub; (iv) as of the Agreement Date, neither Parent nor Merger Sub has received notice that it is potentially liable for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on, or below ground or in the atmosphere or water); (v) as of the Agreement Date, neither Parent nor Merger Sub has received any written notice, demand, letter, claim, or request for information alleging that Parent or Merger Sub may be in material violation of or have material liability under any Environmental Law; and (vii) neither Parent nor Merger Sub is subject to any orders, decrees, injunctions, or other arrangements with any Governmental Entity or subject to any contractual indemnity or other agreement with any third party relating to a material liability under any Environmental Law, including in relation to Hazardous Substances.

3.18 Brokers. Except as set forth in Schedule 3.18, neither Parent nor Merger Sub has incurred, and neither will incur, and neither has entered into any contract, agreement, understanding, arrangement or commitment pursuant to which the Surviving Corporation or any of its direct or indirect subsidiaries could incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.19 Agreements, Contracts and Commitments.

(a) Except as set forth in the Parent SEC Reports filed prior to the Agreement Date or as set forth on Schedule 3.19(a), other than confidentiality and non-disclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, Liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent or Merger Sub is a party or by or to which any of the properties or assets of Parent or Merger Sub may be bound, subject or affected, which may not be cancelled without penalty or liability by Parent or Merger Sub on less than 30 days’ or less prior notice (“Parent Contracts”). All Parent Contracts as of the Agreement Date are listed in Schedule 3.19 other than those that are exhibits to the Parent SEC Reports.

(b) Except as set forth in the Parent SEC Reports filed prior to the Agreement Date, each Parent Contract is in full force and effect, and, to the knowledge of Parent, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. True, correct, and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) have been heretofore made available to the Company or Company counsel.

(c) Neither Parent or Merger Sub nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and, to the knowledge of Parent, no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent or Merger Sub. Each Parent Contract that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent or Merger Sub.

3.20 Insurance. Neither Parent nor Merger Sub maintains any Insurance Policy.

3.21 Interested Party Transactions. (a) No employee, officer, director, or stockholder of Parent or Merger Sub or a member of his or her immediate family is indebted to Parent or Merger Sub nor is Parent or Merger Sub indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent or Merger Sub; and (b) to Parent’s knowledge, no employee, officer, director, or stockholder or any member of his or her immediate family is, directly or indirectly, interested in any material contract with Parent or Merger Sub (other than such contracts as relate to the acquisition of such stockholder’s ownership of capital stock or other securities of Parent).

3.22 Board and Stockholder Approval. The board of directors of each of Parent and Merger Sub has, as of the Agreement Date, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby in accordance with the Charter Documents of Parent and Merger Sub and (ii) determined that the Merger is in the best interests of the stockholders of Parent and Merger Sub. The sole stockholder of the Merger Sub has approved and adopted this Agreement and the Ancillary Agreements, the Merger and the transactions contemplated by this Agreement and the Ancillary Agreements. The approval and adoption of this Agreement, the Merger, and the transactions contemplated hereby, by the holders of Parent Stock requires the affirmative vote of the Parent Stockholder identified on Schedule 1.12. The Parent Stockholder Approval is the only vote of holders of Parent Stock necessary to approve this Agreement, the Merger, and the other transactions contemplated hereby. The affirmative vote of the Parent Stockholder identified on Schedule 1.12 will be sufficient to obtain the Parent Stockholder Approval.

3.23 Information Statement. None of the information relating to the Parent, Merger Sub or any of their Subsidiaries supplied by Parent, or by any other Person acting on behalf of Parent at its direction, in writing specifically for inclusion in the Information Statement will, as of the date the Information Statement (or any amendment or supplement thereto) is first mailed to the Parent Stockholder, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that no warranty or representation is made by Parent or Merger Sub with respect to (i) statements made or incorporated by reference therein based on information supplied by the Company or its Affiliates for inclusion in such materials or (ii) any projections or forecasts included in such materials.

3.24 No Additional Representations and Warranties; Independent Investigation. Except as otherwise expressly provided in this Article III (as modified by the Parent Schedules) and in any Ancillary Agreement, neither Parent, Merger Sub, any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any other express or implied representation or warranty whatsoever with respect to Parent, Merger Sub, their respective Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of their assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its Affiliates or any of their respective representatives by, or on behalf of, Parent or Merger Sub, and any such representations or warranties are expressly disclaimed. Each of Parent and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Subsidiary and the transactions contemplated herein, which investigation, review and analysis were conducted by Parent and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. Parent, Merger Sub and their representatives have been provided with full and complete access to the representatives, properties, offices, plants and other facilities, books and records of the Company and any Subsidiary and other information that they have requested in connection with their investigation of the Company and its Subsidiary and the transactions contemplated herein. Neither Parent nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or any Subsidiary or any of their respective representatives, except as expressly set forth in Article II (as modified by the Company Schedules) and in any Ancillary Agreement.

3.25 Independent Investigation; No Reliance. Parent and Merger Sub have conducted their own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company, which investigation, review and analysis was conducted by Parent, Merger Sub and their respective Affiliates and, to the extent deemed appropriate by them, by representatives of Parent or Merger Sub. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and the representations and warranties of the Company expressly set forth in Article II of this Agreement and in any Ancillary Agreement. Parent and Merger Sub each further acknowledges and agrees with the representations and warranties of the Company set forth in Section 2.27.

Article IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1  Conduct of Business by the Company, Parent and Merger Sub. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms and the Closing, each of the Company, the Company’s Subsidiaries, Parent and Merger Sub shall, except to the extent that Parent (in the case of a request by the Company) or the Company (in the case of a request by Parent or Merger Sub) shall otherwise consent in writing (in either case, which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Schedule 4.1 of the Company Schedules or the Parent Schedules (“Schedule 4.1”) or as contemplated by this Agreement or the Convertible Note Documents or as required by applicable law (including as may be compelled by any Governmental Entity), use commercially reasonable efforts to carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except as expressly contemplated by Schedule 4.1) and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present key officers and key employees and (iii) preserve its relationships with key customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. Notwithstanding the foregoing provisions of this Section 4.1, each Party shall be deemed not to have failed to satisfy its obligations under this Section 4.1 to the extent such failure resulted, directly or indirectly, from such Party’s failure to take any action prohibited by (a) through (v) below, where consent for such action hereunder was requested in writing and not given by the other Party. In addition, but subject to the foregoing exceptions, without the prior written consent of Parent (in the case of a request by the Company) or the Company (in the case of a request by Parent or Merger Sub) (in either case, which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, except as set forth in Schedule 4.1, each of the Company (on its behalf and on behalf of its Subsidiaries), Parent and Merger Sub shall not do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any material severance or termination pay to (i) any officer or (ii) any employee, except pursuant to applicable law, written agreements outstanding, or Plans or policies existing, on the Agreement Date and as previously or concurrently disclosed or made available to the other Party, or in the case of the Company and its Subsidiaries except in connection with the promotion, hiring or firing of any employee in the ordinary course of business consistent with past practice;

(c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices, provided, that, the foregoing shall not prohibit any such actions occurring solely as between the Company and one or more of its Subsidiaries or between two or more of the Subsidiaries of the Company;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (other than any such dividend or distribution by a Subsidiary of the Company to the Company or another such Subsidiary), or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock or other equity securities or ownership interests of the Company or Parent, except, in the case of the Company, pursuant to the terms of a Plan outstanding on the Agreement Date in accordance with the applicable terms as of the Agreement Date;

(f)  Issue, deliver, sell, authorize, pledge, amend, exchange, settle or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities; provided, that, the foregoing shall not restrict the issuance of shares of Company Stock (or other class of equity security of the Company, as applicable) or Convertible Senior Notes pursuant to the terms of the Convertible Note Documents, in each case in accordance with the applicable terms of such documents as of the Agreement Date;

(g) Amend its Charter Documents in a manner that would reasonably be expected to prevent, hinder or delay the consummation of the transactions contemplated hereby, adversely affect the business, equity or assets of the Company, or otherwise in a manner that would be adverse to Parent or the stockholders of the Company;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire outside the ordinary course of business any assets which are material, individually or in the aggregate, to the business of Parent or the Company and its Subsidiaries, taken as a whole, as applicable, or, unless in the ordinary course of business, enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services to other Persons, provided, that, the foregoing shall not prohibit the Company or any of its Subsidiaries from entering into capital leases or engaging in capital expenditures with respect to equipment in an amount not to exceed $3,000,000 (“Permitted Capital Leases”). For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged or consolidated entity be included in the Information Statement;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) licenses or sales in the ordinary course of business consistent with past practice, (B) the incurrence of Permitted Liens, (C) pursuant to existing Company Contracts delivered or made available to Parent and (D) the sale, lease or disposition of property or assets that are not material, individually or in the aggregate, to the business of such party (measured with all of its Subsidiaries, taken as a whole), provided, that, the foregoing shall not prohibit any such licenses or transfers occurring solely as between the Company and one or more of its Subsidiaries or between two or more of the Subsidiaries of the Company;

(j) Except incurrences of indebtedness under the Company’s existing credit facilities (and, in the case of the Company and its Subsidiaries, extensions of credit in the ordinary course with employees and among the Company and its Subsidiaries), issuances of Convertible Senior Notes pursuant to the Convertible Note Documents, incurrence of Permitted Capital Leases or as set forth on Schedule 4.1(j), incur any indebtedness for borrowed money (other than indebtedness incurred solely as between the Company and one or more of its Subsidiaries or between two or more of the Subsidiaries of the Company) or guarantee any such indebtedness of another Person or Persons (other than Affiliates), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or the Company and its Subsidiaries, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Except as otherwise required by applicable law or pursuant to an existing Plan, policy or Company Contract of the Company or its Subsidiaries or as otherwise permitted under this Agreement, (i) adopt or materially amend any Plan (including any Plan that provides for severance), or enter into any employment contract or collective bargaining agreement, other than in each case in the ordinary course of business consistent with past practice, (ii) pay any special bonus or special remuneration to any director or employee, except in the ordinary course of business consistent with past practices, or (iii) materially increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l) (i) Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the Agreement Date) other than the payment, discharge, settlement or satisfaction of any claims, liabilities or obligations in the ordinary course of business consistent with past practices or in accordance with their terms, or recognized or disclosed in the Company Financial Statements or in the most recent Parent SEC Reports, as applicable, or incurred since the date of such financial statements, or, in the case of the Company, would require any payment by the Company or a Company Subsidiary in an amount less than $100,000 individually or $500,000 in the aggregate, (ii) waive the benefits of, agree to modify in any material manner, terminate, release any person from or knowingly fail to enforce any material confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company any of its Subsidiaries is a beneficiary (other than with customers and other counterparties in the ordinary course of business consistent with past practices) or to which Parent is a party or of which Parent is a beneficiary, as applicable;

(m) Except in each case in the ordinary course of business consistent with past practices, modify in a manner materially adverse to the Company, Parent or Merger Sub, as applicable, or terminate (other than in accordance with its terms) any Material Company Contract or Parent Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) Except as required by law or U.S. GAAP, revalue any of its assets in any material manner or make any material change in accounting methods, principles or practices;

(o) Except in the ordinary course of business consistent with past practices or incurrence of Permitted Capital Leases, incur or enter into any agreement, contract or commitment requiring such party to pay, in the case of the Company in excess of $500,000 in any 12 month period and, in the case of Parent, in excess of $50,000 in any 12 month period;

(p) Settle any material litigation where the consideration given by the Party is other than monetary, or to which an officer, director or employee of such Person is a party in his or her capacity as such;

(q) Make or rescind any Tax elections that, individually or in the aggregate, would be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability outside the ordinary course of business or, except as required by applicable law, change any material method of accounting for Tax purposes or prepare or file any Return in a manner materially inconsistent with past practice;

(r)  [Intentionally Omitted];

(s)  Permit, in the case of the Company, the Company, any Subsidiary of Company or the administrator of any Plan of the Company or its Subsidiaries or, in the case of Parent or Merger Sub, Parent, Merger Sub or any of their respective Subsidiaries or the administrator of any Plan of Parent, Merger Sub or any of their respective Subsidiaries, to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such Plan, except as contemplated by this Agreement;

(t) Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than (i) the payment of salary and benefits and the advancement of expenses in the ordinary course of business consistent with prior practice or (ii) such material transactions, distributions or advancements by a Subsidiary of the Company to the Company or vice versa or by a Subsidiary of the Company to another Subsidiary of the Company;

(u) With respect to Parent, hire any Person to be employed by Parent; or

(v) Agree in writing or otherwise agree or commit to take any of the actions described in Section 4.1(a) through 4.1(u) above; provided that, during any period of full or partial suspension of operations related to the coronavirus (COVID-19) pandemic, the Company and its Subsidiaries, may, in connection with the coronavirus (COVID-19) pandemic, take the actions described in clauses (b), (c), (i), (j), (l), (m) and (o) of Section 4.1 solely to the extent the Company reasonably determines in good faith that such actions as are reasonably necessary (1) to protect the health and safety of their respective employees and other individuals with whom they have business dealings, (2) respond to third-party supply or service disruptions caused by the coronavirus (COVID-19) pandemic, or (3) otherwise mitigate what would otherwise result in material adverse financial or operational impact to the Company as determined in the reasonable judgment of the Company’s management.

Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control the Company or any of the Company Subsidiaries or direct the business or operations of the Company or any of the Company Subsidiaries prior to the Effective Time. Nothing contained in this Agreement will give the Company, directly or indirectly, the right to control Parent or any of the Parent Subsidiaries or direct the business or operations of Parent or any of the Parent Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations and the operations of its Subsidiaries (if any). Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place the Company or Parent in violation of any rule, regulation or policy of any Governmental Entity or applicable Legal Requirements.

4.2  Confidentiality; Access to Information.

(a) Confidentiality. The Parties agree that they shall be bound by that certain Confidentiality Agreement, effective as of December 29, 2020 (the “Confidentiality Agreement”), by and between the Company and Parent, with respect to all nonpublic information exchanged in connection with this Agreement and the negotiations related thereto. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect, subject to Section 7.2(b) hereof.

(b) Access to Information.

(i) Subject to confidentiality obligations that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to the properties, books, records and management personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request; provided, that such access shall not include any invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company; provided, further that any such access shall be subject to and limited to the extent the Company reasonably determines in good faith, in light of the coronavirus (COVID-19) pandemic (taking into account any “shelter-in-place” or similar order issued by a Governmental Entity), that such access would jeopardize the health and safety of any employee of the Company or any of its Subsidiaries. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. No information or knowledge obtained by Parent in any investigation pursuant to this Section 4.2(b)(i) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

(ii)  Except for any information which in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to the properties, books, records and personnel of Parent and Merger Sub during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent and Merger Sub, as the Company may reasonably request; provided, that any such access shall be subject to and limited to the extent that Parent reasonably determines in good faith, in light of the coronavirus (COVID-19) pandemic (taking into account any “shelter-in-place” or similar order issued by a Governmental Entity), that such access would jeopardize the health and safety of any employee of Parent or Merger Sub. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. No information or knowledge obtained by the Company in any investigation pursuant to this Section 4.2(b)(ii) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

4.3  No Solicitation. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, other than as contemplated by this Agreement or the Convertible Note Documents or with the express written consent of the other party, (a) the Company will not, and will cause its controlled Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Parent and its designees) concerning any merger, sale of ownership interests in the Company (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries) and/or a material portion of the assets of the Company (other than immaterial assets, assets sold in the ordinary course of business or as set forth on Schedule 4.3 of the Parent Schedules), recapitalization, or similar transaction involving the Company (“Company Competing Transaction”), and (b) each of Parent and Merger Sub will not, and will cause its respective controlled Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than the Company and its designees) concerning any merger, purchase of ownership interests and/or assets, recapitalization or similar business combination transaction (“Parent Competing Transaction”). In addition, (i) the Company will, and will cause its controlled Affiliates, employees, agents, officers, directors and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Competing Transaction and (ii) each of Parent and Merger Sub will, and will cause its respective controlled Affiliates, employees, agents, officers, directors and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Parent Competing Transaction. The Company will promptly (and in any event within two (2) Business Days of receipt) notify Parent if it receives, or if any of its or its controlled Affiliates, employees, agents, officers, directors or representatives receives, any proposal, offer or submission with respect to a Company Competing Transaction after the Agreement Date. Notwithstanding the foregoing, the Company may respond to any such proposal, offer or submission by indicating only that the Company is subject to this Agreement and is unable to provide any information related to the Company and its Subsidiaries or entertain any proposals or offers or engage in any negotiations or discussions concerning a Company Competing Transaction for as long as this Agreement remains in effect. The Parties agree that the rights and remedies for noncompliance with this Section 4.3 include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to the non-breaching party and that money damages would not provide an adequate remedy for such injury.

4.4  Certain Financial Information. Within twenty-five (25) Business Days after the end of each month between the Agreement Date and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent unaudited consolidated financial statements for such month including a balance sheet, statement of operations, statement of cash flows, and statement of shareholders’ equity, that are certified as correct and complete by the Company’s Chief Executive Officer and Chief Financial Officer, prepared in accordance with U.S. GAAP applied on a consistent basis to prior periods (except as may be indicated therein or in the notes thereto), and fairly presenting in all material respects the financial position of the Company as of the date thereof and the results of operations and cash flows for the period indicated, except that such financial statements need not contain notes and may be subject to normal adjustments that are not expected to be material to the Company.

4.5  Access to Financial Information. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company will, and will use commercially reasonable efforts to cause its auditors (subject to any required access agreement or arrangement) to (a) continue to provide Parent and its advisors reasonable access to all of the financial information used in the preparation of Company Financial Statements and the financial information furnished pursuant to Section 4.4 hereof and (b) reasonably cooperate with any reviews performed by Parent or its advisors of any such Company Financial Statements or such information.

4.6  Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable but in any event prior to the Outside Date, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of such reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of such reasonably necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of such reasonably necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of such reasonable steps as may be reasonably necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity in connection with the transactions contemplated by this Agreement, (iii) the obtaining of such material consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including, unless otherwise agreed by the Parties, the consents referred to in Schedule 4.6, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (v) the obtaining of additional Lock-Up Agreements, or similar agreements, from holders of outstanding Company Stock, and (vi) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything herein to the contrary, (1) nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock and (2) in no event shall Parent, Merger Sub, the Company or its Subsidiaries be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any contract to which the Company or its Subsidiaries is a party in connection with the consummation of the Merger.

Article V

ADDITIONAL AGREEMENTS

5.1  Information Statement; Special Meeting.

(a) As promptly as reasonably practicable following the execution of this Agreement (but in any event within three (3) Business Days after the date hereof), and in lieu of calling a meeting of the Parent Stockholder, Parent shall submit the form of irrevocable written consent attached hereto as Exhibit A to the stockholders of Parent identified on Schedule 1.12 (such written consent, as duly executed and delivered by such Parent Stockholder, the “Parent Stockholder Written Consent”). As soon as practicable upon receipt of the Parent Stockholder Written Consent by the corporate secretary of Parent, Parent will provide the Company with a facsimile copy of such Parent Stockholder Written Consent, certified as true and complete by the corporate secretary of Parent. In connection with the Parent Stockholder Written Consent, Parent shall take all actions necessary to comply, and shall comply in all respects, with the requirements of the DGCL and the applicable provisions of Parent’s Charter Documents.

(b) As promptly as practicable following the delivery to Parent of the Audited Financial Statements in accordance with Section 5.21, Parent shall prepare and file with the SEC (i) a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act (such information statement, including any amendment or supplement thereto, the “Information Statement”) containing the information specified in Schedule 14C under the Exchange Act concerning the Parent Stockholder Written Consent, the Merger and the other transactions contemplated hereby and (ii) the notice of action by written consent required by the DGCL and the Charter Documents of Parent. The Information Statement shall also be used for the purpose of soliciting proxies from the Parent Stockholder to vote in favor of (i) the approval of certain changes to Parent’s Charter Documents, to be effective from and after the Closing, including the change of the name of Parent to “Appgate, Inc.”, an increase in the number of authorized shares of Parent Common Stock to 270 million and other mutually agreed upon changes to Parent’s capitalization structure and such other amendments proposed by the Company that are reasonably acceptable to Parent (the “Charter Amendments Proposals”), (ii) the adoption of the Parent Plan (the “Plan Proposal”), and (iii) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, including an adjournment proposal (together with the Charter Amendments Proposals and Plan Proposal, the “Stockholder Matters”) at a meeting of the Parent Stockholder to be called and held for such purpose (the “Special Meeting”). Without the prior written consent of the Company, the Stockholder Matters shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by the Parent Stockholder at the Special Meeting. The Parent Plan shall provide for the total number of shares of Parent Common Stock listed on Schedule 1.5(a) (or such other number of shares as Parent and the Company may otherwise agree following the Agreement Date) to be reserved for issuance pursuant to the Parent Plan which may include a customary evergreen provision. The Company shall promptly furnish to Parent all information concerning the Company as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement. Parent shall promptly notify the Company upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Information Statement and shall provide the Company with copies of all correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Each of the Company, Parent and Merger Sub shall use their respective commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Information Statement. Notwithstanding the foregoing, prior to filing or mailing the Information Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent (i) shall provide the Company a reasonable opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by the Company. If, at any time prior to the date that is twenty (20) days after the Information Statement is first mailed to the Parent Stockholder, any information relating to the Company, Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by the Company, Parent or Merger Sub which is required to be set forth in an amendment or supplement to the Information Statement, so that the Information Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Parent Stockholder. All filing fees relating to the Information Statement shall be paid by the Company.

(c) Each of the Company, Parent and Merger Sub shall use their reasonable best efforts to cause the Information Statement to be (i) filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act and (ii) mailed to the Parent Stockholder, in each case as promptly as practicable, and in any event within two (2) Business Days, after the latest of (A) confirmation from the SEC that it has no further comments on the Information Statement, (B) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (C) expiration of the ten (10)-day period after filing in the event the SEC does not review the Information Statement.

5.2  Directors and Officers of Parent and the Company After Merger. Except as otherwise agreed in writing by the Company and Parent prior to the Closing, the Parties shall take all necessary action so that (a) all of the members of the board of directors of Parent and all officers of Parent resign effective as of the Closing unless such member or officer is included on Schedule 5.2 of the Parent Schedules (“Schedule 5.2”), (b) the number of directors constituting the board of directors of Parent shall be between nine (9) and fifteen (15), with the exact number to be determined by the Company Stockholder and (c) the persons listed in Schedule 5.2 are elected to the positions of officers and directors of Parent and Surviving Corporation, as set forth therein, to serve in such positions effective immediately after the Closing. If any Person listed in Schedule 5.2 is unable to serve, the Party appointing such Person shall designate a successor; provided that, if such designation is to be made after the Closing, any successor to a Person designated by Parent shall be made by the Person serving in the capacity of Chairman of Parent immediately prior to the Closing.

5.3  HSR Act. If required pursuant to the HSR Act, as promptly as practicable but in no event later than fifteen (15) Business Days after the Agreement Date, Parent and the Company (i) shall each prepare and file the notification required of it thereunder in connection with the transactions contemplated by this Agreement, (ii) shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities and (iii) shall each request early termination of any waiting period under the HSR Act. Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the transactions contemplated by this Agreement and permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party to any Governmental Entity concerning the transactions contemplated by this Agreement, (b) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions and (c) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Each Party agrees to provide, to the extent permitted by the applicable Governmental Entity, the other Party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Entity, on the other hand, concerning or in connection with the transactions contemplated hereby; provided, neither Party shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity without the written consent of the other Party. The Company shall pay the fees associated with the filings required under the HSR Act.

5.4  Public Announcements.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Parent Signing Form 8-K”), the form and substance of which shall be approved in writing in advance by the Company (which approval shall not be unreasonably withheld, conditioned or delayed).

(b) Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement (the “Signing Press Release”). Thereafter, prior to the Closing (or the earlier termination of this Agreement in accordance with Article VII), Parent and the Company shall use commercially reasonable efforts to consult with each other before issuing any press release or other public statement (including through social media platforms) with respect to this Agreement or the transactions contemplated hereby, and, except as required by any applicable Legal Requirement, shall not issue any such press release or other public statement without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and otherwise complying with Section 5.5.

(c) At least five (5) days prior to Closing, Parent shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Closing Form 8-K”), which shall be in a form reasonably acceptable to the Company. Prior to Closing, Parent and the Company shall prepare a press release announcing the consummation of the Merger hereunder (“Closing Press Release”), which shall be in a form reasonably acceptable to the Company. Concurrently with the Closing, Parent shall distribute the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter (but in any event within four (4) Business Days thereafter), Parent shall file the Closing Form 8-K with the Commission.

5.5  Required Information.

(a) In connection with the preparation of the Parent Signing Form 8-K, the Signing Press Release, the Information Statement, the Closing Form 8-K, the Closing Press Release or any other statement, filing, notice, or application (other than pursuant to the HSR Act, for which Section 5.3 applies) made by or on behalf of Parent or the Company to any Governmental Entity or other third party in connection with Merger and the other transactions contemplated hereby (each, a “Reviewable Document”), and for such other reasonable purposes, each of the Company and Parent shall, upon request by the other, use commercially reasonable efforts (subject to applicable law and contractual restrictions) to furnish the other with all information concerning themselves, their Subsidiaries, and each of their and their Subsidiaries’ respective directors, officers, and stockholders (including the directors of Parent and the Company to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Reviewable Document. Each Party warrants and represents to the other Party that all such information supplied by it shall, as of the date of the filing of the Reviewable Document, be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b) At a reasonable time prior to the filing, issuance, or other submission or public disclosure of a Reviewable Document by Parent or the Company, the other party shall each be given a reasonable opportunity to review and comment upon such Reviewable Document and give its consent to the form thereof, such consent not to be unreasonably withheld, and each party shall accept and incorporate all reasonable comments from the other party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof. Furthermore, Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to any SEC comments on any Reviewable Document and shall otherwise use commercially reasonable efforts to cause the Information Statement to be filed in definitive form and transmitted to all stockholders of Parent.

(c) Any language included in a Reviewable Document that reflects the comments of the reviewing party, as well as any text as to which the reviewing party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing party and may henceforth be used by other party in other Reviewable Documents and in other documents distributed by the other party in connection with the transactions contemplated by this Agreement without further review or consent of the reviewing party.

(d) Prior to the Closing Date, the Company and Parent shall notify each other as promptly as reasonably practicable (i) upon obtaining knowledge of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with or submitted to the Governmental Authority, and (ii) after the receipt by it of any written or oral comments of the Governmental Authority on, or of any written or oral request by the Governmental Authority for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the Governmental Authority with respect to any of the foregoing filings or submissions. Parent and the Company shall use their respective commercially reasonable efforts, after consultation with each other, to resolve all such requests or comments with respect to the any Reviewable Document as promptly as reasonably practicable after receipt of any comments of the Governmental Authority. All correspondence and communications to the Governmental Authority made by Parent or the Company with respect to the transactions contemplated by this Agreement or any agreement ancillary hereto shall, to extent permitted by applicable law, be considered to be Reviewable Documents subject to the provisions of this Section 5.5.

5.6  No Securities Transactions. Neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any purchases or sales of the securities of Parent prior to the Effective Time without the consent of Parent. The Company shall use its commercially reasonable efforts to require each of its Affiliates that it controls to comply with the foregoing requirement.

5.7  [Intentionally Omitted].

5.8 Disclosure of Certain Matters. Each of Parent and the Company will provide the others with prompt written notice of any event, development or condition of which it obtains knowledge that (a) gives such Party any reason to believe that any of the conditions to the obligations of the other Party set forth in Article VI will not be satisfied, or (b) would require any amendment or supplement to any Reviewable Document.

5.9  Securities Listing. At such time as Parent becomes eligible after the Effective Time, Parent shall use reasonable best efforts (including paying all applicable listing fees) to cause the shares of Parent Common Stock (including those shares issued as Merger Consideration and those shares issuable upon conversion of the Convertible Senior Notes) to be approved for listing on Nasdaq, subject to official notice of issuance. Prior to the Effective Time, the Company shall reasonably cooperate with Parent in connection with the foregoing, including by providing information reasonably requested by Parent in connection therewith.

5.10  Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of (i) the Company or any of its Subsidiaries under applicable Law or as provided in the Charter Documents of the Company and its Subsidiaries or in any indemnification agreements and (ii) the Parent or Merger Sub under applicable Law or as provided in the Charter Documents of the Company and its Subsidiaries shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) At the Effective Time, Parent shall obtain a “tail” insurance policy that provides coverage for at least a six-year period from the Closing Date, for the benefit of the current officers and directors of Parent with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the transactions contemplated by this Agreement and the operations and activities of the Company and its Subsidiaries (the “D&O Tail Insurance”), with coverage and amounts and containing terms and conditions that are customary and prudent under the circumstances. The premium for such D&O Tail Insurance shall be paid for by Parent. Parent shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and shall honor, and cause its Subsidiaries and Affiliates to honor, all obligations thereunder.

(c) If the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations set forth in this Section 5.10.

(d) The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of the Company for all periods ending on or before the Closing Date and may not be changed without the consent of a majority of those Persons serving on Parent’s Board after the Closing Date who served on the Company’s Board immediately prior to the Closing Date.

5.11  Insider Loans. The Company shall cause each executive officer of the Company or its Subsidiaries to, at or prior to Closing (i) repay to the Company any loan by the Company to such Person and any other amount owed by such Person to the Company; and (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of such Person to a third party to be terminated.

5.12  [Intentionally Omitted].

5.13  Employee Benefit Matters.

(a) Parent shall, or shall cause the Company to, provide the employees of the Company who remain employed immediately after the Closing (the “Continuing Employees”) credit for purposes of eligibility to participate, vesting and determining the level of benefits, as applicable, under any employee benefit plan, program or arrangement established or maintained by Parent or the Company (including, without limitation, any employee benefit plan as defined in Section 3(3) of ERISA and any vacation or other paid time-off program or policy) for service accrued or deemed accrued prior to the Closing Date with the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Parent shall, or shall cause the Company to, use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of the employee benefit plans established or maintained by the Surviving Corporation or any of its subsidiaries that cover the Continuing Employees or their dependents, and (ii) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under those health and welfare benefit plans in which such Continuing Employee currently participates to be taken into account under those health and welfare benefit plans in which such Continuing Employee participates subsequent to the Closing Date for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year. Following the Closing, Parent shall, or cause the Company to, honor all accrued but unused vacation and other paid time off of the Continuing Employees that existed immediately prior to the Closing Date.

(b) Parent shall, or shall cause the Company to, assume, honor and fulfill all of the Plans in accordance with their terms as in effect immediately prior to the Closing Date, as such Plans may be modified or terminated from time to time in accordance with their terms or with the consent of the applicant participant(s) therein.

(c) The provisions of this Section 5.13 are solely for the benefit of the Parties, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company or Parent and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification or termination.

5.14  Board of Directors. Prior to the Closing Date, Parent and the Company shall take all action necessary so that immediately after the Effective Time, the board of directors of Parent shall be comprised of the individuals identified on Schedule 5.2 of the Parent Schedules for the class of director set forth opposite the name of such individual.

5.15  Lock-Up Agreement. Prior to the Closing Date, the Company Stockholder and the Parent Stockholder identified in Schedule 5.15(a) will agree not to transfer the shares of Parent Common Stock, whether owned prior to the Effective Time or received hereunder as Per Share Merger Consideration, pursuant to the terms set forth in the lock-up agreement in substantially the form attached hereto as Exhibit B (the “Lock-Up Agreement”).

5.16  Registration Rights Agreement. Prior to the Closing Date, Parent shall enter into a registration rights agreement in substantially the form attached hereto as Exhibit C (the “Registration Rights Agreement”) pursuant to which the Company Stockholder and certain other parties thereto will be granted certain registration rights relating to the aggregate Per Share Merger Consideration to be received by them herein.

5.17  Intended Tax Treatment. On or after the Agreement Date, none of the Parties shall take (or cause their Affiliates or subsidiaries to take) any action, or fail (or cause their Affiliates or subsidiaries to fail) to take any action, which action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties will report the Merger on all Returns in a manner consistent with such tax treatment, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Return for the taxable year of the Merger, and no Party will take a position inconsistent with such treatment, unless required to do otherwise pursuant to a final determination as defined in Section 1313(a) of the Code (or pursuant to any similar provision of applicable state, local or foreign Law). The Parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, including providing factual support letters.

5.18  Incentive Equity Plan / Cash Retention Pool. On the Closing Date or as soon as practicable thereafter, Parent shall cause to be adopted the Parent Plan, the proposed form and terms of which shall be prepared and delivered by the Company and which shall be subject to review and approval by Parent (which approval shall not be unreasonably withheld). The Parent Plan shall be effective as of the Effective Time or as soon as practicable thereafter and shall provide for an aggregate share reserve thereunder as set forth on Schedule 1.5(a).

5.19  Convertible Note Documents. The Company shall use its reasonable best efforts to maintain in full force and effect the Convertible Note Documents in accordance with the terms thereof. The Company shall provide Parent with copies of all Convertible Note Documents and shall give Parent prompt written notice upon becoming aware of (A) any breach or default (or any event or circumstance which, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any of the Convertible Note Documents, (B) any actual or potential failure to carry out any of the terms of any of the Convertible Note Documents, (C) any actual or threatened termination or repudiation of any of the Convertible Note Documents by any party thereto, or (D) any material dispute or disagreement between or among any of the parties to any of the Convertible Note Documents.

5.20  [Intentionally Omitted].

5.21  Audited Financials. As soon as reasonably practicable following the date hereof, the Company shall deliver to Parent true and complete copies of the audited consolidated financial statements (including any related notes thereto) of the Company and its Subsidiaries for the fiscal year ended December 31, 2019 and December 31, 2020, together with the auditor’s report thereon (the “Audited Financial Statements”); provided, that, upon delivery of such Audited Financial Statements, such financial statements shall be deemed “Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 2.7 shall be deemed to apply to such Financial Statements with the same force and effect as if made as of the Agreement Date. The Audited Financial Statements shall comply as to form in all material respects, and shall be prepared in accordance with U.S. GAAP (as modified by the rules and regulations of the SEC) applied on a consistent basis throughout the periods involved, shall fairly present in all material respects the consolidated financial position of the Company at the date thereof and the results of its operations and cash flows for the periods therein indicated.

5.22  Updated Capitalization Information. Immediately prior to the Closing, Parent shall deliver to the Company a written document that sets forth all of the information that Parent would have been required to include in Schedule 3.3 in order to make the representations and warranties set forth in Section 3.3 of this Agreement true, correct and complete as of the Closing if such representations and warranties were being made as of the date of the Closing (and, solely for purposes of complying with this Section 5.22, all references in Section 3.3 to the date of this Agreement shall be deemed to be references to the date of the Closing). Immediately prior to the Closing, the Company shall deliver to Parent a written document that sets forth all of the information that the Company would have been required to include in Schedule 2.3 in order to make the representations and warranties set forth in Section 2.3 of this Agreement true, correct and complete as of the Closing if such representations and warranties were being made as of the date of the Closing (and, solely for purposes of complying with this Section 5.22, all references in Section 2.3 to the date of this Agreement shall be deemed to be references to the date of the Closing). Notwithstanding the foregoing, nothing contained in this Section 5.22, including the delivery by Parent to the Company and the Company to Parent of the updated capitalization information required by this Section 5.22, shall (i) update any information contained in the Parent Schedules or the Company Schedules, (ii) modify, amend or affect any representation or warranty contained in this Agreement, (iii) permit action or non-action otherwise prohibited by Section 4.1 or (iv) be used to determine whether any condition contained in Article VI shall have been satisfied.

Article VI

CONDITIONS TO THE TRANSACTION

6.1  Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction as of the Closing Date of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) Stockholder Matters and Approvals. The Stockholder Matters shall have been duly approved and adopted by the affirmative vote of the Parent Stockholder required under Parent’s Charter Documents and the DGCL, and the Company Stockholder Approval and Parent Stockholder Approval shall have been obtained.

(b) HSR Act; No Order. All specified waiting periods under the HSR Act shall have expired and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement.

(c) Information Statement. The Information Statement shall have been filed with the SEC in definitive form and transmitted to the Parent Stockholder in accordance with Section 5.1.

(d) Lock-Up Agreement. The Lock-Up Agreement shall have been executed and delivered by the Company Stockholder and Parent Stockholder identified in Schedule 5.15(a) and shall be in full force and effect.

(e) Stockholder Support Agreements. The Stockholder Support Agreements shall be in full force and effect and shall not have been terminated.

(f)  Audited Financial Statements. The Company shall have received and delivered to Parent in accordance with Section 5.21 the Audited Financial Statements.

6.2  Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub (i) contained in Sections 3.3(a), 3.3(b), 3.3(c), 3.3(e), 3.3(g), 3.3(h), 3.3(i) and 3.4 shall be true and correct in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Parent, Merger Sub or their Affiliates and (ii) contained in the other Sections of Article III shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect with respect to Parent. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (“Parent Closing Certificate”).

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied with (i) all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date in all material respects and (ii) the obligations in Section 1.5(a) in all respects, and the Parent Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened by any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued by Parent in connection with the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the Agreement Date which is continuing, and the Parent Closing Certificate shall include a provision to such effect.

(e) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered and shall be in full force and effect.

(f)  Governing Documents. The Certificate of Incorporation of Parent, reflecting the Charter Amendments Proposals and in a form reasonably acceptable to Parent and the Company, shall have been filed with the Secretary of State of the State of Delaware and Parent shall have adopted the Bylaws, in a form reasonably acceptable to Parent and the Company.

(g) Resignations. Other than the persons listed in Schedule 6.2(g) of the Parent Schedules, all persons shall have resigned from all of their positions and offices with Parent and Merger Sub.

(h) Supplemental Agreement. Parent shall have duly executed and delivered to the Company a supplemental agreement to that certain Note Issuance Agreement, dated as of February 8, 2021 by and between the Company and the Convertible Note Holders (the “NIA”), in form and substance reasonably satisfactory to the Representative (as defined in the NIA) and the Company, providing for (i) the assumption by Parent of all of the Company’s obligations under the NIA, (ii) the substitution of Parent Common Stock for Company Stock thereunder in all respects, and (iii) the unconditional release of the Company from all of its obligations thereunder, in each case effective at the Effective Time.

(i) Convertible Senior Notes. The Additional Notes Issuance shall have occurred.

(j) Parent Debt. Without the prior written consent of the Company, no Parent Convertible Securities constituting any portion of the Parent Debt shall have been converted into any right to receive any shares of Parent Stock.

(k) Cancellation and Issuance. An officer of Parent shall certify to the reasonable satisfaction of the Company that the Cancellation and Issuance or any alternative means by which the obligations intended to be satisfied by the Cancellation and Issuance have occurred.

6.3  Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction as of the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each representation and warranty of the Company and the Stockholders (i) contained in Sections 2.3(a) (except the last sentence thereof), 2.3(b), 2.3(c), 2.3(e) and 2.4 shall be true and correct in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than de minimis additional cost, expense or liability to the Company, Parent, Merger Sub or their Affiliates and (ii) contained in the other Sections of Article II shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect on the Company. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company and its Subsidiaries shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date in all material respects, and the Company Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened by any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of the Surviving Corporation to own, operate or control any of the assets and operations of the Company following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the Agreement Date which is continuing, and the Company Closing Certificate shall include a provision to such effect.

(e) [Reserved].

(f) Company Stockholders Agreements. Each of the agreements set forth on Schedule 6.3(f) of the Company Schedules shall be terminated or amended as provided on such Schedule 6.3(f).

(g) FIRPTA Tax Certificates. At Closing, the Company shall deliver to Parent a properly executed certification dated as of the Closing Date that meets the requirements of Treasury Regulations Section 1.1445-2(c)(3) and states that shares of the Company are not “U.S. real property interests” within the meaning of Section 897 of the Code, together with a written authorization for Parent to deliver such certification to the IRS on behalf of the Company after the Closing and a notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(h) Audited Financial Statements. Other than for adjustments to the Audited Financial Statements taking into account adjustments required due to the sale of the Company’s Brainspace business and the spin-out from Cyxtera Technologies, Inc. on December 31, 2019, the Audited Financial Statements shall not be different from the Unaudited Financial Statements in a manner that materially, adversely impacts the valuation of the Company.

Article VII

TERMINATION

7.1  Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company at any time;

(b) by either Parent or the Company if the Merger shall not have been consummated by November 15, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or primarily resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; and, provided, further, that, if the condition set forth in Section 6.1(f) has not been satisfied by the Outside Date but all other conditions to close have been satisfied by such date, the Company shall continue to work diligently and in good faith to satisfy such condition and take additional actions to the extent reasonably determined by the Parties to be necessary, and the Outside Date will be extended as necessary until such condition may be satisfied, but in no event later than May 15, 2022;

(c) by either Parent or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that (i) the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and (ii) such breach by Parent or Merger Sub is incapable of being cured by the Outside Date or, if curable, is not cured by the Outside Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(d) if it shall have materially breached this Agreement);

(e) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company or a Stockholder set forth in this Agreement, or if any representation or warranty of the Company or a Stockholder shall have become untrue, in either case such that (i) the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue and (ii) such breach by the Company or a Stockholder is incapable of being cured by the Outside Date or, if curable, is not cured by the Outside Date (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(e) if it shall have materially breached this Agreement); or

(f) by either Parent or the Company, if, at the Special Meeting (including any adjournments thereof), the Stockholder Matters shall fail to be approved by the affirmative vote of the Parent Stockholder required under Parent’s Charter Documents and the DGCL.

7.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 7.1 above will be effective immediately upon (or, if the termination is pursuant to Section 7.1(d) or Section 7.1(e), and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto.

(b) In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Sections 4.2(a), 7.2 and 7.3 and Article VIII (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional and willful breach of this Agreement by such party occurring prior to such termination.

7.3 Fees and Expenses. All fees and expenses of this Agreement and the transactions contemplated hereby shall be paid by the Company, provided, that, in the event this Agreement is terminated and the Closing does not occur, the Company shall only be responsible for any such fees and expenses of Parent and Merger Sub in the event this Agreement is terminated by Parent pursuant to Section 7.1(e).

Article VIII

GENERAL PROVISIONS

8.1 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

if to Parent, to:

Newtown Lane Marketing, Incorporated

c/o Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: Jonathan J. Ledecky

E-mail:  jledecky@hockeyny.com

with a copy to:

Graubard Miller

The Chrysler Building

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: David Alan Miller / Jeffrey M. Gallant

E-mail: dmiller@graubard.com / jgallant@graubard.com

if to the Company to:

Cyxtera Cybersecurity, Inc.

2333 Ponce De Leon Blvd., Suite 900

Coral Gables, Florida 33134

Attention: Jeremy M. Dale

Email: Jeremy.dale@appgate.com

with a copy to:

Attention: Jeremy M. Dale

Email: Jeremy.dale@appgate.com

and

Greenberg Traurig, P.A.

333 S.E. 2nd Avenue, Suite 4400
Miami, FL 33131
Attention: Jaret L. Davis; Drew M. Altman, Esq.
Email: davisj@gtlaw.com; altmand@gtlaw.com

8.2 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. References to a document or item of information having been “made available” will be deemed to include the posting of such document or item of information in an electronic data room accessible by Parent or any of its representatives. For purposes of this Agreement:

(a) the term “Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person; provided, that, in the case of the Company, “Affiliate” shall not include Cyxtera Technologies, Inc. or any of its Subsidiaries. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(b) the term “Ancillary Agreements” means the Stockholder Support Agreements, the Registration Rights Agreement, the Lock-Up Agreement, and the other documents delivered pursuant to this Agreement;

(c) the term “Business Data” shall mean all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of the Company;

(d) the term “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close;

(e) the term “Business Systems” shall mean all Software (including Company Products), computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or controlled by the Company and used in the conduct of the business of the Company;

(f) the term “Company Intellectual Property” shall mean any Intellectual Property that is owned by the Company, including Software developed by the Company;

(g) the term “Company Licensed Intellectual Property” shall mean any Intellectual Property that is owned by a third party and licensed to the Company, including Software developed by the Company;

(h) the term “Company Products” shall mean all current versions of products or service offerings of the Company;

(i) the term “Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property owned by the Company;

(j) the term “Company Stockholder Approval” shall mean the approval (including by written consent) of this Agreement and the Merger, by the Company Stockholder;

(k) the term “Copyrights” shall mean all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world;

(l) the term “Environmental Law” shall mean any federal, state, local or foreign law, regulation, order, decree, or authorization, relating to: (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the handling, use, transport, treatment, storage or disposal of any Hazardous Substance; or (iii) pollution or protection of the environment or natural resources;

(m) [intentionally omitted];

(n) [intentionally omitted];

(o) the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority;

(p) the term “Governmental Entity” shall mean any court, administrative agency, commission, governmental or regulatory authority or similar body, domestic or foreign;

(q) the term “Hazardous Substance” shall mean any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon;

(r) the term “Insider” shall mean any individual who is an officer, director or employee of the Company or any of its Subsidiaries;

(s) the term “Insurance Policies” shall mean all material insurance policies and material fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors;

(t) the term “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) Patents; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists; (iii) Copyrights; (iv) Software; (v) domain names and uniform resource locators (vi) industrial designs and any registrations and applications therefor; (vii) Trademarks; (viii) all moral and economic rights of authors and inventors, however denominated, and (ix) any similar or equivalent rights to any of the foregoing (as applicable);

(u) the term “knowledge” shall mean actual knowledge or awareness as to a specified fact or event (i) in the case of the Company, of Manuel D. Medina, Barry Field, Rene A. Rodriguez or Jeremy M. Dale, and (ii) in the case of Parent or Merger Sub, Jonathan Ledecky;

(v) the term “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

(w) the term “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(x) the term “Material Adverse Effect” when used in connection with the Company or Parent, as the case may be, shall mean any change, event, occurrence or effect, individually or when aggregated with other changes, events, occurrences or effects, (A) that has a materially adverse effect on the business or overall financial condition of the Company and its Subsidiaries, taken as whole, or Parent and Merger Sub, taken together, as applicable or (B) would prevent, materially delay or materially impede the performance by the Company or Parent or Merger Sub of their respective obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated herein, provided however that none of the following (or the effect of any of the following) alone or in combination shall be deemed, in and of itself, to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: any changes, events, occurrences or effects arising out of, resulting from or attributable to (i) acts of war, sabotage, civil or political unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil or political unrest or terrorism, (ii) earthquakes, hurricanes, wildfires, mudslides, tornados or other natural or man-made disasters, acts of God or other force majeure events, (iii) any pandemic (including COVID-19), epidemic, plague or other general outbreak of illness, including any actions taken by a Governmental Entity in response thereto, (iv) any proposal, enactment or change in interpretation of, or other change in, applicable Legal Requirements or U.S. GAAP (or equivalent accounting practice in any other jurisdiction), (v) general conditions in the industries in which the Company or any of its Subsidiaries operate, (vi) the failure, in and of itself, of the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenue, earnings or other financial or operating metrics before, on or after the Agreement Date, or changes in the credit rating of the Company or any of its Subsidiaries (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if otherwise contemplated by this definition), (vii) changes attributable to the public announcement or pendency of the transactions contemplated hereby or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees, (viii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally or (ix) any actions taken, or failures to take action, or such other changes or events, in each case, by the Company or its Subsidiaries which Parent has requested or to which it has consented, in each case, expressly in writing or which actions are expressly contemplated by this Agreement; provided, however, in the case of the foregoing clauses (i), (ii), (iii), (iv), (v) and (viii), in the event that the Company and its Subsidiaries, taken as a whole, are disproportionately affected by such change, event, occurrence or effect relative to other participants in the business and industries in which the Company and its Subsidiaries operate (or, in the case of clauses (i), (ii) and (iii), as compared to other industry participants in the same impacted geographic areas in which the Company and its Subsidiaries operate), the extent (and only the extent) of such adverse effect, relative to such other participants, on the Company or any of its Subsidiaries may be taken into account in determining whether there has been a Material Adverse Effect;

(y) “ordinary course of business,” “ordinary course,” “ordinary course of business consistent with past practice,” and similar phrases when referring to the Company means actions taken by the Company or any Subsidiary that are consistent with the past usual day-to-day customs and practices of the Company or such Subsidiary in the ordinary course of operations of the business, provided any workforce reduction, work from home, quarantine, social distancing, changes in shipping arrangements, or austerity measures in relation to COVID-19 shall be considered “ordinary course of business” for purposes of this Agreement;

(z) The term “Parent Debt” shall mean all outstanding amounts due and owing by Parent under the various promissory notes issued by Parent and identified and described in Parent’s Annual Report for the fiscal year ended March 31, 2020 filed with the SEC on Form 10-K;

(aa) the term “Parent Plan” shall mean a company equity incentive plan to be adopted by Parent in connection with the transactions contemplated hereby;

(bb) the term “Parent Stockholder Approval” shall mean the approval (including by written consent) of this Agreement and the Merger, by the Parent Stockholder identified on Schedule 1.12;

(cc) the term “Patents” shall mean all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof;

(dd) the term “Permitted Liens” shall mean (i) statutory Liens for Taxes, assessments or other governmental charges, in each case, not yet delinquent or the amount or validity of which is being contested in good faith, (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business, (iii) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Entity, (iv) Liens of public record, (v) covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Liens, if any, that would not reasonably be expected to have a Material Adverse Effect, (vi) with respect to any leased real property, (a) the interests and rights of the respective lessors with respect thereto and (b) any Lien permitted under the applicable lease agreement and any ancillary documents thereto, (vii) Liens created by Parent or its successors and assigns, (viii) Liens disclosed in the Company Schedules or the Parent Schedules, including those listed in Schedule 8.2(dd), (ix) Liens (other than monetary liens) incurred in the ordinary course of business since the date of the most recent Financial Statement, (x) licenses to Intellectual Property granted in the ordinary course of business, (xi) Liens securing the Company’s and its Subsidiaries’ existing credit facilities and (xii) statutory or contractual Liens of lessors or Liens on the lessor’s or prior lessor’s interest;

(ee) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(ff) the term “Personal Information” shall mean (i) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, government-issued identifier), and (ii) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier;

(gg) the term “Privacy/Data Security Laws” shall mean all Legal Requirements governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data;

(hh) the term “Registered Intellectual Property” shall mean all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority;

(ii) the term “Software” shall mean all computer software (in object code or source code format), data and databases, and related documentation and materials;

(jj) the term “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and including any liability of a predecessor entity for any such amounts;

(kk) the term “Trademarks” shall mean trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; and

(ll) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

8.3 Counterparts; Electronic Delivery. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other party, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

8.4 Entire Agreement; Third Party Beneficiaries. This Agreement, the Ancillary Agreements and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein or therein, including the Exhibits and Schedules hereto or thereto, and the Confidentiality Agreement (which will terminate at the Closing) (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties and any of their respective Affiliates with respect to the transactions contemplated hereby; and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement, including Sections 5.10 and 8.16). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the Parties except as expressly set forth or referenced in this Agreement, the Ancillary Agreements and the Confidentiality Agreement.

8.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.6 shall not be required to provide any bond or other security in connection with any such injunction.

8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

8.8 Consent to Jurisdiction; WAIVER OF TRIAL BY JURY. Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, any other court in the State of Delaware or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, any federal courts of the United States of America sitting in the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and manner of service of process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.9 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that the Company and its Subsidiaries may collaterally assign any of its or their rights hereunder to any of its debt financing sources. Subject to the first sentence of this Section 8.10, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

8.11 Amendment. This Agreement may be amended by the Parties at any time only by execution of an instrument in writing signed on behalf of each of the Parties. The approval of this Agreement by the stockholders of any Party shall not restrict the ability of the board of directors of such Party to terminate this Agreement in accordance with Section 7.1 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 8.11.

8.12 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

8.13 Currency. All references to currency amounts in this Agreement shall mean United States dollars.

8.14 Schedules. The information furnished in the Schedules is arranged in sections corresponding to the Sections of this Agreement, and the disclosures in any section of the Schedules shall qualify (a) the corresponding Section of this Agreement and (b) other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference), that it is reasonably apparent on its face that such disclosure is also applicable to such other Sections of this Agreement. The Schedules and the information and disclosures contained in such Schedules are intended only to qualify and limit the representations and warranties of the Parties contained in this Agreement and shall not be deemed to expand in any way the scope of any such representation or warranty. The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment that such information is material or outside the ordinary course of business. The inclusion of any fact or information in a Schedule is not intended to be construed as an admission or concession as to the legal effect of any such fact or information in any proceeding between any party and any Person who is not a party.

8.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement (or in any Ancillary Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement or an Ancillary Agreement), including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and they shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein (or in instruments executed pursuant to this Agreement) that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches to the extent occurring after the Closing and (b) this Article VIII.

8.16 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Parent and Merger Sub and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative of any Party hereto, any Affiliate of any Party hereto or any of the foregoing (any of the foregoing, a “Nonparty Affiliate”) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby, except with respect to willful misconduct or common law fraud against the person who committed such willful misconduct or common law fraud.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

NEWTOWN LANE MARKETING, INCORPORATED

By:
Name:
Title:

NEWTOWN MERGER SUB CORP.

By:
Name:
Title:

CYXTERA CYBERSECURITY, INC.

By:
Name:
Title:

Schedule 1.5(a)

Post-Closing Holder	Share Count	% Ownership (assuming no conversion and no option plan)	% Ownership (unconverted)	% Ownership (as converted)
Appgate Shareholders	117,149,920	88.8889%	82.6667%	74.4%
Parent Plan	11,022,170	---	7.0000%	7.0%
Magnetar Capital	14,643,740	---	--	9.3%
Newtown Shareholders	14,643,740	11.1111%	10.3333%	9.3%
FULLY DILUTED SHARES (AS CONVERTED)	157,459,570	100%	100.0%	100.0%

Schedule 1.12

Parent Supporting Stockholder(s)

Ironbound Partners Fund, LLC c/o Jonathan J. Ledecky

Schedule 5.15(a)

Lock-Up Agreement Stockholder(s)

SIS Holdings LP

Ironbound Partners Fund, LLC c/o Jonathan J. Ledecky

Annex B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

APPGATE, INC.

Appgate, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify as follows:

(1) The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on September 26, 2005 under the name Gales Industries Incorporated (the “Certificate of Incorporation”).

(2) The Certificate of Incorporation was restated and integrated and further amended by the Amended and Restated Certificate of Incorporation of the Corporation filed with the office of the Secretary of State of the State of Delaware on February 27, 2006.

(3) The Amended and Restated Certificate of Incorporation was further amended by (i) the Certificate of Amendment of Certificate of Incorporation filed with the office of the Secretary of State of the State of Delaware on October 18, 2007 under the name Newtown Lane Marketing, Incorporated, and (ii) the Certificate of Amendment of Certificate of Incorporation filed with the office of the Secretary of State of the State of Delaware on August 15, 2008 (as so amended, the “Amended and Restated Certificate of Incorporation”).

(4) This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate of Incorporation”) was duly adopted in accordance with Sections 228, 242 and 245 of the DGCL.

(5) This Second Amended and Restated Certificate of Incorporation restates and integrates and further amends the Amended and Restated Certificate of Incorporation in its entirety.

(6) The text of the Amended and Restated Certificate of Incorporation hereby is amended and restated in entirety as follows:

ARTICLE I

NAME

The name of the Corporation is “Appgate, Inc.”.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 3411 Silverside Road, Tatnall Building, Suite 104, Wilmington, New Castle County, Delaware 19810. The name of its registered agent at such address is Corporate Creations Network Inc.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

I. Authorized Capital.

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 271,000,000, which shall be divided into two classes as follows: 270,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and 1,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then-outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

II. Common Stock.

A. Voting Rights. Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation or otherwise required by applicable law, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held as of the applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

B. Dividends. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors of the Corporation (the “Board”) from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor.

C. Liquidation. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock, after payment or provision for payment of the debts and other liabilities of the Corporation, shall be divided among and paid ratably to the holders of Common Stock.

III. Preferred Stock.

A. Preferred Stock may be issued from time to time by the Corporation for such consideration as may be fixed by the Board. The Board is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, and as may be permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

B. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

C. Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

ARTICLE V

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A. Notwithstanding anything contained in this Second Amended and Restated Certificate of Incorporation to the contrary, from and after the date on which Investors (as defined below) cease to beneficially own at least 50% of the outstanding shares of Common Stock (the “Trigger Event”), the following provisions in this Second Amended and Restated Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 75% in voting power of all the then-outstanding shares of Common Stock entitled to vote thereon: Article V, Article VI, Article VII, Article VIII, Article IX, Article X and Section B of Article XI. For the purposes of this Second Amended and Restated Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For the purposes of this Second Amended and Restated Certificate of Incorporation, (i) “Person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign; (ii) “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise; (iii) “Investors” shall mean any of SIS Holdings LP, BC Sponsor, Medina Sponsor and Longview Sponsor; (iv) “BC Sponsor” shall mean any of BCEC-Cyxtera Technologies Holdings (Guernsey) L.P. and its Affiliates; (v) “Medina Sponsor” shall mean any of Medina Capital Fund II – SIS Holdco, LP and its Affiliates; (vi) “Longview Sponsor” shall mean any of LDEF Series B-1 LLC – Series 17, Star Investment Series LLC – Series 38 and each of their respective Affiliates and (vii) “Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person.

B. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Second Amended and Restated Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Second Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, from and after the Trigger Event, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least 75% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE VI

BOARD OF DIRECTORS

A. Except as otherwise provided in this Second Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the effective date of this Second Amended and Restated Certificate of Incorporation (the “Effective Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Effective Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Effective Date. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. The Board is authorized to assign members of the Board to their respective class.

B. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by a majority of the directors then in office, even if less than a quorum, by a sole remaining director or by the stockholders; provided, however, that from and after the Trigger Event, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring on the Board shall be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders). Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

C. Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of Common Stock entitled to vote thereon; provided, however, that from and after the Trigger Event, any such director or all such directors may be removed only for cause and only by the affirmative vote of the holders of at least 66⅔% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

D. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

ARTICLE VII

LIMITATION OF DIRECTOR LIABILITY

A. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VIII

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING; ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

A. Prior to the Trigger Event, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested. From and after the Trigger Event, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

B. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may only be called in the manner provided in the Bylaws.

C. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed in the manner provided in the Bylaws.

ARTICLE IX

COMPETITION AND CORPORATE OPPORTUNITIES

To the fullest extent permitted by law (including without limitation Section 122(17) of the DGCL), the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective Affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate of Incorporation or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation, or any of their respective Affiliates, will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation only with respect to a corporate opportunity that was offered to such person solely and exclusively in his or her capacity as a director or officer of the Corporation, and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) to the extent the director or officer is permitted to refer that opportunity to the Corporation without violating any other legal obligation.

ARTICLE X

BUSINESS COMBINATIONS

A. Section 203 of the DGCL. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

B. Limitations on Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Common Stock is registered under Sections 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(i) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(iii) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two thirds of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C. Exceptions to Prohibition on Interested Stockholder Transactions. The restrictions contained in this Article X shall not apply if:

(i) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

(ii) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (1) constitutes one of the transactions described in the second sentence of this clause (ii) of Article X; (2) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board; and (3) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this clause C(ii) of Article X.

D. Definitions. Notwithstanding anything to the contrary herein, for purposes of this Article X, references to:

(i) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(ii) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(iii) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(1) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation paragraph (b) of this Article X is not applicable to the surviving entity;

(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(3) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (3) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(4) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(5) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (1)-(4) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(iv) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(v) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (a) the Investors or any of their affiliates, any direct or indirect transferees of the Investors or any of their affiliates, or any other person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of stock of the Corporation, (b) any Person who would otherwise be an interested stockholder either in connection with or because of a transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition of five percent (5%) or more of the outstanding voting stock of the Corporation (in one transaction or a series of transactions) by the Investors or any of their affiliates or associates to such person; provided, however, that such Person was not an interested stockholder prior to such transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition, or (c) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person specified in this clause (c) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(vi) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(1) beneficially owns such stock, directly or indirectly; or

(2) has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

(3) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (2) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(vii) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(viii) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(ix) “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE XI

MISCELLANEOUS

A. If any provision or provisions of this Second Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Second Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

B. Exclusive Forum.

(i) Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery does not have subject matter jurisdiction, another state court sitting in the State of Delaware or, if and only if neither the Court of Chancery nor any state court sitting in the State of Delaware has subject matter jurisdiction, then the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty, (3) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to, or any action to interpret, apply, enforce any right, obligation or remedy under or determine the validity of, any provision of the DGCL or this Second Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (4) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine or (5) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. The choice of forum provision set forth in this Section B(i) of Article XI does not apply to any actions arising under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

(ii) Unless the Corporation consents in writing to the selection of an alternative forum, the federal district court for the District of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act against the Corporation or any director or officer of the Corporation.

(iii) To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section B of Article XI and personal jurisdiction and venue in any state or federal court located in the State of Delaware for any action or proceeding set forth in above clauses 1 to 5 of Section B(i) of Article XI and any complaint set forth in Section B(ii) of Article XI.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Appgate, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this ____ day of _____, 2021.

Appgate, Inc.

By:
Name:
Title:

[Signature Page to Second Amended and Restated Certificate of Incorporation]

Annex C

APPGATE, INC.

2021 INCENTIVE COMPENSATION PLAN

APPGATE, INC.

2021 INCENTIVE COMPENSATION PLAN

1.	Purpose	C-1
2.	Definitions	C-1
3.	Administration.	C-5
4.	Shares Subject to Plan.	C-6
5.	Eligibility	C-7
6.	Specific Terms of Awards.	C-7
7.	Certain Provisions Applicable to Awards.	C-13
8.	Reserved.	C-15
9.	Change in Control.	C-15
10.	General Provisions.	C-18

i

APPGATE, INC.

2021 INCENTIVE COMPENSATION PLAN

1. Purpose. The purpose of this APPGATE, INC. 2021 INCENTIVE COMPENSATION PLAN, as may be amended from time to time (this or the “Plan”), is to assist Appgate, Inc. and its Related Entities (as hereinafter defined) in attracting, motivating, retaining and rewarding high-quality executives and other employees, officers, directors, consultants and other persons who provide services to Appgate, Inc. or its Related Entities by enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company’s shareholders, and providing such persons with performance incentives to expend their maximum efforts in the creation of shareholder value.

2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms defined in Section 1 hereof and elsewhere herein.

(a) “Award” means any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Share granted as a bonus or in lieu of another Award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any other right or interest relating to Shares or other property (including cash), granted to a Participant under the Plan.

(b) “Award Agreement” means any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder.

(c) “Beneficiary” means the person, persons, trust or trusts that have been designated by a Participant in his or her most recent written beneficiary designation filed with the Committee to receive the benefits specified under the Plan upon such Participant’s death or to which Awards or other rights are transferred if and to the extent permitted under Section 10(b) hereof. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the Participant’s estate.

(d) “Beneficial Owner” and “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act and any successor to such Rule.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” shall, with respect to any Participant, have the meaning specified in the Award Agreement. In the absence of any definition in the Award Agreement, “Cause” shall have the equivalent meaning or the same meaning as “cause” or “for cause” set forth in any employment, consulting, or other agreement for the performance of services between the Participant and the Company or a Related Entity or, in the absence of any such agreement or any such definition in such agreement, such term shall mean (i) the failure by the Participant to perform, in a reasonable manner, his or her duties as assigned by the Company or a Related Entity, (ii) any violation or breach by the Participant of his or her employment, consulting or other similar agreement with the Company or a Related Entity, if any, (iii) any violation or breach by the Participant of any non-competition, non-solicitation, non-disclosure and/or other similar agreement with the Company or a Related Entity, (iv) any act by the Participant of dishonesty, fraud, moral turpitude, wilful misconduct or bad faith with respect to the Company or a Related Entity, (v) use of alcohol, drugs or other similar substances in a manner that adversely affects the Participant’s work performance, or (vi) the commission by the Participant of any act, misdemeanor, or crime reflecting unfavorably upon the Participant or the Company or any Related Entity. The good faith determination by the Committee of whether the Participant’s Continuous Service was terminated by the Company for “Cause” shall be final and binding for all purposes hereunder.

(g) “Change in Control” means a Change in Control as defined in Section 9(c) of the Plan.

(h) “Change in Control Period” means the period beginning ninety (90) days prior to and ending on the first (1st) anniversary of the effective date of a Change in Control.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(j) “Committee” means a committee of the Board designated and empowered by the Board to administer the Plan; provided, however, that if the Board fails to designate and empower such a committee or if there are no longer any members on the committee so designated by the Board, or for any other reason determined by the Board, then the Board shall serve as the Committee. While it is intended that the Committee shall consist of at least two directors, each of whom shall be (i) a “non-employee director” within the meaning of Rule 16b-3 (or any successor rule) under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, and (ii) “Independent”, the failure of the Committee to be so comprised shall not invalidate any Award that otherwise satisfies the terms of the Plan.

(k) “Company” means Appgate, Inc., a Delaware corporation, and any successor thereto.

(l) “Consultant” means any consultant or advisor who provides services to the Company or any Related Entity, so long as (i) such person renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (ii) such person does not directly or indirectly promote or maintain a market for the Company’s securities, and (iii) the identity of such person would not preclude the Company from offering or selling securities to such person pursuant to the Plan in reliance on either the exemption from registration provided by Rule 701 under the Securities Act of 1933 or, if the Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, registration on a Form S-8 Registration Statement under the Securities Act of 1933.

(m) “Continuous Service” means the uninterrupted provision of services to the Company or any Related Entity in any capacity of Employee, Director, Consultant or other service provider. Continuous Service shall not be considered to be interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entities, or any successor entities, in any capacity of Employee, Director, Consultant or other service provider, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director, Consultant or other service provider (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(n) “Director” means a member of the Board or the board of directors of any Related Entity.

(o) “Disability” means a permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Committee.

(p) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g) hereof, to receive cash, Shares, other Awards or other property equal in value to dividends paid with respect to a specified number of Shares, or other periodic payments.

(q) “Effective Date” means the effective date of the Plan, which shall be [____________________].1

(r) “Eligible Person” means each officer, Director, Employee, Consultant and other person who provides services to the Company or any Related Entity. The foregoing notwithstanding, only Employees of the Company, or any parent corporation or subsidiary corporation of the Company (as those terms are defined in Sections 424(e) and (f) of the Code, respectively), shall be Eligible Persons for purposes of receiving any Incentive Stock Options. An Employee on leave of absence may, in the discretion of the Committee, be considered as still in the employ of the Company or a Related Entity for purposes of eligibility for participation in the Plan.

(s) “Employee” means any person, including an officer or Director, who is an employee of the Company or any Related Entity, or is a prospective employee of the Company or any Related Entity (conditioned upon and effective not earlier than, such person becoming an employee of the Company or any Related Entity). The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

(u) “Fair Market Value” means the fair market value of Shares, Awards or other property on the date as of which the value is being determined, as determined by the Committee, or under procedures established by the Committee, subject to the following:

(i) If, on such date, the Shares are listed on an international, national or regional securities exchange or market system, the Fair Market Value of a Share shall be the closing price of a Share (or the mean of the closing bid and asked prices of a Share if the Share is so quoted instead) as quoted on the applicable exchange or system, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Share has traded on such exchange or system, the date on which the Fair Market Value shall be established shall be the last day on which the Share was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its discretion.

(ii) If, on such date, the Shares are not listed on an international, national or regional securities exchange or market system but are traded on an over-the-counter market, the Fair Market Value of a Share shall be the average of the closing bid and asked prices for Shares or, if no closing bid and asked prices, the last closing price, in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market.

(iii) If, on such date, the Shares are not listed on an international, national or regional securities exchange or market system and are not traded on an over-the-counter market, the Fair Market Value of a Share shall be as determined by the Board in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

(v) “Group” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

(w) “Incentive Stock Option” means any Option intended to be designated as an incentive stock option within the meaning of Section 422 of the Code or any successor provision thereto.

[1]	NTD: The Effective Date will be the date of the consummation of the merger.

(x) “Independent”, when referring to either members of the Board or members of the Committee, shall have the same meaning as used in the rules of the Listing Market.

(y) “Listing Market” means the international, national or regional securities exchange or market system on which any securities of the Company are listed for trading, and if not listed for trading, by the rules of the Nasdaq Stock Market.

(z) “Option” means a right granted to a Participant under Section 6(b) hereof, to purchase Shares or other Awards at a specified price during specified time periods.

(aa) “Optionee” means a person to whom an Option is granted under this Plan or any person who succeeds to the rights of such person under this Plan.

(bb) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(i) hereof.

(cc) “Parent” means any corporation (other than the Company), whether now or hereafter existing, in an unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in the chain.

(dd) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(ee) “Performance Award” means any Award granted pursuant to Section 6(h) hereof.

(ff) “Performance Period” means that period established by the Committee at the time any Performance Award is granted or at any time thereafter during which any performance goals specified by the Committee with respect to such Award are to be measured.

(gg) “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof and shall include a Group.

(hh) “Related Entity” means any Parent or Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Committee in which the Company, a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly, and with respect to which the Company may offer or sell securities pursuant to the Plan in reliance upon either Rule 701 under the Securities Act of 1933 or, if the Company is required to file reports pursuant to Section 13 or 15(d) of the Exchange Act, registration on a Form S-8 Registration Statement under the Securities Act of 1933.

(ii) “Restricted Stock” means any Share issued with such risks of forfeiture and other restrictions as the Committee, in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

(jj) “Restricted Stock Award” means an Award granted to a Participant under Section 6(d) hereof.

(kk) “Restricted Stock Unit” means a right to receive Shares, including Restricted Stock, cash measured based upon the value of Shares, or a combination thereof, at the end of a specified deferral period.

(ll) “Restricted Stock Unit Award” means an Award of Restricted Stock Units granted to a Participant under Section 6(e) hereof.

(mm) “Restriction Period” means the period of time specified by the Committee that Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose.

(nn) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(oo) “Shares” means the shares of common stock of the Company and such other securities as may be substituted (or resubstituted) for Shares pursuant to Section 10(c) hereof.

(pp) “Stock Appreciation Right” means a right granted to a Participant under Section 6(c) hereof.

(qq) “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% or more of the assets on liquidation or dissolution.

(rr) “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company (i) acquired by the Company or any Related Entity, (ii) which becomes a Related Entity after the date hereof, or (iii) with which the Company or any Related Entity combines.

(ss) “Voting Securities” means any securities or other ownership interests of an entity entitled to vote on the election of directors.

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee except to the extent (and subject to the limitations imposed by Section 3(b) hereof) the Board elects to administer the Plan, in which case the Plan shall be administered by the Board and any references herein to the “Committee” shall be deemed to include references to the Board. The Committee shall have full and final authority, subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants, grant Awards, determine the type, number and other terms and conditions of, and all other matters relating to, Awards, prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. In exercising any discretion granted to the Committee under the Plan or pursuant to any Award, the Committee shall not be required to follow past practices, act in a manner consistent with past practices, or treat any Eligible Person or Participant in a manner consistent with the treatment of any other Eligible Persons or Participants. Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Related Entity or any Participant or Beneficiary, or any transferee under Section 10(b) hereof or any other person claiming rights from or through any of the foregoing persons or entities.

(b) Manner of Exercise of Committee Authority. The Board or the Committee (but solely if the Committee is comprised of only two (2) or more Independent Directors) shall exercise sole and exclusive discretion (i) on any matter relating to a Participant then subject to Section 16 of the Exchange Act with respect to the Company to the extent necessary in order that transactions by such Participant shall be exempt under Rule 16b-3 under the Exchange Act and (ii) with respect to any Award to an Independent Director. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to members of the Board, or officers or managers of the Company or any Related Entity, or committees thereof, the authority, subject to such terms and limitations as the Committee shall determine, to perform such functions, including administrative functions as the Committee may determine to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company. The Committee may appoint agents to assist it in administering the Plan.

(c) Limitation of Liability. The Committee and the Board, and each member thereof, shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or Employee, the Company’s independent auditors, Consultants or any other agents assisting in the administration of the Plan. Members of the Committee and the Board, and any officer or Employee acting at the direction or on behalf of the Committee or the Board, shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Shares Subject to Plan.

(a) Limitation on Overall Number of Shares Available for Delivery Under Plan. Subject to adjustment as provided in Section 10(c) hereof, the total number of Shares reserved and available for delivery under the Plan shall be 11,022,170 (the “Share Limit”). Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares.

(b) Application of Limitation to Grants of Awards. No Award may be granted if the number of Shares to be delivered in connection with such an Award exceeds the number of Shares remaining available for delivery under the Plan minus the number of Shares that would be counted against the limit upon settlement of then outstanding Awards. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of Shares actually delivered differs from the number of Shares previously counted in connection with an Award.

(c) Availability of Shares Not Delivered under Awards and Adjustments to Limits.

(i) If any Shares subject to an Award are forfeited, expire or otherwise terminate without issuance of such Shares, or any Award is settled for cash, the Shares to which those Awards were subject, shall, to the extent of such forfeiture, expiration, termination, non-issuance or cash settlement, again be available for delivery with respect to Awards under the Plan.

(ii) Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will count against the Share Limit.

(iii) With respect to Stock Appreciation Rights, all Shares subject to the Stock Appreciation Right will count against the Share Limit.

(iv) Substitute Awards shall not reduce the Shares authorized for delivery under the Plan or authorized for delivery to a Participant in any period. Additionally, in the event that an entity acquired by the Company or any Related Entity or with which the Company or any Related Entity combines has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition or combination, the shares available for delivery pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for delivery under the Plan if and to the extent that the use of such Shares would not require approval of the Company’s shareholders under the rules of the Listing Market. Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(v) Any Share that again becomes available for delivery pursuant to this Section 4(c) shall be added back as one (1) Share.

(vi) Notwithstanding anything in this Section 4(c) to the contrary but subject to adjustment as provided in Section 10(c) hereof, the maximum aggregate number of Shares that may be delivered under the Plan as a result of the exercise of the Incentive Stock Options shall be 11,022,170 Shares. In no event shall any Incentive Stock Options be granted under the Plan after the tenth anniversary of the date on which the Board adopts the Plan.

(vii) Notwithstanding anything in this Section 4 to the contrary, but subject to adjustment as provided in Section 10(c) hereof, in any fiscal year of the Company during any part of which the Plan is in effect, no Participant who is a Director but is not also an Employee or Consultant may be granted any Awards that have a “fair value” as of the date of grant, as determined in accordance with FASB ASC Topic 718 (or any other applicable accounting guidance), that exceeds $750,000 in the aggregate.

5. Eligibility. Awards may be granted under the Plan only to Eligible Persons.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(f) hereof), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of the Participant’s Continuous Service and terms permitting a Participant to make elections relating to his or her Award. Except in cases in which the Committee is authorized to require other forms of consideration under the Plan, or to the extent other forms of consideration must be paid to satisfy the requirements of Delaware law, no consideration other than services may be required for the grant (as opposed to the exercise) of any Award.

(b) Options. The Committee is authorized to grant Options to any Eligible Person on the following terms and conditions:

(i) Exercise Price. Other than in connection with Substitute Awards, the exercise price per Share purchasable under an Option shall be determined by the Committee, provided that such exercise price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of the Option and shall not, in any event, be less than the par value of a Share on the date of grant of the Option. If an Employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and an Incentive Stock Option is granted to such Employee, the exercise price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted. Other than pursuant to Section 10(c)(i) and (ii) of this Plan, the Committee shall not be permitted to (A) lower the exercise price per Share of an Option after it is granted, (B) cancel an Option when the exercise price per Share exceeds the Fair Market Value of the underlying Shares in exchange for cash or another Award (other than in connection with Substitute Awards), (C) cancel an outstanding Option in exchange for an Option with an exercise price that is less than the exercise price of the original Options or (D) take any other action with respect to an Option that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without approval of the Company’s shareholders.

(ii) Time and Method of Exercise. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method by which notice of exercise is to be given and the form of exercise notice to be used, the time or times at which Options shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the methods by which the exercise price may be paid or deemed to be paid (including in the discretion of the Committee a cashless exercise procedure), the form of such payment, including, without limitation, cash, Shares (including without limitation the withholding of Shares otherwise deliverable pursuant to the Award), other Awards or awards granted under other plans of the Company or a Related Entity, or other property (including notes or other contractual obligations of Participants to make payment on a deferred basis provided that such deferred payments are not in violation of Section 13(k) of the Exchange Act, or any rule or regulation adopted thereunder or any other applicable law), and the methods by or forms in which Shares will be delivered or deemed to be delivered to Participants.

(iii) Form of Settlement. The Committee may, in its sole discretion, provide that the Shares to be issued upon exercise of an Option shall be in the form of Restricted Stock or other similar securities.

(iv) Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options (including any Stock Appreciation Right issued in tandem therewith) shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Section 422 of the Code, unless the Participant has first requested, or consents to, the change that will result in such disqualification. Thus, if and to the extent required to comply with Section 422 of the Code, Options granted as Incentive Stock Options shall be subject to the following special terms and conditions:

(A) the Option shall not be exercisable for more than ten years after the date such Incentive Stock Option is granted; provided, however, that if a Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company (or any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) and the Incentive Stock Option is granted to such Participant, the term of the Incentive Stock Option shall be (to the extent required by the Code at the time of the grant) for no more than five years from the date of grant;

(B) the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the Shares with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company (and any parent corporation or subsidiary corporation of the Company, as those terms are defined in Sections 424(e) and (f) of the Code, respectively) that become exercisable for the first time by the Participant during any calendar year shall not (to the extent required by the Code at the time of the grant) exceed $100,000; and

(C) if Shares acquired by exercise of an Incentive Stock Option are disposed of within two years following the date the Incentive Stock Option is granted or one year following the transfer of such Shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Committee may reasonably require.

(v) Termination of Option Awards. Except as otherwise determined by the Committee or set forth in this Plan, upon the termination of a Participant’s Continuous Service for any reason, the then unvested portion of the Participant’s Option shall immediately terminate and be null and void; provided that the Committee may provide, by resolution or other action in any Award Agreement, or may determine in any individual case, that such termination of the unvested portion of the Options shall be waived, in whole or in part, in the event of certain terminations of the Participant’s Continuous Service or for certain other events.

(c) Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights to any Eligible Person in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (a “Tandem Stock Appreciation Right”), or without regard to any Option (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion, not inconsistent with the provisions of the Plan, including the following:

(i) Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee. The grant price of a Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a Share on the date of grant, in the case of a Freestanding Stock Appreciation Right, or less than the associated Option exercise price, in the case of a Tandem Stock Appreciation Right. Other than pursuant to Section 10(c)(i) and (ii) of the Plan, the Committee shall not be permitted to (A) lower the grant price per Share of a Stock Appreciation Right after it is granted, (B) cancel a Stock Appreciation Right when the grant price per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award (other than in connection with Substitute Awards), (C) cancel an outstanding Stock Appreciation Right in exchange for a Stock Appreciation Right with a grant price that is less than the grant price of the original Stock Appreciation Right, or (D) take any other action with respect to a Stock Appreciation Right that may be treated as a repricing pursuant to the applicable rules of the Listing Market, without shareholder approval.

(ii) Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a Stock Appreciation Right may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which Stock Appreciation Rights shall cease to be or become exercisable following termination of Continuous Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Shares will be delivered or deemed to be delivered to Participants, whether or not a Stock Appreciation Right shall be in tandem or in combination with any other Award, and any other terms and conditions of any Stock Appreciation Right.

(iii) Tandem Stock Appreciation Rights. Any Tandem Stock Appreciation Right may be granted at the same time as the related Option is granted or, for Options that are not Incentive Stock Options, at any time thereafter before exercise or expiration of such Option. Any Tandem Stock Appreciation Right related to an Option may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the exercise price at which Shares can be acquired pursuant to the Option. In addition, if a Tandem Stock Appreciation Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Tandem Stock Appreciation Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Tandem Stock Appreciation Right applies. Any Option related to a Tandem Stock Appreciation Right shall no longer be exercisable to the extent the Tandem Stock Appreciation Right has been exercised, and any Tandem Stock Appreciation Right shall no longer be exercisable to the extent the related Option has been exercised.

(iv) Termination of Stock Appreciation Rights. Except as otherwise determined by the Committee or set forth in this Plan, upon the termination of a Participant’s Continuous Service, the then unvested portion of a Participant’s Stock Appreciation Right shall immediately terminate and be null and void; provided that the Committee may provide, by resolution or other action in any Award Agreement, or may determine in any individual case, that such termination of the unvested portion of the Stock Appreciation Right shall be waived, in whole or in part, in the event of certain terminations of the Participant’s Continuous Service or for certain other events.

(d) Restricted Stock Awards. The Committee is authorized to grant Restricted Stock Awards to any Eligible Person on the following terms and conditions:

(i) Grant and Restrictions. Restricted Stock Awards shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, or as otherwise provided in this Plan during the Restriction Period. The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to a Restricted Stock Award, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the Committee). During the period that the Restricted Stock Award is subject to a risk of forfeiture, subject to Section 10(b) below and except as otherwise provided in the Award Agreement, the Restricted Stock may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or Beneficiary.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable Restriction Period, the Participant’s Restricted Stock that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited and reacquired by the Company; provided that the Committee may provide, by resolution or other action or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to Restricted Stock Awards shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits. As a condition to the grant of a Restricted Stock Award, the Committee shall require that any cash dividends paid on a Share of Restricted Stock be delayed (with or without interest at such rate, if any, as the Committee shall determine) and remain subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such cash dividend is payable, in a manner that does not violate the requirements of Section 409A of the Code or other applicable law. In addition, the Committee shall require that Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions on transfer and a risk of forfeiture and any other lawful restrictions to the same extent as the Restricted Stock with respect to which such Shares or other property have been distributed.

(e) Restricted Stock Unit Award. The Committee is authorized to grant Restricted Stock Unit Awards to any Eligible Person on the following terms and conditions:

(i) Award and Restrictions. Satisfaction of a Restricted Stock Unit Award shall occur upon expiration of the deferral period specified for such Restricted Stock Unit Award by the Committee (or, if permitted by the Committee, as elected by the Participant in a manner that does not violate the requirements of Section 409A of the Code). In addition, a Restricted Stock Unit Award shall be subject to such restrictions (which may include a risk of forfeiture) as the Committee may impose, if any, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, as the Committee may determine. A Restricted Stock Unit Award may be satisfied by delivery of Shares, cash equal to the Fair Market Value of the specified number of Shares covered by the Restricted Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter. Prior to satisfaction of a Restricted Stock Unit Award, a Restricted Stock Unit Award carries no voting or dividend or other rights associated with Share ownership. Prior to satisfaction of a Restricted Stock Unit Award, except as otherwise provided in an Award Agreement and as permitted under Section 409A of the Code, a Restricted Stock Unit Award may not be sold, transferred, pledged, hypothecated, margined or otherwise encumbered by the Participant or any Beneficiary.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of a Participant’s Continuous Service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Stock Unit Award), the Participant’s Restricted Stock Unit Award that is at that time subject to a risk of forfeiture that has not lapsed or otherwise been satisfied shall be forfeited; provided that the Committee may provide, by resolution or other action or in any Award Agreement, or may determine in any individual case, that forfeiture conditions relating to a Restricted Stock Unit Award shall be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of any Restricted Stock Unit Award.

(iii) Dividend Equivalents. As a condition to the grant of a Restricted Stock Unit, the Committee shall require that any cash dividends paid on a Share attributable to such Restricted Stock Unit be delayed (with or without interest at such rate, if any, as the Committee shall determine) and remain subject to restrictions on transfer and a risk of forfeiture to the same extent as the Restricted Stock Unit with respect to which such cash dividend is payable, in a manner that does not violate the requirements of Section 409A of the Code or other applicable law. In addition, the Committee shall require that Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, shall be subject to restrictions on transfer and a risk of forfeiture to the same extent as the Restricted Stock Unit with respect to which such Shares or other property have been distributed.

(f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Shares to any Eligible Persons as a bonus, or to grant Shares or other Awards in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, provided that, in the case of Eligible Persons subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Board or the Committee (but solely if the Committee is comprised of only two (2) or more Independent Directors) to the extent necessary to ensure that acquisitions of Shares or other Awards are exempt from liability under Section 16(b) of the Exchange Act. Shares or Awards granted hereunder shall be subject to such other terms as shall be determined by the Committee.

(g) Dividend Equivalents. Subject to the requirements of applicable law, the Committee is authorized to grant Dividend Equivalents to any Eligible Person entitling the Eligible Person to receive cash, Shares, other Awards, or other property equal in value to the dividends paid with respect to a specified number of Shares, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. Subject to the requirements of applicable law, the Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or at some later date, or whether such Dividend Equivalents shall be deemed to have been reinvested in additional Shares, Awards, or other investment vehicles, and subject to such lawful restrictions on transferability and risks of forfeiture, as the Committee may specify; provided, that in no event shall such Dividend Equivalents be paid out to Participants prior to vesting of the corresponding Shares underlying the Award. Any such determination by the Committee shall be made at the grant date of the applicable Award. Notwithstanding the foregoing, Dividend Equivalents credited in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions on transfer and risk of forfeiture to the same extent as the Award with respect to which such Dividend Equivalents have been credited.

(h) Performance Awards. The Committee is authorized to grant Performance Awards to any Eligible Person payable in cash, Shares, or other Awards, on terms and conditions established by the Committee. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award and may include (but need not include), without limitation, the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance criteria also may be based solely by reference to the Company’s performance or the performance of a Related Entity, division, business segment or business unit of the Company or a Related Entity or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. Except as provided in Section 9 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis in a manner that does not violate the requirements of Section 409A of the Code.

(i) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to any Eligible Person such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan. Other Stock-Based Awards may be granted to Participants either alone or in addition to other Awards granted under the Plan, and such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. Except as otherwise provided in the last sentence of Section 6(h) hereof, the Committee shall determine the terms and conditions of such Awards. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(i) shall be purchased for such consideration, (including without limitation loans from the Company or a Related Entity provided that such loans are not in violation of Section 13(k) of the Exchange Act or any rule or regulation adopted thereunder or any other applicable law) paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards or other property, as the Committee shall determine.

7. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Related Entity, or any business entity to be acquired by the Company or a Related Entity, or any other right of a Participant to receive payment from the Company or any Related Entity. Such additional, tandem, and substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Related Entity, in which the value of Shares subject to the Award is equivalent in value to the cash compensation (for example, Restricted Stock or Restricted Stock Units), or in which the exercise price, grant price or purchase price of the Award in the nature of a right that may be exercised is equal to the Fair Market Value of the underlying Shares minus the value of the cash compensation surrendered (for example, Options or Stock Appreciation Right granted with an exercise price or grant price “discounted” by the amount of the cash compensation surrendered), provided that any such determination to grant an Award in lieu of cash compensation must be made in a manner intended to be exempt from or comply with Section 409A of the Code.

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided that in no event shall the term of any Option or Stock Appreciation Right exceed a period of ten years (or in the case of an Incentive Stock Option such shorter term as may be required under Section 422 of the Code); provided, however, that in the event that on the last day of the term of an Option or a Stock Appreciation Right, other than an Incentive Stock Option, (i) the exercise of the Option or Stock Appreciation Right is prohibited by applicable law, or (ii) Shares may not be purchased, or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right may be extended by the Committee for a period of up to thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement, provided that such extension of the term of the Option or Stock Appreciation Right would not cause the Option or Stock Appreciation Right to violate the requirements of Section 409A of the Code.

(c) Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Related Entity upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Shares, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis, provided that any determination to pay in installments or on a deferred basis shall be made by the Committee at the date of grant. Any installment or deferral provided for in the preceding sentence shall, however, subject to the terms of the Plan, be subject to the Company’s compliance with the provisions of the Sarbanes-Oxley Act of 2002, as amended, the rules and regulations adopted by the Securities and Exchange Commission thereunder, all applicable rules of the Listing Market and any other applicable law, and in a manner intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code. Subject to Section 7(e) of this Plan, the settlement of any Award may be accelerated, and cash paid in lieu of Shares in connection with such settlement, in the sole discretion of the Committee or upon occurrence of one or more specified events (in addition to a Change in Control). Any such settlement shall be at a value determined by the Committee in its sole discretion, which, without limitation, may in the case of an Option or Stock Appreciation Right be limited to the amount if any by which the Fair Market Value of a Share on the settlement date exceeds the exercise or grant price. Installment or deferred payments may be required by the Committee (subject to Section 7(e) of this Plan, including the consent provisions thereof in the case of any deferral of an outstanding Award not provided for in the original Award Agreement) or permitted at the election of the Participant on terms and conditions established by the Committee. The acceleration of the settlement of any Award, and the payment of any Award in installments or on a deferred basis, all shall be done in a manner that is intended to be exempt from or otherwise satisfy the requirements of Section 409A of the Code. The Committee may, without limitation, make provision for the payment or crediting of a reasonable interest rate on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Shares.

(d) Exemptions from Section 16(b) Liability. It is the intent of the Company that the grant of any Awards to or other transaction by a Participant who is subject to Section 16 of the Exchange Act shall be exempt from Section 16 of the Exchange Act pursuant to an applicable exemption (except for transactions acknowledged in writing to be non-exempt by such Participant). Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 then applicable to any such transaction, such provision shall be construed or deemed amended to the extent necessary to conform to the applicable requirements of Rule 16b-3 so that such Participant shall avoid liability under Section 16(b) of the Exchange Act.

(e) Code Section 409A.(i) The Award Agreement for any Award that the Committee reasonably determines to constitute a “nonqualified deferred compensation plan” under Section 409A of the Code (a “Section 409A Plan”), and the provisions of the Section 409A Plan applicable to that Award, shall be construed in a manner consistent with the applicable requirements of Section 409A of the Code, and the Committee, in its sole discretion and without the consent of any Participant, may amend any Award Agreement (and the provisions of the Plan applicable thereto) if and to the extent that the Committee determines that such amendment is necessary or appropriate to comply with the requirements of Section 409A of the Code.

(ii) If any Award constitutes a Section 409A Plan, then the Award shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A of the Code:

(A) Payments under the Section 409A Plan may be made only upon (u) the Participant’s “separation from service”, (v) the date the Participant becomes “disabled”, (w) the Participant’s death, (x) a “specified time (or pursuant to a fixed schedule)” specified in the Award Agreement at the date of the deferral of such compensation, (y) a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets” of the Company, or (z) the occurrence of an “unforeseeable emergency”;

(B) The time or schedule for any payment of the deferred compensation may not be accelerated, except to the extent provided in applicable Treasury Regulations or other applicable guidance issued by the Internal Revenue Service;

(C) Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code; and

(D) In the case of any Participant who is “specified employee”, a distribution on account of a “separation from service” may not be made before the date which is six months after the date of the Participant’s “separation from service” (or, if earlier, the date of the Participant’s death).

For purposes of the foregoing, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A of the Code, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A of the Code that are applicable to the Award.

(iii) Notwithstanding the foregoing, or any provision of this Plan or any Award Agreement, the Company does not make any representation to any Participant or Beneficiary that any Awards made pursuant to this Plan are exempt from, or satisfy, the requirements of, Section 409A of the Code, and the Company shall have no liability or other obligation to indemnify or hold harmless the Participant or any Beneficiary for any tax, additional tax, interest or penalties that the Participant or any Beneficiary may incur in the event that any provision of this Plan, or any Award Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.

8. Reserved.

9. Change in Control.

(a) Effect of Change in Control. Except as otherwise provided in Section 9(b) below or as otherwise provided in any Award Agreement or any employment or other agreement for services between the Participant and the Company or any Related Entity, and unless the Committee otherwise determines in a specific instance, the following shall apply upon the occurrence of a Change in Control (as defined in Section 9(c) below):

(i) Each outstanding Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award shall not be accelerated upon the occurrence of a Change in Control if either (A) the Company is the surviving entity in the Change in Control and the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award continues to be outstanding after the Change in Control on substantially the same terms and conditions as were applicable immediately prior to the Change in Control or (B) the successor company or its parent company assumes or substitutes the applicable Award, as determined in accordance with Section 10(c)(ii) of this Plan.

(ii) If, however, either (A) the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Stock-Based Award does not continue to be outstanding after the Change in Control on substantially the same terms and conditions as were applicable immediately prior to the Change in Control or (B) the successor company or its parent company does not assume or substitute the applicable Award, as determined in accordance with Section 10(c)(ii) of this Plan, then the following shall apply:

(x) any Option or Stock Appreciation Right that was not previously vested and exercisable as of the time of the Change in Control shall become immediately vested and exercisable, subject to applicable restrictions set forth in Section 10(a) hereof;

(y) any restrictions, deferral of settlement, and forfeiture conditions applicable to a Restricted Stock Award, Restricted Stock Unit Award or an Other Stock-Based Award subject only to future service requirements granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Change in Control, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 10(a) hereof; and

(z) with respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, all performance goals and conditions and other vesting criteria will be deemed achieved as of the time of the Change in Control at the greater of (1) one hundred percent (100%) of target levels and all other conditions met or (2) actual performance results with respect to such performance goals and conditions, subject to applicable restrictions set forth in Section 10(a) hereof.

(b) Termination by the Company without Cause During the Change in Control Period. Unless otherwise specified in any employment or other agreement for services between the Participant and the Company or any Related Entity, or in an Award Agreement, in the event the Participant’s employment is terminated by the Company without Cause during the Change in Control Period (a “Qualifying Termination”), any then outstanding Awards held by such Participant shall be treated as follows:

(i) any Option or Stock Appreciation Right that was not previously vested and exercisable as of the time of the Qualifying Termination shall become immediately vested and exercisable, subject to applicable restrictions set forth in Section 10(a) hereof;

(ii) any restrictions, deferral of settlement, and forfeiture conditions applicable to a Restricted Stock Award, Restricted Stock Unit Award or an Other Stock-Based Award subject only to future service requirements granted under the Plan shall lapse and such Awards shall be deemed fully vested as of the time of the Qualifying Termination, except to the extent of any waiver by the Participant and subject to applicable restrictions set forth in Section 10(a) hereof; and

(iii) with respect to any outstanding Award subject to achievement of performance goals and conditions under the Plan, all performance goals and conditions and other vesting criteria will be deemed achieved as of the time of the Qualifying Termination at the greater of (A) one hundred percent (100%) of target levels and all other conditions met or (B) actual performance results with respect to such performance goals and conditions, subject to applicable restrictions set forth in Section 10(a) hereof.

(c) Definition of “Change in Control”. Unless otherwise specified in any employment or other agreement for services between the Participant and the Company or any Related Entity, or in an Award Agreement, a “Change in Control” shall mean the occurrence of any of the following:

(i) Any one Person, or more than one Person acting as a Group, other than (1) SIS Holdings LP, (2) the Company, (3) any employee benefit plan sponsored by the Company or (4) BC Partners LLP or any of its affiliates, becomes the Beneficial Owner of stock of the Company that, together with the stock held by such Person or Group, constitutes more than fifty percent (50%) of the total Voting Securities of the Company; or

(ii) The date on which a majority of the members of the Board is comprised of directors whose appointment or election is (x) not endorsed by a majority of the members of the Board before the date of each appointment or election or (y) approved in connection with any actual or threatened contest for election to positions on the Board; or

(iii) The date on which all or substantially all of the assets of the Company and all of its Subsidiaries, collectively, have been sold or otherwise disposed of, directly or indirectly, pursuant to an agreement or series of related agreements, other than the sale or other disposition by the Company or any of its Subsidiaries of all or substantially all of the assets of the Company and all of its Subsidiaries, collectively, to a Person, at least fifty percent (50%) of the total outstanding Voting Securities of which are Beneficially Owned by the holders of the Voting Securities of the Company immediately prior to such sale or other disposition; or

(iv) A merger, consolidation, reorganization or similar transaction with or into the Company or in which securities of the Company are issued, as a result of which the holders of the Voting Securities, collectively of the Company immediately before such transaction own, directly or indirectly, collectively, immediately after such transaction less than fifty percent (50%) of the outstanding Voting Securities of the surviving company or parent corporation resulting from, or issuing its Voting Securities as part of, such transaction; or

(v) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to any Awards granted under the Plan that are deemed to be deferred compensation subject to Section 409A of the Code, any transaction described herein shall be considered a “Change in Control” for Award settlement or payment purposes only if it also constitutes a “change in control event” under Section 409A of the Code, to the extent necessary to avoid adverse tax consequences thereunder.

10. General Provisions.

(a) Compliance With Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Shares or payment of other benefits under any Award until completion of such registration or qualification of such Shares or other required action under any federal or state law, rule or regulation, listing or other required action with respect to the Listing Market, or compliance with any other obligation of the Company, as the Committee, may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Shares or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest granted under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than Incentive Stock Options and Stock Appreciation Rights in tandem therewith) may be transferred to one or more Beneficiaries or other transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee pursuant to the express terms of an Award Agreement (subject to any terms and conditions which the Committee may impose thereon), are by gift or pursuant to a domestic relations order, and are to a “Permitted Assignee” that is a permissible transferee under the applicable rules of the Securities and Exchange Commission for registration of securities on a Form S-8 registration statement. For this purpose, a Permitted Assignee shall mean (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) a partnership, limited liability company or corporation in which the Participant or the persons referred to in clauses (i) and (ii) are the only partners, members or shareholders, or (iv) a foundation in which any person or entity designated in clauses (i), (ii) or (iii) above control the management of assets. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments.

(i) Adjustments to Awards. In the event that any extraordinary dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Shares and/or such other securities of the Company or any other issuer, then the Committee shall, in such manner as it may deem appropriate and equitable, substitute, exchange or adjust any or all of (A) the number and kind of Shares which may be delivered in connection with Awards granted thereafter, (B) the number and kind of Shares by which annual per-person Award limitations are measured under Section 4 hereof, (C) the number and kind of Shares subject to or deliverable in respect of outstanding Awards, (D) the exercise price, grant price or purchase price relating to any Award and/or make provision for payment of cash or other property in respect of any outstanding Award, and (E) any other aspect of any Award that the Committee determines to be appropriate in order to prevent the reduction or enlargement of benefits under any Award.

(ii) Adjustments in Case of Certain Transactions. In the event of any merger, consolidation or other reorganization in which the Company does not survive, or in the event of any Change in Control (and subject to the provisions of Section 9 of this Plan relating to the vesting of Awards in the event of any Change in Control), any outstanding Awards may be dealt with in accordance with any of the following approaches, without the requirement of obtaining any consent or agreement of a Participant as such, as determined by the agreement effectuating the transaction or, if and to the extent not so determined, as determined by the Committee: (A) the continuation of the outstanding Awards by the Company, if the Company is a surviving entity, (B) the assumption or substitution for, as those terms are defined below, the outstanding Awards by the surviving entity or its parent or subsidiary, (C) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (D) settlement of the value of the outstanding Awards in cash or cash equivalents or other property followed by cancellation of such Awards (which value, in the case of Options or Stock Appreciation Rights, shall be measured by the amount, if any, by which the Fair Market Value of a Share exceeds the exercise or grant price of the Option or Stock Appreciation Right as of the effective date of the transaction). For the purposes of this Plan, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award shall be considered assumed or substituted for if following the applicable transaction the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award immediately prior to the applicable transaction, on substantially the same vesting and other terms and conditions as were applicable to the Award immediately prior to the applicable transaction, the consideration (whether stock, cash or other securities or property) received in the applicable transaction by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the applicable transaction is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award, for each Share subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of Shares in the applicable transaction. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding. The Committee shall give written notice of any proposed transaction referred to in this Section 10(c)(ii) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after the approval of such transaction), in order that Participants may have a reasonable period of time prior to the closing date of such transaction within which to exercise any Awards that are then exercisable (including any Awards that may become exercisable upon the closing date of such transaction). A Participant may condition his or her exercise of any Awards upon the consummation of the transaction.

(iii) Other Adjustments. The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Awards subject to satisfaction of performance goals, or performance goals and conditions relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, acquisitions and dispositions of businesses and assets) affecting the Company, any Related Entity or any business unit, or the financial statements of the Company or any Related Entity, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Related Entity or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant.

(d) Award Agreements. Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

(e) Taxes. The Company and any Related Entity are authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company or any Related Entity and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations, either on a mandatory or elective basis in the discretion of the Committee. The amount of withholding tax paid with respect to an Award by the withholding of Shares otherwise deliverable pursuant to the Award or by delivering Shares already owned shall not exceed the maximum statutory withholding required with respect to that Award (or such other limit as the Committee shall impose, including without limitation, any limit imposed to avoid or limit any financial accounting expense relating to the Award).

(f) Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue or terminate the Plan, or the Committee’s authority to grant Awards under the Plan, without the consent of shareholders or Participants, except that any amendment or alteration to the Plan shall be subject to the approval of the Company’s shareholders not later than the annual meeting next following such Board action if such shareholder approval is required by any federal or state law or regulation (including, without limitation, Rule 16b-3) or the rules of the Listing Market, and the Board may otherwise, in its discretion, determine to submit other such changes to the Plan to shareholders for approval; provided that, except as otherwise permitted by the Plan or Award Agreement, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under the terms of any previously granted and outstanding Award. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award theretofore granted and any Award Agreement relating thereto, except as otherwise provided in the Plan; provided that, except as otherwise permitted by the Plan or Award Agreement, without the consent of an affected Participant, no such Board or Committee action referred to herein may materially and adversely affect the rights of such Participant under terms of such Award.

(g) Clawback of Benefits.

(i) The Company may (A) cause the cancellation of any Award, (B) require reimbursement of any Award by a Participant or Beneficiary, and (C) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with any Clawback Policy. By accepting an Award, a Participant is also agreeing to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Participant’s Award Agreements may be unilaterally amended by the Company, without the Participant’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.

(ii) If the Participant, without the consent of the Company, while employed by or providing services to the Company or any Related Entity or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Related Entity, as determined by the Committee in its sole discretion, then (i) any outstanding, vested or unvested, earned or unearned portion of the Award may, at the Committee’s discretion, be canceled and (ii) the Committee, in its discretion, may require the Participant or other person to whom any payment has been made or Shares or other property have been transferred in connection with the Award to forfeit and pay over to the Company, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any Option or Stock Appreciation Right and the value realized (whether or not taxable) on the vesting or payment of any other Award during the time period specified in the Award Agreement or otherwise specified by the Committee.

(h) Limitation on Rights Conferred Under Plan. Neither the Plan nor any action taken hereunder or under any Award shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a Related Entity; (ii) interfering in any way with the right of the Company or a Related Entity to terminate any Eligible Person’s or Participant’s Continuous Service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company or any Related Entity including, without limitation, any right to receive dividends or distributions, any right to vote or act by written consent, any right to attend meetings of shareholders or any right to receive any information concerning the Company’s or any Related Entity’s business, financial condition, results of operation or prospects, unless and until such time as the Participant is duly issued Shares on the stock books of the Company or any Related Entity in accordance with the terms of an Award. None of the Company, its officers or its directors shall have any fiduciary obligation to the Participant with respect to any Awards unless and until the Participant is duly issued Shares pursuant to the Award on the stock books of the Company in accordance with the terms of an Award. Neither the Company, nor any Related Entity, nor any of their respective officers, directors, representatives or agents is granting any rights under the Plan to the Participant whatsoever, oral or written, express or implied, other than those rights expressly set forth in this Plan or the Award Agreement.

(i) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Shares pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company or Related Entity that issues the Award; provided that the Committee may authorize the creation of trusts and deposit therein cash, Shares, other Awards or other property, or make other arrangements to meet the obligations of the Company or Related Entity under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant. The trustee of such trusts may be authorized to dispose of trust assets and reinvest the proceeds in alternative investments, subject to such terms and conditions as the Committee may specify and in accordance with applicable law.

(j) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements as it may deem desirable.

(k) Payments in the Event of Forfeitures; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash or other consideration, the Participant shall be repaid the amount of such cash or other consideration. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(l) Governing Law. Except as otherwise provided in any Award Agreement, the validity, construction and effect of the Plan, any rules and regulations under the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Delaware without giving effect to principles of conflict of laws, and applicable federal law.

(m) Sub-Plans. The Committee shall have the authority to adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of foreign countries in which the Company or its Related Entities may operate to assure the viability of the benefits from Awards granted to Participants performing services in such countries and to meet the objectives of the Plan.

(n) Plan Effective Date; Termination of Plan. The Plan shall become effective on the Effective Date. The Plan has been adopted and approved, prior to the Effective Date, by both the Board and the shareholders of the Company eligible to vote in the election of directors, by a vote sufficient to meet the requirements of Code Section 422, Rule 16b-3 under the Exchange Act (if applicable), applicable requirements under the rules of any stock exchange or automated quotation system on which the Shares may be listed or quoted, and other laws, regulations, and obligations of the Company applicable to the Plan. The Plan shall terminate at the earliest of (i) such time as no Shares remain available for issuance under the Plan, (ii) termination of this Plan by the Board, or (iii) the tenth anniversary of the Effective Date. Awards outstanding upon expiration of the Plan shall remain in effect until they have been exercised or terminated or have expired.

(o) Construction and Interpretation. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender. Headings of Articles and Sections hereof are inserted for convenience and reference and constitute no part of the Plan.

(p) Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

Neither this document, nor any offer letter connected with it, is an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the UK Sub-Plan to the Appgate, Inc. 2021 Incentive Compensation Plan (the “Sub-Plan”). The Sub-Plan is exclusively available to bona fide UK employees and former employees of Appgate, Inc. or any of its subsidiaries.

UK SUB-PLAN

TO THE

APPGATE, INC.

2021 INCENTIVE COMPENSATION PLAN

Additional terms and conditions for Awards received by Participants who are subject to tax in the UK, pursuant to Section 10(m) of the Appgate, Inc. 2021 Incentive Compensation Plan, as may be amended from time to time (the “Parent Plan”).

The purpose of this Sub-Plan is to provide incentives for UK Employees (as defined below) through the grant of Awards over Shares of the Company.

This Sub-Plan shall apply to all UK Employees. In the event that an Employee becomes a UK Employee subsequent to the grant of an Award under the Plan, then such Award shall immediately and automatically be amended in a manner consistent with this Sub-Plan unless otherwise determined by the Committee.

Capitalized terms used in this Sub-Plan are defined in the Parent Plan, subject to the provisions of this Sub-Plan.

Any Options granted under this Sub-Plan shall be designated as Non-tax advantaged Options.

This Sub-Plan is governed by the Parent Plan and all its provisions shall be identical to those of the Parent Plan SAVE THAT (i) “Sub-Plan” shall be substituted for “Plan” where applicable and (ii) the following provisions shall be as stated in this Sub-Plan in order to accommodate the specific requirements of the laws of England and Wales:

SECTION 2: Definitions and interpretation

For purposes of this UK Sub-Plan only, the following definitions that are contained in the Parent Plan shall be amended to read:

“Eligible Person” means any person who is a UK Employee.

“Employee” means any person, including a full-time officer or full-time Director, who is an employee of the Company or any Group Company, or is a prospective employee of the Company or any Group Company (conditioned upon and effective not earlier than, such person becoming an employee of the Company or any Group Company). The payment of a director’s fee by the Company or a Group Company shall not be sufficient to constitute “employment” by the Company.

“Plan” means the Parent Plan as modified by this UK Sub-Plan.

For purposes of this UK Sub-Plan only, the following definitions shall be added:

“Group” has the meaning given to that word in section 421 of the UK Financial Services and Markets Act 2000, and “Group Company” shall be construed accordingly.

“HMRC” means HM Revenue & Customs.

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003.

“Joint Election” means an election (in such terms and such form as provided in paragraphs 3A and 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992), which has been approved by HMRC for the transfer of the whole of or any liability of the Secondary Contributor for any Secondary NIC Liability.

“Non-tax advantaged Option” shall mean an Option over Shares that is neither an option granted pursuant to a CSOP scheme under Schedule 4 ITEPA nor an enterprise management incentive (EMI) option which meets the requirements of Schedule 5 ITEPA.

“Personal Representative” shall mean the personal representative(s) of a UK Employee (being either the executors of his or her will or if he or she dies intestate the duly appointed administrator(s) of his or her estate) who have provided to the Board Committee evidence of their appointment as such.

“Secondary Contributor” shall mean a person or company who has a liability to account (or pay) the Secondary NIC Liability to HMRC.

“Secondary NIC Liability” shall mean any liability to employer’s Class 1 National Insurance contributions to the extent arising from the grant, vesting, exercise, release or cancellation of an Award or arising out of the acquisition, vesting, retention and/or disposal of the Shares acquired pursuant to an Award, where such liability may be recovered from the Eligible Person by the Secondary Contributor under paragraph 3A of Schedule 1 to the Social Security Contributions and Benefits Act 1992 or transferred to the Eligible Person under paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992.

“Section 431 Election” shall mean an election made under section 431 of ITEPA.

“Taxable Event” shall mean any occasion on which a UK Tax Liability and/or Secondary NIC Liability arises in connection with an Award or any Shares acquired under an Award, including but not limited to the grant, vesting, exercise, assignment, release, cancellation or other disposal of an Award, or arising out of the acquisition, vesting, retention and/or disposal of the Shares subject to or comprising an Award, or otherwise pursuant to an award of Shares under the Plan.

“UK Employee” means an Employee who is resident in the United Kingdom for United Kingdom tax purposes, or otherwise within the scope of United Kingdom taxation on employment income as a result of duties performed in the United Kingdom.

“UK Tax Liability” shall mean any liability or obligation of the Company and/or any Group Company to account (or pay) for income tax (under the United Kingdom withholding system of PAYE (pay as you earn)) or any other taxation provisions and primary class 1 National Insurance contributions in the United Kingdom to the extent arising from the grant, exercise, vesting, assignment, release, cancellation or any other disposal of an Award, or arising out of the acquisition, vesting, retention and/or disposal of the Shares subject to or comprising an Award, or otherwise pursuant to an award of Shares under the Plan.

SECTION 3: Administration

(a)	For the purposes of the UK Sub-Plan only, Section 3(a) of the Parent Plan shall be amended by the insertion, after the words “to select Eligible Persons to become Participants” of the words:

“(provided that a person who is not employed by or a full-time director of one or more Group Companies may not be selected under this section 3(a) or be granted Awards under this Sub-Plan).”

SECTION 6: Specific Terms of Awards

(b)	For the purposes of the UK Sub-Plan only, the first sentence of section 6(d)(iv) of the Parent Plan shall read as follows:

“Dividends and Splits. As a condition to the grant of a Restricted Stock Award, the Committee shall require that any dividends paid on a Share of Restricted Stock be waived by the relevant Participant. The Participant shall instead receive a Dividend Equivalent in respect of the number of Shares comprised in the Restricted Stock Award, payment of which shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Dividend Equivalent is payable, in a manner that does not violate the requirements of Section 409A of the Code or other applicable law.”

(c)	For the purposes of the UK Sub-Plan only, the first sentence of section 6(e)(iii) of the Parent Plan shall read as follows:

“Dividend Equivalents. A Participant who holds a Restricted Stock Unit Award shall not be entitled to receive any dividends in respect of Shares attributable to such Restricted Stock Unit. The Participant shall instead receive a Dividend Equivalent in respect of the number of Shares comprised in the Restricted Stock Unit Award, payment of which shall be subject to restrictions on transfer and a risk of forfeiture to the same extent as the Restricted Stock Unit with respect to which such cash dividend is payable, in a manner that does not violate the requirements of Section 409A of the Code or other applicable law.”

(d)	For the purposes of the UK Sub-Plan only, the following wording shall be added as a new section 6(j) of the Parent Plan:

“In the event the Committee wishes to require the Participant to enter into a Joint Election in respect of the Secondary NIC Liability arising in connection with an Award, or otherwise to pass to the Participant the cost of the Secondary NIC Liability arising in connection with an Award, the Committee must specify in the relevant Award Agreement that any such Award may be settled only in Shares and not in cash.”

SECTION 10: General Provisions

(e)	For the purposes of the UK Sub-Plan only, Section 10(b) of the Parent Plan shall read as follows:

●	“Limits on Transferability; Beneficiaries. Awards granted under this Sub-Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated in any manner other than on the UK Employee’s death to the UK Employee’s Personal Representative. Further, a Participant’s rights under such Awards shall be exercisable during the Participant’s lifetime only by such Participant or such Participant’s legal representative.”

(f)	For the purposes of the UK Sub-Plan only, Section 10(e) shall be re-numbered as section 10(e)(i), and the following wording shall be added as new sections 10(e)(ii), 10(e)(iii) and 10(e)(iv):

“10(e)(ii) No obligation shall arise upon the Company to issue or transfer Shares or procure the issue or transfer of Shares and/or do any other thing in relation to a UK Employee or Participant under or in connection with this Sub-Plan (together “Grantor Action”) unless and until the Committee is satisfied in its absolute discretion that such UK Employee or Participant:

(i)	has made payment, or has made arrangements satisfactory to the Committee for the payment to the Company and/or to any other Group Company, of such sum as is sufficient to settle any UK Tax Liability which arises as a result of such Grantor Action or the exercise of an Option; or

(ii)	has entered into an agreement with the Company and/or any such other Group Company (in a form satisfactory to the Committee) to ensure that such a payment is made.

“10(e)(iii) The Committee may provide in an Award Agreement that the grant, satisfaction, vesting or exercise of such Award (or any portion thereof) is conditional upon the UK Employee making or refraining from making a Section 431 Election with respect to the Shares acquired pursuant to the exercise or vesting of such Award. If a UK Employee makes a Section 431 Election in respect of the acquisition of any Shares under an Award Agreement, such election shall be made no later than fourteen (14) days from the date of acquisition of the Shares.

“10(e)(iv) The Committee may provide in an Award Agreement that the grant, satisfaction, vesting or exercise of such Award (or any portion thereof) is conditional upon the UK Employee either making a Joint Election, or indemnifying the Company and/or any other Group Company in respect of any Secondary NIC Liability, with respect to the Shares acquired pursuant to the Award Agreement.”

(g)	For the purposes of the UK Sub-Plan only, the following wording shall be added at the end of section 10(h) of the Parent Plan:

“The rights and obligations of any individual under the terms of his or her office or employment with the Company or any Group Company shall not be affected by his or her participation in the Plan or any right which he or she may have to participate in it. An individual who participates in the Plan waives any and all rights to compensation or damages in consequence of the termination of his or her office or employment for any reason whatsoever (whether or not such termination is wrongful or unfair) insofar as those rights arise or may arise from his or her ceasing to have rights under an Award as a result of such termination.”

(h)	For the purposes of the UK Sub-Plan only, a new Section 10(q) shall be added as follows:

“No term of the Plan shall be construed so as to require the Company or the Committee to grant, or alter the terms of, any Award to a UK Employee so as to confer any “tax-advantaged” status on that Award for United Kingdom tax purposes.”

This UK Sub-Plan to the Appgate, Inc. 2021 Incentive Compensation Plan was approved by the Board on [________], 2021 (the “UK Sub-Plan Effective Date”).